As filed with the Securities and Exchange Commission on October __, 1998

                                                 Registration No. 333-63309
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                   PRE-EFFECTIVE AMENDMENT NO. 1 TO THE
                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                       VIRGINIA CAPITAL BANCSHARES, INC.


             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              VIRGINIA                         6035                        BEING APPLIED FOR
(State or Other Jurisdiction of    (Primary Standard Industrial       (IRS Employer Identification No.)
 Incorporation or Organization)    Classification Code Number)

                               400 GEORGE STREET
                         FREDERICKSBURG, VIRGINIA 22404
                                 (540) 899-5500
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                             SAMUEL C. HARDING, JR.
                                   PRESIDENT
               FREDERICKSBURG SAVINGS AND LOAN ASSOCIATION, F.A.
                               400 GEORGE STREET
                         FREDERICKSBURG, VIRGINIA 22404
                                 (540) 899-5500
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                   Copies to:
                        JOSEPH A. MULDOON, JR., ESQUIRE
                           LORI M. BERESFORD, ESQUIRE
                           MULDOON, MURPHY & FAUCETTE
                          5101 WISCONSIN AVENUE, N.W.
                             WASHINGTON, D.C. 20016
                                 (202) 362-0840

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / X /
                               ----

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering. /   /
                                              ----

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same
offering.   /   /
            ----

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same
offering.   /   /
            ----

     If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box. /   /
                                ----

==================================================================================================
                                      CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------
Title of each Class of           Amount to     Proposed Maximum   Proposed Maximum     Amount of
Securities to be Registered    be Registered   Offering Price    Aggregate Offering   Registration
                                                  Per Unit           Price (2)           Fee
--------------------------------------------------------------------------------------------------
Common Stock
$.01 par value(1)               15,082,848         $10.00           $150,828,480         $44,495
==================================================================================================

(1) Includes shares of Common Stock to be issued to the Fredericksburg Savings Charitable Foundation, a private foundation.
(2) Estimated solely for the purpose of calculating the registration fee.

(3) The registration fee of $44,495 was previously paid upon the initial filing of the Form S-1.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

SYNDICATED PROSPECTUS SUPPLEMENT


                       VIRGINIA CAPITAL BANCSHARES, INC.
                  (PROPOSED HOLDING COMPANY FOR FREDERICKSBURG
                                 SAVINGS BANK)

                       __________ SHARES OF COMMON STOCK


     Virginia Capital Bancshares, Inc. (the "Company"), a Virginia corporation, is offering for sale in a syndicated community offering (the "Syndicated Community Offering") __________ shares, at a per share price of $10.00, of its common stock, par value $.01 per share (the "Common Stock"), to be sold upon the conversion (the "Conversion") of Fredericksburg Savings and Loan Association, F.A., Fredericksburg, Virginia from a federally chartered mutual savings bank to a federally chartered stock savings bank ( Fredericksburg Savings and Loan Association, F.A. and Fredericksburg Savings Bank are hereafter referred to as the "Bank") and the issuance of the Bank's outstanding capital stock to the Company pursuant to a plan of conversion, (the "Plan of Conversion"). The remaining __________ shares of the Common Stock to be sold in the Conversion have been subscribed for in subscription and community offerings (the "Subscription and Community Offerings") by holders of deposit accounts with the Bank with a balance of $50 or more as of June 30, 1997, by the Fredericksburg Savings Bank Employee Stock Ownership Plan, a tax-qualified employee benefit plan, and related trust (the "ESOP"), by holders of deposit accounts with the Bank with a balance of $50 or more as of ______________, 199__, by certain other account holders and borrowers of the Bank and, then, by certain members of the general public. See "The Conversion - General." Contained herein is the Prospectus in the form used in the Subscription and Community Offerings. The purchase price for all shares sold in the Syndicated Community Offering will be the same as the price paid by subscribers in the Subscription and Community Offerings (the "Purchase Price"). The Purchase Price of $10.00 per share is the amount to be paid for each share at the time a purchase order is submitted. See the cover page of the Prospectus and the table below for information as to the method by which the range within which the number of shares offered may vary and the method of subscribing for shares of the Common Stock.

     Funds submitted to the Bank with purchase orders will earn interest at the Bank's passbook rate of interest from the date of receipt until completion or termination of the Conversion. The Syndicated Community Offering will expire no later than _______________, 199__, unless extended by the Bank and the Company with the approval of the Office of Thrift Supervision (the "OTS"). Such extensions may not go beyond _______________, 199__. If an extension of time has been granted, all subscribers will be notified of such extension, and of their rights to confirm their subscriptions, or to modify or rescind their subscriptions and have their funds returned promptly with interest, and of the time period within which the subscriber must notify the Bank of his intention to confirm, modify or rescind his subscription. If an affirmative response to any resolicitation is not received by the Bank and the Company from subscribers, such orders will be rescinded and all funds will be returned promptly with interest. The minimum number of shares which may be purchased is 25 shares. Except for the ESOP, which may purchase up to 10% of the total number of shares of Common Stock issued in the Conversion, no person, together with associates of and persons acting in concert with such person, may purchase more than the total number of shares offered in the Community Offering and the Syndicated Community Offering that could be purchased for $300,000 at the Purchase Price and no person, together with associates of and persons acting in concert with such person, may purchase more than 1.0% of the shares offered in the Conversion. See "Plan of Conversion - Subscription Rights and Limitations on Common Stock Purchases." The Company reserves the right, in its absolute discretion, to accept or reject, in whole or in part, any or all subscriptions in the Syndicated Community Offering.

     The Company and the Bank have engaged Trident Securities, Inc. ("Trident") as financial advisors to assist them in the sale of the Common Stock in the Syndicated Community Offering. It is anticipated that Trident will use the services of other registered broker-dealers ("Selected Dealers") and that fees to Trident and such Selected Dealers will not exceed ____% of the aggregate Purchase Price of the shares sold in the Syndicated Community Offering. Neither Trident nor any Selected Dealer shall have any obligation to take or purchase any shares of Common Stock in the Syndicated Community Offering.

     The Company has applied to have its Common Stock listed on the Nasdaq National Market ("NASDAQ") under the symbol "VCAP." Prior to this offering, there has not been a public market for the Common Stock, and there can be no assurance that an active and liquid trading market for the Common Stock will develop. The absence or discontinuance of a market may have an adverse impact on both the price and liquidity of the stock.

     FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY EACH PARTICIPANT, SEE "RISK FACTORS" ON PAGES ____ TO ____ OF THE PROSPECTUS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION, DEPARTMENT OF THE TREASURY, OR ANY OTHER FEDERAL AGENCY OR ANY STATE SECURITIES COMMISSION, NOR HAS SUCH COMMISSION, OFFICE, OTHER AGENCY OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT FEDERALLY INSURED OR GUARANTEED.

=====================================================================================================
                                                    Estimated                      Estimated Net Pro-
                                                  Underwriting    Estimated Net    ceeds of Subscrip-
                                                   Commissions     Proceeds of      tion, Community
                                   Syndicated       and Other      Syndicated        and Syndicated
                                   Community        Fees and        Community          Community
                                 Offering Price    Expenses(1)      Offering        Offerings(2)(3)
=====================================================================================================
Minimum Per Share                    $10.00        $                $                 $
-----------------------------------------------------------------------------------------------------
Midpoint Per Share                   $10.00        $                $                 $
-----------------------------------------------------------------------------------------------------
Maximum Per Share                    $10.00        $                $                 $
-----------------------------------------------------------------------------------------------------
Total Minimum(4)                     $             $                $                 $
-----------------------------------------------------------------------------------------------------
Total Midpoint                       $             $                $                 $
-----------------------------------------------------------------------------------------------------
Total Maximum(4)                     $             $                $                 $
-----------------------------------------------------------------------------------------------------
Total Maximum, As Adjusted(5)        $             $                $                 $
=====================================================================================================

______________________________
(1) Consists of a pro rata allocation of estimated expenses of the Bank and the Company in connection with the Conversion (other than estimated fees to be paid to Trident for services in connection with the Subscription and Community Offerings) and estimated compensation of Trident and Selected Dealers in connection with the sale of the remaining shares in the Syndicated Community Offering which fees are estimated to be $__________ and $__________ at the minimum and the maximum of the estimated price range and may be deemed to be underwriting fees. The information under "Pro Forma Data" in the Prospectus was based on the assumptions stated therein, which may differ from the estimates used for this table. See "The Conversion - Marketing and Underwriting Arrangements" for a more detailed discussion of fee arrangements.
(2) The Company applied to retain up to 50% of the net proceeds. The balance of the net proceeds will be transferred to the Bank in exchange for all of the capital stock of the Bank to be issued in connection with the Conversion.
(3) The net proceeds of the Subscription and Community Offerings (based upon the sale of the __________ shares subscribed for at a price of $_____ per share and after allocation of a pro rata portion of the estimated expenses relating to the Conversion) are estimated to be $__________.
(4) Based on an estimated price range of $__________ to $__________ at $10.00 per share (the "Estimated Price Range"). The Total Minimum reflects the sale of __________ shares at a per share price of $_____, leaving a total of __________ shares to be sold in the Syndicated Community Offering.
(5) Gives effect to an increase in the number of shares which could occur due to an increase in the Estimated Price Range of up to 15% to reflect changes in market and financial conditions following commencement of the offerings.
    See "The Conversion - Stock Pricing." For a discussion of the distribution and allocation of the additional shares, see "The Conversion - Subscription Rights and Limitations on Common Stock Purchases."


                            TRIDENT SECURITIES, INC.

                       _________________________________


        The date of this Prospectus Supplement is _______________, 1997.

PROSPECTUS
                       VIRGINIA CAPITAL BANCSHARES, INC.
                         (Proposed Holding Company for
                         Fredericksburg Savings Bank)

                    UP TO 13,965,600 SHARES OF COMMON STOCK

     This offering is made as part of the plan of conversion of Fredericksburg Savings and Loan Association, F.A., Fredericksburg, Virginia from a federally chartered mutual savings and loan association to a federally chartered stock savings bank to be known as Fredericksburg Savings Bank (Fredericksburg Savings and Loan Association, F.A. and Fredericksburg Savings Bank are both referred to herein as either the "Bank" or "Fredericksburg Savings"). In this conversion, the Bank will become a wholly-owned subsidiary of Virginia Capital Bancshares, Inc. (the "Company"). No shares will be sold if the minimum number of shares are not subscribed for or if the necessary approvals from the banking regulatory authorities and the members of the Bank are not received.


     There is currently no public market for the common stock. The Company has applied to have its common stock listed on the Nasdaq National Market ("Nasdaq") under the symbol "VCAP" upon completion of the Conversion.

     INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 10.


     THESE SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION, OR ANY OTHER FEDERAL AGENCY, NOR HAS SUCH COMMISSION, OFFICE OR OTHER AGENCY OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE SHARES ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY NOR ARE THEY INSURED OR GUARANTEED BY THE BANK OR THE COMPANY. THE COMMON STOCK IS SUBJECT TO INVESTMENT RISK, INCLUDING THE POSSIBLE LOSS OF PRINCIPAL INVESTED.

                                                                                MAXIMUM
                                                                  MINIMUM     AS ADJUSTED,
                                         MINIMUM     MAXIMUM     8,976,000     13,965,600
                                        PER SHARE   PER SHARE     SHARES         SHARES
                                     ------------- ----------- ------------- ---------------
Offering price......................     $10.00      $10.00     $89,760,000    $139,656,000
Estimated underwriting commissions
   and other expenses...............        .23         .14       2,000,000       2,000,000
Estimated proceeds to Company.......       9.77        9.86      87,760,000     137,656,000

     The shares are offered first in a Subscription Offering to persons who have specified priorities of subscription rights based on their relationship with the Bank. IN ORDER TO PURCHASE SHARES PURSUANT TO A SUBSCRIPTION RIGHT, YOU MUST SUBMIT A PROPERLY COMPLETED SUBSCRIPTION ORDER FORM AND CERTIFICATION, TOGETHER WITH FULL PAYMENT FOR THE SHARES, TO THE BANK PRIOR TO THE EXPIRATION DATE, ____________, EASTERN TIME, ON _______________, 1998, UNLESS EXTENDED. All funds received from subscribers will be held in an interest-bearing savings account at the Bank until the completion or termination of the Conversion. Funds will be returned promptly if the Conversion is terminated. If the Conversion is not completed by __________, 1998 and the Office of Thrift Supervision consents to an extension of time to complete the Conversion, subscribers will be given the right to increase, decrease or rescind their orders. No single extension may exceed 90 days and such extensions may not go beyond ____________, 2000.

     To the extent sufficient shares to complete the conversion are not sold in the Subscription Offering, the remaining shares will be offered for sale in a Community Offering and, if necessary, other public offering.

     Trident Securities, Inc. has agreed to assist the Company in selling the shares, but does not guarantee that at least the minimum number of shares will be sold.

                          --------------------------
                           TRIDENT SECURITIES, INC.
                          --------------------------

              The date of this Prospectus is _____________, 1998.

--------------------------------------------------------------------------------

 Map of the Commonwealth of Virginia with insert of the City of Fredericksburg and Stafford and Spotsylvania Counties.

                          Listing of Branch Offices:

                                  Main Office
                                  -----------
                              400 George Street
                              Fredericksburg, VA

                             4535 Lafayette Blvd.
                              Fredericksburg, VA

                                3600 Plank Rd.
                              Fredericksburg, VA

                            117 Garrisonville Rd.
                                 Stafford, VA
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                    SUMMARY

     This summary highlights selected information from this document and does not contain all the information that you need to know before making an informed investment decision. To understand the stock offering fully, you should read carefully this entire Prospectus, including the financial statements and the notes to the financial statements of Fredericksburg Savings. References in this document to the "Bank" or "Fredericksburg Savings" refer to Fredericksburg Savings and Loan Association, F.A. when in mutual form and to Fredericksburg Savings Bank upon conversion to stock form. References in this document to the "Company" refer to Virginia Capital Bancshares, Inc.

  VIRGINIA CAPITAL
   BANCSHARES, INC. .........   The Company was recently organized as a
                                Virginia corporation to become a savings and loan holding company and own all of the capital stock of Fredericksburg Savings Bank to be issued upon its conversion from mutual to stock form. To date, the Company has not engaged in any business.

                                The Company's office is located at 400 George Street, Fredericksburg, Virginia and its telephone number is (540) 899-5500. The Bank's executive office has the same address and phone number.

  FREDERICKSBURG SAVINGS
   BANK .....................   The Bank, which is currently a federally
                                chartered mutual savings and loan
                                association, will become a federally
                                chartered stock savings bank known as
                                Fredericksburg Savings Bank in connection with its conversion from mutual to stock form. At June 30, 1998, the Bank had total assets of $472.3 million, total deposits of $373.7 million and total equity capital of $83.5 million.

                                The Bank operates four banking offices, one in the City of Fredericksburg, one in Stafford County and two in Spotsylvania County, Virginia. The Bank historically has operated as a community-oriented banking institution primarily providing one- to four-family residential mortgage loans and consumer loans and a variety of retail deposit products in its primary market area, which consists of the City of Fredericksburg, and Stafford, Spotsylvania and King George Counties, Virginia.

  THE CONVERSION ............   The Bank has adopted a Plan of Conversion
                                which is subject to requirements of the
                                Office of Thrift Supervision (the "OTS"), the primary federal banking regulator of the Bank. The conversion, which hereafter is referred to as the "Conversion," is governed by the Plan and has three major components, as follows:

                                (i)  The conversion of the Bank from mutual
                                to stock form;

                                (ii) The acquisition by the Company of all of the outstanding capital stock of the Bank;

                                (iii) The sale by the Company of common
                                stock.

                                The Conversion is subject to the approval of the OTS, and approval of members of the Bank eligible to vote at a special meeting to be held on _____________, 1998 (the "Special
                                Meeting").

  FREDERICKSBURG SAVINGS
   CHARITABLE FOUNDATION ....   The Bank has established a charitable
                                foundation, Fredericksburg Savings Charitable
                                Foundation, or the "Foundation." The Company intends to

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                contribute to the Foundation common stock up to 8% of the common stock sold in the Conversion. The authority for the affairs of the Foundation is vested in its Board of Directors, all of whom are existing Directors or officers of the Company and the Bank.

  TERMS OF THE OFFERING .....   The shares of common stock are offered at a
                                fixed price of $10.00 per share in the
                                Subscription Offering pursuant to subscription rights in the following order of priority to:

                                (i)   Eligible Account Holders - holders of
                                      deposit accounts, including all
                                      withdrawable deposits in the Bank,
                                      including non-interest bearing demand
                                      deposits, at the Bank totalling $50
                                      or more as of June 30, 1997;

                                (ii)  the Employee Stock Ownership Plan of
                                      the Company and the Bank (the "ESOP");

                                (iii) Supplemental Eligible Account Holders -
                                      holders of deposit accounts at the Bank
                                      totalling $50 or more as of ____ who are not entitled to a first priority subscription right; and

                                (iv)  Other Members - holders of deposit
                                      accounts at the Bank as of ______ and
                                      borrowers with loans outstanding as of
                                      September 2, 1986, which continue to be
                                      outstanding as of ________, who are not
                                      entitled to a higher priority subscription right.

                                Shares of common stock not subscribed for by persons having priority subscription rights will be offered to certain members of the general public in a Community Offering with preference given to natural persons residing in the City of Fredericksburg and Stafford and Spotsylvania Counties.

  EXPIRATION DATE OF
   SUBSCRIPTION OFFERING ....   Subscription rights will expire if not exercised
                                and all orders to purchase common stock in the Subscription Offering must be received by __:__
                                ____, Eastern time, on ________, 1998, unless
                                extended, which is the "Expiration Date."

  NONTRANSFERABILITY OF
   SUBSCRIPTION RIGHTS ......   The subscription rights are not transferable.
                                Persons found to be transferring such rights will be subject to the forfeiture of such rights and possible further sanctions and penalties imposed by the OTS.

  NUMBER OF SHARES OFFERED..    The Company is offering between a minimum of
                                8,976,000 shares and a maximum of 12,144,000 shares of common stock, or up to an adjusted maximum of 13,965,600 shares if the maximum number of shares is increased.

                                The number of shares offered is based upon an independent appraisal prepared by FinPro, Inc. ("FinPro") dated as of ____________, 1998, which estimates that the aggregate pro forma market value of the Company ranged from $89.8 million to $121.4 million. (This range is referred to as the "Estimated Price Range"). FinPro is an independent appraisal firm experienced in appraisals of savings institutions. Establishing the Foundation in connection with the Conversion will result in a lower aggregate market valuation than if the Conversion was completed without the Foundation.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                The final aggregate estimated pro forma market value of the Company will be determined at the time of closing of the Subscription Offering, or if all shares are not sold in the Subscription Offering, the closing of the Community Offering or other subsequent offering. Such estimated aggregate pro forma market value is subject to change due to changes in market and general financial and economic conditions.

                                The maximum number of shares to be sold may be increased up to the adjusted maximum, a 15% increase over the maximum, if the aggregate estimated pro forma market value of the common stock to be sold is increased.


  HOW TO ORDER STOCK ........   If you have a subscription right, you may order
                                shares in the Subscription Offering by
                                delivering to the Bank a properly executed stock order and certification form together with full payment for the shares ordered on or prior to the Expiration Date. ONCE TENDERED, SUBSCRIPTION
                                ORDERS CANNOT BE REVOKED OR MODIFIED WITHOUT THE
                                CONSENT OF THE BANK. Please make sure you review the Prospectus carefully. To ensure that each purchaser receives a prospectus at least 48 hours prior to the Expiration Date in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days prior to the Expiration Date or hand delivered any later than two days prior to such date. The Bank is not obligated to accept subscriptions not submitted on an original stock order form. To ensure that subscription rights are properly identified, persons must list all qualifying savings accounts, as of the respective qualifying dates, on the stock order form. Persons who do not list all qualifying savings accounts may be subject to reduction or rejection of their subscription.

                                Persons wishing to order shares offered in the Community Offering also must submit a properly executed stock order and certification form prior to the expiration date to be set for the Community Offering.

  FORM OF PAYMENT FOR
    SHARES ..................   Payment for subscriptions may be made:

                                (i)   in cash (if delivered in person);
                                (ii)  by check, bank draft or money order; or
                                (iii) by authorization of withdrawal from deposit accounts maintained at the Bank.

                                Orders for common stock in the Subscription
                                Offering which aggregate $50,000 or more must be paid by official bank or certified check or by withdrawal authorization from a deposit account at the Bank. No wire transfers will be accepted.

  NUMBER OF SHARES THAT MAY
    BE ORDERED ..............   Minimum:  25 shares ($250).

                                Maximum:

                                . No Eligible Account Holder, Supplemental Eligible Account Holder or Other Member may purchase in the Subscription Offering more than $300,000 of common stock.

                                .    No person, together with associates or
                                     persons acting in concert with such
                                     person, may purchase in the Community
                                     Offering more than $300,000 of common
                                     stock.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                .   No person, together with associates or
                                    persons acting in concert with such person, may purchase in the aggregate more than the overall maximum purchase limitation of 1% of the total number of shares of Common Stock sold. However, the ESOP may purchase up to 10% of the Common Stock to be issued in connection with the Conversion, including shares issued to the Foundation. It is intended that the ESOP will purchase 8% of the Common Stock issued, including shares issued to the Foundation.

  USE OF PROCEEDS ...........   The Company will use 50% of the net proceeds
                                from the sale of common stock to purchase all of the common stock of the Bank to be issued in the Conversion. The portion of net proceeds retained by the Company will be used for general business activities, including the loan of funds to the ESOP (to the extent such loan is not funded by a third party) to enable the ESOP to purchase up to 8% of the stock issued in connection with the Conversion, including shares issued to the Foundation. The Company intends initially to invest the remaining net proceeds primarily in short-term U.S. Government and Agency obligations, including adjustable-rate mortgage-backed securities. The Bank intends to utilize the net proceeds from the sale of its stock to the Company for general business purposes, including investment in loans and to expand its market share through offering new products and services. A primary goal of the Bank is to offer retail products that attract more local business customers to the Bank. The Bank also intends to capitalize on its growing market to seek opportunities to expand loan growth through the origination of one-to four-family mortgage loans as well as other loans, including home equity loans. The Bank also intends to seek means to attract more local businesses to the Bank for retail checking, deposit and loan products. See "Business of the Bank--Market
                                Area and Competition" and "--Lending
                                Activities." The Bank also intends to pursue means of expanding its market share through offering new products and services and through the acquisition of branch offices from other financial institutions or through the acquisition of other such companies. Although this is a primary goal of the Bank, neither the Company nor Bank have any specific plans with respect to acquisitions at this time. See
                                "Management's Discussion and Analysis--
                                Management Strategy." In this regard, the Bank intends to pursue means of expanding its market share through offering new products and services and through the acquisition of branch offices from other financial institutions or through the acquisition of other such companies. Although this is a primary goal of the Bank, neither the Company nor Bank have any specific plans with respect to acquisitions at this time.

  DIVIDEND POLICY ...........   Upon Conversion, the Board of Directors of the
                                Company will have authority to declare dividends on the Common Stock, subject to statutory and regulatory requirements. Depending on market conditions, the Company's Board of Directors intends to pay cash dividends on the Common
                                Stock; however, no decision has been made regarding the level of dividends or when they will be paid, and no assurance can be given that dividends will actually be paid. In addition, from time to time in an effort to manage capital to a reasonable level, the Board of Directors may determine to pay periodic special cash dividends in addition to, or in lieu of, regular cash dividends. Additionally, in connection with the Conversion, the Company and the Bank have committed to the OTS that during the one-year period following the Conversion, the Company will not make any distribution to stockholders that, for federal tax purposes, would be treated as a return of capital without prior approval of the OTS.

  BENEFITS OF THE CONVERSION
    TO MANAGEMENT ...........   Among the benefits to the Bank and the Company
                                anticipated from the Conversion is the ability to attract and retain personnel through the use of stock options and other stock related benefit programs. Subsequent to the Conversion, the Company intends to adopt a Stock-Based Incentive
                                Plan for the benefit of directors, officers and employees of the Company and Bank. If the Stock-
                                Based Incentive Plan is adopted within one year after the Conversion, the plan will be subject to stockholders' approval at a meeting of stockholders which may not be held earlier than six months after the Conversion. If adopted and approved by stockholders, it is expected the benefits set forth in the table below would be available for distribution to employees and directors pursuant to that plan.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                Additionally, an ESOP, which is a tax qualified plan, will be established to provide retirement benefits to employees. Benefits under that plan will be distributed to eligible employees over an approximate twenty year period. See the table below for the estimated value of such benefits.

                                                                   ESTIMATED      PERCENTAGE OF SHARES ISSUED,
                                                                   VALUE OF         INCLUDING SHARES ISSUED
                                                                   SHARES(1)           TO THE FOUNDATION
                                                                --------------   ------------------------------
                    Employee Stock Ownership Plan............    $9,123,840                  8.0%
                    Stock-Based Incentive Plan:
                     Stock Awards(2).........................     4,561,920                  4.0
                     Stock Options...........................            --(3)              10.0

                    _______________

                    (1) Assumes shares are allocated to participants at $10.00 per share and that shares are issued in the Conversion at the midpoint of the Estimated Price Range.
                    (2) Any Common Stock awarded under the Stock-Based Incentive Plan will be awarded at no cost to the recipients.
                    (3) Stock options will be granted with an exercise price equal to the fair market value of the Company's Common Stock on the day of grant. Recipients of stock options realize value only in the event of an increase in the price of the Common Stock of the Company following the date of grant of the stock options.

                                In addition, the Company and Bank will enter into employment agreements with the Company's and Bank's two executive officers. Benefits under such agreements would only be paid if the officer were terminated without cause or if the officer voluntarily retired under certain circumstances following a Change in Control. The amounts payable under these agreements will depend upon the compensation paid to the officer in recent years prior to termination. See "Management of the Bank--Executive Compensation."

                                See "Management of the Bank" for more detail regarding these and other benefits that are currently available to employees or will be following the Conversion.


  PURCHASES BY OFFICERS
    AND DIRECTORS ...........   Directors and executive officers of the Bank and
                                the Company expect to purchase approximately
                                2.07% or 1.55% of shares of common stock to be issued in the Conversion, including shares issued to the Foundation, based on the estimated minimum and maximum of such shares, respectively.

  MARKET FOR STOCK ..........   As a mutual institution, the Bank has never
                                issued capital stock and, consequently, there is no existing market for the Common Stock. The
                                Company has applied to have its Common Stock listed on the Nasdaq under the symbol "VCAP" subject to the completion of the Conversion and compliance with certain conditions.

  NO BOARD RECOMMENDATIONS ..   The Bank's Board of Directors and the Company's
                                Board of Directors make no recommendation to depositors or other potential investors regarding whether such persons should purchase the common stock. An investment in the common stock must be made pursuant to each investor's evaluation of his or her best interests.

  STOCK INFORMATION CENTER ..   If you have any questions regarding the
                                Conversion, please call the Stock Information
                                Center at (___) ___-____.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                 SELECTED FINANCIAL AND OTHER DATA OF THE BANK

     The selected financial and other data of the Bank set forth below is derived in part from, and should be read in conjunction with, the Financial Statements of the Bank and Notes thereto presented elsewhere in this Prospectus.

                                            AT
                                         JUNE 30,                            AT DECEMBER 31,
                                      ------------  --------------------------------------------------------------
                                          1998(1)     1997      1996(2)            1995        1994        1993
                                      ------------  --------  -----------      ----------  -----------  ----------
                                                                     (IN THOUSANDS)
  SELECTED FINANCIAL DATA:
        Total Assets..................  $472,280     $471,920     $469,917        $468,759     $451,035  $447,706
        Loans receivable, net(3)......   415,986      413,032      405,145         390,541      371,269   375,229
        Mortgage-backed securities....     1,190        1,291        1,502           1,879        2,109     2,640
        Investment securities(4)......    30,928       31,151       31,979          49,257       52,361    49,629
        Cash and cash equivalents.....     9,031       11,287       15,937          11,980       11,088     6,772
        Deposits......................   373,719      377,114      375,652         386,376      376,083   380,977
        FHLB advances.................     8,000        8,000       15,000           8,000        8,000     8,000
        Equity capital................    83,500       80,073       73,296          68,703       62,218    54,908

                                         FOR THE SIX MONTHS
                                           ENDED JUNE 30,                        FOR THE YEAR ENDED DECEMBER 31,
                                      -------------------------      -----------------------------------------------------
                                         1998(1)      1997(1)           1997       1996(2)       1995      1994      1993
                                      ------------  -----------      ----------  ----------   ---------  --------  -------
                                                                         (IN THOUSANDS)
 SELECTED OPERATING DATA:
  Interest income.....................  $ 18,244     $ 18,072         $ 36,504    $ 35,998     $ 36,305  $ 33,234  $35,049
  Interest expense....................     9,620        9,568           19,418      19,535       18,997    16,620   17,978
                                        --------     --------         --------    --------     --------  --------  -------
    Net interest income...............     8,624        8,504           17,086      16,463       17,308    16,614   17,071
  Provision for loan losses...........       269          241              375         325          412     1,010    1,129
                                        --------     --------         --------    --------     --------  --------  -------
    Net interest income after
      provision for loan losses.......     8,355        8,263           16,711      16,138       16,896    15,604   15,942
  Total noninterest income............       249          205              460         409          283       256        3
  Total noninterest expense...........     3,069        3,059            6,794       9,565        6,451     6,850    7,326
                                        --------     --------         --------    --------     --------  --------  -------
  Income before income taxes and
    cumulative effect of change in
      accounting principle............     5,535        5,409           10,377       6,982       10,728     9,010    8,619
  Income tax expense..................     2,215        2,150            3,952       2,401        4,070     1,687    3,935
                                        --------     --------         --------    --------     --------  --------  -------
    Net income before cumulative
      effect of change in accounting
      principle.......................     3,320        3,259            6,425       4,581        6,658     7,323    4,684
  Cumulative effect of change in
    accounting principle(5)...........        --           --               --          --           --        --      680
                                        --------     --------         --------    --------     --------  --------  -------
     Net income.......................  $  3,320     $  3,259         $  6,425    $  4,581     $  6,658  $  7,323  $ 5,364
                                        ========     ========         ========    ========     ========  ========  =======

--------------------------------------------------------------------------------

                                                                 AT OR FOR THE
                                                                  SIX MONTHS
                                                                    ENDED
                                                                   JUNE 30,        AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                             ------------------   ------------------------------------------
                                                             1998(1)    1997(1)    1997   1996(2)     1995     1994     1993
                                                             -------    -------   -----   -------     ----     ----     ----
SELECTED FINANCIAL RATIOS AND OTHER DATA(6)
PERFORMANCE RATIOS:
   Return on average assets.............................       1.40%      1.39%     1.36%    0.98%    1.45%    1.62%    1.19%
   Return on average equity.............................       8.12       8.71      8.39     6.42    10.17    12.61    10.26
   Interest rate spread(7)..............................       2.88       2.96      2.93     2.89     3.19     3.25     3.44
   Net interest margin(8)...............................       3.74       3.72      3.73     3.61     3.86     3.76     3.88
   Yield on average-interest earning assets.............       7.90       7.92      7.97     7.90     8.11     7.81     7.97
   Net interest income after provisions for loan
    losses, to total noninterest expenses...............     272.24     270.12    245.97   168.72   261.91   227.80   217.61
   Total noninterest expense to average assets..........       1.29       1.30      1.44     2.04     1.41     1.52     1.62
   Efficiency ratio(9)..................................      34.58      35.12     38.72    56.69    36.67    40.60    42.91

 REGULATORY CAPITAL RATIOS(10):
   Tangible capital.....................................      17.05%     15.77%    16.34%   14.97%   14.53%   13.33%   12.21%
   Core capital.........................................      17.05      15.77     16.34    14.97    14.53    13.33    12.21
   Risk-based capital...................................      28.52      26.13     26.92    25.70    25.51    23.53    21.61

 ASSET QUALITY RATIOS:
   Non-performing loans to total assets(11)(12).........       0.87%      1.48%     1.18%    1.91%    1.45%    2.34%    1.50%
   Non-performing loans to total loans(11)(12)..........       0.94       1.61      1.29     2.10     1.64     2.67     1.68
   Non-performing assets to total assets(12)............       1.27       1.88      1.59     2.25     1.91     2.58     1.95
   Allowance for loan losses to non-performing
    loans(12)...........................................     137.81%     80.28%    98.60%   61.89%   80.60%   52.50%   79.66%
NUMBER OF FULL-SERVICE  BANKING FACILITIES..............          4          4         4        4        4        4        4

____________________
(1) The data presented for the six months ended June 30, 1998 and 1997 was derived from unaudited financial statements and reflect, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) which are necessary to present fairly the results for such interim periods. Interim results at and for the six months ended June 30, 1998 are not necessarily indicative of the results that may be expected for the year ended December 31, 1998.

(2) Includes effect of the one-time special assessment of $2.5 million, on a pre-tax basis, to recapitalize the Savings Association Insurance Fund ("SAIF"), which was recorded by the Bank in 1996.
(3) Loans receivable, net, consist of loans receivable minus the allowance for loan losses, deferred loan fees and unadvanced loan funds. The allowance for loan losses at June 30, 1998 and December 31, 1997, 1996, 1995, 1994 and 1993 was $5.6 million, $5.5 million, $5.5 million, $5.5 million, $5.5 million and $5.4 million, respectively.

(4) The Bank adopted Statement of Financial Accounting Standards ("AFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities" as of January 1, 1995. On December 31, 1995, a majority of the Bank's portfolio was classified as "available-for-sale." Securities do not include Federal Home Loan Bank of Atlanta ("FHLB-Atlanta" or "FHLB") stock of $3.5 million, $3.4 million, $3.2 million, $3.1 million, $4.1 million and $4.1 million at June 30, 1998 and December 31, 1997, 1996, 1995, 1994 and 1993,
     respectively.
(5) Represents the cumulative effect, as of January 1, 1993, of the initial application of Financial Accounting Standards Board Statement 109, "Accounting for Income Taxes."
(6) Asset Quality Ratios and Regulatory Capital Ratios are end of period ratios. With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.

(7) The interest rate spread represents the difference between the weighted average yield on average interest-earning assets (which includes FHLB-Atlanta stock and other equity securities) and the weighted average cost of average interest-bearing liabilities.
(8) The net interest margin represents net interest income as a percent of average interest-earning assets.
(9) The efficiency ratio represents the ratio of noninterest expenses divided by the sum of net interest income and noninterest income.
(10) For definitions and further information relating to the Bank's regulatory capital compliance requirements, see "Regulation--Federal Savings Institution Regulation--Capital Requirements." See "Regulatory Capital Compliance" for the Bank's pro forma capital levels as a result of the Offerings.
(11) Loans include total loans before the allowance for loan losses.

(12) Non-performing assets consist of non-performing loans and real estate owned ("REO"). Non-performing loans consist of all loans 90 days or more past due and other loans which have been identified by the Bank as presenting uncertainty with respect to the collectibility of interest or principal. It is the Bank's policy to cease accruing interest on loans with interest 90 days or more past due. See "Business of the Bank."

--------------------------------------------------------------------------------

                              RECENT DEVELOPMENTS

     The following tables set forth certain financial and other information of the Bank for the periods and at the dates indicated. The selected financial data, operating data and ratios and other data as of September 30, 1998 and for the three and nine months ended September 30, 1998 and 1997 are derived from unaudited financial statements. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for the fair presentation of financial data and operating data for the three and nine months ended September 30, 1998 and 1997 are included. The results of operations and ratios and other data presented for the three and nine months ended September 30, 1998 are not necessarily indicative of the results of operations for the year ending December 31, 1998.

                                             AT               AT
                                        SEPTEMBER 30,     DECEMBER 31,
                                            1998             1997
                                      ----------------  ---------------
                                                (IN THOUSANDS)
SELECTED FINANCIAL DATA:
 Total Assets .....................           $478,626         $471,920
 Loans receivable, net(1)..........            416,711          413,032
 Mortgage-backed securities........              1,091            1,291
 Investment securities(2)..........             27,438           31,151
 Cash and cash equivalents.........             18,441           11,287
 Deposits..........................            376,695          377,114
 Other borrowings..................              8,000            8,000
 Equity capital....................             85,134           80,073

                                  FOR THE THREE MONTHS         FOR THE NINE MONTHS
                                   ENDED SEPTEMBER 30,         ENDED SEPTEMBER 30,
                                 ---------------------         ---------------------
                                     1998        1997            1998         1997
                                 -----------    ------         --------      -------
                                                  (IN THOUSANDS)
SELECTED OPERATING DATA:
  Interest income................     $9,011    $9,237         $ 27,255      $27,309
  Interest expense...............      4,828     4,907           14,448       14,475
                                      ------    ------         --------      -------
    Net interest income..........      4,183     4,330           12,807       12,834
  Provision for loan losses......        146       128              415          369
                                      ------    ------         --------      -------
    Net interest income after....      4,037     4,202           12,392       12,465
      provision for loan losses
  Total noninterest income.......         85       111              334          316
  Total noninterest expense......      1,340     1,542            4,409        4,601
                                      ------    ------         --------      -------
  Income before income taxes.....      2,782     2,771            8,317        8,180
  Income tax expense.............      1,085     1,105            3,300        3,255
                                      ------    ------         --------      -------
     Net income..................     $1,697    $1,666         $  5,017      $ 4,925
                                      ======    ======         ========      =======

                                                  AT OR FOR THE THREE MONTHS  AT OR FOR THE NINE MONTHS
                                                     ENDED SEPTEMBER 30,         ENDED SEPTEMBER 30,
                                                  --------------------------  --------------------------
                                                      1998          1997       1998               1997
                                                  ------------  ------------  -------          ---------
SELECTED FINANCIAL RATIOS AND OTHER DATA(3)
PERFORMANCE RATIOS:
 Return on average assets.........................       1.42%         1.41%    1.41%              1.40%
 Return on average equity.........................       8.05          8.62     8.10               8.67
 Interest rate spread(4)..........................       2.73          2.97     2.85               2.96
 Net interest margin(5)...........................       3.61          3.78     3.70               3.75
 Yield on average-interest earning assets.........       7.77          8.06     7.87               7.97
 Net interest income after provisions for loan
   losses, to total noninterest expenses..........     301.27        272.50   281.06             270.92
 Total noninterest expense to average assets......       1.13          1.31     1.24               1.31
 Efficiency ratio(6)..............................      31.40         34.72    33.55              34.99
REGULATORY CAPITAL RATIOS(7):
 Tangible capital.................................      17.17         16.03    17.17              16.03
 Core capital.....................................      17.17         16.03    17.17              16.03
 Risk-based capital...............................      28.68         26.97    28.68              26.97
ASSET QUALITY RATIOS:
 Non-performing loans to total assets(8)(9).......       1.07          1.30     1.07               1.30
 Non-performing loans to total loans(8)(9)........       1.18          1.42     1.18               1.42
 Non-performing assets to total assets(9).........       1.40          1.66     1.40               1.66
 Allowance for loan losses to non-performing
   loans(9).......................................     110.68         92.64   110.68              92.64
NUMBER OF FULL-SERVICE BANKING FACILITIES.........          4             4        4                  4

-----------
(1) Loans receivable, net, consist of loans receivable minus the allowance for loan losses, deferred loan fees and unadvanced loan funds. The allowance for loan losses at September 30, 1998 and December 31, 1997 was $5.7 million and $5.5 million, respectively.
(2) The Bank adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities" as of January 1, 1995. On December 31, 1995, a majority of the Bank's portfolio was classified as "available-for-sale." Securities do not include Federal Home Loan Bank of Atlanta ("FHLB-Atlanta" or "FHLB") stock of $3.5 million, and $3.4 million, at September 30, 1998 and December 31, 1997, respectively.
(3) Asset Quality Ratios and Regulatory Capital Ratios are end of period ratios. With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.
(4) The interest rate spread represents the difference between the weighted average yield on average interest-earning assets (which includes FHLB-Atlanta stock and other equity securities) and the weighted average cost of average interest-bearing liabilities.
(5) The net interest margin represents net interest income as a percent of average interest-earning assets.
(6) The efficiency ratio represents the ratio of noninterest expenses divided by the sum of net interest income and noninterest income.
(7) For definitions and further information relating to the Bank's regulatory capital compliance requirements, see "Regulation--Federal Savings Institution Regulation--Capital Requirements." See "Regulatory Capital Compliance" for the Bank's pro forma capital levels as a result of the Offerings.
(8) Loans include total loans before the allowance for loan losses.

(9) Non-performing assets consist of non-performing loans and real estate owned ("REO"). Non-performing loans consist of all loans 90 days or more past due and other loans which have been identified by the Bank as presenting uncertainty with respect to the collectibility of interest or principal. It is the Bank's policy to cease accruing interest on loans with interest 90 days or more past due. See "Business of the Bank."

COMPARISON OF FINANCIAL CONDITION AT SEPTEMBER 30, 1998 AND DECEMBER 31, 1997

     Assets totalled $478.6 million at September 30, 1998, an increase of $6.7 million, or 1.42 % from total assets of $471.9 million at December 31, 1997. The increase in assets during the nine month period was due primarily to a $3.7 million increase in the Bank's loan portfolio. Cash and cash equivalents increased $7.2 million, offset by reductions in investment securities of $3.7 million and $200,000 in mortgage backed securities.

     LOANS. The increase in total loans was primarily due to increases in residential real estate mortgage loans and construction and development loans, partially offset by a decrease in non-residential real estate loans. Although total residential real estate mortgage loans increased $9.9 million, or 2.76%, total mortgage loans, as a percentage of total loans, remained relatively stable from December 31, 1997, at 97.98% at September 30, 1998. Construction and development loans increased from $16.0 million (3.72% of the portfolio) at December 31, 1997 to $21.0 million (4.81% of the portfolio) at September 30, 1998. Non-residential real estate loans decreased by $7.1 million from $41.0 million at December 31, 1997 to $33.9 million at September 30, 1998. This was the result of large loan payoffs in this portfolio. Undisbursed loan funds increased from $5.0 million at December 31, 1997 to $8.1 million at September 30, 1998.

     ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses increased from $5.5 million at December 31, 1997 to $5.7 million at September 30, 1998, an increase of $217,000. The relatively stable allowance during this period reflects the economic stability in the market area as well as improvement in net charged off loans. The adequacy of the allowance for loan losses is evaluated monthly by management based upon a review of significant loans, with particular emphasis on nonperforming and delinquent loans that management believes warrant special attention. At September 30, 1998, the allowance for loan losses provided coverage of 110.68% of total nonperforming loans, an increase from 98.60% at December 31, 1997. The balance of the allowance is maintained at a level which is, in management's judgement, representative of the amount of risk inherent in the loan portfolio. See "Business - Allowance for Loan Losses."

     INVESTMENT SECURITIES. The balances of securities held-to-maturity and available-for-sale decreased from $1.3 and $31.2 million, respectively, at December 31, 1997 to $1.1 million and $27.4 million, respectively, at September 30, 1998. These decreases were primarily due to redemptions and principal payments of these securities totalling approximately $5.2 million during the nine months ended September 30, 1998. These repayments were offset by purchases of securities totalling $1.5 million. Currently, management intends to continue allowing the Bank's investment securities to mature and paydown and to reinvest the proceeds primarily in securities to be classified by the Bank as available-for-sale and in new loans.

     DEPOSITS. Total deposits decreased $419,000, or .11%, from 377.1 million at December 31, 1997 to $376.7 million at September 30, 1998. While time deposits increased $2.0 million, or .69%, during the period, savings accounts decreased $161,000, or .42%, money market accounts decreased $2.5 million, or 5.48%, and noninterest-bearing accounts increased $251,000, or 7.69%.

COMPARISON OF OPERATING RESULTS FOR THETHREE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

      GENERAL. Net income was $1.7 million for both the three months ended September 30, 1998 and 1997. Net interest income was $4.2 million for the three months ended September 30, 1998, a decrease of $147,000 from $4.3 million for the three months ended September 30, 1997.The Bank's return on average assets
(ROA) was 1.42% for the three months ended September 30, 1998, an increase from 1.41% for the three months ended September 30, 1997. The Bank's return on average equity (ROE) was 8.05% for the three months ended September 30, 1998, a decrease from 8.62% for the three months ended September 30, 1997.

     INTEREST INCOME. Interest income for the three months ended September 30, 1998 was $9.0 million, a decrease of $226,000, or 2.5%, from $9.2 million for the three months ended September 30, 1997. The decrease in interest income was primarily the result of a 29 basis point decrease in the yield on average interest-earning assets from 8.06% for the three months ended September 30, 1997, to 7.77% for the three months ended September 30, 1998. The decline in the yield on average interest-earning assets was partially offset by an increase in average interest-earning assets of $5.4 million from $458.3 million for the three months ended September 30, 1997 to $463.7 million for the three months ended September 30, 1998.

     INTEREST EXPENSE. Interest expense was $4.8 million for the three months ended September 30, 1998, a decrease of $79,000, or 1.6%, from $4.9 million for the three months ended September 30, 1997. The decrease in interest expense was primarily the result of a 5 basis point decrease in the average cost of interest-bearing liabilities from 5.09% for the three months ended September 30, 1997 to 5.04% for the three months ended September 30, 1998. In addition, the decline in interest expense was furthered by a decrease in average interest-bearing liabilities of $2.5 million from $385.7 million for the three months ended September 30, 1997 to $383.2 million for the three months ended
September 30, 1998.

     NET INTEREST INCOME.   Net interest income for the three months ended
September 30, 1998 was $4.2 million, a decrease of $147,000, or 3.4%, from $4.3 million for the three months ended September 30, 1997. The decrease was the net result of a $226,000 decrease in interest income and a $79,000 decrease in interest expense. The Bank's interest rate spread was 2.73% for the three months ended September 30, 1998, a decrease of 24 basis points from 2.97% for the three months ended September 30, 1997. The Bank's net interest margin was 3.61% for the three months ended September 30, 1998, a decrease of 17 basis points from 3.78% for the three months ended September 30, 1997.

     PROVISION FOR LOAN LOSSES. The provision for loan losses increased $18,000 from $128,000 for the three months ended September 30, 1997 to $146,000 for the three months ended September 30, 1998. The increase is primarily the result of additional provisions for losses recorded on several individual lending relationships and the result of growth in the Bank's loan portfolio from September 30, 1997.

     NONINTEREST INCOME. Total noninterest income was $85,000 for the three months ended September 30, 1998, a decrease of $26,000 from $111,000 for the three months ended September 30, 1997. Noninterest income is composed primarily of servicing fees and deposit account service charges.

     NONINTEREST EXPENSE. Total noninterest expense was $1.3 million for the three months ended September 30, 1998, a decrease of $202,000 from $1.5 million for the three months ended September 30, 1997. This decrease consists of reductions in compensation and benefits of $68,000, reductions in Federal deposit insurance premiums of $48,000 and reductions in the net cost of foreclosed real estate operations of $71,000.

     INCOME TAXES. Income tax expense was $1.1 million for both the three months ended September 30, 1998 and 1997. The consistent income tax expense from 1997 to 1998 was the result of consistent income before income taxes of $2.8 million for both years.

COMPARISON OF OPERATING RESULTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

     GENERAL. Net income for the nine months ended September 30, 1998 increased $92,000 to $5.0 million compared to the nine months ended September 30, 1997. This increase was primarily a result of a decrease in noninterest expense of $192,000, which was partially offset by an increase in the provision for loan losses of $46,000, a decrease in net interest income of $27,000 and an increase in income tax expense of $45,000. The Bank's return on average assets (ROA) was 1.41% for the nine months ended September 30, 1998, up from 1.40% for the same period in 1997. The Bank's return on average equity (ROE) was 8.10% for the nine months ended September 30, 1998, down from 8.67% for the nine months ended September 30, 1997.

     INTEREST INCOME. Interest income for the nine months ended September 30, 1998 decreased $54,000 to $27.2 million, from $27.3 million for the comparable period in 1997 primarily the result of a 10 basis point decrease in the yield on average interest-earning assets from 7.97% for the nine months ended September 30, 1998, to 7.87% for the nine months ended September 30, 1997. The decline in the yield on average interest-earning assets was partially offset by an increase in average interest-earning assets of $5.4 million from $456.6 million for the nine months ended September 30, 1997 to $462.0 million for the nine months ended September 30, 1998.

     INTEREST EXPENSE. Interest expense was $14.4 million for the nine months ended September 30, 1998, a decrease of $27,000, or .19%, from 14.5 million for the nine months ended September 30, 1997. The decrease in interest expense was primarily the result of a decrease in the average balance of interest-bearing liabilities of $1.7 million from $385.1 million for the nine months ended September 30, 1997 to $383.4 for the nine months ended September 30, 1998.

     NET INTEREST INCOME. Net interest income was $12.8 million for both the nine months ended September 30, 1998 and 1997. The Bank's interest rate spread was 2.85% for the nine months ended September 30, 1998, a decrease of 11 basis points from 2.96% for the nine months ended September 30, 1997. The Bank's net interest margin was 3.70% for the nine months ended September 30, 1998, a decrease of 5 basis points from 3.75% for the nine months ended September 30, 1997.

     PROVISION FOR LOAN LOSSES. The provision for loan losses increased $46,000 from $369,000 for the nine months ended September 30, 1997 to $415,000 for the nine months ended September 30, 1998. The increase is primarily the result of additional provisions for losses recorded on several individual lending relationships and the result of growth in the Bank's loan portfolio from September 30, 1997.

     NONINTEREST INCOME. Total noninterest income was $334,000 for the nine months ended September 30, 1998, an increase of $18,000 from $316,000 for the same period in 1997. Noninterest income is composed primarily of servicing fees and deposit account service charges.

     NONINTEREST EXPENSE. Total noninterest expense was $4.4 million for the nine months ended September 30, 1998, a decrease of $192,000 from $4.6 million for the nine months ended September 30, 1997. Decreases in compensation and benefits of $295,000 and net cost of foreclosed real estate operations of $66,000 were offset by increases in other expenses totalling $185,000.

     INCOME TAXES. Income tax expense was $3.3 million for both the nine months ended September 30, 1998 and 1997. Income before income tax expense was $8.3 million for the year ended September 30, 1998 compared to $8.2 million for the year ended September 30, 1997.

                                 RISK FACTORS

     Investors should consider the following risk factors, in addition to those discussed elsewhere in this Prospectus, before deciding whether to purchase the Common Stock offered hereby.

SENSITIVITY TO CHANGES IN INTEREST RATES

     The Bank's profitability, like that of most financial institutions, is dependent to a large extent upon its net interest income, which is the difference between its interest income on interest-earning assets, such as loans and investments, and its interest expense on interest-bearing liabilities, such as deposits and borrowings. Accordingly, the Bank's results of operations and financial condition are largely dependent on movements in market interest rates and its ability to manage its assets in response to such movements.

     The Bank attempts to manage its interest rate risk by seeking to originate and retain adjustable-rate and shorter-term fixed-rate loans, and by originating shorter-term, higher yielding consumer loans and investing in securities with shorter stated or estimated maturities. However, in recent years the Bank has originated primarily fixed-rate mortgage loans with terms of 15 to 30 years, which the Bank retains in its portfolio. The Bank has done this in response to very low customer demand for adjustable-rate loans and the Bank's concern that failure to continue to originate loans in its primary market area would adversely affect the Bank's ability to compete against other financial services companies in its market area over the long term. Most recently, while the Bank has continued to emphasize 15 year fixed-rate loans, the Bank has primarily originated 30 year fixed-rate loans due to market demand. This has resulted in the Bank becoming significantly vulnerable to changes in interest rates. At June 30, 1998, the Bank's gross total loans had an average weighted maturity of 17.4 years. At such date, $119.7 million, or 27.4% of the Bank's loans had adjustable interest rates with a weighted average maturity of 20.0 years. At June 30, 1998, the Bank had $196.7 million of certificates of deposit with maturities of less than one year and $45.3 million of certificates of deposit over $100,000 ("jumbo certificates of deposit"). Such jumbo certificates of deposit tend to be less stable sources of funding as compared to money market, savings and retail checking. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Management of Interest Rate Risk and Market Risk Analysis." At June 30, 1998, the Bank's total interest-bearing liabilities maturing or repricing within one year exceeded its total interest-earning assets maturing or repricing in the same time period by $71.6 million, representing a cumulative one-year interest sensitivity gap as a percentage of total assets of negative 15.17%. To date, the Bank's policy of remaining competitive, notwithstanding the potentially negative effects this strategy may have, has not adversely affected the Bank. However, in a rapidly rising interest rate environment, the cost of the Bank's interest-bearing liabilities will generally increase at a rate faster than the yield on its interest-earning assets thereby likely adversely affecting the Bank's net interest income. The Bank's high level of capital and liquid assets could limit the effect of such a change in interest rates, but the Bank would also be subject to other risks. Specifically, increases in interest rates also could adversely affect the type (fixed-rate or adjustable-rate) and amount of loans originated by the Bank which, in turn, could adversely impact the yields earned on the Bank's loan portfolios as well as the amount of secondary market activity in which the Bank may engage.

     Furthermore, increases in market interest rates would result in an increase in the interest rates on the Bank's adjustable-rate loans, thereby causing higher loan payment amounts by the borrowers which, in turn, may result in elevated delinquencies on such loans. Increases in the level of interest rates may also adversely affect the value of the Bank's investment securities and other interest-earning assets and, in turn, its results of operations or retained earnings. At June 30, 1998, the Bank's securities available-for-sale had an estimated fair value of $30.9 million, which was $458,000 greater than the amortized cost of $30.5 million. At the same date, the Bank's mortgage-backed securities held-to-maturity had an estimated fair value of $1.2 million, which was $36,000 greater than their amortized cost. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Management of Interest Rate Risk and Market Risk Analysis," "Business of Bank-- Lending Activities--One- to Four-Family Lending" and "--Investment Activities."

     POTENTIAL LOW RETURN ON EQUITY FOLLOWING THE CONVERSION


       At June 30, 1998, the Bank's ratio of equity capital to total assets was 17.68%. The Company's equity position will be significantly increased as a result of the Conversion. On a pro forma basis as of June 30, 1998, assuming the sale of Common Stock at the midpoint of the Estimated Price Range, the Company's ratio of stockholders' equity to total assets would have been 31.4%. The Company's ability to deploy this new capital through investments in interest-earning assets, such as loans and securities, which bear rates of return comparable to its current investments, will be significantly affected by industry competition for such investments. The Company currently anticipates that it will take time to prudently deploy such capital. In addition, although the Bank has operated extremely efficiently in the past and management intends to continue to control costs, the Bank will incur additional expenses operating as a public company. Furthermore, the addition of new products and services may result in increased expense, including the hiring of additional personnel. As a result of these factors, the Company's return on equity initially is expected to be below its historical return on equity and may be below peer group institutions after the Conversion. Additionally, due to the implementation of stock-based benefit plans such as the ESOP and the Stock-Based Incentive Plan, the Company's future compensation expense will be increased, thereby, adversely affecting its net income and return on equity.

     LENDING RISKS ASSOCIATED WITH NON-RESIDENTIAL REAL ESTATE, CONSTRUCTION AND DEVELOPMENT, MULTI-FAMILY, LAND AND LAND DEVELOPMENT AND CONSUMER LOANS

       At June 30, 1998, the Bank's non-residential real estate, construction and development, land and land development, multi-family and consumer loan portfolios totalled $70.2 million, or 16.06%, of total loans. Of this amount, $3.4 million, or 0.78%, consisted of multi-family loans, $20.0 million, or 4.57%, consisted of construction and development loans, $35.3 million, or 8.08%, consisted of non-residential real estate loans, which includes $12.1 million in loans to local churches, $2.3 million or 0.53% consisted of land and land development and $9.2 million, or 2.10%, consisted of consumer loans. These types of loans are generally viewed as exposing the lender to greater risk of loss than one- to four-family residential loans and, with the exception of consumer loans, frequently have higher principal amounts. The specific risks associated with these types of loans are discussed in "Business of the Bank -- Lending Activities."


     POTENTIAL NEGATIVE EFFECTS OF THE FOUNDATION

       The Company intends to establish the Foundation and to contribute to it shares of common stock equal to 8% of the shares to be sold in the Conversion. Establishment of the Foundation is subject to the approval of the Bank's members at a Special Meeting. If approved by members, the establishment of the Foundation will be dilutive to the voting and ownership interests of stockholders and will have an adverse impact on the operating results of the Company for its year ending December 31, 1998, possibly resulting in an operating loss for that year.


       DILUTION OF STOCKHOLDERS' INTERESTS. At the minimum, midpoint and maximum of the Estimated Price Range, the contribution to the Foundation would be 718,080, 844,800, and 971,520 shares, with a value of $7,180,800,
     $8,448,000, and $9,715,200, respectively, based on the public offering price of $10.00 per share for the shares of common stock to be sold in the Conversion (the "Purchase Price"). Upon completion of the Conversion and establishment of the Foundation, the Company will have 13,115,520 shares issued and outstanding at the maximum of the Estimated Price Range, of which the Foundation will own 971,520 shares, or 7.4% AS A RESULT, PERSONS PURCHASING SHARES IN THE CONVERSION WILL HAVE THEIR OWNERSHIP AND VOTING INTERESTS IN THE COMPANY DILUTED BY 7.4%. SEE "PRO FORMA DATA."

       NEGATIVE IMPACT ON EARNINGS. The Company will recognize an expense in the amount of the contribution to the Foundation in the quarter in which it occurs, which is expected to be the fourth quarter of 1998. Such expense will reduce earnings and have a material adverse impact on the Company's earnings for the fiscal year. The amount of the contribution will range from $7.2 million to $9.7 million, depending on the amount of common stock sold in the Conversion. The contribution expense will be partially offset by the tax deductibility of the expense. The Company has been advised by its independent accountants that the contribution to the Foundation will be deductible for federal income tax purposes, subject to a limitation based on 10% of the Company's annual taxable income.

     Assuming a contribution of $8.4 million in common stock, based on the mid-point of the Estimated Price Range, the Company estimates a net tax effected expense of $5.2 million. If the Foundation had been established at June 30, 1998, the Bank would have reported a net loss of $1.9 million for the first six months of 1998 rather than reporting net income of $3.3 million. In addition to the contribution to the Foundation, the Bank may in the future continue to make ordinary charitable contributions within its community.

       POSSIBLE NONDEDUCTIBILITY OF THE CONTRIBUTION. The Company estimates that substantially all of the contribution to the Foundation should be deductible for federal tax purposes over the permissible six-year period. However, no assurance can be made that the Company will have sufficient pre-tax income over the five-year period following the year in which the contribution is initially made to fully utilize the carryover related to the excess contribution. Furthermore, although the Company and the Bank have received an opinion of their independent accountants that the Company will be entitled to the deduction for the contribution to the Foundation, there can be no assurance that the IRS will recognize the Foundation as a
     Section 501(c)(3) exempt organization or that the deduction will be permitted. In such event, there would be no tax benefit related to the Foundation.

       POTENTIAL ANTI-TAKEOVER EFFECT. If approved by the Bank's members, upon completion of the Conversion, the Foundation will own 7.4% of the total shares of the Company's common stock outstanding. However, pursuant to the terms of the contribution as mandated by the OTS, the shares of common stock held by the Foundation must be voted in the same ratio as all other shares of the Company's common stock on all proposals considered by the stockholders of the Company. As a result, the Company does not believe the Foundation will have an anti-takeover effect on the Company. In the event, however, that the OTS were to waive this voting restriction and not impose other restrictions and requirements with respect to the Foundation, the Foundation's board of directors would exercise sole voting power over such shares. See "The Conversion--Establishment of the Charitable Foundation-- Regulatory Conditions Imposed on the Foundation." If the Foundation's shares are combined with shares purchased directly by officers and directors of the Company, shares held by proposed stock benefit plans, if approved by stockholders, and shares held in the Bank's ESOP, the aggregate of such shares could exceed 20% of the Company's outstanding common stock, which could enable management to defeat stockholder proposals requiring 80% approval. Consequently, in the event the voting restriction was waived, this potential voting control might preclude takeover attempts that certain stockholders deem to be in their best interest, and might tend to perpetuate management. Since the ESOP shares are allocated to all eligible employees of the Bank, and any unallocated shares will be voted by an independent trustee, and because awards under the proposed stock benefit plans may be granted to employees other than executive officers and directors, management of the Company does not expect to have voting control of all shares held or allocated by the ESOP or other stock benefit plans. See "--Certain Anti-Takeover Provisions Which May Discourage Takeover Attempts--Voting Control of Officers and Directors."

       There will be no agreements or understandings, written or tacit, with respect to the exercise of either direct or indirect control over the management or policies of the Company by the Foundation which may discourage takeover attempts, including agreements related to voting, acquisition or disposition of the Company's common stock. Finally, as the Foundation sells its shares of common stock over time, its ownership interest and voting power in the Company are expected to decrease.

       POTENTIAL CHALLENGES. The establishment and funding of a charitable foundation as part of a conversion is innovative and has been done in only a limited number of instances. As such, the Foundation may be subject to potential challenges notwithstanding that the Boards of Directors of the Company and the Bank have carefully considered the various factors involved in the establishment of the Foundation. See "The Conversion--Establishment of the Charitable Foundation--Purpose of the Foundation." If anyone were to institute an action seeking to require that the Bank eliminate establishment of the Foundation, no assurances can be made that the resolution of such action would not result in a delay in the consummation of the Conversion or that any objecting persons would not be ultimately successful in obtaining the elimination of the Foundation or other equitable relief or monetary damages against the Company or the Bank. Additionally, if the Company and the Bank are forced to eliminate the Foundation, the Company may be required to resolicit subscribers in the Offerings.

       APPROVAL OF MEMBERS. Establishment of the Foundation is subject to the approval of a majority of the total outstanding votes of the Bank's members eligible to be cast at a Special Meeting. The Foundation will be considered as a separate matter from approval of the Plan of Conversion. If the Bank's members approve the Plan of Conversion, but not the establishment of the Foundation, the Bank intends to complete the Conversion without the establishment of the Foundation. Failure to approve the Foundation may materially increase the aggregate pro forma market value of the common stock to be sold in the Conversion since the estimate of such amount takes into account the dilutive impact of the issuance of shares to the Foundation. If the aggregate pro forma market value of the common stock without the Foundation is either greater than $139.7 million or less than $89.8 million, the Bank will establish a new Estimated Price Range and commence a resolicitation of subscribers (i.e., subscribers will be permitted to continue their orders, in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering or their subscriptions funds will be promptly refunded with interest at the Bank's passbook rate of interest, or be permitted to increase, decrease, or cancel their subscriptions). Any change in the Estimated Price Range must be approved by the OTS. See "The Conversion--Stock Pricing." A resolicitation, if any, following the conclusion of the Subscription and Community Offerings would not exceed 45 days unless further extended by the OTS for periods of up to 90 days not to extend beyond ________, 2000.

     FINANCIAL INSTITUTION REGULATION AND POSSIBLE LEGISLATION

       The Bank is subject to extensive regulation and supervision as a federal savings association. In addition, the Company, as a savings and loan holding company, is subject to regulation and supervision. Such regulations, which affect the Bank on a daily basis, may be changed at any time, and the interpretation of the relevant law and regulations is also subject to change by the authorities who examine the Bank and interpret those laws and regulations. Any change in the regulatory structure or the applicable statutes or regulations, whether by the OTS, the Federal Deposit Insurance Corporation ("FDIC") or the Congress, could have a material impact on the Company, the Bank, its operations or the Bank's Conversion. See "Regulation."


     LEGISLATIVE UNCERTAINTY

       The Deposit Insurance Funds Act of 1996 (the "Funds Act"), which was enacted in September 1996, provides that the BIF (the deposit insurance fund that covers most commercial bank deposits) and the SAIF will merge on January 1, 1999, if there are no more savings associations as of that date. Several bills have been introduced in the current Congress that would eliminate the federal thrift charter and the OTS. A bill originally reported by the House Banking Committee would have required federal thrifts to become national banks or state banks within two years of enactment or they would have become national banks by operation of law. OTS would have been abolished and its functions transferred to the bank regulatory agencies. The bill as passed by the House of Representatives, however, did not provide for the elimination of the federal thrift charter or OTS, but did provide that unitary savings and loan holding companies existing or applied for after March 31, 1998 would not have the ability to engage in unlimited activities but would be subject to the activities restrictions applicable to multiple savings and loan holding companies. Unitary holding companies existing or applied for before such date would be grandfathered and could continue to engage in unlimited activities and could transfer the grandfather rights to acquirors of the holding company. The Senate has not acted on the legislation but if such legislation were enacted, the Company would not qualify for unlimited activities but would be subject to the activities restrictions applicable to multiple savings and loan holding companies. The Bank is unable to predict whether the legislation will be enacted or, given such uncertainty, determine the extent to which the legislation, if enacted, would affect its business. The Bank is also unable to predict whether the SAIF and BIF will eventually be merged or the federal thrift charter eliminated, and what effect, if any, such legislation would have on the Bank.

     EXPENSES ASSOCIATED WITH ESOP AND THE STOCK-BASED INCENTIVE PLAN

       If the ESOP and the Stock-Based Incentive Plan are implemented, the Bank will recognize additional material employee compensation and benefit expenses that stem from the shares purchased or granted to employees and executives under those plans. The Bank cannot predict the actual amount of these new expenses because applicable accounting practices require that they be based on the fair market value of the shares of common stock when the expenses are recognized. Expenses for the ESOP would be recognized when shares are committed to be released to participants' accounts, and expenses for the Stock-Based Incentive Plan would be recognized over the vesting period of awards made to recipients. These expenses have been reflected in the pro forma financial information under "Pro

     Forma Data" assuming the $10.00 per share purchase price as fair market value. Actual expenses, however, will be based on the fair market value of the common stock at the time of recognition, which may be higher or lower than $10.00. For further discussion of these plans, see "Management of the Bank --Benefits -- Employee Stock Ownership Plan and Trust" and "-- Benefits --Stock-Based Incentive Plan."

     POSSIBLE DILUTIVE EFFECT OF STOCK-BASED INCENTIVE PLAN


       Following the Conversion, the Stock-Based Incentive Plan will acquire an amount of shares equal to 4% of the shares of common stock issued in the Conversion, including shares issued to the Foundation, either through open market purchases or the issuance of authorized but unissued shares of common stock from the Company. If the Stock-Based Incentive Plan is funded by the issuance of authorized but unissued shares, the voting interests of existing stockholders at that time will be diluted by 3.8%. Also following the Conversion, directors, officers and employees will be granted stock options under the Stock-Based Incentive Plan in an amount up to 10% of the Common Stock issued in the Conversion, including shares issued to the Foundation. The exercise of such stock options may be satisfied by the issuance of authorized but unissued shares. If all of the stock options were to be exercised using authorized but unissued common stock and the stock awards granted under the Stock-Based Incentive Plan were funded with authorized but unissued shares, the voting interests of existing stockholders at that time would be diluted at that time by 12.3%.

     VOTING CONTROL OF EXECUTIVE OFFICERS AND DIRECTORS.


       Directors and executive officers of the Bank and the Company expect to purchase approximately 2.07% or 1.55% of the shares of Common Stock to be issued in the Conversion, including shares issued to the Foundation, based upon the minimum and the maximum of the Estimated Price Range, respectively. The ESOP may be viewed as giving directors, officers and employees the potential to control the voting of an additional 8% of the Company's common stock. In addition, the Foundation will be funded with a contribution by the Company up to 8% of the common stock sold in the Conversion. If a waiver of the voting restriction imposed on such common stock is obtained from the OTS and the OTS does not impose other restrictions, the Foundation shares may be voted as determined by the directors of the Foundation who also will be directors or officers of the Company and Bank. Management's potential voting control could, together with additional stockholder support, defeat stockholder proposals requiring 80% approval of stockholders. As a result, this potential voting control may preclude takeover attempts that certain stockholders deem to be in their best interest and may tend to perpetuate existing management. See "Restrictions on Acquisition of the Company and the Bank--Restrictions in the Company's Articles of Incorporation and Bylaws."

     CERTAIN ANTI-TAKEOVER PROVISIONS IN THE COMPANY'S AND THE BANK'S GOVERNING INSTRUMENTS WHICH MAY DISCOURAGE TAKEOVER ATTEMPTS

       Certain provisions of the Company's Articles of Incorporation and Bylaws and the Bank's Stock Articles of Incorporation and Bylaws, as well as certain federal regulations and state laws, may assist the Company in maintaining its status as an independent publicly owned corporation. These provisions provide for, among other things, supermajority voting on certain matters, staggered boards of directors, non-cumulative voting for directors, limits on the calling of special meetings, limits on voting shares in excess of 10% of outstanding shares, and certain uniform price provisions for certain business combinations. These provisions in the Company's governing instruments may discourage potential proxy contests and other potential takeover attempts, particularly those which have not been negotiated with the Board of Directors, and thus, generally may serve to perpetuate existing management. For a more detailed discussion of these provisions, see "Restrictions on Acquisitions of the Company and the Bank."

     ABSENCE OF MARKET FOR COMMON STOCK


       The Company and the Bank have never issued capital stock. The Company has applied to have its common stock listed on Nasdaq under the symbol "VCAP" upon completion of the Conversion. However, there can be no assurance that an active and liquid trading market for the common stock will develop or, once developed, will continue, nor can there be any assurances that purchasers of the common stock will be able to sell their shares at or above the purchase price. The absence or discontinuance of a market for the common stock would have an adverse impact on both the price and liquidity of the common stock. See "Market for the Common Stock."

     POSSIBLE INCREASE IN ESTIMATED PRICE RANGE AND NUMBER OF SHARES ISSUED

       The number of shares to be issued in the Conversion, including shares issued to the Foundation may be increased as a result of an increase in the Estimated Price Range of up to 15% to reflect changes in market and financial conditions following the commencement of the Subscription and Community Offerings. In the event that the Estimated Price Range is so increased, it is expected that the Company will issue up to 13,965,600 shares of common stock for an aggregate purchase price of up to $139.7 million. An increase in the number of shares issued will decrease a subscriber's pro forma net earnings per share and stockholders' equity per share and will increase the Company's pro forma consolidated stockholders' equity and net earnings. Such an increase will also increase the purchase price as a percentage of pro forma stockholders' equity per share and net earnings per share.

     YEAR 2000 COMPLIANCE

       As the year 2000 approaches, an important business issue has emerged regarding how existing application software programs and operating systems can accommodate this date value. Many existing application software products were designed to accommodate only two-digits. For example, "96" is stored on the system and represents 1996. The Bank has conducted a comprehensive review of its systems to identify applications that could be affected by the "Year 2000" issue and has developed an implementation plan to address the issue. The Bank has already begun testing on its own systems. The Bank has been told that its primary service providers anticipate all reprogramming efforts will be complete by December 31, 1998, allowing the Bank significant time for testing. The Bank believes that its costs related to Year 2000 will be approximately $200,000. There can be no assurances, however, that the performance by the Bank's vendors will be effective to remedy all potential problems. To the extent the Company's systems are not fully Year 2000 compliant, there can be no assurance that potential systems interruptions or the cost necessary to update software would not have a materially adverse effect on the Company's business, financial condition, results of operations and business prospects. See "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Year 2000 Compliance."

     COMPETITION

       Due to the significant growth in the Fredericksburg area in recent years, the Bank has encountered a significant increase in competition for both loan origination and attracting deposits. The Bank's primary market area is highly competitive and the Bank faces direct competition from a significant number of financial institutions, many with a state-wide or regional presence and, in some cases, a national presence. Many of these financial institutions are significantly larger and have greater financial resources than the Bank. The Bank's competition for loans comes principally from commercial banks, savings banks, credit unions, mortgage brokers, mortgage banking companies, and insurance companies, and most recently, from one- to four-family home builders who not only finance their own projects, but also arrange permanent financing for purchasers. Its most direct competition for deposits has historically come from savings, cooperative and commercial banks and credit unions. In addition, the Bank faces significant competition for deposits from non-bank institutions such as brokerage firms and insurance companies in such instruments as short-term money market funds, corporate and government securities funds, mutual funds and annuities. Competition may also increase as a result of the lifting of restrictions on the interstate operations of financial institutions. The Bank has also experienced significant competition from credit unions which have a competitive advantage as they do not pay state or federal income taxes. Such competitive advantage has placed increased pressure on the Bank with respect to its loan and deposit pricing.

                       VIRGINIA CAPITAL BANCSHARES, INC.

       The Company was organized under Virginia law in September 1998 at the direction of the Board of Directors of the Bank for the purpose of acquiring all of the capital stock to be issued by the Bank in the Conversion. The Company has applied to the OTS to become a savings and loan holding company and, upon approval, will be subject to regulation by the OTS. Upon consummation of the Conversion, the Company will conduct business initially as a unitary savings and loan holding company. See "Regulation--Holding Company Regulation." After completion of the Conversion, the Company's assets will consist of all of the outstanding shares of the Bank's capital stock issued to the Company in the Conversion and that portion of the net proceeds of the Offerings retained by the Company. The Company intends to use part of the net proceeds it retains to loan funds to the ESOP to enable the ESOP to purchase 8% of the Common Stock issued in the Conversion, including shares issued to the Foundation. Based on certain regulatory and market conditions, the Company and Bank may, however, alternatively choose to fund the ESOP's stock purchases through a loan by a third-party financial institution. The Company intends to initially invest any remaining proceeds in federal funds and short-term U.S. Government and agency obligations. See "Use of Proceeds." Immediately after the Conversion, the Company will have no significant liabilities. Initially, the Company will neither own nor lease any property, but will instead use the premises, equipment and furniture of the Bank. The management of the Company is set forth under "Management of the Company." At the present time, the Company does not intend to employ any persons other than officers of the Company who are also officers of the Bank, but will utilize the support staff of the Bank from time to time. Additional employees will be hired as appropriate to the extent the Company expands its business in the future.

       Management believes that the holding company structure will provide the Company with additional flexibility to diversify its business activities, should it decide to do so, through existing or newly-formed subsidiaries, or through acquisitions of other financial institutions and financial services related companies. In addition, management believes that the Company will be in a position after the Conversion, subject to regulatory limitations and the Company's financial position, to take advantage of any acquisition and expansion opportunities that may arise. There are no current arrangements, understandings or agreements, written or oral, regarding any such opportunities or transactions. The initial activities of the Company are anticipated to be funded by the net proceeds retained by the Company and earnings thereon or, alternatively, through dividends from the Bank.

       The Company's executive offices are located at 400 George Street, Fredericksburg, Virginia 22404 and the telephone number is (540) 899-5500.

                             FREDERICKSBURG SAVINGS


       The Bank is a community-oriented savings institution whose business primarily consists of accepting deposits from customers and investing those funds primarily in mortgage loans secured by one- to four-family residences. To a lesser extent, the Bank invests in multi-family, construction and development, commercial real estate and consumer loans. The Bank originates one- to four-family loans primarily for investment. At June 30, 1998, the Bank's loans, net, totalled $415.9 million, or 88.1% of total assets. To a significantly lesser extent, the Bank also invests in securities, primarily consisting of U.S. Government and agency obligations and highly rated corporate bonds. At June 30, 1998, the Bank's securities portfolio totalled $32.1 million, or 6.8% of total assets, of which $30.9 million, or 96.3% of total investment securities, were classified as available-for-sale. For the six months ended June 30, 1998, the Bank's deposit accounts averaged $375.3 million, or 95.69% of total average liabilities, of which $83.1 million, or 21.2% of total average liabilities, were savings, money market and negotiable order of withdrawal ("NOW") accounts (collectively, "core deposits"). The Bank also uses advances from the FHLB-Atlanta as a source of funds. At June 30, 1998, such advances totalled $8.0 million, or 2.06% of total liabilities. See "Business of the Bank."

       The Bank's executive offices are located at 400 George Street, Fredericksburg, Virginia 22404 and the telephone number is (540) 899-5500.

                         REGULATORY CAPITAL COMPLIANCE

       At June 30, 1998, the Bank exceeded all regulatory capital requirements. See "Regulation--Federal Savings Institution Regulation-- Capital Requirements." Set forth below is a summary of the Bank's compliance with the regulatory capital standards as of June 30, 1998, on a historical and pro forma basis assuming that the indicated number of shares were sold as of such date and receipt by the Bank of 50% of the net proceeds. For purposes of the table below, the amount expected to be borrowed by the ESOP and the cost of the shares expected to be acquired by the Stock-Based Incentive Plan are deducted from pro forma regulatory capital.

                                                                                FREDERICKSBURG SAVINGS
                                                                     PRO FORMA AT JUNE 30, 1998 BASED UPON THE SALE
                                                                          OF COMMON STOCK AT $10.00 PER SHARE
                                                 -----------------------------------------------------------------------------------
                                                                                                                      13,965,600
                                                     8,976,000             10,560,000           12,144,000               SHARES
                                                       SHARES                SHARES               SHARES               (15% ABOVE
                                                    (MINIMUM OF           (MIDPOINT OF         (MAXIMUM OF             MAXIMUM OF
                               HISTORICAL AT         ESTIMATED             ESTIMATED            ESTIMATED              ESTIMATED
                               JUNE 30, 1998        PRICE RANGE)          PRICE RANGE)         PRICE RANGE)         PRICE RANGE)(1)
                              ----------------   ------------------    ------------------   ------------------    ------------------
                                       PERCENT             PERCENT               PERCENT              PERCENT               PERCENT
                                         OF                  OF                    OF                   OF                    OF
                             AMOUNT   ASSETS(2)  AMOUNT   ASSETS(2)    AMOUNT   ASSETS(2)   AMOUNT   ASSETS(2)    AMOUNT   ASSETS(2)
                             ------   ---------  ------   ---------    ------   ---------   ------   ---------    ------   ---------
                                                                     (DOLLARS IN THOUSANDS)
GAAP Capital...............  $83,500   17.68%   $115,747    22.94%    $121,614    23.83%    $127,482    24.69%    $134,229    25.66%
Tangible Capital:
   Capital Level...........  $79,903   17.05%   $112,150    22.39%    $118,017    23.29%    $123,885    24.16%    $130,632    25.15%
   Requirement.............    7,084    1.50       7,514     1.50        7,602     1.50        7,691     1.50        7,792     1.50
                             -------  ------    --------    -----     --------    -----     --------    -----     --------    -----
   Excess..................  $72,819   15.55%   $104,636    20.89%    $110,415    21.79%    $116,194    22.66%    $122,840    23.65%
                             =======  ======    ========    =====     ========    =====     ========    =====     ========    =====
Tier I Capital:
   Capital Level...........  $79,903   17.05%   $112,150    22.39%    $118,017    23.29%    $123,885    24.16%    $130,632    25.15%
   Requirement(3)..........   18,748    3.00      15,029     3.00       15,205     3.00       15,381     3.00       15,583     3.00
                             -------  ------    --------    -----     --------    -----     --------    -----     --------    -----
   Excess..................  $61,155   14.05%   $ 97,121    19.39%    $102,812    20.29%    $108,504    21.16%    $115,049    22.15%
                             =======  ======    ========    =====     ========    =====     ========    =====     ========    =====
Risk-Based Capital:
   Capital Level(4)(5).....  $83,446   28.52%   $115,693    39.05%    $121,560    40.62%    $127,428    42.17%    $134,175    43.91%
   Requirement.............   22,414    8.00      23,704     8.00       23,939     8.00       24,173     8.00       24,443     8.00
                             -------  ------    --------    -----     --------    -----     --------    -----     --------    -----
   Excess..................  $61,032   20.52%   $ 91,989    31.05%    $ 97,621    32.62%    $103,255    34.17%    $109,732    35.91%
                             =======  ======    ========    =====     ========    =====     ========    =====     ========    =====


____________________
     (1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Price Range of up to 15% as a result of regulatory considerations or changes in market or general financial and economic conditions following the commencement of the Subscription Offering.
     (2) Tangible capital levels are shown as a percentage of tangible assets. Tier I capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighed assets.
     (3) The current OTS core capital requirement for savings associations is 3% of total adjusted assets. The OTS has proposed core capital requirements which would require a core capital ratio of 3% of total adjusted assets for thrifts that receive the highest supervisory rating for safety and soundness and a 4% to 5% core capital ratio requirement for all other thrifts. See "Regulation--Federal Savings Institution Regulation--Capital Requirements."
     (4) Assumes net proceeds are invested in assets that carry a 50% risk-weighting.
     (5) The difference between equity under generally accepted accounting principles ("GAAP") and regulatory risk-based capital is attributable to a portion of the general valuation allowance of $3.5 million and any unrealized gains on available-for-sale securities at June 30, 1998.

                                USE OF PROCEEDS

       Although the actual net proceeds from the sale of the Common Stock cannot be determined until the Conversion is completed, it is presently anticipated that the net proceeds from the sale of the Common Stock will be between $87.8 million and $119.4 million (or $137.7 million if the Estimated Price Range is increased by 15%). See "Pro Forma Data" and "The Conversion--Stock Pricing" as to the assumptions used to arrive at such amounts. The Company will be unable to utilize any of the net proceeds of the Offerings until the consummation of the Conversion.


       The Company will purchase all of the outstanding capital stock of the Bank to be issued upon Conversion in exchange for 50% of the net proceeds of the Offerings, with the remaining net proceeds to be retained by the Company. Based on net proceeds of $103.6 million, the Company expects to utilize $51.8 million of net proceeds to purchase the common stock of the Bank. Such portion of net proceeds will be added to the Bank's general funds which the Bank currently intends to utilize for general corporate purposes, including: investment in loans, particularly residential real estate loans, non-residential real estate loans, including commercial real estate loans in the Bank's primary market area, construction and development loans and consumer loans, including home equity loans; investment primarily in U.S. Treasury and Agency obligations, including short-term adjustable-rate mortgage-backed securities; the repayment of FHLB advances; funding of stock-based benefit plans; and, to a lesser extent, investment in short-term high quality investments, such as highly rated corporate bonds and municipal bonds. Management intends to invest the proceeds received to the greatest extent possible in investments that will help reduce the Bank's exposure to interest rate risk.
     Management also intends to seek means to expand its products and market share. A primary goal of the Bank is to seek opportunities to expand its products and services and examine opportunities to expand its facilities and operations through acquisitions of other financial institutions, including, possibly a commercial bank, branch offices or other financial services companies; however, the Bank has no specific acquisition plans at this time. See "Management's Discussion and Analysis--Management Strategy."


       The Company intends to use a portion of the net proceeds it retains to loan funds to the ESOP to enable the ESOP to purchase 8% of the Common Stock issued in the Conversion, including shares issued to the Foundation. Alternatively, the Company and Bank may choose to fund the ESOP's stock purchases through a loan by a third-party financial institution. The remaining net proceeds retained by the Company will initially be invested in short-term U.S. Treasury and Agency obligations. Based upon the sale of 8,976,000 shares or 12,144,000 shares at the minimum and maximum of the Estimated Price Range and the issuance of shares to the Foundation, the amount of the loan to the ESOP would be $7.8 million or $10.5 million, respectively (or $12.1 million if the Estimated Price Range is increased by 15%) to be repaid approximately over a twenty year period at the prevailing prime rate of interest, which currently is 8.5%. At the minimum, midpoint and maximum of the Estimated Price Range, total shares issued to the Foundation would be 718,080, 844,800 and 971,520 shares, with a value of $7,180,800, $8,448,000 and $9,715,200, respectively, based upon a per share price of $10.00. See "Management of the Bank--Benefits--Employee Stock Ownership Plan and Trust."

       The net proceeds retained by the Company may also be used to support the future expansion of operations through branch acquisitions, the establishment of branch offices and the acquisition of financial institutions or their assets, including those located within the Bank's market area, or diversification into other banking related businesses. The Company has no current arrangements, understandings or agreements regarding any such opportunities or transactions. The Company, upon the Conversion, will be a unitary savings and loan holding company, which under existing laws would generally not be restricted as to the types of business activities in which it may engage, provided that the Bank continues to be a qualified thrift lender ("QTL"). See "Regulation--Holding Company Regulation" for a description of certain regulations applicable to the Company.

       Upon completion of the Conversion, the Board of Directors of the Company will have the authority to conduct stock repurchases, subject to statutory and regulatory requirements. Unless approved by the OTS, the Company, pursuant to OTS regulations, will be prohibited from repurchasing any shares of the Common Stock for three years except (i) for an offer to all stockholders on a pro rata basis, or (ii) for the repurchase of qualifying shares of a director. Notwithstanding the foregoing and except as provided below, beginning one year following completion of the Conversion, the OTS regulations permit the Company to repurchase its Common Stock so long as:
     (i) the repurchases within the following two years are part of an open-market program not involving greater than 5% of its outstanding capital stock during a 12-month period; (ii) the repurchases do not cause the Bank to become "undercapitalized" within the meaning of the OTS prompt corrective action regulation; and (iii) the Company provides to the Regional Director of the OTS no later than 10 days prior to the commencement of a repurchase program written notice containing a full description of the program to be undertaken and such program is not disapproved by the Regional Director. See "Regulation-- Prompt Corrective Regulatory Action." In addition, under current OTS policies, repurchases may be allowed in the first year following Conversion and in amounts greater than 5% in the second and third years following Conversion provided there are valid and compelling business reasons for such repurchases and the OTS does not object to such repurchases.

       Based upon facts and circumstances following the Conversion and subject to applicable regulatory requirements, the Board of Directors may determine to repurchase stock in the future. Such facts and circumstances may include but not be limited to: (i) market and economic factors such as the price at which the stock is trading in the market, the volume of trading, the attractiveness of other investment alternatives in terms of the rate of return and risk involved in the investment, the ability to increase the book value and/or earnings per share of the remaining outstanding shares and the opportunity to improve the Company's return on equity; (ii) the avoidance of dilution to stockholders by not having to issue additional shares to cover the exercise of stock options or to fund employee stock benefit plans; and (iii) any other circumstances in which repurchases would be in the best interests of the Company and its shareholders. Although the Company has no current plans to repurchase its stock, in the event the Company does determine to repurchase stock, such repurchases may be made at market prices which may be in excess of the Purchase Price in the Conversion.

       Any stock repurchases will be subject to the determination of the Board of Directors that both the Company and the Bank will be capitalized in excess of all applicable regulatory requirements after any such repurchases and that such capital will be adequate, taking into account, among other things, the level of non-performing and other risk assets, the Company's and the Bank's current and projected results of operations and asset/liability structure, the economic environment, tax and other considerations. See "The Conversion--Certain Restrictions on Purchase or Transfer of Shares after Conversion."


                                DIVIDEND POLICY

       Upon Conversion, the Board of Directors of the Company will have the authority to declare dividends on the Common Stock, subject to statutory and regulatory requirements. Depending on market conditions, the Company's Board of Directors intends to pay cash dividends on the Common Stock; however, no decision has been made regarding the level of dividends that will actually be paid. In addition, from time to time in an effort to manage capital to a reasonable level, the Board of Directors may determine to pay periodic special cash dividends in addition to, or in lieu of, regular cash dividends. Declarations of dividends by the Board of Directors, if any, will depend upon a number of factors, including the amount of net proceeds retained by the Company in the Conversion, investment opportunities available to the Company or the Bank, capital requirements, regulatory limitations, the Company's and the Bank's financial condition and results of operations, tax considerations and general economic conditions. No assurances can be given, however, that any dividends will be paid or, if commenced, will continue to be paid.

       The Bank will not be permitted to pay dividends to the Company on its capital stock if its stockholders' equity would be reduced below the amount required for the liquidation account. See "The Conversion--Liquidation Rights." For information concerning federal regulations which apply to the Bank in determining the amount of proceeds which may be retained by the Company and regarding a savings institution's ability to make capital distributions, including payment of dividends to its holding company, see "Federal and State Taxation--Federal Taxation--Distributions" and "Regulation--Federal Savings Institution Regulation--Limitation on Capital Distributions."

       Unlike the Bank, the Company is not subject to OTS regulatory restrictions on the payment of dividends to its stockholders, although the source of such dividends will be dependent on the net proceeds retained by the Company and earnings thereon and may be dependent, in part, upon dividends from the Bank. The Company is subject, however, to the requirements of Virginia law, which generally provide that a Virginia corporation may make distributions to its stockholders unless, after giving effect to the distribution, (i) the corporation would not be able to pay its debts as they become due in the usual course of business, or (ii) the corporation's total assets would be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise, which in the case of the Company they do not) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.

       Additionally, in connection with the Conversion, the Company and Bank have committed to the OTS that during the one-year period following the consummation of the Conversion, the Company will not declare an extraordinary dividend to stockholders which would be treated by recipient stockholders as a tax-free return of capital for federal income tax purposes without prior approval of the OTS.

                          MARKET FOR THE COMMON STOCK


       The Company and Bank have not previously issued capital stock and, consequently, there is no established market for the Common Stock. The Company has applied to have its Common Stock listed on Nasdaq under the symbol "VCAP" upon completion of the Conversion. Such approval is subject to various conditions, including completion of the Conversion and the satisfaction of applicable listing criteria. There can be no assurance that the Common Stock will be able to meet the applicable listing criteria in order to maintain its listing on Nasdaq or that an active and liquid trading market will develop or, if developed, will be maintained. A public market having the desirable characteristics of depth, liquidity and orderliness, however, depends upon the presence in the marketplace of both willing buyers and sellers of Common Stock at any given time, which is not within the control of the Company. No assurance can be given that an investor will be able to resell the Common Stock at or above the purchase price of the Common Stock after the Conversion.

                                CAPITALIZATION

       The following table presents the unaudited historical consolidated capitalization of the Bank at June 30, 1998 and the pro forma consolidated capitalization of the Company after giving effect to the Conversion, including the issuance of shares to the Foundation, based upon the sale of the number of shares indicated in the table and the other assumptions set forth under "Pro Forma Data."

                                                                           COMPANY PRO FORMA BASED UPON SALE OF COMMON STOCK
                                                                                          AT $10.00 PER SHARE
                                                                      -------------------------------------------------------
                                                                                                                  13,965,600
                                                                                                                    SHARES
                                                                       8,976,000     10,560,000     12,144,000    (15% ABOVE
                                                                         SHARES         SHARES         SHARES     MAXIMUM OF
                                                                       (MINIMUM OF   (MIDPOINT OF     (MAXIMUM    ESTIMATED
                                                             BANK       ESTIMATED     ESTIMATED     OF ESTIMATED    PRICE
                                                          HISTORICAL   PRICE RANGE   PRICE RANGE)   PRICE RANGE)   RANGE)(1)
                                                         -----------   -----------   ------------   ------------  -----------
                                                                                     (IN THOUSANDS)
Deposits(2).............................................    $373,719   $  373,719    $   373,719    $   373,719   $   373,719
FHLB borrowings.........................................       8,000        8,000          8,000          8,000         8,000
                                                            --------   ----------    -----------    -----------   -----------
Total deposits and borrowings...........................    $381,719   $  381,719    $   381,719    $   381,719   $   381,719
                                                            ========   ==========    ===========    ===========   ===========
Stockholders' equity:
  Preferred Stock, $.01 par value, 5,000,000
    shares authorized; none to be issued................    $     --   $       --    $        --    $        --   $        --
  Common Stock, $.01 par value, 75,000,000 shares
    authorized; shares to be issued as reflected........          --           97            114            131           151
  Additional paid-in capital(3).........................          --       87,663        103,486        119,309       137,505
  Retained earnings(4)..................................      83,216       83,216         83,216         83,216        83,216
  Net unrealized gain on available-for-sale securities..         284          284            284            284           284
  Less:  Expense of contribution to the Foundation,
              net of taxes(5)...........................          --       (4,452)        (5,238)        (6,023)       (6,927)
  Plus:  Shares issued to the Foundation................          --        7,181          8,448          9,715        11,172
  Less:  Common Stock acquired by the ESOP(6)...........          --       (7,755)        (9,124)       (10,492)      (12,066)
             Common Stock acquired by the Stock-Based
              Incentive Plan(7).........................          --       (3,878)        (4,562)        (5,246)       (6,033)
                                                            --------   ----------    -----------    -----------   -----------
Total stockholders' equity..............................    $ 83,500   $  162,356    $   176,624    $   190,894   $   207,302
                                                            ========   ==========    ===========    ===========   ===========

__________________________
(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Price Range of up to 15% as a result of regulatory considerations or changes in market or general financial and economic conditions following the commencement of the Subscription Offering.

(2) Does not reflect withdrawals from deposit accounts for the purchase of Common Stock in the Conversion. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.

(3) No effect has been given to the issuance of additional shares of Common Stock to the Foundation at a value of $10.00 per share or to the issuance of additional shares pursuant to the Company's Stock-Based Incentive Plan intended to be adopted by the Company. An amount equal to 10% of the shares of Common Stock issued in the Conversion, including shares issued to the Foundation, will be reserved for issuance upon the exercise of options to be granted under the Stock-Based Incentive Plan. See "Risk Factors-- Possible Dilutive Effect of Stock-Based Incentive Plan," Footnote 4 to the tables under "Pro Forma Data" and "Management of the Bank--Benefits--Stock-Based Incentive Plan."

(4) The retained earnings of the Bank will be substantially restricted after the Conversion. See "The Conversion--Liquidation Rights" and "Regulation-- Federal Savings Institution Regulation--Limitations on Capital Distributions."

(5) Represents the value of the contribution of Common Stock to the Foundation at $10.00 per share reduced by the associated tax benefits $2.7 million, $3.2 million, $3.7 million and $4.2 million at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively, based on an effective tax rate of 38%. The realization of the federal tax benefit is limited annually to 10% of the Company's annual taxable income, subject to the ability of the Company to carry forward any unused portion of the deduction for five years following the year in which the contribution is made. For state income tax purposes, the Bank will not be able to utilize any such carry forward.

(6) Assumes that 8% of the shares issued in connection with the Conversion, including shares issued to the Foundation, will be purchased by the ESOP and that the funds used to acquire such shares will be borrowed from the Company. See "Use of Proceeds." The Common Stock acquired by the ESOP is reflected as a reduction of stockholders' equity. See "Management of the Bank--Benefits--Employee Stock Ownership Plan and Trust."

(7) Assumes that subsequent to the Conversion, an amount equal to 4% of the shares of Common Stock issued in the Conversion, including shares issued to the Foundation, is purchased by the Stock-Based Incentive Plan through open market purchases at the offering price of $10.00 per share. The Common Stock purchased by the Stock-Based Incentive Plan is reflected as a reduction of stockholders' equity. See "Risk Factors--Possible Dilutive Effect of Stock-Based Incentive Plan," Footnote 3 to the tables under "Pro Forma Data" and "Management of the Bank--Benefits--Stock-Based Incentive Plan."

                                 PRO FORMA DATA

       The actual net proceeds from the sale of the Common Stock cannot be determined until the Conversion is completed. However, net proceeds are currently estimated to be between $87.8 million and $119.4 million (or $137.7 million in the event the Estimated Price Range is increased by 15%) based upon the following assumptions: (i) Trident will receive a fee of $525,000 for its marketing services and financial advisory role in connection with the Conversion; and (ii) other Conversion expenses, excluding the marketing fees paid to Trident, will be approximately $1.5 million. Actual Conversion expenses may vary from those estimated.

       Pro forma consolidated net income of the Company for the six months ended June 30, 1998, and for the year ended December 31, 1997, have been calculated as if the Common Stock had been sold at the beginning of the respective periods and the net proceeds had been invested at 5.41% and 5.41% which is equivalent to the one year Treasury rate at June 30, 1998. The calculations have been based on the one year Treasury rate, as opposed to the Bank's yield on average interest earning assets, because the Bank will initially invest the proceeds in short-term assets, at a lower yield, and will more effectively invest the proceeds over time. The tables below do not reflect the effect of withdrawals from deposit accounts for the purchase of Common Stock or the effect of any possible use of the net Conversion proceeds. The pro forma after-tax yields for the Company and the Bank are assumed to be 3.35% and 3.35% for the six months ended June 30, 1998 and for the year ended December 31, 1997, respectively. All calculations were based on an effective combined federal and state income tax rate of 38%. Historical and pro forma net earnings per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of Common Stock issued in the Conversion, including shares issued to the Foundation, as adjusted to give effect to unallocated and uncommitted shares held by the ESOP. Historical and pro forma stockholders' equity per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of Common Stock issued in the Conversion, including the issuance of shares to the Foundation.

       The following pro forma information may not be representative of the financial effects of the Conversion at the date on which the Conversion actually occurs and should not be taken as indicative of future results of operations. Pro forma consolidated stockholders' equity represents the difference between the stated amount of assets and liabilities of the Company. The pro forma stockholders' equity is not intended to represent the fair market value of the Common Stock and may be stated in an amount greater than amounts that would be available for distribution to stockholders in the event of liquidation.

       The following tables summarize historical data of the Bank and pro forma data of the Company at or for the six months ended June 30, 1998 and at or for the year ended December 31, 1997, based on the assumptions set forth above and in the table and should not be used as a basis for projections of market value of the Common Stock following the Conversion. The tables below give effect to the Stock-Based Incentive Plan, which is expected to be adopted by the Company following the Conversion and presented to stockholders for approval at a meeting of stockholders. See Footnote 3 to the tables and "Management of the Bank--Benefits--Stock-Based Incentive Plan." No effect has been given in the tables to the possible issuance of additional shares reserved for future issuance pursuant to the Stock-Based Incentive Plan to be adopted by the Board of Directors of the Company and presented to stockholders for approval at a meeting of stockholders, nor does book value give any effect to the liquidation account to be established for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders or, in the event of liquidation of the Bank, to the tax effect of the bad debt reserve and other factors. See Footnote 3 to the tables below, "The Conversion--Liquidation Rights" and "Management of the Bank--Benefits--Stock-Based Incentive Plan." THE FOLLOWING TABLES ASSUME THAT THE FOUNDATION IS APPROVED AS PART OF THE CONVERSION AND THEREFORE GIVE EFFECT TO THE ISSUANCE OF AUTHORIZED BUT UNISSUED SHARES OF THE COMPANY'S COMMON STOCK TO THE FOUNDATION CONCURRENTLY WITH THE COMPLETION OF THE CONVERSION. THE VALUATION RANGE, AS SET FORTH HEREIN AND IN THE TABLES BELOW, TAKES INTO ACCOUNT THE DILUTIVE IMPACT OF THE ISSUANCE OF SHARES TO THE FOUNDATION.

                                                                     AT OR FOR THE SIX MONTHS ENDED JUNE 30, 1998
                                                            -----------------------------------------------------------
                                                                                                           13,965,600
                                                              8,976,000     10,560,000     12,144,000     SHARES SOLD
                                                             SHARES SOLD    SHARES SOLD    SHARES SOLD     AT $10.00
                                                              AT $10.00      AT $10.00      AT $10.00      PER SHARE
                                                              PER SHARE      PER SHARE      PER SHARE      (15% ABOVE
                                                               (MINIMUM      (MIDPOINT       (MAXIMUM      MAXIMUM OF
                                                             OF ESTIMATED   OF ESTIMATED   OF ESTIMATED    ESTIMATED
                                                             PRICE RANGE)   PRICE RANGE)   PRICE RANGE)  PRICE RANGE)(8)
                                                            -------------   ------------   ------------  --------------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Gross proceeds.............................................    $   89,760    $   105,600    $   121,440   $   139,656
Plus:  Shares issued to Foundation (equal to 8% of the
       stock sold in the Conversion).......................         7,181          8,448          9,715        11,172
                                                               ----------    -----------    -----------   -----------
      Pro forma market capitalization......................    $   96,941    $   114,048    $   131,155   $   150,828
                                                               ==========    ===========    ===========   ===========
Gross proceeds.............................................    $   89,760    $   105,600    $   121,440   $   139,656
      Less:  Offering expenses and commission..............        (2,000)        (2,000)        (2,000)       (2,000)
                                                               ----------    -----------    -----------   -----------
       Estimated net proceeds..............................        87,760        103,600        119,440       137,656
      Less:  Common Stock acquired by the ESOP.............        (7,755)        (9,124)       (10,492)      (12,066)
         Common Stock to be acquired by Stock-Based
           Incentive Plan..................................        (3,878)        (4,562)        (5,246)       (6,033)
                                                               ----------    -----------    -----------   -----------
       Estimated net proceeds, as adjusted.................    $   76,127    $    89,914    $   103,702   $   119,557
                                                               ==========    ===========    ===========   ===========
Consolidated net earnings(1):
      Historical...........................................    $    3,320    $     3,320    $     3,320   $     3,320
      Pro forma earnings on net proceeds...................         1,275          1,506          1,737         2,003
      Less:  Pro forma ESOP adjustment(2)..................          (120)          (141)          (163)         (187)
         Pro forma Stock-Based Incentive Plan
           adjustment(3)...................................          (240)          (283)          (325)         (374)
                                                               ----------    -----------    -----------   -----------
       Pro forma net earnings..............................    $    4,235    $     4,402    $     4,569   $     4,762
                                                               ==========    ===========    ===========   ===========
Per share net earnings(1)(4):
      Historical...........................................    $     0.37    $      0.32    $      0.27   $      0.24
      Pro forma earnings on net proceeds...................          0.14           0.14           0.14          0.14
      Less:  Pro forma ESOP adjustment(2)..................         (0.01)         (0.01)         (0.01)        (0.01)
            Pro forma Stock-Based Incentive Plan
           adjustment(3)...................................         (0.03)         (0.03)         (0.03)        (0.03)
                                                               ----------    -----------    -----------   -----------
       Pro forma net earnings per share....................    $     0.47    $      0.42    $      0.37   $      0.34
                                                               ==========    ===========    ===========   ===========
Stockholders' equity:
      Historical...........................................    $   83,500    $    83,500    $    83,500   $    83,500
      Estimated net proceeds...............................        87,760        103,600        119,440       137,656
      Plus:  Tax benefit of Foundation(1)..................         2,729          3,210          3,692         4,245
      Less:  Common Stock acquired by ESOP(2)..............        (7,755)        (9,124)       (10,492)      (12,066)
            Common Stock to be acquired by Stock-Based
           Incentive Plan(3)...............................        (3,878)        (4,562)        (5,246)       (6,033)
                                                               ----------    -----------    -----------   -----------
       Pro forma stockholders' equity(3)(5)(6).............    $  162,356    $   176,624    $   190,894   $   207,302
                                                               ==========    ===========    ===========   ===========
Stockholders' equity per share(7):
      Historical...........................................    $     8.61    $      7.32    $      6.37   $      5.54
      Estimated net proceeds...............................          9.05           9.08           9.11          9.13
      Plus:  Tax benefit of Foundation.....................          0.28           0.28           0.28          0.28
      Less:  Common Stock acquired by ESOP(2)..............         (0.80)         (0.80)         (0.80)        (0.80)
            Common Stock to be acquired by Stock-Based
           Incentive Plan(3)...............................         (0.40)         (0.40)         (0.40)        (0.40)
                                                               ----------    -----------    -----------   -----------
       Pro forma stockholders' equity per share(3)(5)(6)...    $    16.74    $     15.48    $     14.56   $     13.75
                                                               ==========    ===========    ===========   ===========
Offering price as a percentage of pro forma stockholders'
  equity per share.........................................         59.74%         64.60%         68.68%        72.73%
Offering price to pro forma net earnings
  per share (annualized)...................................         10.64          11.90          13.51         14.71

                                                        (Footnotes on next page)

     ______________________
     (1) Does not give effect to the non-recurring expense that is expected to be recognized in the fourth quarter of 1998 if the establishment of the Foundation is approved. In that event, the Company will recognize an after-tax expense for the amount of the contribution to the Foundation which is expected to be $4.5 million, $5.2 million, $6.0 million and $6.9 million at the minimum, midpoint, maximum, and maximum as adjusted, of the Estimated Price Range, respectively, based on an effective tax rate of 38%.

     (2) It is assumed that 8% of the shares of Common Stock issued in the Conversion, including shares issued to the Foundation, will be purchased by the ESOP. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the ESOP from the Company. See "Use of Proceeds." The amount to be borrowed is reflected as a reduction of stockholders' equity. The Bank intends to make annual contributions to the ESOP in an amount at least equal to the principal and interest requirement of the debt. The Bank's total annual payment of the ESOP debt is based upon 20 equal annual installments of principal, with an assumed interest rate at 8.5%. The pro forma net earnings assume: (i) that the Bank's contribution to the ESOP is equivalent to the debt service requirement for the six months ended June 30, 1998 and was made at the end of the period; (ii) that 19,388, 22,810, 26,231 and 30,166 shares at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively, were committed to be released during the six months ended June 30, 1998 at an average fair value of $10.00 per share in accordance with Statement of Position (SOP") 93-6; and (iii) only the ESOP shares committed to be released were considered outstanding for purposes of the net earnings per share calculations. A tax rate of 38% was used for all calculations. See "Management of the Bank--Benefits-- Employee Stock Ownership Plan and Trust."

     (3) Gives effect to the Stock-Based Incentive Plan expected to be adopted by the Company following the Conversion, and assumes any necessary stockholder or regulatory approval of the Stock-Based Incentive Plan has been received. The Stock-Based Incentive Plan intends to acquire an amount of Common Stock equal to 4% of the shares of Common Stock issued in the Conversion, including shares issued to the Foundation, or 387,763, 456,192, 524,621 and 603,314 shares of Common Stock at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively, either through open market purchases, if permissible, or from authorized but unissued shares of Common stock or treasury stock of the Company, if any. Funds used by the Stock-Based Incentive Plan to purchase the shares will be contributed to the Stock -Based Incentive Plan by the Bank. In calculating the pro forma effect of the Stock-Based Incentive Plan, it is assumed that the shares were acquired by the Stock-Based Incentive Plan at the beginning of the period presented in open market purchases at the Purchase Price and that 10% of the amount contributed was an amortized expense during such period. The issuance of authorized but unissued shares of the Company's Common Stock to the Stock-Based Incentive Plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately 3.8% and pro forma net earnings per share would be $0.46, $0.41, $0.37 and $0.34 at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively, and pro forma shareholders' equity per share would be $16.10, $14.89, $13.99 and $13.22 at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively. There can be no assurance that stockholder approval of the Stock-Based Incentive Plan will be obtained, or that the actual purchase price of the shares will be equal to the Purchase Price. A tax rate of 38% was used for all calculations. See "Management of the Bank--Benefits--Stock-Based Incentive Plan."

     (4) The number of shares used in the calculation of historical and pro forma earnings per share was 8,937,942, 10,515,226, 12,092,509 and
          13,906,386 shares at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively.

     (5) No effect has been given to the issuance of additional shares of Common Stock pursuant to the Stock-Based Incentive Plan expected to be adopted by the Company following the Conversion. An amount equal to 10% of the Common Stock issued in the Conversion, including shares issued to the Foundation, or 969,408, 1,140,480, 1,311,552 and
          1,508,285 shares at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the Stock-Based Incentive Plan. The issuance of Common Stock pursuant to the exercise of options under the Stock-Based Incentive Plan will result in the dilution of existing stockholders' interests. Assuming all options were exercised at the end of the period at an exercise price of $10.00 per share, the pro forma net earnings per share would be $0.43, $0.38, $0.34 and $0.31, respectively, and the pro forma stockholders' equity per share would be $16.13, $14.99, $14.14 and $13.40, respectively. See "Management of the Bank--Benefits--Stock-Based Incentive Plan."

     (6) The retained earnings of the Bank will continue to be substantially restricted after the Conversion. See "Dividend Policy," "The Conversion--Liquidation Rights" and "Regulation--Federal Savings Institution Regulation--Limitation on Capital Distributions."


     (7) The total number of shares, including shares issued to the Foundation, used in the calculation of historical and pro forma stockholders' equity per share was 9,694,080, 11,404,800, 13,115,520 and 15,082,848 shares at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively.

     (8) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Price Range of up to 15% as a result of regulatory considerations or changes in market or general financial and economic conditions following the commencement of the Subscription Offering.

                                                                      AT OR FOR THE YEAR ENDED DECEMBER 31, 1997
                                                            -------------------------------------------------------------
                                                                                                           13,965,600
                                                               8,976,000     10,560,000     12,144,000     SHARES SOLD
                                                              SHARES SOLD    SHARES SOLD    SHARES SOLD     AT $10.00
                                                               AT $10.00      AT $10.00      AT $10.00      PER SHARE
                                                               PER SHARE      PER SHARE      PER SHARE     (15% ABOVE
                                                               (MINIMUM       (MIDPOINT      (MAXIMUM       MAXIMUM OF
                                                              OF ESTIMATED   OF ESTIMATED   OF ESTIMATED    ESTIMATED
                                                              PRICE RANGE)    PRICE RANGE)   PRICE RANGE) PRICE RANGE)(8)
                                                            ---------------  -------------  ------------- ---------------
                                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Gross proceeds.............................................    $   89,760    $   105,600    $   121,440   $   139,656
Plus:  Shares issued to Foundation (equal to 8% of the
       stock sold in the Conversion).......................         7,181          8,448          9,715        11,172
                                                               ----------    -----------    -----------   -----------
      Pro forma market capitalization......................    $   96,941    $   114,048    $   131,155   $   150,828
                                                               ==========    ===========    ===========   ===========
Gross proceeds.............................................    $   89,760    $   105,600    $   121,440   $   139,656
      Less:  Offering expenses and commission..............        (2,000)        (2,000)        (2,000)       (2,000)
                                                               ----------    -----------    -----------   -----------
       Estimated net proceeds..............................        87,760        103,600        119,440       137,656
      Less:  Common Stock acquired by the ESOP.............        (7,755)        (9,124)       (10,492)      (12,066)
             Common Stock to be acquired by Stock-Based
              Incentive Plan...............................        (3,878)        (4,562)        (5,246)       (6,033)
                                                               ----------    -----------    -----------   -----------
       Estimated net proceeds, as adjusted.................    $   76,127    $    89,914    $   103,702   $   119,557
                                                               ==========    ===========    ===========   ===========
Consolidated net earnings(1):
      Historical...........................................    $    6,425    $     6,425    $     6,425   $     6,425
      Pro forma earnings on net proceeds...................         2,550          3,012          3,474         4,005
      Less:  Pro forma ESOP adjustment(2)..................          (240)          (283)          (325)         (374)
             Pro forma Stock-Based Incentive Plan
             adjustment(3).................................          (481)          (566)          (651)         (748)
                                                               ----------    -----------    -----------   -----------
       Pro forma net earnings..............................    $    8,254    $     8,588    $     8,923   $     9,308
                                                               ==========    ===========    ===========   ===========
Per share net earnings(1)(4):
      Historical...........................................    $     0.72    $      0.61    $      0.53   $      0.46
      Pro forma earnings on net proceeds...................          0.28           0.29           0.29          0.29
      Less:  Pro forma ESOP adjustment(2)..................         (0.03)         (0.03)         (0.03)        (0.03)
             Pro forma Stock-Based Incentive Plan
              adjustment(3)................................         (0.05)         (0.05)         (0.05)        (0.05)
                                                               ----------    -----------    -----------   -----------
       Pro forma net earnings per share....................    $     0.92    $      0.82    $      0.74   $      0.67
                                                               ==========    ===========    ===========   ===========
Stockholders' equity:
      Historical...........................................    $   80,073    $    80,073    $    80,073   $    80,073
      Estimated net proceeds...............................        87,760        103,600        119,440       137,656
      Plus:  Tax benefit of Foundation(1)..................         2,729          3,210          3,692         4,245
      Less:  Common Stock acquired by ESOP(2)..............        (7,755)        (9,124)       (10,492)      (12,066)
             Common Stock to be acquired by Stock-Based
              Incentive Plan(3)............................        (3,878)        (4,562)        (5,246)       (6,033)
                                                               ----------    -----------    -----------   -----------
       Pro forma stockholders' equity(3)(5)(6).............    $  158,929    $   173,197    $   187,467   $   203,875
                                                               ==========    ===========    ===========   ===========
Stockholders' equity per share(7):
      Historical...........................................    $     8.26    $      7.02    $      6.11   $      5.31
      Estimated net proceeds...............................          9.05           9.08           9.11          9.13
      Plus:  Tax benefit of Foundation.....................          0.28           0.28           0.28          0.28
      Less:  Common Stock acquired by ESOP(2)..............         (0.80)         (0.80)         (0.80)        (0.80)
             Common Stock to be acquired by Stock-Based
              Incentive Plan(3)............................         (0.40)         (0.40)         (0.40)        (0.40)
                                                               ----------    -----------    -----------   -----------
       Pro forma stockholders' equity per share(3)(5)(6)...    $    16.39    $     15.18    $     14.30   $     13.52
                                                               ==========    ===========    ===========   ===========
Offering price as a percentage of pro forma stockholders'
  equity per share.........................................         61.01%         65.88%         69.93%        73.96%
Offering price to pro forma net earnings
  per share................................................         10.87          12.20          13.51         14.93

                                                        (Footnotes on next page)

     _________________________
     (1) Does not give effect to the non-recurring expense that will be recognized in the fourth quarter of 1998 if the establishment of the Foundation is approved. In that event, the Company will recognize an after-tax expense for the amount of the contribution to the Foundation which is expected to be $4.5 million, $5.2 million, $6.0 million and $6.9 million at the minimum, midpoint, maximum, and maximum as adjusted, of the Estimated Price Range, respectively, based on an effective tax rate of 38%.

     (2) It is assumed that 8% of the shares of Common Stock issued in the Conversion, including shares issued to the Foundation, will be purchased by the ESOP. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the ESOP from the Company. See "Use of Proceeds." The amount to be borrowed is reflected as a reduction of stockholders' equity. The Bank intends to make annual contributions to the ESOP in an amount at least equal to the principal and interest requirement of the debt. The Bank's total annual payment of the ESOP debt is based upon 20 equal annual installments of principal, with an assumed interest rate at 8.5%. The pro forma net earnings assume: (i) that the Bank's contribution to the ESOP is equivalent to the debt service requirement for the year ended December 31, 1997 and was made at the end of the period; (ii) that 38,776, 45,619, 52,462 and 60,331 shares at the minimum, the midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively, were committed to be released during the year ended December 31, 1997 at an average fair value of $10.00 per share in accordance with Statement of Position (SOP") 93-6; and (iii) only the ESOP shares committed to be released were considered outstanding for purposes of the net earnings per share calculations. A tax rate of 38% was used for all calculations. See "Management of the Bank--Benefits-- Employee Stock Ownership Plan and Trust."

     (3) Gives effect to the Stock-Based Incentive Plan expected to be adopted by the Company following the Conversion, and assumes any necessary stockholder or regulatory approval of the Stock-Based Incentive Plan has been received. The Stock-Based Incentive Plan intends to acquire an amount of Common Stock equal to 4% of the shares of Common Stock issued in the Conversion, including shares issued to the Foundation, or 387,763, 456,192, 524,621 and 603,314 shares of Common Stock at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively, either through open market purchases, if permissible, or from authorized but unissued shares of Common stock or treasury stock of the Company, if any. Funds used by the Stock-Based Incentive Plan to purchase the shares will be contributed to the Stock -Based Incentive Plan by the Bank. In calculating the pro forma effect of the Stock-Based Incentive Plan, it is assumed that the shares were acquired by the Stock-Based Incentive Plan at the beginning of the period presented in open market purchases at the Purchase Price and that 20% of the amount contributed was an amortized expense during such period. The issuance of authorized but unissued shares of the Company's Common Stock to the Stock-Based Incentive Plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately 3.8% and pro forma net earnings per share would be $0.90, $0.80, $0.72 and $0.65 at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively, and pro forma stockholders' equity per share would be $15.76, $14.60, $13.74 and $13.00 at the minimum, midpoint, maximum, and 15% above the maximum of the range, respectively. There can be no assurance that stockholder approval of the Stock-Based Incentive Plan will be obtained, or that the actual purchase price of the shares will be equal to the Purchase Price. A tax rate of 38% was used for all calculations. See "Management of the Bank--Benefits--Stock-Based Incentive Plan."

     (4) The number of shares used in the calculation of historical and pro forma earnings per share was 8,957,330, 10,538,035, 12,118,740 and
          13,936,551 shares at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively.

     (5) No effect has been given to the issuance of additional shares of Common Stock pursuant to the Stock-Based Incentive Plan expected to be adopted by the Company following the Conversion. An amount equal to 10% of the Common Stock issued in the Conversion, including shares issued to the Foundation, or 969,408, 1,140,480, 1,311,552 and
          1,508,285 shares at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the Stock-Based Incentive Plan. The issuance of Common Stock pursuant to the exercise of options under the Stock-Based Incentive Plan will result in the dilution of existing stockholders' interests. Assuming all options were exercised at the end of the period at an exercise price of $10.00 per share, the pro forma net earnings per share would be $0.83, $0.74, $0.66 and $0.60, respectively, and the pro forma stockholders' equity per share would be $15.81, $14.71, $13.90 and $13.20, respectively. See "Management of the Bank--Benefits--Stock-Based Incentive Plan."

     (6) The retained earnings of the Bank will continue to be substantially restricted after the Conversion. See "Dividend Policy," "The Conversion--Liquidation Rights" and "Regulation--Federal Savings Institution Regulation--Limitation on Capital Distributions."

     (7) The total number of shares, including shares issued to the Foundation, used in the calculation of historical and pro forma stockholders' equity per share was 9,694,080, 11,404,800, 13,115,520 and 15,082,848 shares at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively.

     (8) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Price Range of up to 15% as a result of regulatory considerations or changes in market or general financial and economic conditions following the commencement of the Subscription Offering.

     COMPARISON OF VALUATION AND PRO FORMA INFORMATION WITH NO FOUNDATION

         If the Foundation were not being established as part of the Conversion, FinPro has estimated that the pro forma market capitalization of the Bank would be approximately $122.0 million at the midpoint, which is approximately $8.0 million greater than the pro forma market capitalization of the Bank if the Foundation is approved by members of the Bank and would result in approximately a $16.4 million increase, or 15.5%, in the amount of Common Stock offered for sale in the Conversion. The pro forma price to book ratio and pro forma price to earnings ratio would be approximately the same under both the current appraisal and the estimate of the value of the Company without the Foundation. Further, assuming the midpoint of the Estimated Price Range, pro forma stockholders' equity per share and pro forma earnings per share would be essentially the same with the Foundation as without the Foundation. This estimate by FinPro was prepared at the request of the OTS and is solely for purposes of providing members with sufficient information with which to make an informed decision on the Foundation. There is no assurance that in the event the Foundation is not approved at the Special Meeting of Members that the appraisal prepared at that time would conclude that the pro forma market value of the Company would be the same as that estimated herein. Any appraisal prepared at that time would be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.

         For comparative purposes only, set forth below are certain pricing ratios and financial data and ratios, at the minimum, midpoint, maximum and maximum, as adjusted, of the Estimated Price Range, assuming the Conversion was completed at June 30, 1998.

                                          AT THE MINIMUM              AT THE MIDPOINT               AT THE MAXIMUM
                                     --------------------------   ------------------------  ----------------------------
                                          WITH          NO            WITH          NO            WITH           NO
                                      FOUNDATION    FOUNDATION     FOUNDATION   FOUNDATION    FOUNDATION     FOUNDATION
                                     -----------   ------------   -----------  -----------  -------------   ------------
                                                                    (DOLLARS IN THOUSANDS)
Estimated offering amount..........    $ 89,760     $103,700       $105,600      $122,000      $121,440       $140,300
Pro forma market
 capitalization....................      96,941      103,700        114,048       122,000       131,155        140,300
Total assets.......................     551,136      561,536        565,404       577,640       579,674        593,744
Total liabilities..................     388,780      388,780        388,780       388,780       388,780        388,780
Pro forma stockholders'
 equity............................     162,356      172,756        176,624       188,860       190,894        204,964
Pro forma consolidated
   net earnings....................       4,235        4,429          4,402         4,631         4,569          4,833
Pro forma stockholders'  equity
  per share........................       16.74        16.66          15.48         15.48         14.56          14.61
Pro forma consolidated net
  earnings per share...............        0.47         0.47           0.42          0.42          0.37           0.38
Pro Forma Pricing Ratios:
  Offering price as a percentage
   of pro forma stockholders'
    equity per share...............       59.74%       60.02%         64.60%        64.60%        68.68%         68.45%
  Offering price to pro forma net
    earnings per share.............       10.64x       10.64x         11.90x        11.90x        13.51x         13.16x
  Pro forma market capitalization
    to total assets................       17.59%       18.47%         20.17%        21.12%        22.63%         23.63%
Pro Forma Financial Ratios:
  Return on total assets...........        1.54%        1.58%          1.56%         1.60%         1.58%          1.63%
  Return on stockholders' equity
    (annualized)...................        5.22%        5.13%          4.98%         4.90%         4.79%          4.72%
  Stockholders' equity to
   total assets....................       29.46%       30.76%         31.24%        32.70%        32.93%         34.52%


                                                      AT THE MAXIMUM,
                                                        AS ADJUSTED
                                               -----------------------------
                                                     WITH            NO
                                                 FOUNDATION      FOUNDATION
                                               ------------     ------------
                                                  (DOLLARS IN THOUSANDS)
Estimated offering amount.........                $139,656        $161,345
Pro forma market
 capitalization...................                 150,828         161,345
Total assets......................                 596,082         612,263
Total liabilities.................                 388,780         388,780
Pro forma stockholders'
 equity...........................                 207,302         223,483
Pro forma consolidated
   net earnings...................                   4,762           5,065
Pro forma stockholders' equity
   per share......................                   13.75           13.86
Pro forma consolidated net
  earnings per share..............                    0.34            0.34
Pro Forma Pricing Ratios:
  Offering price as a percentage
   of pro forma stockholders'
    equity per share..............                   72.73%          72.15%
  Offering price to pro
   forma net
    earnings per share............                   14.71x          14.71x
  Pro forma market capitalization
    to total assets...............                   25.30%          26.35%
Pro Forma Financial Ratios:
  Return on total assets..........                    1.60%           1.65%
  Return on stockholders'
   equity (annualized)............                    4.59%           4.53%
  Stockholders' equity to
   total assets...................                   34.78%          36.50%

                            FREDERICKSBURG SAVINGS
                             STATEMENTS OF INCOME

     The following Statements of Income for each of the years in the three-year period ended December 31, 1997 have been audited by Cherry, Bekaert & Holland, L.L.P., independent certified public accountants, whose report thereon is included elsewhere in this Prospectus. With respect to the information for the six months ended June 30, 1998 and 1997, which is unaudited, in the opinion of management, all adjustments necessary for a fair presentation of such interim periods have been included and are of a normal recurring nature. Results for the six months ended June 30, 1998 are not necessarily indicative of the results that may be expected for the year ended December 31, 1998. These Statements of Income should be read in conjunction with the Financial Statements and notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this Prospectus.


                                                    FOR THE SIX MONTHS           FOR THE YEAR
                                                      ENDED JUNE 30,           ENDED DECEMBER 31,
                                                  --------------------  ------------------------------
                                                      1998      1997       1997       1996      1995
                                                  ---------  --------   --------   ---------  --------
                                                       (UNAUDITED)      (IN THOUSANDS)
Interest income:
   Loans receivable:
      Mortgage loans..............................  $16,473   $16,300   $32,879      $32,170   $31,561
      Consumer and other loans....................      383       330       696          543       611
   Investment securities..........................    1,388     1,442     2,929        3,285     4,133
                                                    -------   -------   -------      -------   -------
      Total interest income.......................   18,244    18,072    36,504       35,998    36,305
                                                    -------   -------   -------      -------   -------
Interest expense:
   Deposit accounts...............................    9,375     9,262    18,816       19,076    18,432
   FHLB advances and other borrowings.............      245       306       602          459       565
                                                    -------   -------   -------      -------   -------
      Total interest expense......................    9,620     9,568    19,418       19,535    18,997
                                                    -------   -------   -------      -------   -------
      Net interest and dividend income before
        provision for loan losses.................    8,624     8,504    17,086       16,463    17,308
Provision for loan losses.........................      269       241       375          325       412
                                                    -------   -------   -------      -------   -------
      Net interest and dividend income after          8,355     8,263    16,711       16,138    16,896
        provision for loan losses.................  -------   -------   -------      -------   -------

Noninterest income:
   Fees and other service charges.................      147       155       318          240       198
   Other income...................................      102        50       142          169        85
                                                    -------   -------   -------      -------   -------
      Total noninterest income....................      249       205       460          409       283
                                                    -------   -------   -------      -------   -------
Noninterest expense:
   Compensation and benefits......................    1,462     1,689     3,511        3,716     3,345
   Occupancy and equipment........................      343       343       717          762       608
   Federal deposit insurance premiums.............      172       129       349        3,391       864
   Net cost of foreclosed real estate operations..       25        21       163          130       185
   Other expense..................................    1,067       877     2,054        1,566     1,449
                                                    -------   -------   -------      -------   -------
      Total noninterest expense...................    3,069     3,059     6,794        9,565     6,451
                                                    -------   -------   -------      -------   -------
      Income before income tax expense............    5,535     5,409    10,377        6,982    10,728
                                                    -------   -------   -------      -------   -------
Income tax expense:
   Current........................................    2,280     2,527     3,990        2,943     4,508
   Deferred.......................................      (65)     (377)      (38)        (542)     (438)
                                                    -------   -------   -------      -------   -------
      Net income..................................  $ 3,320   $ 3,259   $ 6,425      $ 4,581   $ 6,658
                                                    =======   =======   =======      =======   =======

                     (See notes to financial statements.)

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     GENERAL

          The Company has only recently been formed and, accordingly, has no results of operations. The Bank's results of operations are dependent primarily on net interest income, which is the difference between the income earned on its loan and investment portfolios and its cost of funds, consisting of the interest paid on deposits and borrowings. Results of operations are also affected by the Bank's provision for loan losses and fees and other service charges. The Bank's noninterest expense principally consists of compensation and employee benefits, office occupancy and equipment expense, federal deposit insurance premiums, the cost of foreclosed real estate operations, data processing, advertising and business promotion and other expenses. Results of operations are also significantly affected by general economic and competitive conditions, particularly changes in interest rates, government policies and actions of regulatory authorities. Future changes in applicable law, regulations or government policies may materially impact the Bank.

     MANAGEMENT STRATEGY

          Traditionally, management's primary goal has been to control growth and maintain the Bank's profitability, market share, asset quality and its capital position by: (i) investing primarily in one- to four-family loans secured by properties located in its primary market area; (ii) investing in non-residential and construction and development loans secured by properties located in the Bank's primary market area, to the extent that such loans meet the Bank's general underwriting criteria including, but not limited to, satisfaction of certain loan-to-value ("LTV") and debt service coverage ratios and satisfaction that the borrower is experienced in these types of real estate projects; (iii) investing in consumer loans; (iv) investing funds not utilized for loan investments in short-term U.S. Treasury and agency obligations, including mortgage-backed and mortgage-related securities as well as highly rated corporate notes and municipal bonds; and (v) building capital while controlling operating expenses. See "Business of the Bank--Lending Activities" and "--Securities Investment Activities." In the future, management intends to seek growth opportunities and intends to seek means of lessening its exposure to interest rate risk while avoiding investments the Bank's management believes bear risks inconsistent with the Bank's investment policies. Management intends to grow by expanding the products and services it offers, as necessary, in order to improve its market share in its primary market area as well as seeking opportunities to expand its market share and product line through acquisitions, including, possibly, the acquisition of a commercial bank, although management has no current plans in that regard. Currently, the Bank is seeking means to increase its total deposits, particularly checking accounts, and has begun to implement 24 hour banking services and, in the future, may expand its consumer retail products. Other products and services are also being reviewed, including products that would attract more local business to the Bank. Emphasis has been placed on increasing the number of transaction accounts the Bank has through aggressive advertising and expanding the variety of savings and checking accounts available. The Bank will also seek to expand consumer loans, including home equity loan originations. Finally, depending upon market conditions, management may implement leverage strategies to enhance income. Such strategies would be to increase borrowings and invest the borrowed funds in secured investments to enhance income from the spread between the cost of the borrowed funds and the investment yield.

     MANAGEMENT OF INTEREST RATE RISK AND MARKET RISK ANALYSIS

          QUALITATIVE ANALYSIS
          --------------------

          The principal objective of the Bank's interest rate risk management function is to evaluate the interest rate risk included in certain balance sheet accounts, determine the appropriate level of risk given the Bank's business strategy, operating environment, capital and liquidity requirements and performance objectives and manage the risk consistent with the Board of Directors' approved guidelines. Through such management, the Bank seeks to reduce the vulnerability of its operations to changes in interest rates, while not subjecting the Bank to undue credit or investment risk. The Bank monitors its interest rate risk as such risk relates to its operating strategies. The Bank's Board of Directors has established an Asset/Liability Committee, responsible for reviewing its asset/liability policies and interest rate risk position, which meets on a regular basis, and reports trends and interest rate risk position to the Board of Directors on a quarterly basis. The extent of the movement of interest rates is an uncertainty that could have a negative impact on the earnings of the Bank. See "Risk Factors--Sensitivity to Changes in Interest Rates."

          In recent years, the Bank has become subject to increasing risk in the event interest rates begin to rise due to the substantial levels of fixed-rate loans the Bank has been originating due to high customer demand for such products in the Bank's primary market area. As discussed above, the Bank has sought to offset the interest rate risk associated with originating primarily fixed-rate loans in a low interest rate environment by investing in short-term U.S. Treasury and agency obligations to enable the Bank to reinvest relatively quickly in higher yielding investments if interest rates rise. In the future, depending upon market conditions, the Bank intends to seek opportunities to increase its investment in short-term adjustable rate mortgage-backed securities and may evaluate opportunities to sell long-term fixed-rate loans in the secondary market. Currently, management believes that the Bank's strong capital position and level of liquidity coupled with low operating expenses would enable the Bank to continue operating profitably in the event of a rapid rise in interest rates, as it would be positioned to invest in higher yielding investments to offset the negative impact its high fixed-rate loan portfolio would have on the Bank's earnings; however, depending upon the magnitude of any change in interest rates, the Bank may not be able to react quickly enough to reinvest such funds and therefore may experience a decrease in earnings following a significant increase in interest rates. The Bank may also increase non-deposit borrowings which would further enable the Bank to invest in higher yielding instruments in an increasing rate environment.

          QUANTITATIVE ANALYSIS
          ---------------------

          GAP ANALYSIS. The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring a Bank's interest rate sensitivity "gap." An asset and liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that same time period. At June 30, 1998, the Bank's cumulative one year interest rate gap (which is the difference between the amount of interest-earning assets maturing or repricing within one year and interest-bearing liabilities maturing or repricing within one year) as a percentage of total assets, was negative 15.17%. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. Accordingly, during a period of rising interest rates, an institution with a negative gap position would be in a worse position to invest in higher yielding assets as compared to an institution with a positive gap position which, consequently, may result in the cost of its interest-bearing liabilities increasing at a rate faster than its yield on interest-earning assets than if it had a positive gap. During a period of falling interest rates, an institution with a negative gap position would tend to have its interest-bearing liabilities repricing downward at a faster rate than its interest-earning assets as compared to an institution with a positive gap which, consequently, may tend to positively affect the growth of its net interest income.

          The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at June 30, 1998, which are anticipated by the Bank, based upon certain assumptions, to reprice or mature in each of the future time periods shown (the "Gap Table"). Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual maturity of the asset or liability. The table sets forth an approximation of the projected repricing of assets and liabilities at June 30, 1998, on the basis of contractual maturities, and scheduled rate adjustments within a one year period and subsequent selected time intervals. The loan amounts in the table reflect principal balances expected to be redeployed and/or repriced as a result of contractual amortization of adjustable-rate loans and fixed-rate loans, and as a result of contractual rate adjustments on adjustable-rate loans. Mortgage-backed securities were assumed to prepay at 30% annually. Savings accounts were assumed to decay at 20%, 20%, 20%, 20%, 20% and 0%, and money market savings accounts were assumed to decay at 50%, 25%, 25%, 0%, 0% and 0%, for the periods of one year or less, more than one year to two years, more than two years to three years, more than three years to four years, more than four years to five years, and more than five years, respectively. Certificate accounts are reflected at actual dates of maturity. These assumptions are generally based on the FDIC's deposit decay guidelines and the Bank's historical experience. Prepayment and deposit decay rates can have a significant impact on the Bank's estimated gap. While the Bank believes such assumptions to be reasonable, there can be no assurance that assumed prepayment rates and decay rates will approximate actual future loan prepayment and deposit withdrawal activity. See "Business of the Bank --Lending Activities," "-- Securities Investment Activities" and "-- Sources of Funds."

                                                           MORE                                   MORE
                                                           THAN         MORE         MORE         THAN
                                                          1 YEAR        THAN         THAN       4 YEARS      MORE
                                              1 YEAR        TO       2 YEARS TO   3 YEARS TO       TO        THAN      TOTAL
                                             OR LESS      2 YEARS      3 YEARS      4 YEARS     5 YEARS     5 YEARS    AMOUNT
                                           ----------   -----------  -----------  ----------  -----------  ----------  -------
                                                                          (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
   Mortgage loans(1)......................   $124,398    $   5,457    $   5,631    $   3,186   $   5,081   $280,640   $424,393
   Consumer and other loans...............      2,373          905        1,726        2,065       1,254        739      9,062
   Mortgage-backed and related
     securities...........................        357          357          357          119          --         --      1,190
   Overnight and short term
      investments.........................      8,248           --           --           --          --         --      8,248
   Investments and interest-
     earning deposits.....................     20,019        4,537        4,320        1,019       1,796      2,776     34,467
                                             --------    ---------    ---------    ---------   ---------   --------   --------
      Total interest-earning assets.......   $155,395    $  11,256    $  12,034    $   6,389   $   8,131   $284,155   $477,360
                                             ========    =========    =========    =========   =========   ========   ========
INTEREST-BEARING LIABILITIES:
   Money market deposit accounts
      and other transaction accounts......     22,810       11,406       11,406           --          --         --     45,622
   Savings accounts.......................      7,563        7,563        7,564        7,564       7,564         --     37,818
   Certificate accounts...................    196,666       48,743       23,783        8,988      12,099         --    290,279
                                             --------    ---------    ---------    ---------   ---------   --------   --------
Total interest-bearing deposits...........    227,039       67,712       42,753       16,552      19,663         --    373,719
   FHLB advances..........................         --        3,000           --        5,000          --         --      8,000
                                             --------    ---------    ---------    ---------   ---------   --------   --------
   Total interest-bearing liabilities.....   $227,039    $  70,712    $  42,753    $  21,552   $  19,663   $     --   $381,719
                                             ========    =========    =========    =========   =========   ========   ========

Interest sensitivity gap..................   $(71,644)   $ (59,456)   $ (30,719)   $ (15,163)  $ (11,532)  $284,155   $ 95,641
                                             ========    =========    =========    =========   =========   ========   ========
Cumulative interest-rate
  sensitivity gap.........................   $(71,644)   $(131,100)   $(161,819)   $(176,982)  $(188,514)  $ 95,641
                                             ========    =========    =========    =========   =========   ========
Cumulative interest-rate sensitivity gap
     as a percentage of total assets......     (15.17)%     (27.76)%     (34.26)%     (37.47)%    (39.92)%    20.25%
Cumulative interest-rate gap as a
   percentage of total interest-earning
   assets.................................     (15.01)%     (27.46)%     (33.90)%     (37.08)%    (39.49)%    20.04%
Cumulative interest-earning assets as a
  percentage of cumulative interest-
  bearing liabilities.....................     (68.44)%     (55.97)%     (52.48)%     (51.12)%    (50.61)%   125.06%

_____________________
(1)Excludes nonaccrual loans.


     Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react differently to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate loans, have features which restrict changes in interest rates both on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels may deviate significantly from those assumed in calculating the table. Finally, the ability of borrowers to service their adjustable-rate loans may decrease in the event of an interest rate increase.

     NET PORTFOLIO VALUE. As part of its interest rate risk analysis, the Bank uses an interest rate sensitivity model which generates estimates of the change in the Bank's net portfolio value ("NPV") over a range of interest rate scenarios and which is prepared by the OTS on a quarterly basis. NPV is the present value of expected cash flows from assets, liabilities and off-balance sheet contracts. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. The OTS produces such analysis using its own model, based upon data submitted on the Bank's quarterly Thrift Financial Reports, including estimated loan prepayment rates, reinvestment rates and deposit decay rates. See "Regulation--Federal Savings Institution Regulation." The following table sets forth the Bank's NPV as of June 30, 1998 (the latest NPV analysis prepared by the OTS), as calculated by the OTS.

CHANGE IN INTEREST RATES
         IN                                                              NPV AS % OF PORTFOLIO
BASIS POINTS (RATE SHOCK)                   NET PORTFOLIO VALUE             VALUE OF ASSETS
---------------------------      -------------------------------------    --------------------
                                                                          NPV
                                   AMOUNT       $ CHANGE      % CHANGE    RATIO     CHANGE(1)
                                 ---------      ---------     --------   ---------  ----------
                                           (DOLLARS IN THOUSANDS)
+400..........................   $39,029        $(42,383)      (52.06)%      9.25%    (803)
+300..........................    50,125         (31,287)       (38.43)     11.53     (574)
+200..........................    61,264         (20,148)       (24.75)     13.69     (358)
+100..........................    72,073          (9,339)       (11.47)     15.66     (161)
Static........................    81,412              --            --      17.27       --
--100.........................    88,138           6,726          8.26      18.35      108
--200.........................    91,203           9,791         12.03      18.75      148
--300.........................    94,588          13,176         16.18      19.19      192
--400.........................    99,342          17,930         22.02      19.84      257

_________________
(1)   Expressed in basis points.

     As is the case with the Gap Table, certain shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling changes in NPV require the making of certain assumptions which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the NPV model presented assumes that the composition of the Bank's interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, although the NPV measurements and net interest income models provide an indication of the Bank's interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on the Bank's net interest income and will differ from actual results.

ANALYSIS OF NET INTEREST INCOME

     Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income depends upon the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them.

     AVERAGE BALANCE SHEETS. The following tables set forth certain information relating to the Bank at June 30, 1998, the six months ended June 30, 1998 and 1997 and for the years ended December 31, 1997, 1996 and 1995. The average yields and costs are derived by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities, respectively, for the periods shown except where noted otherwise and reflect annualized yields and costs. Average balances are derived from month-end balances. Management does not believe that the use of average monthly balances instead of average daily balances has caused any material differences in the information presented. The yields and costs include fees which are considered adjustments to yields. Loan interest and yield data does not include any accrued interest from non-accruing loans.

                                                                                  FOR THE SIX MONTHS ENDED JUNE 30,
                                                                      -------------------------------------------------------
                                                 AT JUNE 30, 1998                 1998                         1997
                                               --------------------   -------------------------------  ----------------------
                                                                                             AVERAGE
                                                            YIELD/    AVERAGE                 YIELD/    AVERAGE
                                                 BALANCE     COST     BALANCE     INTEREST     COST     BALANCE   INTEREST
                                               ---------    -------   -------    ---------   --------   -------   --------
                                                                                (DOLLARS IN THOUSANDS)
ASSETS:
  Interest-earning assets:
    Mortgage loans, net........................  $406,890     8.10%  $402,658       $16,473     8.18%  $397,809    $16,300
    Consumer and other loans, net..............     9,096     8.42      8,899           383     8.60      8,256        330
    Mortgage-backed and related                     1,190     9.71      1,243           103    16.58      1,438        118
      securities...............................
    Overnight and short-term deposits..........     9,031     4.71     13,848           329     4.76     12,970        294
    Investment securities(1)...................    34,467     4.96     34,234           956     5.58     35,158      1,030
                                                 --------     ----   --------       -------    -----   --------    -------
        Total interest-earning assets..........   460,674     7.92%   460,882       $18,244     7.90%   455,631    $18,072
                                                              ----                  -------    -----               -------
  Noninterest-earning assets...................    11,606              13,127                            13,186
                                                 --------            --------                          --------
        Total assets...........................  $472,280            $474,009                          $468,817
                                                 ========            ========                          ========

LIABILITIES AND EQUITY:
  Interest-bearing liabilities:
    Transaction accounts.......................  $  2,481     0.32%  $  3,524       $     5     0.28%  $  3,113    $     4
    Savings accounts...........................    80,959     3.25     83,136         1,320     3.18     88,135      1,417
    Certificates of deposit....................   290,279     5.71    288,687         8,050     5.58    283,856      7,841
                                                 --------     ----   --------       -------    -----   --------    -------
         Total deposits........................   373,719     5.16    375,347         9,375     5.00    375,104      9,262
    FHLB advances..............................     8,000     6.19      8,000           245     6.12     10,000        306
                                                 --------     ----   --------       -------    -----   --------    -------
         Total interest-bearing liabilities....   381,719     5.16%   383,347       $ 9,620     5.02%   385,104    $ 9,568
                                                              ----                  -------    -----               -------
  Other liabilities............................     7,061               8,902                             8,839
                                                 --------            --------                          --------
         Total liabilities.....................   388,780             392,249                           393,943
  Equity capital...............................    83,500              81,760                            74,874
                                                 --------            --------                          --------
         Total liabilities and equity capital..  $472,280            $474,009                          $468,817
                                                 ========            ========                          ========
  Net interest income/Net interest                            2.76%                 $ 8,624     2.88%              $ 8,504
   rate spread(2)..............................               ====                  =======    =====               =======

  Net earning assets/Net interest                $ 78,955     3.74%  $ 77,535                   3.74%  $ 70,527
    margin(3)..................................  ========     ====   ========                  =====   ========

  Ratio of interest-earning assets to              120.68%             120.23%                           118.31%
   interest-bearing liabilities................  ========            ========                          ========

                                                            1997
                                                         ----------
                                                           AVERAGE
                                                            YIELD/
                                                            COST
                                                         ----------
ASSETS:
  Interest-earning assets:
    Mortgage loans, net.................................   8.18%
    Consumer and other loans, net.......................   8.00
    Mortgage-backed and related
      securities........................................  16.40
    Overnight and short-term deposits...................   4.54
    Investment securities(1)............................   5.86
                                                           ----
        Total interest-earning assets...................   7.92%
                                                           ----
  Noninterest-earning assets............................
        Total assets....................................

LIABILITIES AND EQUITY:
  Interest-bearing liabilities:
    Transaction accounts................................   0.26%
    Savings accounts....................................   3.22
    Certificates of deposit.............................   5.52
                                                           ----
         Total deposits.................................   4.94
    FHLB advances.......................................   6.12
                                                           ----
         Total interest-bearing liabilities.............   4.96%
                                                           ----
  Other liabilities.....................................
         Total liabilities..............................
  Equity capital........................................
         Total liabilities and equity capital
  Net interest income/Net interest
   rate spread(2).......................................   2.96%
                                                           ====
  Net earning assets/Net interest
    margin(3)...........................................   3.72%
                                                           ====
  Ratio of interest-earning assets
   interest-bearing liabilities.........................

_____________________________
(1)  Includes investment securities available-for-sale and stock in FHLB-
     Atlanta.

(2) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(3) Net interest margin represents net interest income as a percentage of average interest-earning assets.

                                                             FOR THE YEARS ENDED DECEMBER 31,
                             -------------------------------------------------------------------------------------------------------

                                           1997                             1996                              1995
                             ---------------------------------  -------------------------------  -----------------------------------

                                                      AVERAGE   AVERAGE                AVERAGE                             AVERAGE
                              AVERAGE                 YIELD/    BALANCE                YIELD/     AVERAGE                  YIELD/
                              BALANCE     INTEREST     COST                INTEREST     COST      BALANCE    INTEREST       COST
                             ---------    --------    -------   -------    --------    -------    -------    --------   ------------

                                                                     (DOLLARS IN THOUSANDS)
ASSETS:
  Interest-earning assets:
    Mortgage loans, net....   $399,924     $32,879     8.22%   $388,750     $32,170      8.27%    $368,360     $31,561        8.56%
    Consumer and
     loans, net............      8,495         696     8.19       9,271         543        5 .86      10,703       611        5.71
    Mortgage-backed and
     related securities....      1,396         237    16.98       1,652         277       16.77        2,009       320       15.93
    Overnight and
     short-term deposits...     13,076         623     4.76      14,685         661        4.50       12,304       659        5.36
    Investment
     securities(1).........     34,851       2,069     5.94      40,868       2,347        5.74       53,907     3,154        5.85
                              --------     -------    -----    --------     -------       -----     --------   -------       -----
        Total
        interest-earning
        assets.............    457,742     $36,504     7.97%    455,226     $35,998        7.90%     447,283   $36,305        8.11%
                                           -------    -----                 -------       -----                -------       -----
  Noninterest-earning
   assets..................     13,052                           13,724                               11,649
                              --------                         --------                             --------

        Total assets.......   $470,794                         $468,950                             $458,932
                              ========                         ========                             ========

LIABILITIES AND EQUITY:
  Interest-bearing
   liabilities:
    Transaction accounts...   $  3,329     $     7     0.21%   $  3,609     $     6        0.17%    $    891     $     8      0.90%
    Savings accounts.......     86,907       2,818     3.24      94,856       2,977        3.14      101,574       3,329      3.28
    Certificates of deposit    285,410      15,991     5.60     283,944      16,093        5.67      275,907      15,095      5.47
                              --------     -------    -----    --------     -------       -----     --------     -------     -----
       Total deposits......    375,646      18,816     5.01     382,409      19,076        4.99      378,372      18,432      4.87
    FHLB advances and
     other borrowings......      9,667         602     6.23       7,417         459        6.19        8,000         565      7.06
                              --------     -------    -----    --------     -------       -----     --------     -------     -----
      Total
       interest-bearing
       liabilities.........    385,313     $19,418     5.04%    389,826     $19,535        5.01%     386,372     $18,997      4.92%
                                           -------    -----                 -------       -----                  -------     -----
    Other liabilities......      8,897                            7,719                                7,062
                              --------                         --------                             --------
      Total liabilities....    394,210                          397,545                              393,434
    Equity capital.........     76,584                           71,405                               65,498
                              --------                         --------                             --------
      Total liabilities
       and equity capital..   $470,794                         $468,950                             $458,932
                              ========                         ========                             ========
  Net interest income/Net
   interest rate
    spread(2)..............                $17,086     2.93%                $16,463        2.89%                 $17,308      3.19%
                                           =======    =====                 =======       =====                  =======     =====
  Net earning assets/Net
   interest
    margin(3)..............   $ 72,429                 3.73%   $ 65,400                    3.61%    $ 60,911                  3.86%
                              ========                =====    ========                   =====     ========                 =====
  Ratio of
   interest-earning assets
   to interest-
    bearing liabilities....     118.80%                          116.78%                              115.77%
                              ========                         ========                             ========

     (1)Includes investment securities available-for-sale and stock in FHLB-Atlanta.

     (2)Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

     (3)Net interest margin represents net interest income as a percentage of average interest-earning assets.

   RATE/VOLUME ANALYSIS. The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Bank's interest income and interest expense during the periods indicated. Information is provided in each category with respect to: (i) changes attributable to changes in volume (changes in volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated on a proportional basis between changes in rate and volume.

                                  SIX MONTHS ENDED                      YEAR ENDED                         YEAR ENDED
                                    JUNE 30, 1998                   DECEMBER 31, 1997                   DECEMBER 31, 1996
                                     COMPARED TO                       COMPARED TO                         COMPARED TO
                                  SIX MONTHS ENDED                      YEAR ENDED                          YEAR ENDED
                                    JUNE 30, 1997                   DECEMBER 31, 1996                   DECEMBER 31, 1995
                           -----------------------------  -----------------------------------   ----------------------------------
                           INCREASE (DECREASE)            INCREASE (DECREASE)                   INCREASE (DECREASE)
                                 DUE TO                         DUE TO                                DUE TO
                           --------------------            --------------------                  --------------------
                              VOLUME     RATE      NET    VOLUME          RATE          NET     VOLUME         RATE           NET
                           -----------  -------  ------- --------      ---------     --------   --------     --------       ------
                                                                  (IN THOUSANDS)
INTEREST-EARNING ASSETS:
  Mortgage loans, net......    $ 386     $(213)    $173   $1,194          $(485)        $ 709   $1,746        $(1,137)       $ 609
  Consumer and other loans.       51         2       53      (45)           198           153      (82)            14          (68)
  Mortgage-backed and
   related securities......      (32)       17      (15)     (43)             3           (40)     (57)            14          (43)
  Overnight and short term
   deposits................       40        (5)      35      (72)            34           (38)     128           (126)           2
  Investment and
   interest-earning
    deposits...............      (54)      (20)     (74)    (346)            68          (278)    (763)           (44)        (807)
                               -----     -----     ----   ------          -----         -----   ------        -------        -----
      Total
       interest-earning
       assets..............    $ 391     $(219)    $172   $  688          $(182)        $ 506   $  972        $(1,279)       $(307)
                               =====     =====     ====   ======          =====         =====   ======        =======        =====
INTEREST-BEARING
 LIABILITIES:
  Transaction accounts.....    $   1   $    --     $  1   $   --          $   1         $   1   $   24        $   (26)       $ ( 2)
  Savings accounts.........     (161)       64      (97)    (250)            91          (159)    (220)          (132)        (352)
  Certificate of deposits..      267       (58)     209       83           (185)         (102)     440            558          998
       Total
        interest-bearing
        deposits...........      107         6      113     (167)           (93)         (260)     244            400          644
  FHLB advances............     (122)       61      (61)     139              4           143      (41)           (65)        (106)
                               -----     -----     ----   ------          -----         -----   ------        -------        -----
      Total
       interest-bearing
       liabilities.........    $ (15)    $  67     $ 52   $  (28)         $ (89)        $(117)  $  203        $   335        $ 538
                               =====     =====     ====   ======          =====         =====   ======        =======        =====


COMPARISON OF FINANCIAL CONDITION AT JUNE 30, 1998 AND DECEMBER 31, 1997


   Assets totalled $472.3 million at June 30, 1998, an increase of $360,000, or .08% from total assets of $471.9 million at December 31, 1997. The increase in assets during the six month period was due primarily to a $3.0 million increase in the Bank's loan portfolio, offset by reductions in cash and cash equivalents of $2.3 million, investment securities of $223,000 and $101,000 in mortgage-backed securities.


   LOANS. The increase in total loans was primarily due to increases in real estate mortgage and consumer installment loans, partially offset by a decrease in non-residential real estate loans. Although total mortgage loans increased $5.9 million, total mortgage loans, as a percentage of total loans, remained relatively stable at 97.90%, decreasing from 97.93% at December 31, 1997. The growth in the Bank's real estate mortgage loan portfolio is primarily a result of the Bank's decision to continue to originate and retain real estate loans in its portfolio. Real estate construction loans increased from $16.0 million (3.72% of the portfolio) at December 31, 1997 to $20.0 million (4.57% of the portfolio) at June 30, 1998. Non-residential real estate loans decreased by $5.6 million from $41.0 million at December 31, 1997 to $35.3 million at June 30, 1998. This was the result of large loan payoffs in this portfolio. Undisbursed loan funds increased from $5.0 million at December 31, 1997 to $8.7 million at June 30, 1998.


   ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses increased from $5.5 million at December 31, 1997 to $5.6 million at June 30, 1998, an increase of $161,000. The relatively stable allowance during this period reflects the economic stability in the market area as well as improvement in net charged off loans. The adequacy of the allowance for loan losses is evaluated monthly by management based upon a review of significant loans, with particular emphasis on nonperforming and delinquent loans that management believes warrant special attention. At June 30, 1998, the allowance for loan losses provided coverage of 137.81% of total nonperforming loans, an increase from 98.60% at December 31, 1997. The balance of the allowance is maintained at a level which is, in management's judgment, representative of the amount of risk inherent in the loan portfolio. See "Business -- Allowance for Loan Losses."


   INVESTMENT SECURITIES. The balances of securities held-to-maturity and available-for-sale decreased from $1.3 million and $31.2 million, respectively, at December 31, 1997 to $1.2 million and $30.9 million, respectively, at June 30, 1998. These decreases were primarily due to redemptions and principal payments of these securities totalling approximately $4.1 million during the six months ended June 30, 1998. These repayments were offset by purchases of securities totalling $3.7 million. Currently, management intends to continue allowing the Bank's investment securities to mature and paydown and to reinvest the proceeds primarily in securities to be classified by the Bank as available-for-sale and in new loans.


   DEPOSITS. Total deposits decreased $3.4 million, or 0.9%, from $377.1 million at December 31, 1997 to $373.7 million at June 30, 1998. While time deposits increased $1.0 million, or 0.34%, during the period, savings accounts decreased $900,000, or 2.3%, money market accounts decreased $2.7 million, or 5.89%, and noninterest-bearing accounts decreased $800,000, or 24.04%.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 1997 AND DECEMBER 31, 1996


   Assets totalled $471.9 million at December 31, 1997, an increase of $2.0 million, or 0.43%, from $469.9 million at December 31, 1996. Most of this increase was concentrated in the loan portfolio which increased $7.9 million for the year ending December 31, 1997 to $413.0 million, which increase was partially offset by a reduction in cash and cash equivalents of $4.7 million. Total deposits increased by $1.4 million, from $375.7 million at December 31, 1996 to $377.1 million at December 31, 1997. FHLB advances decreased $7.0 million from $15.0 million at December 31, 1996 to $8.0 million at December 31, 1997.


   LOANS. The increase in total loans was primarily due to increases in residential real estate loans and consumer loans, which were partially offset by decreases in the Bank's construction and development loans and non-residential real estate loans. Although, total real estate mortgage loans increased $2.9 million, or 0.69%, total real estate mortgage loans as a percentage of total loans decreased from 98.12% at December 31, 1996 to 97.93% at December 31, 1997 due to the increase in consumer loans. Real estate construction loans declined from $21.3 million, or 4.98% of the portfolio, at December 31, 1996 to $16.0 million, or 3.72% of the portfolio, at December 31, 1997. The decline in real estate construction loans resulted from large payoffs for this type of borrowing.


   ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses decreased by $65,000 to $5.5 million at December 31, 1997 from December 31, 1996. This slight reduction reflects the economic stability in the market area as well as improvements in net charged off loans. The adequacy of the allowance for loan losses is evaluated monthly by management based upon a review of significant loans, with particular emphasis on nonperforming and delinquent loans that management believes warrant special attention. At December 31, 1997, the allowance for loan losses provided coverage of 98.60% of total nonperforming loans, up from 61.89% at December 31, 1996.


   INVESTMENT SECURITIES. The balances of securities held-to-maturity and available-for-sale decreased from $1.5 million and $32.0 million, respectively, at December 31, 1996 to $1.3 million and $31.2 million, respectively, at December 31, 1997. These decreases were the result of redemptions and principal payments of these securities, totalling approximately $7.1 million during the year ended December 31, 1997. The repayments were offset by purchases of securities totalling $5.4 million.


   DEPOSITS. Total deposits increased $1.5 million, or 0.40%, from $375.7 million at December 31, 1996 to $377.1 million at December 31, 1997. Of this total increase, certificates of deposit increased $6.4 million, or 2.2%, and noninterest-bearing accounts increased $815,000. These increases were partially offset by decreases in money market accounts of $4.8 million and passbook accounts of $951,000. FHLB advances decreased from $15.0 million at December 31, 1996 to $8.0 million at December 31, 1997, which was funded through net cash provided by operations.

COMPARISON OF OPERATING RESULTS FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997


   GENERAL. Net income for the six months ended June 30, 1998 increased $61,000 to $3.3 million compared to the six months ended June 30, 1997. This increase was primarily a result of an increase in net interest income of $120,000, which was partially offset by an increase in the provision for loan losses of $28,000, an increase in noninterest expense of $10,000 and an increase of income tax expense of $65,000. The Bank's return on average assets (ROA) was 1.40% for the six months ended June 30, 1998, up from 1.39% for the same period in 1997. The Bank's return on average equity (ROE) was 8.12% for the six months ended June 30, 1998, down from 8.71% for the six months ended June 30, 1997.


   INTEREST INCOME. Interest income for the six months ended June 30, 1998 increased $172,000 to $18.2 million, from $18.1 million for the comparable period in 1997 primarily due to an increase in the average balance of mortgage loans of $4.8 million to $402.7 million for the six months ended June 30, 1998, as compared to the same period in 1997. This increase was partially offset by a decrease in the average yield on investment securities from 5.86% to 5.58% and a decrease in the average balance of investment securities from $35.2 million for the six months ended June 30, 1997 to $34.2 million for the six months ended June 30, 1998.


   INTEREST EXPENSE. Interest expense increased by $52,000 during the six months ended June 30, 1998 to $9.6 million. Interest paid on certificates of deposit for the six months ended June 30, 1998 was $8.0 million, up from $7.8 million for the six months ended June 30, 1997, which was due primarily to an increase in the average balance of time deposits, from $283.9 million for the six months ended June 30, 1997 to $288.7 million for the six months ended June 30, 1998.

   NET INTEREST INCOME. Net interest income for the six months ended June 30, 1998 increased $120,000 to $8.6 million from $8.5 million for the six months ended June 30, 1997, which was primarily due to an increase in the average balance of interest-earning assets from $455.6 million for the six months ended June 30, 1997 to $460.9 million for the six months ended June 30, 1998, the effect of which was partially offset by a decrease in the yield on average interest-earning assets from 7.92% for the six months ended June 30, 1997 to 7.90% for the same period in 1998 and an increase in the cost of average interest-bearing liabilities from 4.96% to 5.02%. The Bank's net interest margin for the six months ended June 30, 1998 was 3.74%, up from 3.72% for the six months ended June 30, 1997. As a result, the Bank's interest rate spread decreased from 2.96% to 2.88%.


   PROVISION FOR LOAN LOSSES. The provision for loan losses increased from $241,000 for the six months ended June 30, 1997 to $269,000 for the six months ended June 30, 1998. This increase is primarily the result of increases in reserves for commercial mortgage loans during the six months ended June 30, 1998 due to several individual lending relationships in addition to continued growth in the Bank's loan portfolio. Although management believes the current level of allowance for loan losses is adequate, there can be no assurance that future losses will not exceed estimated amounts or that the provision for loan losses will not increase in future periods. See "Business of the Bank -- Allowance for Loan Losses."


   NONINTEREST INCOME. Total noninterest income increased $44,000 to $249,000 for the six months ended June 30, 1998 as compared to $205,000 for the same period in 1997. Noninterest income is composed primarily of servicing fees and deposit account service charges.

   NONINTEREST EXPENSE. Total noninterest expense was $3.1 million for both the six months ended June 30, 1998 and 1997. Decreases in compensation and benefits of $227,000 were offset by increases in Federal examination fees of $43,000, and other expenses totalling $194,000. The decrease in compensation expense is directly related to the Bank's attempts to increase the efficiencies in branch and other operations. The increase in other expenses is the result of increased legal and accounting fees related to litigation involving an employment matter which was settled in 1998.

   INCOME TAXES. Income tax expense increased by $65,000 to $2.2 million for the six months ended June 30, 1998. The increase is primarily the result of the increase of $126,000 in income before income tax expense to $5.5 million in 1998 from $5.4 million in 1997.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996


   GENERAL. Net income for the year ended December 31, 1997 increased by $1.8 million, or 40.3%, to $6.4 million compared to $4.6 million for the year ended December 31, 1996. Net interest income for the years ended December 31, 1997 and 1996 was $17.1 million and $16.5 million, respectively, due to an increase of $506,000 in interest income for 1997 coupled with a decrease in interest expense of $117,000. Noninterest income increased by $51,000 in 1997. In addition, noninterest expense decreased by $2.8 million to $6.8 million for the year ended December 31, 1997 compared to $9.6 million for the prior year, reflecting the one-time special SAIF assessment paid in 1996. The Bank's return on average assets increased from 0.98% for the year ended December 31, 1996 to 1.36% for the year ended December 31, 1997. The Bank's return on average equity also increased from 6.42% for the year ended December 31, 1996 to 8.39% for the year ended December 31, 1997.


   INTEREST INCOME. Interest income for the year ended December 31, 1997 was $36.5 million, an increase of $506,000 or 1.4% from $36.0 million for the year ended December 31, 1996. The largest component of interest income is interest on mortgage loans. Interest on mortgage loans increased from $32.2 million for the year ended December 31, 1996 to $32.9 million for the year ended December 31, 1997. This increase of $709,000 or 2.2% is primarily the result of loan volume increases. The average balance of mortgage loans increased $11.2 million to $399.9 million, while the yield on mortgage loans decreased 5 basis points from 8.27% to 8.22%, partially offsetting the increase due to volume. The increase in interest on loans was offset by a decrease in interest on investment securities. Interest income on investment securities decreased $356,000. Substantially all of the decrease in interest income on investment securities is attributable to lower volume. The average balance of investment securities decreased from $40.9 million for the year ended December 31, 1996 to $34.9 million for the year ended December 31, 1997. Average interest-earning assets were $457.7 million for the year ended December 31, 1997, an increase of $2.5 million, or 0.55%, from $455.2 million for the year ended December 31, 1996. The average yield on earning assets increased 7 basis points to 7.97% for the year ended December 31, 1997, from 7.90% for the year ended December 31, 1996.


   INTEREST EXPENSE. Interest expense decreased during the year ended December 31, 1997 to $19.4 million, from $19.5 million for the year ended December 31, 1996. Substantially all of the Bank's interest expense is from interest-bearing deposits. The largest category of interest-bearing deposits is certificates of deposits. Interest on certificates of deposits for the year ended December 31, 1997 was $16.0 million, down $102,000 from $16.1 million in 1996, which was primarily the result of an increase in the average balance of certificates of deposits, from $283.9 million in 1996 to $285.4 million in 1997, offset by a decrease of 7 basis points in the rates paid on these deposits from 5.67% in 1996 to 5.60% in 1997. Interest expense on savings accounts decreased $159,000, from $3.0 million for the year ended December 31, 1996 to $2.8 million for the year ended December 31, 1997. This decrease is attributable to a decrease in the average balance of savings accounts, which decreased $7.9 million during 1997, partially offset by an increase of 10 basis points in the rates paid on these savings accounts, from 3.14% to 3.24%. Interest expense on FHLB advances increased $143,000 from $459,000 for the year ended December 31, 1996 to $602,000 for the year ended December 31, 1997. This increase is primarily attributable to the increase in average advances outstanding from $7.4 million for the year ended December 31, 1996 to $9.7 million for the year ended December 31, 1997. The factors contributing to a decrease in interest expense were slightly offset by a 4 basis point increase in the average cost of FHLB advances.


   NET INTEREST INCOME. Net interest income for the year ended December 31, 1997 was $17.1 million, compared to $16.5 million for the year ended December 31, 1996. The increase was primarily due to a decrease in average interest-bearing liabilities of $4.5 million coupled with an increase in average interest-earning assets of $2.5 million. The yield on average interest-earning assets increased from 7.90% to 7.97%, while the average yield on interest-bearing liabilities increased from 5.01% for the year ended December 31, 1996 to 5.04% for the year ended December 31, 1997. As a result, the Bank's interest rate spread increased from 2.89% to 2.93% while the net interest margin increased from 3.61% to 3.73%.


   PROVISION FOR LOAN LOSSES. The provision for loan losses increased from $325,000 for the year ended December 31, 1996 to $375,000 for the year ended December 31, 1997. This increase is primarily the result of an increase in net charge-offs from $262,000 for the year ended December 31, 1996 to $440,000 for the year ended December 31, 1997. The average impairment of loans decreased from $11.9 million for the year ended December 31, 1996 to $9.8 million for the year ended December 31, 1997, mitigating the need for additional provisions for loan losses. See "Business of the Bank -- Allowance for Loan Losses."


   NONINTEREST INCOME. Total noninterest income increased $51,000, or 12.5% to $460,000 for the year ended December 31, 1997, compared to $409,000 for the same period in 1996. Noninterest income primarily consists of servicing fees and deposit account service charges.


   NONINTEREST EXPENSE. Total noninterest expense decreased $2.8 million to $6.8 million for the year ended December 31, 1997, down from $9.6 million for the prior year. Decreases in compensation and benefits of $205,000, occupancy and equipment of $45,000, and federal deposit insurance premium of $3.0 million (reflecting the one-time SAIF assessment paid in 1996) were offset by an increase in the net cost of foreclosed real estate operations of $33,000 and increases in other expenses of $488,000.


   The decrease in compensation expense to $3.5 million for the year ended December 31, 1997 is directly related to the Bank's efforts to increase efficiencies in branch-banking and other operations. The decrease in occupancy and equipment expenses to $717,000 for the year ended December 31, 1997 reflects the reduction in depreciation expense for fully depreciated assets. No significant acquisitions of hardware or software were made in the year ended December 31, 1997. The increase in the net cost of foreclosed real estate operations is the result of several factors. During the year ended December 31, 1997, the Bank experienced a slight narrowing of the cost of foreclosed property and the realized sale price. At the same time, the condition of foreclosed property required additional reserves for deferred maintenance, offset by decreased expenses in preparing foreclosed properties for sale. The resulting net effect increased those expenses by $33,000 over those experienced for the year ended December 31, 1996. The decrease in federal deposit premiums was due primarily to the special SAIF assessment of $2.5 million paid in 1996. The increase in other expenses is the result of increased legal and accounting fees related to litigation regarding an employment matter. This litigation has been settled and no further expenses will be incurred.


   INCOME TAXES. Income tax expense increased from $2.4 million for the year ended December 31, 1996 to $3.9 million for the year ended December 31, 1997. The increase is primarily the result of a change in deferred income tax from $542,000 for the year ended December 31, 1996 to $38,000 for the year ended December 31, 1997, offset by additional income before income tax expense of $3.4 million or 48.6% in 1997 compared to 1996.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995


   GENERAL. Net income for the year ended December 31, 1996 decreased by $2.1 million or 31.2% to $4.6 million from $6.7 million for the year ended December 31, 1995. Net interest income was $16.5 million for the year ended December 31, 1996, compared to $17.3 million for the year ended December 31, 1995. Noninterest expense was $9.6 million for the year ended December 31, 1996, compared to $6.5 million for the year ended December 31, 1995.


   INTEREST INCOME. Interest income for the year ended December 31, 1996 decreased $307,000 or 0.84% to $36.0 million, from $36.3 million for 1995. The largest component of interest income is interest on mortgage loans. Interest on mortgage loans increased by $609,000 or 1.9% from $31.6 million for the year ended December 31, 1995 to $32.2 million for the year ended December 31, 1996. Interest income increased primarily due to an increase in the average balance of interest-earning assets, the effect of which was partially offset by a decrease in the average yield on such assets. The average balance of mortgage loans increased $20.4 million to $388.7 million, while the average yield on mortgage loans decreased 29 basis points from 8.56% to 8.27%. This decrease in the yield earned on mortgage loans was driven primarily by decreases in the rates on the fixed rate mortgage portfolio as refinances of higher rate mortgages were experienced. See "Business of the Bank -- Mortgage Lending." The increase in interest on mortgage loans was partially offset by a decreases in interest on investment securities coupled with a decrease in the balance of investment securities. Interest income on investment securities declined $807,000. In addition, the average balance of such securities declined by $13.0 million. In addition, the average balance of mortgage-backed securities decreased from $2.0 million for the year ended December 31, 1995 to $1.7 million for the year ended December 31, 1996. This decrease was partially offset by an increase in the average yield on mortgage-backed securities from 15.9% to 16.8%. Average interest-earning assets were $455.2 million for the year ended December 31, 1996, an increase of $7.9 million from $447.3 million for the year ended December 31, 1995, while the average yield on interest-earning assets was 7.9% for the year ended December 31, 1996, a decline of 21 basis points from 8.11% for 1995.


   INTEREST EXPENSE. Interest expense increased during the year ended December 31, 1996 by $538,000 to $19.5 million from $19.0 million for the year ended December 31, 1995. The largest category of interest-bearing deposits is certificates of deposit. Interest on certificates of deposits for the year ended December 31, 1996 was $16.1 million, up $1.0 million from $15.1 million in 1995. This increase is the result of an increase in the average balance of certificates of deposit, from $275.9 million in 1995 to $283.9 million in 1996, combined with an increase of 20 basis points in the rates paid on these deposits from 5.47% in 1995 to 5.67% in 1996. Interest expense on savings accounts decreased $352,000 from $3.3 million in 1995 to $3.0 million in 1996. This decrease resulted almost entirely from a $6.7 million decrease in the average balances of savings accounts during this period from $101.6 million in 1995 to $94.9 million in 1996. Interest expense on FHLB advances decreased $106,000 from 1995 to 1996, which was primarily attributed to lower interest rates during the period. Fluctuations in interest expense on other categories of interest-bearing liabilities were not significant.


   NET INTEREST INCOME. Net interest income for the year ended December 31, 1996 was $16.5 million, down $845,000 or 4.9% from $17.3 million for the year ended December 31, 1995. The decrease was primarily the result of the effects of a 21 basis point decrease in the rates earned on earning assets from 8.11% in 1995 to 7.90% in 1996. This reduction in yield was compounded by the effects of a 9 basis point increase in the rates paid on average interest-bearing liabilities, from 4.92% in 1995 to 5.01% in 1996. The Bank's net interest margin for the year ended December 31, 1996 was 3.61%, down from 3.86% for the year ended December 31, 1995. The effect of the changes in rates were partially offset by increases in volume. These increases were composed of an increase in average interest-earning assets of $8.0 million, from $447.3 million in 1995 to $455.2 million for the year ended December 31, 1996, offset by a $3.4 million increase in average interest-bearing liabilities from $386.4 million for the year ended December 31, 1995 to $389.8 million for the same period in 1996.

   PROVISION FOR LOAN LOSSES. The provision for loan losses of $325,000 for the year ended December 31, 1996 decreased $87,000 from the $412,000 provision in the year ended December 31, 1995. This decrease resulted from reduced chargeoffs of loan balances and an improving economy in the Bank's market area.


   NONINTEREST INCOME. Total noninterest income for the year ended December 31, 1996 was $409,000, an increase of $126,000 or 44.5% over noninterest income of $283,000 for 1995. Increased income from loan servicing fees and deposit account service charge increases aggregating $106,000 contributed to the increase in noninterest income.


   NONINTEREST EXPENSE. Total noninterest expense increased $3.1 million or 48.3% to $9.6 million for the year ended December 31, 1996, up from $6.5 million for the year ended December 31, 1995. Increases in compensation and benefits of $371,000 to $3.7 million, occupancy and equipment of $154,000, a special SAIF assessment of $2.5 million, and other expenses of $117,000 were partially offset by reductions in net cost of foreclosed real estate operations of $55,000. The increase in compensation and benefits is the result of a nonfunded termination agreement with the Bank's former chief executive officer completed during the year ended December 31, 1996. The increase in occupancy and equipment was the result of transferring data processing from an in-house system to a service bureau during 1996. The conversion was completed in mid-year. The increase in the FDIC assessment is the result of legislation which mandated that all thrift institutions pay a special SAIF assessment.


   INCOME TAXES. Income tax expense decreased from $4.1 million for the year ended December 31, 1995 to $2.4 million for 1996. The decrease is primarily the result of lower net income before income tax expense of $3.7 million in 1996 compared to 1995 and an increase in deferred taxes of $104,000.

LIQUIDITY AND CAPITAL RESOURCES


   The Bank's primary sources of funds are deposits, principal and interest payments on loans, mortgage-backed and investment securities and FHLB advances. While maturities and scheduled amortization of loans are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. The Bank has continued to maintain the required levels of liquid assets as defined by OTS regulations. This requirement of the OTS, which may be varied at the direction of the OTS depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The Bank's currently required liquidity ratio is 4.00%. At June 30, 1998 and December 31, 1997, the Bank's liquidity ratio was 8.58% and 9.58%, respectively. Management's current strategy is to maintain liquidity as close as possible to the minimum regulatory requirement and to invest any excess liquidity in higher yielding interest-earning assets. The Bank manages its liquidity position and demands for funding primarily by investing excess funds in short-term investments and utilizing FHLB advances in periods when the Bank's demands for liquidity exceed funding from deposit inflows.


   The Bank's most liquid assets are cash and cash equivalents and securities available-for-sale. The levels of these assets are dependent on the Bank's operating, financing, lending and investing activities during any given period. At June 30, 1998, cash and cash equivalents and securities available-for-sale totalled $39.9 million, or 8.46% of total assets.


   The Bank has other sources of liquidity if a need for additional funds arises. At June 30, 1998, the Bank had $8.0 million in advances outstanding from the FHLB and, at June 30, 1998, had an additional overall borrowing capacity from the FHLB of $37.0 million. Depending on market conditions, the pricing of deposit products and FHLB advances, the Bank may continue to rely on FHLB borrowings to fund asset growth.

   At June 30, 1998, the Bank had commitments to fund loans and unused outstanding lines of credit, unused standby letters of credit and undisbursed proceeds of construction mortgages totaling $36.2 million. The Bank anticipates that it will have sufficient funds available to meet its current loan origination commitments. Certificate accounts, including IRA and Keogh accounts, which are scheduled to mature in less than one year from June 30, 1998, totalled $196.7 million. Based upon experience, management believes the majority of maturing certificates of deposit will remain with the Bank. In addition, management of the Bank believes that it can adjust the rates offered on certificates of deposit to retain deposits in changing interest rate environments. In the event that a significant portion of these deposits are not retained by the Bank, the Bank would be able to utilize FHLB advances to fund deposit withdrawals, which would result in an increase in interest expense to the extent that the average rate paid on such advances exceeds the average rate paid on deposits of similar duration.


   At June 30, 1998, the Bank exceeded all minimum regulatory capital requirements with a tangible capital level of $79.9 million, or 17.05%, of total adjusted assets, which is above the required level of $7.1 million, or 1.5%; core capital of $79.9 million, or 17.05%, of total adjusted assets, which is above the required level of $18.7 million, or 3.00%; and risk-based capital of $83.4 million, or 28.52%, of risk-weighted assets, which is above the required level of $22.4 million, or 8.00%. See "Regulatory Capital Compliance."


   The primary investing activities of the Bank are the origination of residential one- to four-family loans, non-residential real estate loans, real estate construction and development loans, and the purchase of United States Treasury and agency securities, mortgage-backed and mortgage-related investment securities and other investment securities. During the six months ended June 30, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995, the Bank's loan originations totalled $79.7 million, $51.9 million, $112.5 million, $88.0 million, and $79.8 million, respectively. Purchases of United States Treasury and agency securities, mortgage-backed and mortgage related investment securities and other investment securities totalled $3.6 million, $2.6 million, $5.4 million, $8.3 million and $12.6 million for the six months ended June 30, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995, respectively. These activities were funded primarily by principal repayments on loans and mortgage-backed and mortgage related investment securities and other investment securities, and to a minor extent deposit growth.


   The Bank experienced a net increase (decrease) in total deposits of ($3.4 million), $2.0 million, $1.5 million, ($10.7 million) and $10.2 million for the six months ended June 30, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995, respectively. Deposit flows are affected by the level of interest rates, the interest rates and products offered by local competitors, interest rates offered by the Bank and other factors.

YEAR 2000 COMPLIANCE


   The Bank has conducted a comprehensive review of its computer systems to identify applications that could be affected by the "Year 2000" issue, and has developed an implementation plan to address the issue. The Bank's data processing is performed under agreements with BISYS, Inc. ("BISYS"), a nationwide financial service bureau, and consequently the Bank is very dependent on this service bureau to conduct its business. The Bank has already contacted BISYS, as well as each of its other vendors to request time tables for Year 2000 compliance and expected costs, if any, to be passed along to the Bank. To date, the Bank has been informed that BISYS and other primary service providers anticipate that all reprogramming efforts will be completed by December 31, 1998, allowing the Bank adequate time for testing. Certain other vendors have not yet responded; however, the Bank will pursue other options if it appears that these vendors will be unable to comply. The Bank believes that its costs related to Year 2000 will be approximately $200,000, and has incurred $17,200 through June 30, 1998, and expects that substantially all costs related to Year 2000 will be capitalized as incurred and amortized over approximately five year lives. Management does not expect these costs to have a significant impact on the Bank's financial position or results of operations. However, there can be no assurance that the vendors' systems will be Year 2000 compliant; consequently, the Bank could incur incremental costs to convert to another vendor.


   The Bank has determined that Year 2000 non-compliance by any loan customer would have no material impact on the Bank. The risks associated with the Year 2000 issue, however, could go beyond the Bank's own ability to solve Year 2000 problems. Should suppliers of critical services fail in their efforts to be Year 2000 compliant, it could have significant adverse financial results for the Bank. The Bank's risk management strategy for its mission-
     critical systems focuses on its highest priority system, BISYS, the financial service bureau. Although the Bank has assessed the service bureau's progress and believes it will be Year 2000 compliant, the Bank will continue to review and test the service bureau's applications. BISYS' failure to demonstrate Year 2000 compliance by December 31, 1998, would result in the Bank's implementation of its primary contingency plan, conversion to another financial service vendor. The relative percentages of income affected under the plan would be nominal.



     IMPACT OF INFLATION AND CHANGING PRICES

          The Financial Statements and Notes thereto presented herein have been prepared in accordance with GAAP, which provide for the measurement of financial position and operating results generally in terms of historical dollar amounts without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Bank's operations. Unlike industrial companies, nearly all of the assets and liabilities of the Bank are monetary in nature. As a result, interest rates have a greater impact on the Bank's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

     IMPACT OF NEW ACCOUNTING STANDARDS

          REPORTING COMPREHENSIVE INCOME. In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income." This Statement establishes standards for reporting and displaying comprehensive income and its components within the financial statements. Comprehensive income is defined in FASB Concepts Statement 6 as the "change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners." The Statement is effective for fiscal years beginning after December 15, 1997, and was adopted by the Bank during 1998. The adoption of this Statement did not have a material effect on the Bank's financial reporting.

          DISCLOSURE ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" which establishes standards for the way that public business enterprises report information about operating segments in annual financial statements. This Statement is effective for financial statements for periods beginning after

     December 15, 1997, and was adopted by the Bank during 1998. This Statement is a matter of disclosure only and does not effect the determination of income and expense amounts. The adoption of this Statement did not have a material effect on the Bank's financial reporting.

          EMPLOYERS' DISCLOSURES ABOUT PENSIONS AND OTHER POSTRETIREMENT BENEFITS. In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" which standardizes the disclosure requirements for pensions and other postretirement benefits. This Statement supersedes FASB Statements No. 87, "Employers' Accounting for Pensions," No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," and No. 106, "Employers' Accounting for Postretirement Benefits other than Pensions." This Statement is effective for fiscal years beginning after December 15, 1997, and was adopted by the Bank during 1998. The adoption of this Statement did not have a material effect on the Bank's financial reporting.

          ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" which addresses the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. This Statement supersedes FASB Statements No. 80, "Accounting for Futures Contracts," No. 105, "Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk," and No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments." It amends Statement No. 107, "Disclosures about Fair Value of Financial Instruments" to include in Statement 107 the disclosure provisions about concentrations of credit risk from Statement
     105. This Statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Management of the Bank is currently assessing the impact of this Statement on the Bank's financial reporting process. Management does not expect to adopt this Statement early, as permitted by the Statement. At the initial application of this Statement, the Bank may elect to transfer any security classified by the Bank as held-to-maturity to the available-for-sale or trading classification. In addition, the Bank may elect to transfer any security classified as available-for-sale to the trading classification. Presently, management does not expect to elect these options.

                             BUSINESS OF THE BANK

     GENERAL

          The Bank is a community oriented savings association whose principal business has been and continues to be attracting retail deposits from the general public in the areas surrounding its branch offices and investing those deposits, together with funds generated from operations and borrowings, primarily in one- to four-family residential mortgage loans. In recent years, the Bank has originated primarily fixed-rate one- to four-family loans with terms of 15 to 30 years. To a lesser extent, the Bank invests in non-residential real estate loans, including loans to local churches, construction and development loans, land and land development loans, and consumer loans. The Bank operates through its four full service banking offices located in the City of Fredericksburg and Stafford and Spotsylvania Counties, Virginia. The Bank originates loans for investment. The Bank's revenues are derived principally from interest on its mortgage loans and, to a lesser extent, interest on its investments, which generally include short-term U.S. Treasury bonds and U.S. Government Agency obligations, short-term, highly rated corporate debt securities and municipal bonds and from loan fee income. The Bank's primary sources of funds are deposits, principal and interest payments on loans and investments.

     MARKET AREA AND COMPETITION

          The Bank is headquartered in Fredericksburg, Virginia and has been, and intends to continue to be, a community oriented financial institution. The Bank's primary market area is comprised of the City of Fredericksburg and Spotsylvania, Stafford and King George Counties, Virginia, which are serviced through the Bank's main office and three other full service banking offices. The Bank's main office is located in Fredericksburg, two branch offices are located in Spotsylvania County and one is in Stafford County. Based on the most recent information available, the Bank had approximately one-third of the total bank and thrift deposits in its market area.

          The Bank's primary market area consists principally of suburban and rural communities with service, wholesale/retail trade, government and manufacturing serving as the basis of the local economy. Service jobs represent the largest type of employment in the Bank's primary market area, with jobs in wholesale/retail trade accounting for the second largest employment sector. Fredericksburg and surrounding communities are located between Richmond, Virginia and Washington, D.C. and are easily accessible from Interstate 95, a major Interstate running north to south along the Eastern seaboard. The easy accessability to the Fredericksburg area and its close proximity to these large cities has resulted in the Fredericksburg area being among one of the fastest growing areas in the country in recent years. Businesses that have moved to the area in recent years and invested substantial capital into their new locations include Capital One Financial Corp., Intuit, Inc., Dongsung America, Inc., Mapei Corporation, Vulcan Materials Company, SEI Birchwood, Inc. and Greenhost, Inc. In addition, GEICO insurance has significantly expanded its presence in the area and currently employs over 2,000 people at its Stafford County location. Management believes that its market area continues to show economic growth with stable to moderately increasing real estate values. Management hopes to capitalize on this high growth to expand its market share.

          The Bank faces significant competition both in generating loans and in attracting deposits. The Bank's primary market area is highly competitive and the Bank faces direct competition from a significant number of financial institutions, many with a state-wide or regional presence and, in some cases, a national presence. Many of these financial institutions are significantly larger and have greater financial resources than the Bank. The Bank's competition for loans comes principally from commercial banks, savings banks, credit unions, mortgage brokers, mortgage banking companies and insurance companies. In addition, the Bank has recently faced significant competition for first mortgage loans on new home construction from builders who have been offering financing for purchases of new houses in the builders' development projects. Its most direct competition for deposits has historically come from savings, cooperative and commercial banks and credit unions. In addition, the Bank faces significant competition for deposits from non-bank institutions such as brokerage firms and insurance companies in such instruments as short-term money market funds, corporate and government securities funds, mutual funds and annuities. Competition may also increase as a result of the lifting of restrictions on the interstate operations of financial institutions. The Bank has also experienced significant competition from credit unions which have a competitive advantage as they do not pay state or federal income taxes. Such competitive advantage has placed increased pressure on the Bank with respect to its loan and deposit pricing.

     LENDING ACTIVITIES

          LOAN PORTFOLIO COMPOSITION. The Bank's loan portfolio consists primarily of first mortgage loans secured by one-to four-family residences. At June 30, 1998, gross loans totalled $437.2 million, of which $367.0 million, or 83.94% were one- to four-family, residential mortgage loans and home equity loans. At such date, the remainder of the loan portfolio consisted of: $35.3 million of non-residential loans, including church loans totalling $12.1 million, or 8.08% of total loans; $20.0 million of construction and development loans, including unadvanced loan amounts, or 4.57% of total loans; $2.3 million of land and land development loans or 0.53% of total loans; $3.4 million of multi-family loans, or 0.78% of total loans; and $9.2 million of consumer loans, or 2.10% of total loans.

          The types of loans that the Bank may originate are subject to federal laws and regulations. Interest rates charged by the Bank on loans are affected by the demand for such loans and the supply of money available for lending purposes and the rates offered by competitors. These factors are, in turn, affected by, among other things, economic conditions, monetary policies of the federal government, including the Federal Reserve Board ("FRB") and legislative tax policies.

          The following table sets forth the composition of the Bank's loan portfolio in dollar amounts and as a percentage of the portfolio at the dates indicated.

                                                                                       AT DECEMBER 31,
                                                         -------------------------------------------------------------------------
                              AT JUNE 30, 1998           1997                  1996                1995                1994
                           --------------------  ---------------------  ------------------  ------------------  ------------------
                              AMOUNT   PERCENT    AMOUNT      PERCENT    AMOUNT   PERCENT    AMOUNT   PERCENT    AMOUNT   PERCENT
                                       OF TOTAL               OF TOTAL            OF TOTAL            OF TOTAL            OF TOTAL
                           ---------   --------  --------   ----------  -------   --------  -------   --------  --------  --------
                                                          (DOLLARS IN THOUSANDS)
Mortgage loans:
  Residential:
    One- to four-family (1)  $367,041    83.94%  $358,561       83.19%  $345,799    80.94%  $329,589    79.69%  $312,933    79.09%
    Multi-family...........     3,396     0.78      3,455        0.80      3,453     0.81      2,340     0.57      4,407     1.11
 Non-residential real          35,316     8.08     40,951        9.50     44,528    10.42     44,520    10.77     39,950    10.10
  estate(2)................
  Land and land development     2,321     0.53      3,091        0.72      4,136     0.97      6,398     1.55      4,375     1.12
  Construction and
   development.............    19,960     4.57     16,046        3.72     21,285     4.98     23,545     5.69     27,259     6.89
                             --------   ------   --------      ------   --------   ------   --------   ------   --------   ------
      Total mortgage loans.   428,034    97.90    422,104       97.93    419,201    98.12    406,392    98.27    388,924    98.31
                             --------   ------   --------      ------   --------   ------   --------   ------   --------   ------
  Consumer and other loans.     9,192     2.10      8,913        2.07      8,046     1.88      7,159     1.73      6,601     1.69
                             --------   ------   --------      ------   --------   ------   --------   ------   --------   ------
Total loans................   437,226   100.00%   431,017      100.00%   427,247   100.00%   413,551   100.00%   395,525   100.00%
                                        ======                 ======              ======              ======              ======
Less:
  Participating interests..     3,319               4,217                  5,450               6,543               8,126
  Undisbursed loan funds...     8,743               4,978                  8,064               8,132               7,829
  Unearned discounts and        3,539               3,312                  3,045               2,855               2,764
   deferred loan fees......
  Allowance for loan losses     5,639               5,478                  5,543               5,480               5,537
                             --------            --------               --------            --------            --------
  Loans receivable, net....  $415,986            $413,032               $405,145            $390,541            $371,269
                             ========            ========               ========            ========            ========

                                   --------------------
                                           1993
                                   --------------------
                                     AMOUNT   PERCENT
                                              OF TOTAL
                                   --------------------
Mortgage loans:
  Residential:
    One- to four-family (1)         $315,739    79.08%
    Multi-family...........            9,315     2.33
 Non-residential real                 38,830     9.72
  estate(2)................
  Land and land development            5,454     1.37
  Construction and
   development.............           23,537     5.89
                                    --------   ------
      Total mortgage loans.          392,875    98.39
                                    --------   ------
  Consumer and other loans.            6,409     1.61
                                    --------   ------
Total loans................          399,284   100.00%
                                               ======
Less:
  Participating interests..            9,261
  Undisbursed loan funds...            6,539
  Unearned discounts and               2,900
   deferred loan fees......
  Allowance for loan losses            5,355
                                    --------
  Loans receivable, net....         $375,229
                                    ========

________________________________________
(1) Includes home equity lines of credit.
(2) Includes 36 loans to local churches totalling $12.1 million at June 30, 1998.

     LOAN MATURITY. The following table shows the remaining contractual maturity of the Bank's loans at June 30, 1998. The table does not include the effect of future principal prepayments.

                                                                             AT JUNE 30, 1998
                                        ----------------------------------------------------------------------------------------
                                          ONE- TO                            CONSTRUCTION         LAND AND
                                           FOUR-    MULTI-       NON-            AND               LAND                  TOTAL
                                           FAMILY   FAMILY    RESIDENTIAL    DEVELOPMENT        DEVELOPMENT   CONSUMER   LOANS
                                        ----------  ------- ---------------  --------------- --------------   --------  --------
                                                                              (IN THOUSANDS)
Amounts due:
  One year or less......................  $  2,168  $   --          $     7       $19,960  (1)        $1,651    $2,417  $ 26,203
  After one year:
   More than one year to three years....     3,939      --               49            --                 23     2,674     6,685
   More than three years to five years..     6,111      --              603            --                130     3,340    10,184
   More than five years to ten years....    46,811     809            6,940            --                314       608    55,482
   More than ten years to twenty years..   153,263     975           21,103            --                135       153   175,629
   More than twenty years...............   154,749   1,612            6,614            --                 68        --   163,043
                                          --------  ------          -------       -------             ------    ------  --------
      Total amount due..................  $367,041  $3,396          $35,316       $19,960             $2,321    $9,192   437,226
                                          ========  ======          =======       =======             ======    ======
Less:
  Participating interests.............................................................................................     3,319
  Allowance for loan losses...........................................................................................     8,743
  Undisbursed loan funds..............................................................................................     3,539
 Allowance for loan losses............................................................................................     5,639
                                                                                                                        --------
Loans, net............................................................................................................  $415,986
                                                                                                                        ========

(1) Includes construction and development loans which will convert to one- to four-family mortgage loans upon the completion of the construction.

     The following tables set forth at June 30, 1998, the dollar amount of loans contractually due after June 30, 1999 and whether such loans have fixed interest rates or adjustable interest rates.

                                     DUE AFTER JUNE 30, 1999
                                --------------------------------
                                   FIXED    ADJUSTABLE   TOTAL
                                ----------  ----------  --------
                                          (IN THOUSANDS)
Real estate loans:
  One- to four-family...........  $263,356    $101,517  $364,873
  Multi-family..................     1,898       1,498     3,396
  Non-residential...............    20,335      14,974    35,309
  Construction and development..        --          --        --
  Land and land development.....       557         113       670
                                  --------    --------  --------
    Total real estate loans.....   286,146     118,102   404,248
Consumer and other loans........     5,252       1,523     6,775
                                  --------    --------  --------
Total loans.....................  $291,398    $119,625  $411,023
                                  ========    ========  ========


     ORIGINATION, SALE AND SERVICING OF LOANS. The Bank's mortgage lending activities are conducted primarily by its loan personnel operating at its four offices. In-market loan originations are generated by the Bank's marketing efforts, which include print, radio and television advertising, lobby displays and direct contact with local civic and religious organizations, as well as by the Bank's present customers, walk-in customers and referrals from real estate agents, brokers and builders. Loans originated by the Bank are underwritten by the Bank pursuant to the Bank's policies and procedures and are generally underwritten in accordance with Fannie Mae ("FNMA") and Freddie Mac ("FHLMC") underwriting standards. The Bank originates both adjustable-rate and fixed-rate loans. The Bank's ability to originate fixed- or adjustable-rate loans is dependent upon the relative customer demand for such loans, which is affected by the current and expected future level of interest rates. In recent years, the Bank has originated primarily fixed-rate loans as a result of low customer demand for adjustable-rate loans given the prevailing low interest rate environment.

     Generally, all loans originated by the Bank are held for investment, although currently the Bank is exploring opportunities to sell fixed-rate loans originated by the Bank through the secondary market. The Bank generally does not originate mortgage loans insured by the FHA and VA.

     During the years ended December 31, 1997 and December 31, 1996, the Bank originated $85.1 million and $55.7 million of one- to four-family mortgage loans, respectively, all of which were retained by the Bank. In the six months ended June 30, 1998, the Bank originated $67.2 million of one- to four-family mortgage loans. On January 1, 1996, the Bank implemented SFAS No. 122 pursuant to which the value of servicing rights may be recognized as an asset of the Bank. In the six months ended June 30, 1998 and in the year ended December 31, 1997, the fair value of servicing rights under SFAS No. 122 and SFAS No. 125 were not material and were not recognized in the financial statements for those periods.

     The following table sets forth the Bank's loan originations, purchases, sales and principal repayments for the periods indicated:

                                                             FOR THE SIX MONTHS        FOR THE YEAR ENDED DECEMBER 31,
                                                               ENDED JUNE 30,
                                                          ----------------------  ------------------------------------------
                                                              1998       1997        1997              1996          1995
                                                          ----------   ---------  -----------     -------------   ----------
                                                                                     (IN THOUSANDS)
Mortgage loans (gross):
  Beginning balance.......................................  $422,104   $419,201   $ 419,201            $406,392     $388,924
  Mortgage loans originated:
    One- to four-family...................................    67,249     35,948      85,099              55,724       43,807
    Multi-family..........................................        --         --          --               1,440           --
    Non-residential real estate...........................       138        733       1,763               2,384          628
    Construction and development..........................     9,225     11,930      19,333              21,772       24,386
    Land and land development.............................        --         --          --                 503        3,473
                                                            --------   --------   ---------            --------     --------
      Total mortgage loans originated.....................    76,612     48,611     106,195              81,823       72,294
    Transfer of mortgage loans to foreclosed real estate..      (604)       479        (937)             (4,815)          --
    Principal repayments..................................   (70,078)   (44,127)   (102,355)            (64,199)     (54,826)
                                                            --------   --------   ---------            --------     --------
    Ending balance........................................  $428,034   $424,164   $ 422,104            $419,201     $406,392
                                                            ========   ========   =========            ========     ========
Consumer and other loans (gross):
  Beginning balance.......................................  $  8,913   $  8,046   $   8,046            $  7,159     $  6,601
    Consumer and other loans originated...................     3,098      3,288       6,323               6,130        7,512
    Principal repayments..................................    (2,819)    (2,570)     (5,456)             (5,243)      (6,954)
                                                            --------   --------   ---------            --------     --------
    Ending balance........................................  $  9,192   $  8,764   $   8,913            $  8,046     $  7,159
                                                            ========   ========   =========            ========     ========


     ONE-TO FOUR-FAMILY LENDING. The Bank currently offers both fixed-rate and adjustable-rate mortgage ("ARM") loans with maturities of up to 30 years secured by one- to four-family residences. Most of the residences securing these loans are located in the Bank's primary market area. One- to four-family mortgage loan originations are generally obtained from the Bank's in-house loan representatives, from existing or past customers, and through referrals from members of the Bank's local communities. At June 30, 1998, the Bank's one- to four-family mortgage loans totalled $367.0 million, or 83.94%, of total loans. Of the one- to four-family mortgage loans outstanding at that date, 72.34% were fixed-rate mortgage loans and 27.66% were ARM loans.

     The Bank currently offers fixed-rate mortgage loans with terms from ten to 30 years. The Bank retains all of the fixed-rate residential loans that it originates. The Bank is considering selling fixed-rate loans originated by the Bank, but to date has not established a policy for such sales. The Bank does not purchase one- to four-family mortgage loans.

     The Bank currently offers one-year residential ARM loans with an interest rate that adjusts annually based on the change in the relevant United States Treasury index. The Bank also offers loans that bear fixed rates of interest for specified periods of time and, thereafter, adjust on an annual basis. These loans provide for up to a 2.0% periodic cap and a lifetime cap of 6.0% over the initial rate. As a consequence of using caps, the interest rates on these loans may not be as rate sensitive as the Bank's cost of funds. Borrowers of one-year residential ARM loans are generally qualified at a rate of 2.0% above the initial interest rate. The Bank also offers ARM loans that are convertible into fixed-rate loans with interest rates based upon the then current market rates. ARM loans generally pose greater credit risks than fixed-rate loans, primarily because as interest rates rise, the required periodic payment by the borrower rises, increasing the potential for default. However, as of June 30, 1998, the Bank had not experienced higher default rates on these loans relative to its other loans.

     All one- to four-family mortgage loans are underwritten according to the Bank's policies and guidelines. Generally, the Bank originates one- to four-family residential mortgage loans in amounts up to 80% of the lower of the appraised value or the selling price of the property securing the loan and up to 97% of the appraised value or selling price if private mortgage insurance ("PMI") is obtained. Mortgage loans originated by the Bank generally include due-on-sale clauses which provide the Bank with the contractual right to deem the loan immediately due and payable in the event the borrower transfers ownership of the property without the Bank's consent. The Bank requires fire, casualty, title and, in certain cases, flood insurance on all properties securing real estate loans made by the Bank.

     Included in the Bank's one- to-four family loan portfolio are home equity loans. The Bank originates home equity loans that are secured by a lien on the borrower's residence and generally do not exceed $250,000. The Bank uses the same underwriting standards for home equity loans as it uses for one- to four-family residential mortgage loans. Home equity loans are generally originated in amounts which, together with all prior liens on such residence, do not exceed 80% of the appraised value of the property securing the loan. The interest rates for home equity loans either float at a stated margin over the prime rate or have fixed interest rates. As of June 30, 1998, the Bank had $2.8 million, or 0.64% of the Bank's total loan portfolio outstanding, in home equity loans.

     NON-RESIDENTIAL AND MULTI-FAMILY LENDING. The Bank originates non-residential real estate loans that are generally secured by properties used for business purposes such as office buildings, schools, nursing homes, retail stores and churches located in the Bank's primary market area. The Bank lends to local churches to fund construction of or renovations to church facilities. Such loans are generally fixed-rate loans with a maximum loan to value ratio of 80%. The Bank currently has 36 church loans totalling $12.1 million in the aggregate. All such loans are performing in accordance with their terms. Multi-family loans are generally secured by 5 or more unit apartment buildings located in the Bank's primary market area. The Bank's multi-family and non-residential real estate underwriting policies provide that such real estate loans may be made in amounts up to 75% of the appraised value of the property, subject to the Bank's current internal loan-to-one-borrower limit, which at June 30, 1998 was $2.5 million.

     Non-residential real estate loans and multi-family loans generally have adjustable rates and terms to maturity that do not exceed 25 years. The Bank's current lending guidelines generally require that the property securing commercial real estate loans and multi-family loans generate net cash flows of at least 125% of debt service after the payment of all operating expenses, excluding depreciation, and the loan-to-value ratio not to exceed 75% on loans secured by such properties. As a result of a decline in the value of some properties in the Bank's primary market area and due to economic conditions, the current loan-to-value ratio of some non-residential real estate loans and multi-family loans in the Bank's portfolio may exceed the initial loan-to-value ratio and the current debt service ratio may exceed the initial debt service ratio. Adjustable-rate non-residential real estate loans and multi-family loans provide for interest at a margin over a designated index, often a designated prime rate, with periodic adjustments, generally at frequencies of up to five years. In underwriting non-residential real estate loans and multi-family loans, the Bank analyzes the financial condition of the borrower, the borrower's credit history, the reliability and predictability of the net income generated by the property securing the loan and the value of the property itself. The Bank generally requires personal guarantees of the borrowers in addition to the security property as collateral for such loans. Appraisals on properties securing non-residential real estate loans and multi-family loans originated by the Bank are performed by independent appraisers approved by the Board of Directors. At June 30, 1998, the Bank's largest non-residential real estate loan was a $1.9 million loan secured by a local church and was performing in accordance with its terms. At June 30, 1998, the Bank's largest multi-family loan was a $1.4 million loan secured by an apartment complex and was performing in accordance with its terms.

     Non-residential real estate loans and multi-family loans generally present a higher level of credit risk than loans secured by one- to four-family residences. This greater credit risk is due to several factors, including the concentration of principal in a limited number of loans and borrowers, the effect of general economic conditions on income producing properties and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by commercial real estate and multi-family properties is typically dependent upon the successful operation of the related real estate project. If the cash flow from the project is reduced (for example, if leases are not obtained or renewed, or a bankruptcy court modifies a lease term, or a major tenant is unable to fulfill its lease obligations), the borrower's ability to repay the loan may be impaired and the value of the property may be reduced. The Bank seeks to minimize these risks through its underwriting standards.

     CONSTRUCTION AND DEVELOPMENT AND LAND AND LAND DEVELOPMENT LENDING. The Bank originates construction loans for the development of residential and commercial property. Construction loans are offered primarily to experienced local developers operating in the Bank's market area. The majority of the Bank's construction loans are originated to finance the construction by developers of one- to four-family residential real estate and, to a lesser extent, multi-family and commercial real estate properties located in the Bank's primary market area. Construction loans are generally offered with terms of up to 12 months and may be made in amounts up to 75% of the appraised value of the property on multi-family and commercial real estate construction and 80% on one- to four-family residential construction. Land loans are made in amounts up to 60% of the appraised value of the land securing the loan. Construction loan proceeds are disbursed periodically in increments as construction progresses and as inspections by the Bank's inspecting officers warrant. At June 30, 1998, the Bank's largest construction and development loan was a performing loan with a $1.0 million outstanding principal balance secured by 19 units of single family construction located in Stafford and Spotsylvania Counties.

     Construction financing is generally considered to involve a higher degree of credit risk than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property's value at completion of construction or development compared to the estimated cost (including interest) of construction and other assumptions, including the estimated time to sell residential properties. If the estimated value proves to be inaccurate, the Bank may be confronted with a property, when completed, having a value which is insufficient to assure full repayment. The Bank seeks to minimize this risk through its underwriting standards.

     CONSUMER AND OTHER LENDING. Consumer loans at June 30, 1998 amounted to $9.2 million, or 2.1%, of the Bank's total loans and consisted primarily of automobile loans (new and used) and loans secured by savings accounts. Such loans are generally originated in the Bank's primary market area and generally are secured by deposit accounts, personal property and automobiles. These loans are typically shorter term and generally have higher interest rates than one- to four-family mortgage loans. Historically, the Bank has not advertised its consumer loans and has made these loans only to existing customers.

     Loans secured by rapidly depreciable assets such as automobiles or that are unsecured entail greater credit risks than one- to four-family residential mortgage loans. In such cases, repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance, since there is a greater likelihood of damage, loss or depreciation of the underlying collateral. Further, consumer loan collections on these loans are dependent on the borrower's continuing financial stability and, therefore, are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Finally, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans in the event of a default. At June 30, 1998, the Bank had 30 consumer loans 90 days or more delinquent, whose balances totalled $113,000.

     LOAN APPROVAL PROCEDURES AND AUTHORITY. The Board of Directors of the Bank establishes the lending policies of the Bank. Such policies provide that the Bank's President, Executive Vice President and Senior Lending Officer may approve consumer loans up to $50,000. The Loan Committee approves all residential loans up to $500,000. The Board approves loans in excess of $500,000. All loans are submitted to the full Board of Directors for ratification on a monthly basis.

DELINQUENT LOANS, CLASSIFIED ASSETS AND REAL ESTATE OWNED

     DELINQUENCIES AND CLASSIFIED ASSETS. Reports listing all delinquent accounts are generated and reviewed by management on a monthly basis and the Board of Directors performs a monthly review of all loans or lending relationships delinquent 60 days or more and all REO. The procedures taken by the Bank with respect to delinquencies vary depending on the nature of the loan and cause of delinquency and whether the borrower is habitually delinquent. When a borrower fails to make a required payment on a loan, the Bank takes a number of steps to have the borrower cure the delinquency and restore the loan to current status. The Bank generally sends the borrower a written notice of non-payment after the loan is first past due. The Bank's guidelines provide that telephone, written correspondence and/or face-to-face contact will be attempted to ascertain the reasons for delinquency and the prospects of repayment. When contact is made with the borrower at any time prior to foreclosure, the Bank usually attempts to obtain full payment, work out a repayment schedule with the borrower to avoid foreclosure or, in some instances, accept a deed in lieu of foreclosure. In the event payment is not then received or the loan not otherwise satisfied, additional letters and telephone calls generally are made. If the loan is still not brought current or satisfied and it becomes necessary for the Bank to take legal action, which typically occurs after a loan is 60 days or more delinquent, the Bank will commence foreclosure proceedings against any real property that secures the loan. If a foreclosure action is instituted and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, the property securing the loan generally is sold at foreclosure and, if purchased by the Bank, becomes real estate owned and is sold by the Bank as soon as possible.

     Federal regulations and the Bank's Asset Classification Policy require that the Bank utilize an internal asset classification system as a means of reporting problem and potential problem assets. The Bank has incorporated the OTS internal asset classifications as a part of its credit monitoring system. The Bank currently classifies problem and potential problem assets as "Substandard," "Doubtful" or "Loss" assets. An asset is considered "substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the insured institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as "Doubtful" have all of the weaknesses inherent in those classified "Substandard" with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions and values, "highly questionable and improbable." Assets classified as "Loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets which do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are required to be designated "Special Mention."

     When an insured institution classifies one or more assets, or portions thereof, as Substandard or Doubtful, it is required to establish a general valuation allowance for loan losses in an amount deemed prudent by management. General valuation allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies one or more assets, or portions thereof, as "Loss," it is required either to establish a specific allowance for losses equal to 100% of the amount of the asset so classified or to charge off such amount.

     A savings institution's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the OTS which can order the establishment of additional general or specific loss allowances. The OTS, in conjunction with the other federal banking agencies, has adopted an interagency policy statement on the allowance for loan and lease losses. The policy statement provides guidance for financial institutions on both the responsibilities of management for the assessment and establishment of adequate allowances and guidance for banking agency examiners to use in determining the adequacy of general valuation guidelines. Generally, the policy statement recommends that institutions have effective systems and controls to identify, monitor and address asset quality problems; that management has analyzed all significant factors that affect the collectibility of the portfolio in a reasonable manner; and that management has established acceptable allowance evaluation processes that meet the objectives set forth in the policy statement. Although management believes that, based on information currently available to it at this time, its allowance for loan losses is adequate, actual losses are dependent upon future events and, as such, further additions to the level of allowances for loan losses may become necessary.

     The Bank's Asset/Liability Committee reviews and classifies the Bank's assets on a regular basis and the Board of Directors reviews the results of the reports on a quarterly basis. The Bank classifies assets in accordance with the management guidelines described above. At June 30, 1998, the Bank had $7.8 million, or 1.65% of total assets, designated as Substandard. At such date, no assets were classified as Doubtful or Loss (in accordance with OTS regulations). As of June 30, 1998, the Bank had a total of $1.7 million, or 0.36% of total assets, classified loans designated as Special Mention. At June 30, 1998, all of the Bank's classified and Special Mention assets totalled $9.5 million, representing 2.17% of loans.

     The following table sets forth the delinquencies in the Bank's loan portfolio as of the dates indicated.

                                              AT JUNE 30, 1998                                      AT DECEMBER 31, 1997
                           ---------------------------------------------------- --------------------------------------------------
                                  60-89 DAYS               90 DAYS OR MORE             60-89 DAYS             90 DAYS OR MORE
                           -----------------------  --------------------------- ------------------------  ------------------------
                                        PRINCIPAL                   PRINCIPAL                 PRINCIPAL                  PRINCIPAL
                              NUMBER     BALANCE     NUMBER           BALANCE     NUMBER       BALANCE     NUMBER         BALANCE
                             OF LOANS    OF LOANS   OF LOANS         OF LOANS    OF LOANS      OF LOANS   OF LOANS       OF LOANS
                           ----------- ----------- ---------      ------------  -----------  -----------  ----------  ------------
                                                                    (DOLLARS IN THOUSANDS)
Mortgage loans:
  One- to four-family......        11       $ 865         24            $1,253        13          $ 841        31           $1,596
  Multi-family.............        --          --         --                --        --             --        --               --
  Non-residential real
   estate..................        --          --         --                --        --             --         1              488
  Construction and
   development.............        --          --          3               580        --             --         3              604
  Land and land development        --          --         --                --        --             --         1                1
                                 ----       -----       ----            ------      ----          -----      ----           ------
    Total mortgage loans...        11         865         27             1,833        13            841        36            2,689
Consumer and other loans...        13          72         30               113        15             87        33              111
                                 ----       -----       ----            ------      ----          -----      ----           ------
Total loans................        24       $ 937         57            $1,946        28          $ 928        69           $2,800
                                 ====       =====       ====            ======      ====          =====      ====           ======
Delinquent loans to total        0.35%       0.21%      0.83%             0.45%     0.41%          0.22%     1.01%            0.65%
 loans.....................      ====       =====       ====            ======      ====          =====      ====           ======

                                             AT DECEMBER 31, 1996                                  AT DECEMBER 31, 1995
                              -------------------------------------------------  -------------------------------------------------
                                    60-89 DAYS             90 DAYS OR MORE             60-89 DAYS             90 DAYS OR MORE
                              ----------------------  -------------------------  -----------------------  ------------------------
                                          PRINCIPAL                 PRINCIPAL                 PRINCIPAL                  PRINCIPAL
                                 NUMBER    BALANCE     NUMBER        BALANCE      NUMBER       BALANCE     NUMBER         BALANCE
                                OF LOANS   OF LOANS   OF LOANS       OF LOANS    OF LOANS      OF LOANS   OF LOANS       OF LOANS
                              ---------- ----------- -----------  -------------  ---------  ------------  ----------  ------------
                                                                      (DOLLARS IN THOUSANDS)
Mortgage loans:
  One- to four-family......          17      $1,578        74           $3,827        22         $1,464         8           $  681
  Multi-family.............          --          --         2              389        --             --        --               --
  Non-residential real
   estate..................           2         516         3              710        --             --         2              265
  Construction and
   development.............          --          --         4              839         1            143         4              529
  Land and land development           1         301         1               37         1            179         1              237
                                   ----      ------      ----           ------      ----         ------      ----           ------
    Total mortgage loans...          20       2,395        84            5,802        24          1,786        15            1,712
 Consumer and other loans..          13         111        32              343        13            108        23              326
                                   ----      ------      ----           ------      ----         ------      ----           ------
Total loans................          33      $2,506       116           $6,145        37         $1,894        38           $2,038
                                   ====      ======      ====           ======      ====         ======      ====           ======
Delinquent loans to total          0.49%       0.59%     1.71%            1.44%     0.52%          0.46%     0.54%            0.49%
 loans.....................        ====      ======      ====           ======      ====         ======      ====           ======

     NON-PERFORMING ASSETS AND IMPAIRED LOANS. The following table sets forth information regarding non-accrual loans and REO. At June 30, 1998, the Bank had $1.9 million of REO net of a valuation allowance. It is the policy of the Bank to cease accruing interest on loans with interest 90 days or more past due and to charge-off all accrued interest. Management of the Bank believes that all loans on nonaccrual status are well secured and has provided, when necessary, for allocated reserves to bring specific loans to their net realizable value. Each nonaccruing loan at June 30, 1998 is in process of collection. For the six months ended June 30, 1998 and the years ended December 31, 1997 and 1996, no interest income was recorded on non-accrual loans. For the six months ended June 30, 1998 and the years ended December 31, 1997 and 1996, the amount of additional interest income that would have been recognized on non-accrual loans if such loans had continued to perform in accordance with their contractual terms was $114,000, $193,000 and $438,000, respectively. In 1993, the Bank adopted SFAS No. 114 "Accounting by Creditors for Impairment of a Loan" ("SFAS No. 114"), as amended by SFAS No. 118. There were $8.5 million that met the definition of impaired loans, per SFAS 114 at June 30, 1998. This compares to $10.7 million, $9.8 million, $11.9 million and $10.8 million for June 30, 1997, December 31, 1997, 1996 and 1995, respectively.

                                         AT JUNE 30,                          AT DECEMBER 31,
                                     ------------------  -----------------------------------------------
                                        1998     1997      1997        1996     1995      1994     1993
                                     --------  --------  --------   --------   -------  -------   ------
Non-accrual loans(1):                                        (DOLLARS IN THOUSANDS)
  Mortgage loans:
    One- to four-family..............  $2,008   $4,328   $3,282      $ 5,366   $3,959   $ 5,211   $2,143
    Non-residential real estate......   1,027    1,346    1,163        1,920    1,389     3,634    3,004
    Construction and development.....      --       --       --          774      529        84      203
    Land and development.............     606      528      493          558      653     1,332    1,165
  Consumer and other loans...........     130      125      136          135      269       284      207
                                       ------   ------   ------      -------   ------   -------   ------
    Total non-accrual loans..........   3,771    6,327    5,074        8,753    6,799    10,545    6,722
  Loans 90 days or more past due
    and accruing:
     Construction and development....     186      507       --           65       --        --       --
     Land and land development.......     135      138      482          138       --        --       --
                                       ------   ------   ------      -------   ------   -------   ------
       Total accruing loans 90 days
          or more past due...........     321      645      482          203       --        --       --
                                       ------   ------   ------      -------   ------   -------   ------
     Total non-performing loans......   4,092    6,972    5,556        8,956    6,799    10,545    6,722
Total foreclosed real estate.........   1,883    1,882    1,959        1,611    2,135     1,082    2,030
                                       ------   ------   ------      -------   ------   -------   ------
Total non-performing assets..........  $5,975   $8,854   $7,515      $10,567   $8,934   $11,627   $8,752
                                       ======   ======   ======      =======   ======   =======   ======
Restructured loans...................  $3,923   $2,914   $3,660      $ 2,546   $3,768   $ 2,239   $  784
                                       ======   ======   ======      =======   ======   =======   ======
Non-performing loans to
  total loans........................    0.94%    1.61%    1.29%        2.10%    1.64%     2.67%    1.68%
Non-performing assets                  ======   ======   ======      =======   ======   =======   ======
  to total assets....................    1.27%    1.88%    1.59%        2.25%    1.91%     2.58%    1.95%
                                       ======   ======   ======      =======   ======   =======   ======

-------------------------
(1)  Loans are presented before allowance for loan losses.

         Restructured loans totalled $3.9 million at June 30, 1998. Restructured loans include loans that were modified while delinquent. Although the amount due under these loans has not been modified from the terms of the loans when originated, certain adjustments were made to these loans to help the borrower make payments while the loans were delinquent and to enable the Bank to avoid foreclosure proceedings. All outstanding restructured loans are single-family loans with balances of less than $196,000 per loan. All restructured loans are currently performing in accordance with their terms, however, there can be no assurance that such loans will continue to be performing loans or that the Bank will not experience losses on such loans in the future.

         ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risks inherent in its loan portfolio and the general economy. The allowance for loan losses is maintained at an amount management considers adequate to cover estimated losses on loans which are deemed probable and estimable based on information currently known to management. The allowance is based upon a number of factors, including economic conditions, actual loss experience and industry trends. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to make additional provisions for estimated loan losses based upon judgments different from those of management. As of June 30, 1998, the Bank's allowance for loan losses was 1.36% of net loans as compared to 1.33% as of December 31, 1997. The Bank had non-performing loans of $4.1 million and $5.6 million at June 30, 1998 and December 31, 1997, respectively. The Bank will continue to monitor and modify its allowances for loan losses as conditions dictate. While management believes the Bank's allowance for loan losses is sufficient to cover losses inherent in its loan portfolio at this time, no assurances can be given that the Bank's level of allowance for loan losses will be sufficient to cover loan losses incurred by the Bank or that future adjustments to the allowance for loan losses will not be necessary if economic and other conditions differ substantially from the economic and other conditions used by management to determine the current level of the allowance for loan losses.

     The following table sets forth activity in the Bank's allowance for loan losses for the periods as indicated.

                                       AT OR FOR THE SIX
                                         MONTHS ENDED
                                           JUNE 30,                    AT OR FOR THE YEAR ENDED DECEMBER 31,
                                      ---------------------    -----------------------------------------------
                                        1998       1997          1997      1996      1995     1994      1993
                                      --------   ----------    --------   -------  --------  --------  -------
                                                                         (DOLLARS IN THOUSANDS)
Balance at beginning of period......  $ 5,478    $5,543        $5,543     $5,480   $5,537    $5,355    $4,668
Provision for loan losses...........      269       241           375        325      412     1,010     1,129
Charge-offs:
  Mortgage loans:
    One- to four-family.............      (79)     (148)         (260)      (244)     (17)     (197)     (412)
    Non-residential real estate.....       --        --            --         --       --      (619)       --
    Construction and development....       --       (32)         (148)        --     (469)       --        --
  Consumer loans....................      (29)       (7)          (32)       (19)      (3)      (12)      (38)
                                      --------    ------       -------     ------   ------    ------    ------
      Total charge-offs.............     (108)     (187)         (440)      (263)    (489)     (828)     (450)
Recoveries..........................       --        --            --          1       20        --         8
                                      --------    ------       -------    -------  -------   -------   -------
Balance at end of period............  $ 5,639    $5,597        $5,478     $5,543   $5,480    $5,537    $5,355
                                      ========    ======       =======    =======  =======   =======   =======
Ratio of net charge-offs during the
  period to average net loans
   outstanding during the period....     0.03%     0.05%         0.11%      0.07%    0.13%     0.22%     0.12%
                                      ========    ======       =======    =======  =======   =======   =======
Ratio of allowance for loan losses
 to net loans receivable at the end
  of the period.....................     1.36%     1.36%         1.33%      1.37%    1.40%     1.49%     1.43%
                                      ========    ======       =======    =======  =======   =======   =======
Ratio of allowance for loan losses
 to non-performing loans at the end
 of the period......................   137.81%    80.28%        98.60%     61.89%   80.60%    52.50%    79.66%
                                      ========    ======       =======    =======  =======   =======   =======


     The following tables set forth the Bank's percent of allowance for loan losses to total allowance for loans losses and the percent of loans to total loans in each of the categories listed at the dates indicated.

                                                         AT JUNE 30,
                                ----------------------------------------------------------------------
                                                 1998                           1997
                                ------------------------------------  --------------------------------
                                                        PERCENT                          PERCENT
                                                       OF LOANS                          OF LOANS
                                          PERCENT OF    IN EACH            PERCENT OF    IN EACH
                                           ALLOWANCE   CATEGORY            ALLOWANCE     CATEGORY
                                           TO TOTAL    TO TOTAL             TO TOTAL     TO TOTAL
                                  AMOUNT   ALLOWANCE     LOANS    AMOUNT    ALLOWANCE     LOANS
                                --------- ------------ -------- ---------- ------------ -------------
                                                   (DOLLARS IN THOUSANDS)
One-to four-family.............   $1,663       29.48%     83.94%  $1,884       33.66%       81.22%
Multi-family...................       34        0.60       0.78       36        0.64         0.82
Non-residential real estate....      682       12.10       8.08    1,014       18.12        10.24
Construction and development...      112        1.99       4.57      178        3.19         4.84
Land and land development......      200        3.54       0.53      145        2.59         0.86
Consumer and other loans.......      262        4.64       2.10      261        4.67         2.02
Unallocated general allowance..    2,686       47.65         --    2,079       37.13           --
                                  ------      ------     ------   ------      ------       ------

    Total allowance............   $5,639      100.00%    100.00%  $5,597      100.00%      100.00%
                                  ======      ======     ======   ======      ======       ======

                                                                            AT DECEMBER 31,
                                     --------------------------------------------------------------------------------------------
                                                 1997                            1996                            1995
                                     -----------------------------   -----------------------------  -----------------------------
                                                           PERCENT                        PERCENT                         PERCENT
                                                          OF LOANS                       OF LOANS                        OF LOANS
                                              PERCENT OF   IN EACH           PERCENT OF   IN EACH            PERCENT OF   IN EACH
                                              ALLOWANCE   CATEGORY           ALLOWANCE   CATEGORY            ALLOWANCE   CATEGORY
                                               TO TOTAL   TO TOTAL            TO TOTAL   TO TOTAL             TO TOTAL   TO TOTAL
                                      AMOUNT  ALLOWANCE     LOANS    AMOUNT  ALLOWANCE     LOANS    AMOUNT   ALLOWANCE     LOANS
                                     -----------------------------   -----------------------------  -----------------------------
                                                                        (DOLLARS IN THOUSANDS)
One-to four-family(1)...............  $1,862     33.99%     83.19%   $1,862      33.58%     80.94%  $2,047      37.35%     79.69%
Multi-family........................      35      0.63       0.80       287       5.17       0.81      276       5.04       0.57
Non-residential real estate.........     762     13.90       9.50       982      17.71      10.42      639      11.65      10.77
Construction and development........      80      1.46       3.72       116       2.09       4.98      194       3.55       5.69
Land and land development...........     225      4.11       0.72       251       4.54       0.97      141       2.57       1.55
Consumer and other loans............     252      4.61       2.07       229       4.12       1.88      208       3.79       1.73
Unallocated general reserves........   2,262     41.30         --     1,816      32.79         --    1,975      36.05         --
                                      ------    ------     ------    ------     ------     ------   ------     ------     ------
  Total allowance...................  $5,478    100.00%    100.00%   $5,543     100.00%    100.00%  $5,480     100.00%    100.00%
                                      ======    ======     ======    ======     ======     ======   ======     ======     ======
                                                                 AT DECEMBER 31,
                                       --------------------------------------------------------------------
                                                   1994                                   1993
                                       ------------------------------       -------------------------------
                                                             PERCENT                                PERCENT
                                                            OF LOANS                               OF LOANS
                                                PERCENT OF   IN EACH                  PERCENT OF   IN EACH
                                                ALLOWANCE   CATEGORY                  ALLOWANCE    CATEGORY
                                                 TO TOTAL   TO TOTAL                   TO TOTAL    TO TOTAL
                                       AMOUNT    ALLOWANCE    LOANS         AMOUNT   ALLOWANCE      LOANS
                                       -----------------------------        -------------------------------
One-to four-family(1)................  $1,738      31.40%     79.09%        $1,529      28.56%     79.08%
Multi-family.........................     895      16.17       1.11          1,180      22.04       2.33
Non-residential real estate..........   1,061      19.15      10.10            810      15.12       9.72
Construction and development.........     148       2.68       6.89            147       2.75       5.89
Land and land development............     166       3.00       1.12            117       2.18       1.37
Consumer and other loans.............     203       3.66       1.69            204       3.81       1.61
Unallocated general reserves.........   1,326      23.94         --          1,368      25.54         --
                                       ------     ------     ------         ------     ------     ------
  Total allowance....................  $5,537     100.00%    100.00%        $5,355     100.00%    100.00%
                                       ======     ======     ======         ======     ======     ======

______________________
(1)  Includes home equity lines of credit.

     REAL ESTATE OWNED. At December 31, 1997 and June 30, 1998, the Bank had $2.0 million and $1.9 million of REO, respectively. At June 30, 1998, REO consisted of 25 one- to four-family properties, one parcel of land, one non-residential property and one multi-family property. When the Bank acquires property through foreclosure or by deed in lieu of foreclosure, it is initially recorded at the lower of the recorded investment in the corresponding loan or the fair value of the related assets at the date of foreclosure, less costs to sell. Thereafter, if there is a further deterioration in value, the Bank provides for a specific valuation allowance and charges operations for the diminution in value. It is the policy of the Bank to have obtained an appraisal on all real estate subject to foreclosure proceedings prior to the time of foreclosure. It is the Bank's policy to require appraisals on a periodic basis on foreclosed properties and conduct inspections on foreclosed properties. The Bank seeks to sell its REO properties to the tenants of those properties and encourages tenants to take advantage of this opportunity by selling the properties at a favorable market value and with favorable loan terms, including 100% financing. Management believes this type of lending enhances the Bank's Community Reinvestment Act ("CRA") performance.

   INVESTMENT ACTIVITIES


     The Bank is authorized to invest in various types of liquid assets, including United States Treasury obligations with terms of five years or less, U.S. Agency obligations, including mortgage-backed securities with terms of five years or less, municipal bonds with terms of five years or less rated by a highly regarded rating service, such as Standard & Poors, as AA or better and certain certificates of deposit of insured banks and savings institutions, corporate obligations up to a maximum of 1% of the Bank's total assets that have terms of five years or less and are rated by a highly regarded rating service, such as Standard & Poors, as AA or better. The Bank is also authorized to invest in mutual funds whose assets conform to the investments that the Bank is otherwise authorized to make directly. At June 30, 1998, all corporate obligations and state and local municipal obligations owned by the Bank were in accordance with the types of investments the Bank is authorized to invest in. In addition, at June 30, 1998, the Bank owned approximately $4.7 million of equity securities. These securities are held by the Bank for the non-qualified deferred compensation plan established by the Bank. See Note 7 to the financial statements included in this prospectus for a further description of this Plan. At June 30, 1998, the equity securities consisted primarily of investments in equities traded on national exchanges.


     Generally, the investment policy of the Bank is to invest funds among various categories of investments and maturities based upon the Bank's need for liquidity, to achieve the proper balance between its desire to minimize risk and maximize yield, and, to a much lesser extent, to provide collateral for borrowings and to fulfill the Bank's asset/liability management policies. To date, the Bank's investment strategy has been directed toward high-quality assets (primarily U.S. Treasury obligations, federal agency obligations and high grade corporate debt securities) with short and intermediate terms (five years or less) to maturity. At June 30, 1998, the weighted average term to maturity for investment securities available-for-sale and mortgage-backed and related securities held-to-maturity was 1.93 years and 11.12 years, respectively. See Notes to Financial Statements for information regarding the maturities of the Bank's securities.

     At June 30, 1998 the Bank had dual indexed consolidated bonds with a fair value of $1.9 million, which was $587,000 below the Bank's amortized cost. These instruments were purchased in 1993 and do not comply with the Bank's current investment policy. The Bank does not intend to invest in this type of instrument in the future and, based upon market conditions, intends to evaluate opportunities to divest itself of these instruments. See "Notes to Financial Statements" for information regarding dual indexed consolidated bonds.

     Management determines the appropriate classification of securities at the time of purchase. If management has the intent and ability to hold debt securities to maturity, they are stated at amortized cost. If securities are purchased for the purpose of selling them in the near term, they are classified as trading securities and are reported at fair value with unrealized holding gains and losses reflected in current earnings. All other debt and marketable equity securities are classified as securities available for sale and are reported at fair value, with net unrealized gains or losses reported, net of income taxes, as a separate component of equity. As a member of the FHLB of Atlanta, the Bank is required to hold FHLB of Atlanta stock which is carried at cost since there is no readily available market value. Historically, the Bank has not held any securities considered to be trading securities.

     The following table sets forth certain information regarding the amortized cost and fair value of the Bank's securities at the dates indicated.

                                      AT JUNE 30,                                     AT DECEMBER 31,
                                                      --------------------------------------------------------------------
                                        1998                   1997                   1996                   1995
                                 -------------------  ---------------------  ---------------------  ----------------------
                                   AMORTIZED   FAIR    AMORTIZED      FAIR    AMORTIZED      FAIR    AMORTIZED      FAIR
                                     COST      VALUE     COST         VALUE     COST         VALUE     COST         VALUE
                                 ----------- -------  ---------- ----------  ----------   --------  ----------   ---------
                                                                       (IN THOUSANDS)
Investment securities,
  available-for-sale:(1)
U.S. Treasury and agency
  obligations....................    $16,814  $16,875    $19,812     $19,836    $20,823     $20,803    $30,943     $31,147
Corporate obligations............      4,856    4,906      3,345       3,413      3,995       4,094      6,514       6,694
Equity securities................      3,717    4,665      3,596       4,343      3,394       3,610      3,115       3,288
State and local municipal bonds..      1,290    1,301        350         371        350         373        350         381
Mutual funds.....................      1,293    1,268      1,262       1,242      1,199       1,175      1,136       1,104
Duel indexed consolidated bonds..      2,500    1,913      2,500       1,946      2,500       1,924      7,500       6,643
                                     -------  -------    -------     -------    -------     -------    -------     -------
Total investment securities......    $30,470  $30,928    $30,865     $31,151    $32,261     $31,979    $49,558     $49,257
                                     =======  =======    =======     =======    =======     =======    =======     =======

   ______________________

   (1) On December 31, 1995, the Bank transferred all investment securities that were classified as held-to-maturity to the available-for-sale category. The amortized cost of the amounts transferred was $49.6 million with an unrealized gain of $684,000, and an unrealized loss of $985,026. The Bank made this transfer in response to a one-time reassessment opportunity granted in a special report by the FASB regarding the implementation of SFAS 115.


       The following table sets forth certain information regarding the amortized cost and fair values of the Bank's mortgage-backed and mortgage-related securities, all of which were classified as held-to-maturity at the dates indicated.

                                                                               AT DECEMBER 31,
                                                     ------------------------------------------------------------------
                                    AT JUNE 30, 1998         1997                  1996                  1995
                                  ------------------ ---------------------- ---------------------  --------------------
                                    AMORTIZED   FAIR   AMORTIZED      FAIR   AMORTIZED      FAIR   AMORTIZED      FAIR
                                      COST     VALUE     COST        VALUE     COST        VALUE     COST        VALUE
                                  -----------  ------  ---------   --------  ---------   --------  ---------   --------
                                                                      (IN THOUSANDS)
Mortgage-backed and related
  securities held-to-maturity:
  Fixed rate:

    FNMA pass through securities..     $  768  $  768     $  838     $  838     $1,008     $1,008     $1,197     $1,197
    GNMA certificates.............        422     458        453        497        494        537        682        741
                                       ------  ------     ------     ------     ------     ------     ------     ------
Total mortgage-backed                  $1,190  $1,226     $1,291     $1,335     $1,502     $1,545     $1,879     $1,938
  and related securities..........     ======  ======     ======     ======     ======     ======     ======     ======

     The following table sets forth the Bank's mortgage-backed and mortgage-related securities activities for the periods indicated.

                                          FOR THE SIX MONTHS
                                            ENDED JUNE 30,       FOR THE YEAR ENDED DECEMBER 31,
                                        ----------------------------------------------------------
                                            1998      1997       1997         1996         1995
                                        ----------------------------------------------------------
                                                                  (IN THOUSANDS)
Mortgage-backed securities:
At beginning of period..................   $1,291    $1,502     $1,502       $1,879       $2,109
  Mortgage-backed securities purchased..       --        --         --           --           --
  Mortgage-backed securities sold.......       --        --         --           --           --
  Amortization and repayments...........     (101)      (98)      (211)        (377)        (230)
                                           ------    ------     ------       ------       ------
Balance of mortgage-backed and related     $1,190    $1,404     $1,291       $1,502       $1,879
 securities at end of period............   ======    ======     ======       ======       ======

     The table below sets forth certain information regarding the carrying amount, weighted average yields and contractual maturities of the Bank's investment securities, and mortgage-related securities as of June 30, 1998.

                                                                                          AT JUNE 30, 1998
                           ------------------------------------------------------------------------------------------------
                                                            ONE                   THREE TO                MORE THAN
                              ONE YEAR OR LESS         TO THREE YEARS            FIVE YEARS               FIVE YEARS
                           ----------------------  ----------------------  ----------------------  ------------------------

                                        WEIGHTED               WEIGHTED                WEIGHTED                 WEIGHTED
                             CARRYING    AVERAGE   CARRYING     AVERAGE    CARRYING     AVERAGE    CARRYING      AVERAGE
                              AMOUNT      YIELD     AMOUNT       YIELD      AMOUNT       YIELD      AMOUNT        YIELD
                           ----------   --------   --------   ----------   --------   ----------   --------   -------------
                                                               (DOLLARS IN THOUSANDS)
Investment securities,
 available-for-sale:
  U.S. Treasury and agency
    obligations............    $ 9,514      5.80%  $  6,300         6.16%    $  500         6.49%    $  500         6.14%
  Corporate obligations....      1,000      9.75      2,500         6.08      1,356         6.40         --         4.93
Equity securities..........      3,717      1.96         --           --         --           --         --           --
State and local municipal
 bonds.....................         --        --         --           --        940         9.71        350         4.93
  Mutual funds.............      1,293      2.40         --           --         --           --         --           --
  Duel indexed
   consolidated bonds......         --        --         --           --         --           --      2,500         2.92
                               -------      ----   --------     --------     ------         ----     ------         ----
    Total investment
     securities............    $15,524      4.85%  $  8,800         6.14%    $2,796         7.53%    $3,350         3.61%
                               =======      ====   ========     ========     ======         ====     ======         ====
Mortgage-backed and related
  securities
   held-to-maturity:
  FNMA pass through
   securities..............    $    --             $     --                  $   --                  $  768         9.60%
  GNMA certificates........         --                   --                      --                     422         9.91
                               -------             --------                  ------                  ------         ----
  Total mortgage-backed and
    related securities.....    $    --             $     --                  $   --                  $1,190         9.71%
                               =======             ========                  ======                  ======         ====

                           -------------------------------------------
                                                    TOTAL
                                      --------------------------------
                             AVERAGE
                            REMAINING                         WEIGHTED
                            YEARS TO   CARRYING     MARKET     AVERAGE
                            MATURITY    AMOUNT      VALUE       YIELD
                           ---------  ---------   ---------   --------
Investment securities,
 available-for-sale:
  U.S. Treasury and agency
    obligations............      1.15   $16,814      $16,875      5.97%
  Corporate obligations....      1.79     4,856        4,906      6.93
Equity securities..........        --     3,717        4,665      1.96
State and local municipal
 bonds.....................      1.79     1,290        1,301      2.17
  Mutual funds.............      0.25     1,293        1,268      2.40
  Duel indexed
   consolidated bonds......      7.18     2,500        1,913      2.92
                                        -------      -------      ----
    Total investment
     securities............      1.93   $30,470      $30,928      5.33%
                                        =======      =======      ====
Mortgage-backed and related
  securities
   held-to-maturity:
  FNMA pass through
   securities..............      7.50   $   768      $   768      9.60%
  GNMA certificates........     17.71       422          458      9.91
                                        -------      -------      ----
  Total mortgage-backed and
    related securities.....     11.12   $ 1,190      $ 1,226      9.71%
                                        =======      =======      ====

SOURCES OF FUNDS

     GENERAL. Deposits, loan repayments and prepayments, maturities of securities and cash flows generated from operations are the primary sources of the Bank's funds for use in lending, investing and for other general purposes.

     DEPOSITS. The Bank offers a variety of deposit accounts with a range of interest rates and terms. The Bank's deposits consist of passbook and statement savings accounts, money market accounts, transaction accounts and time deposits currently ranging in terms from one to five years. At June 30, 1998, the balance of core deposits (savings and money market accounts) represented 22.3% of total deposits. The flow of deposits is influenced significantly by general economic conditions, changes in money market rates, prevailing interest rates and competition. The Bank's deposits are obtained predominantly from the areas surrounding its branch offices. The Bank has historically relied primarily on providing a higher level of customer service and long-standing relationships with customers to attract and retain these deposits and also relies on competitive pricing policies and advertising; however, market interest rates and rates offered by competing financial institutions significantly affect the Bank's ability to attract and retain deposits. The Bank has become more susceptible to short-term fluctuations in deposit flows, as customers have become more interest rate conscious. The Bank manages the pricing of its deposits in keeping with its asset/liability management, liquidity and profitability objectives. Based on its experience, the Bank believes that its passbook and statement savings, money market accounts and transaction accounts are relatively stable sources of deposits. The Bank's time deposits have been a relatively stable source of funds as well, including the $196.7 million of certificates of deposit maturing in one year or less; however, the ability of the Bank to attract and maintain time deposits and the rates paid on these deposits has been and will continue to be significantly affected by market conditions. The Bank is seeking opportunities to increase transaction deposit accounts through aggressive advertising, offering ATM services, and offering interest on such accounts. The Bank also intends to expand its deposit products to attract new customers, including local businesses.

     The following table presents the deposit activity of the Bank for the periods indicated:

                                                            FOR THE
                                                       SIX MONTHS ENDED            FOR THE YEAR ENDED
                                                           JUNE 30,                    DECEMBER 31,
                                                    --------------------   ----------------------------------
                                                      1998       1997         1997          1996      1995
                                                    --------------------   ----------------------------------
                                                                          (IN THOUSANDS)
Net increase (decrease) before interest credited..  $(12,770)  $(7,266)    $(17,354)     $(29,800)  $ (8,139)
Interest credited.................................     9,375     9,262       18,816        19,076     18,432
                                                    --------   -------     --------      --------   --------
Net increase (decrease) in deposits...............  $ (3,395)  $ 1,996     $  1,462      $(10,724)  $ 10,293
                                                    ========   =======     ========      ========   ========

     At June 30, 1998, the Bank had $45.3 million in certificate accounts in amounts of $100,000 or more maturing as follows:

MATURITY PERIOD                                                      AMOUNT
---------------                                                   -------------
                                                                  (IN THOUSANDS)
3 months or less..................................................     $ 8,590
Over 3 through 6 months...........................................       8,190
Over 6 through 12 months..........................................      14,500
Over 12 months....................................................      14,066
                                                                       -------
      Total.......................................................     $45,346
                                                                       =======

     The following table sets forth the distribution of the Bank's deposit accounts as of the dates indicated and the weighted average interest rates on each category of deposits presented.

                                                                                         AT DECEMBER 31,
                                                                -------------------------------------------------------------------
                                          AT
                                     JUNE 30, 1998                             1997                              1996
                            ---------------------------------   -------------------------------------------------------------------
                                         PERCENT   WEIGHTED                PERCENT      WEIGHTED               PERCENT     WEIGHTED
                                         OF TOTAL   AVERAGE                OF TOTAL     AVERAGE                OF TOTAL     AVERAGE
                              BALANCE    DEPOSITS    RATE       BALANCE    DEPOSITS      RATE        BALANCE   DEPOSITS      RATE
                             --------------------------------   --------------------------------    --------------------------------
                                                                                    (DOLLARS IN THOUSANDS)
Transaction accounts......... $  2,481      0.66%      0.32     $  3,266      0.87%           --     $  2,451      0.65%       --
Savings......................   80,959     21.67       3.25       84,547     22.42          3.25       90,255     24.03       3.25
                              --------    ------                --------    ------                   --------    ------
    Total....................   83,440     22.33       3.16       87,813     23.29          3.13       92,706     24.68       3.16
                              --------    ------                --------    ------                   --------    ------
Certificate accounts(1)(2):
  Within 12 months...........  196,666     52.62       5.60      192,592     51.07          5.74      206,995     55.10       5.57
  Over 12 through 36 months..   72,526     19.41       5.84       82,054     21.76          5.81       73,143     19.47       6.03
  Over 36 months.............   21,087      5.64       6.29       14,655      3.88          6.32        2,808      0.75       6.21
                              --------    ------                --------    ------                   --------    ------
    Total certificate          290,279     77.67       5.71      289,301     76.71          5.79      282,946     75.32       5.70
     accounts................ --------    ------                --------    ------                   --------    ------
    Total deposits........... $373,719    100.00%      5.16     $377,114    100.00%         5.17     $375,652    100.00%      5.07
                              ========    ======                ========    ======                   ========    ======
                                 --------------------------------
                                                1995
                                 --------------------------------
                                            PERCENT      WEIGHTED
                                            OF TOTAL      AVERAGE
                                 BALANCE    DEPOSITS        RATE
                                 --------------------------------
Transaction accounts.........    $  2,716      0.70%           --
Savings......................      97,696     25.29          3.25
                                 --------    ------
    Total....................     100,412     25.99          3.16
                                 --------    ------
Certificate accounts(1)(2):
  Within 12 months...........     193,460     50.07          5.63
  Over 12 through 36 months..      92,504     23.94          5.60
  Over 36 months.............          --        --          5.62
                                 --------    ------
    Total certificate             285,964     74.01          5.62
     accounts................    --------    ------
    Total deposits...........    $386,376    100.00%         4.98
                                 ========    ======

________________________
(1)  Based on remaining maturity of certificates.
(2)  Includes retirement accounts such as IRA and Keogh accounts.

       The following table presents by various rate categories, the amount of certificate accounts outstanding at the dates indicated and the periods to maturity of the certificate accounts outstanding at June 30, 1998.

                                        PERIOD TO MATURITY FROM JUNE 30, 1998
                                    ---------------------------------------------
                                         LESS        ONE
                                         THAN         TO         OVER          AT DECEMBER 31,
                                                                         ----------------------------
                         AT JUNE 30,      ONE       THREE       THREE
                            1998         YEAR       YEARS       YEARS      1997      1996      1995
                       ------------------------------------------------------------------------------
                                                        (IN THOUSANDS)
Certificate accounts:
   0 to 4.00%..........  $        --  $       --   $      --  $      --  $     --  $     18  $    575
   4.01% to 5.00%......       19,299      19,299          --         --    17,303    42,404    40,990
   5.01% to 6.00%......      243,579     166,483      72,486      4,610   233,582   183,490   139,919
   6.01% to 7.00%......       24,239       7,722          40     16,477    32,589    51,217    99,017
   7.01% to 8.00%......        3,162       3,162          --         --     5,827     5,817     5,386
   8.01% to 9.00%......           --          --          --         --        --        --        77
   Over 9.01%..........           --          --          --         --        --        --        --
                            --------    --------     -------    -------  --------  --------  --------
       Total...........  $   290,279  $  196,666   $  72,526  $  21,087  $289,301  $282,946  $285,964
                            ========    ========     =======    =======  ========  ========  ========


       BORROWINGS. As part of its operating strategy, the Bank has utilized advances from the FHLB as an alternative to retail deposits to fund its operations when borrowings are less costly and can be invested at a positive interest rate spread or when the Bank needs additional funds to satisfy loan demand. By utilizing FHLB advances, which possess varying stated maturities, the Bank can meet its liquidity needs without otherwise being dependent upon retail deposits and revising its deposit rates to attract retail deposits, which have no stated maturities (except for certificates of deposit), which are interest rate sensitive and which are subject to withdrawal from the Bank at any time. These FHLB advances are collateralized primarily by certain of the Bank's mortgage loans and secondarily by the Bank's investment in capital stock of the FHLB. FHLB advances are made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. The maximum amount that the FHLB will advance to member institutions, including the Bank, fluctuates from time-to-time in accordance with the policies of the FHLB. See "Regulation--Federal Home Loan Bank System." At June 30, 1998, the Bank had $8.0 million in outstanding advances from the FHLB as compared to $8.0 million at December 31, 1997. The Bank has overnight borrowing capacity at the FHLB of $45.0 million and additional borrowing capacity at June 30, 1998 of $37.0 million.

       The following table sets forth certain information regarding the Bank's borrowed funds at or for the periods ended on the dates indicated:

                                                              AT OR FOR THE SIX            AT OR FOR THE YEAR ENDED
                                                            MONTHS ENDED JUNE 30,                DECEMBER 31,
                                                      --------------------------------     ------------------------
                                                          1998        1997       1997          1996       1995
                                                      --------------------------------     ------------------------
                                                                        (DOLLARS IN THOUSANDS)

FHLB advances:
   Average balance outstanding (monthly).............  $   8,000     $10,000   $ 9,667      $   7,417     $8,000
   Maximum amount outstanding at any                       8,000      10,000    10,000         15,000      8,000
      month-end during the period....................
   Balance outstanding at end of period..............      8,000      10,000     8,000         15,000      8,000
   Weighted average interest rate during the period..       6.12%       6.12%     6.23%          6.19%      7.06%
   Weighted average interest rate at end of period...       6.19%       6.19%     6.19%          6.23%      7.16%

PROPERTIES

       The Bank currently conducts its business through its four full service banking offices including its main banking office. The Bank owns all four branches. The following table sets forth information regarding the Bank's properties.

                             ORIGINAL  NET BOOK VALUE   TOTAL DEPOSITS
                               YEAR    OF PROPERTY AT        AT
LOCATION                     ACQUIRED   JUNE 30, 1998   JUNE 30, 1998
---------------------------  --------  -------------------------------
                                               (IN THOUSANDS)

EXECUTIVE/BRANCH OFFICE:
400 George Street
Fredericksburg, VA  22404..    1962      $ 1,491         $ 244,106
BRANCH OFFICES:
Route Three Branch
3600 Plank Road
Fredericksburg, VA  22407..    1983      $ 1,007            42,239
Four Mile Fork Branch
4535 Lafayette Boulevard
Fredericksburg, VA  22408..    1972      $   408            60,531
Aquia Branch
117 Garrisonville Road
P.O. Box 382
Stafford, VA  22555........    1978      $   274            26,843

     The Bank also owns property for possible branch expansion located on Route 17 North, in Stafford County. The net book value of this property, as of June 30, 1998, was $333,390.

LEGAL PROCEEDINGS

     The Bank is not involved in any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business. Such routine legal proceedings, in the aggregate, are believed by management to be immaterial to the Company's financial condition or results of operations.

PERSONNEL

     As of June 30, 1998, the Bank had 50 full-time employees and six part-time employees. The employees are not represented by a collective bargaining unit and the Bank considers its relationship with its employees to be good. See "Management of the Bank--Benefits" for a description of certain compensation and benefit programs offered to the Bank's employees.

                          FEDERAL AND STATE TAXATION

FEDERAL TAXATION

       GENERAL. The Company and the Bank will report their income on a fiscal year basis using the accrual method of accounting and will be subject to federal income taxation in the same manner as other corporations with some exceptions, including particularly the Bank's reserve for bad debts discussed below. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to the Bank or the Company. The Bank has not been audited by the IRS or the Virginia Department of Taxation ("DOT") in the past five years.

       BAD DEBT RESERVE. Historically, savings institutions such as the Bank which met certain definitional tests primarily related to their assets and the nature of their business ("qualifying thrifts") were permitted to establish a reserve for bad debts and to make annual additions thereto, which may have been deducted in arriving at their taxable income. The Bank's deductions with respect to "qualifying real property loans," which are generally loans secured by certain interests in real property, were computed using an amount based on the Bank's actual loss experience, or a percentage equal to 8% of the Bank's taxable income, computed with certain modifications and reduced by the amount of any permitted addition to the non-qualifying reserve. Due to the Bank's loss experience, the Bank generally recognized a bad debt deduction equal to 8% of taxable income.

       In August 1996, provisions repealing the current thrift bad debt rules were passed by Congress as part of "The Small Business Job Protection Act of 1996." The new rules eliminate the 8% of taxable income method for deducting additions to the tax bad debt reserves for all thrifts for tax years beginning after December 31, 1995. These rules also require that all thrift institutions recapture all or a portion of their bad debt reserves added since the base year (last taxable year beginning before January 1, 1988). The Bank has previously recorded a deferred tax liability equal to the bad debt recapture and as such, the new rules will have no effect on net income or federal income tax expense. For taxable years beginning after December 31, 1995, the Bank's bad debt deduction will be equal to net charge-offs. The new rules allow an institution to suspend the bad debt reserve recapture for the 1996 and 1997 tax years if the institution's lending activity for those years is equal to or greater than the institution's average mortgage lending activity for the six taxable years preceding 1996 adjusted for inflation. For this purpose, only home purchase and home improvement loans are included and the institution can elect to have the tax years with the highest and lowest lending activity removed from the average calculation. If an institution is permitted to postpone the reserve recapture, it must begin its six year recapture no later than the 1998 tax year. The unrecaptured base year reserves will not be subject to recapture as long as the institution continues to carry on the business of banking. In addition, the balance of the pre-1988 bad debt reserves continues to be subject to provision of present law referred to below that require recapture in the case of certain excess distributions to shareholders.

       DISTRIBUTIONS. To the extent that the Bank makes "non-dividend distributions" to the Company that are considered as made (i) from the reserve for losses on qualifying real property loans, to the extent the reserve for such losses exceeds the amount that would have been allowed under the experience method, or (ii) from the supplemental reserve for losses on loans ("Excess Distributions"), then an amount based on the amount distributed will be included in the Bank's taxable income. Non-dividend distributions include distributions in excess of the Bank's current and accumulated earnings and profits, distributions in redemption of stock and distributions in partial or complete liquidation. However, dividends paid out of the Bank's current or accumulated earnings and profits, as calculated for federal income tax purposes, will not be considered to result in a distribution from the Bank's bad debt reserve. Thus, any dividends to the Company that would reduce amounts appropriated to the Bank's bad debt reserve and deducted for federal income tax purposes would create a tax liability for the Bank. The amount of additional taxable income created by an Excess Distribution is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Thus, if, after the Conversion, the Bank makes a "non-dividend distribution," then approximately one and one-half times the amount so used would be includable in gross income for federal income tax purposes, presumably taxed at a 34% corporate income tax rate (exclusive of state and local taxes). See "Regulation" and "Dividend Policy" for limits on the payment of dividends of the Bank. The Bank does not intend to pay dividends that would result in a recapture of any portion of its bad debt reserve.

       CORPORATE ALTERNATIVE MINIMUM TAX ("AMT"). The Code imposes a tax on alternative minimum taxable income ("AMTI") at a rate of 20%. Only 90% of AMTI can be offset by net operating loss carryovers of which the Bank currently has none. AMTI is increased by an amount equal to 75% of the amount by which the Bank's adjusted current earnings exceeds its AMTI (determined without regard to this preference and prior to reduction for net operating losses). The Bank does not expect to be subject to the AMT.

       DIVIDENDS RECEIVED DEDUCTION AND OTHER MATTERS. The Company may exclude from its income 100% of dividends received from the Bank as a member of the same affiliated group of corporations. The corporate dividends received deduction is generally 70% in the case of dividends received from unaffiliated corporations with which the Company and the Bank will not file a consolidated tax return, except that if the Company or the Bank owns more than 20% of the stock of a corporation distributing a dividend then 80% of any dividends received may be deducted.

STATE AND LOCAL TAXATION

       COMMONWEALTH OF VIRGINIA. The Commonwealth of Virginia imposes a tax at the rate of 6.0% on the "Virginia taxable income" of the Bank and the Company. Virginia taxable income is equal to federal taxable income with certain adjustments. Significant modifications include the subtraction from federal taxable income of interest or dividends on obligations or securities of the United States that are exempt from state income taxes, and a recomputation of the bad debt reserve deduction on reduced modified taxable income. Since the Bank and the Company will recognize no taxable gain for federal tax purposes as a result of the Conversion, the Bank and the Company will recognize no Virginia taxable income as a result of the Conversion.


                                  REGULATION

GENERAL

       The Bank is subject to extensive regulation, examination and supervision by the OTS, as its chartering agency, and the FDIC, as the deposit insurer. The Bank is a member of the FHLB System. The Bank's deposit accounts are insured up to applicable limits by the SAIF managed by the FDIC. The Bank must file reports with the OTS and the FDIC concerning its activities and financial condition in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with, or acquisitions of, other financial institutions. There are periodic examinations by the OTS to test the Bank's compliance with various regulatory requirements. In addition, the FDIC may also conduct examinations of the Bank, at the FDIC's discretion. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such policies, whether by the OTS, the FDIC or the Congress, could have a material adverse impact on the Company, the Bank and their operations. Assuming that the holding company form of organization is utilized, the Company, as a savings and loan holding company, will also be required to file certain reports with and otherwise comply with the rules and regulations of the OTS and of the Securities and Exchange Commission (the "SEC") under the federal securities laws.

       Any change in the regulatory structure or the applicable statutes or regulations, whether by the OTS, the FDIC or the Congress, could have a material impact on the Company, the Bank, their operations or the Bank's Conversion. Congress has been considering the elimination of the federal thrift charter and abolishment of the OTS. The results of such consideration, including possible enactment of legislation is uncertain. Therefore, the Bank is unable to determine the extent to which the results of consideration or possible legislation, if enacted, would affect its business. See "Risk Factors--Financial Institution Regulation and Possible Legislation."

       Certain of the regulatory requirements applicable to the Bank and to the Company are referred to below or elsewhere herein. The description of statutory provisions and regulations applicable to savings associations set forth in this Prospectus do not purport to be complete descriptions of such statutes and regulations and their effects on the Bank and the Company and is qualified in its entirety by reference to such statutes and regulations.

FEDERAL SAVINGS INSTITUTION REGULATION

       BUSINESS ACTIVITIES. The activities of federal savings institutions are governed by the Home Owners' Loan Act, as amended (the "HOLA") and, in certain respects, the Federal Deposit Insurance Act ("FDI Act") and the regulations issued by the agencies to implement these statutes. These laws and regulations delineate the nature and extent of the activities in which federal savings associations may engage. In particular, certain lending authority for federal savings associations, e.g., commercial, non-residential real property loans and consumer loans, is limited to a specified percentage of the institution's capital or assets.

       LOANS-TO-ONE BORROWER. Under the HOLA, savings institutions are generally subject to the national bank limit on loans-to-one borrower. Generally, this limit is 15% of the Bank's unimpaired capital and surplus, plus an additional 10% of unimpaired capital and surplus, if such loan is secured by readily-marketable collateral, which is defined to include certain financial instruments and bullion. At June 30, 1998, the Bank's general limit on loans-to-one borrower was $20.9 million. At June 30, 1998, the Bank's largest aggregate amount of loans-to-one borrower consisted of one mortgage loan and two installment loans to a local church with a combined carrying balance of $2.0 million, of which $1.9 million was secured by real estate and $64,523 was unsecured. Management believes that the Bank is in compliance with all applicable loans-to-one borrower limitations.

       QTL TEST. The HOLA requires savings institutions to meet a QTL test. Under the QTL test, a savings association is required to either qualify as a "domestic building and loan association," as defined in the Code, or maintain at least 65% of its "portfolio assets" (total assets less: (i) specified liquid assets up to 20% of total assets; (ii) intangibles, including goodwill; and
(iii) the value of property used to conduct business) in certain "qualified thrift investments" (primarily residential mortgages and related investments, including certain mortgage-backed and related securities) in at least 9 months out of each 12 month period. A savings association that fails the QTL test must either convert to a bank charter or operate under certain restrictions. As of June 30, 1998, the Bank maintained 99.99% of its portfolio assets in qualified thrift investments and, therefore, met the QTL test. Recent legislation has expanded the extent to which education loans, credit card loans and small business loans may be considered as "qualified thrift investments."

       LIMITATION ON CAPITAL DISTRIBUTIONS. OTS regulations impose limitations upon all capital distributions by a savings institution, such as cash dividends, payments to repurchase or otherwise acquire its shares, payments to shareholders of another institution in a cash-out merger and other distributions charged against capital. The rule establishes three tiers of institutions, which are based primarily on an institution's capital level. An institution that exceeds all fully phased-in regulatory capital requirements before and after a proposed capital distribution ("Tier 1 Institution") and has not been advised by the OTS that it is in need of more than normal supervision, could, after prior notice to, but without the approval of the OTS, make capital distributions during a calendar year equal to the greater of: (i) 100% of its net earnings to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year; or (ii) 75% of its net earnings for the previous four quarters. Any additional capital distributions would require prior OTS approval. In the event the Bank's capital fell below its capital requirements or the OTS notified it that it was in need of more than normal supervision, the Bank's ability to make capital distributions could be restricted. In addition, the OTS could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the OTS determines that such distribution would constitute an unsafe or unsound practice.

       LIQUIDITY. The Bank is required to maintain an average daily balance of specified liquid assets equal to a monthly average of not less than a specified percentage (recently lowered to 4%) of its net withdrawable deposit accounts plus short-term borrowings. OTS regulations formerly required each savings institution to maintain an average daily balance of short-term liquid assets at 1% of the total of its net withdrawable deposit accounts and borrowings payable in one year or less. However, this requirement was recently eliminated. Monetary penalties may be imposed for failure to meet the liquidity requirements. The Bank's average liquidity ratio for the six months ended June 30, 1998 was 10.23%, which exceeded the applicable requirements. The Bank has never been subject to monetary penalties for failure to meet its liquidity requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

       ASSESSMENTS. Savings institutions are required by regulation to pay assessments to the OTS to fund the agency's operations. The general assessment, paid on a semi-annual basis, is based upon the savings institution's total assets, as reported in the Bank's latest quarterly Thrift Financial Report. The assessments paid by the Bank for the year ended December 31, 1997 totalled $108,000.

       BRANCHING. OTS regulations permit federally chartered savings associations to branch nationwide under certain conditions. Generally, federal savings associations may establish interstate networks and geographically diversify their loan portfolios and lines of business. The OTS authority preempts any state law purporting to regulate branching by federal savings associations. For a discussion of the impact of proposed legislation, see "Risk Factors--Financial Institution Regulation and Possible Legislation."

       TRANSACTIONS WITH RELATED PARTIES. The Bank's authority to engage in transactions with related parties or "affiliates" (i.e., any company that controls or is under common control with an institution, including the Company and any non-savings institution subsidiaries that the Company may establish) is limited by Sections 23A and 23B of the Federal Reserve Act ("FRA"). Section 23A restricts the aggregate amount of covered transactions with any individual affiliate to 10% of the capital and surplus of the savings institution and also limits the aggregate amount of transactions with all affiliates to 20% of the savings institution's capital and surplus. Certain transactions with affiliates are required to be secured by collateral in an amount and of a type described in
Section 23A and the purchase of low quality assets from affiliates is generally prohibited. Section 23B generally requires that certain transactions with affiliates, including loans and asset purchases, must be on terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies.

       The Bank's authority to extend credit to executive officers, directors and 10% shareholders ("insiders"), as well as entities such persons control, is governed by Section 22(g) and 22(h) of the FRA and Regulation O thereunder. Among other things, such loans are required to be made on terms substantially the same as those offered to unaffiliated individuals and to not involve more than the normal risk of repayment. Recent legislation created an exception for loans to insiders made pursuant to a benefit or compensation program that are widely available to all employees of the institution and do not give preference to insiders over other employees. Regulation O also places individual and aggregate limits on the amounts of loans the Bank may make to insiders based, in part, on the Bank's capital position and requires that certain board approval procedures be followed.

       ENFORCEMENT. Under the FDI Act, the OTS has primary enforcement responsibility over savings institutions and has the authority to bring action against all "institution-affiliated parties," including stockholders and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers or directors, receivership, conservatorship or termination of deposit insurance. Civil penalties cover a wide range of violations and can amount to $25,000 per day, or $1 million per day in especially egregious cases. Under the FDI Act, the FDIC has the authority to recommend to the Director of the OTS that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the FDIC has authority to take such action under certain circumstances. Federal and state law also establishes criminal penalties for certain violations.

       STANDARDS FOR SAFETY AND SOUNDNESS. The FDI Act requires each federal banking agency to prescribe for all insured depository institutions standards relating to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth and compensation, fees and benefits and such other operational and managerial standards as the agency deems appropriate. The federal banking agencies have adopted regulations and Interagency Guidelines Establishing Standards for Safety and Soundness ("Guidelines") to implement these safety and soundness standards. The Guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The Guidelines address internal controls and information systems; internal audit system; credit underwriting; loan documentation; interest rate risk exposure; asset growth; asset quality; earnings; and compensation, fees and benefits. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the Guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard, as required by the FDI Act. The regulations establish deadlines for the submission and review of such safety and soundness compliance plans.

       CAPITAL REQUIREMENTS. The OTS capital regulations require savings institutions to meet three capital standards: a 1.5% tangible capital standard, a 3% leverage (core capital to total assets) ratio and an 8% risk based capital standard. Core capital is generally defined as common stockholders' equity (including retained earnings), certain non-cumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries less intangibles other than certain mortgage servicing rights ("MSRs") and certain purchased credit card relationships. The OTS regulations require that, in meeting the leverage ratio, tangible and risk-based capital standards institutions generally must deduct investments in and loans to subsidiaries engaged in activities as principal that are not permissible for a national bank. In addition, the OTS prompt corrective action regulation provides that a savings institution that has a leverage capital ratio of less than 4% (3% for institutions receiving the highest examination rating) will be deemed to be "undercapitalized" and may be subject to certain restrictions. See "--Prompt Corrective Regulatory Action."

       The risk-based capital standard for savings institutions requires the maintenance of total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 8%. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight of 0% to 100%, as assigned by the OTS capital regulation based on the risks OTS believes are inherent in the type of asset. The components of core capital are equivalent to those discussed above. The components of supplementary capital generally include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock and, within specified limits, the allowance for loan and lease losses. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

       The OTS has incorporated an interest rate risk component into its regulatory capital rule. The final interest rate risk rule also adjusts the risk-weighting for certain mortgage derivative securities. Under the rule, savings associations with "above normal" interest rate risk exposure would be subject to a deduction from total capital for purposes of calculating their risk-based capital requirements. A savings association's interest rate risk is measured by the decline in the net portfolio value of its assets (i.e., the difference between incoming and outgoing discounted cash flows from assets, liabilities and off-balance sheet contracts) that would result from a hypothetical 200-basis point increase or decrease in market interest rates divided by the estimated economic value of the association's assets, as calculated in accordance with guidelines set forth by the OTS. A savings association whose measured interest rate risk exposure exceeds 2% must deduct an interest rate component in calculating its total capital under the risk-based capital rule. The interest rate risk component is an amount equal to one-half of the difference between the institution's measured interest rate risk and 2%, multiplied by the estimated economic value of the association's assets. That dollar amount is deducted from an association's total capital in calculating compliance with its risk-based capital requirement. Under the rule, there is a two quarter lag between the reporting date of an institution's financial data and the effective date for the new capital requirement based on that data. A savings association with assets of less than $300 million and risk-based capital ratios in excess of 12% is not subject to the interest rate risk component, unless the OTS determines otherwise. The rule also provides that the Director of the OTS may waive or defer an association's interest rate risk component on a case-by-case basis. The OTS has postponed indefinitely the date that the component will first be deducted from an institution's total capital.

       At June 30, 1998, the Bank met each of its capital requirements, in each case on a fully phased-in basis. See "Regulatory Capital Compliance" for a table which sets forth in terms of dollars and percentages the OTS tangible, leverage and risk-based capital requirements, the Bank's historical amounts and percentages at June 30, 1998 and pro forma amounts and percentages based upon the issuance of the shares within the Estimated Price Range and assuming that a portion of the net proceeds are retained by the Company.

PROMPT CORRECTIVE REGULATORY ACTION

       Under the OTS prompt corrective action regulations, the OTS is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution's degree of capitalization. Generally, a savings institution that has a total risk-based capital ratio of less than 8.0% or a leverage ratio or a Tier 1 capital to risk-based assets ratio that is less than 4.0% is considered to be undercapitalized. A savings institution that has a total risk-based capital ratio less than 6.0%, a Tier 1 risk-based capital ratio of less than 3.0% or a leverage ratio that is less than 3.0% is considered to be "significantly undercapitalized" and a savings institution that has a tangible capital to assets ratio equal to or less than 2.0% is deemed to be "critically undercapitalized." Subject to a narrow

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

exception, the banking regulator is required to appoint a receiver or conservator for an institution that is critically undercapitalized. The regulation also provides that a capital restoration plan must be filed with the OTS within 45 days of the date an association receives notice that it is "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." Compliance with the plan must be guaranteed by any parent holding company. In addition, numerous mandatory supervisory actions may become immediately applicable to the institution depending upon its category, including, but not limited to, increased monitoring by regulators, restrictions on growth and capital distributions and limitations on expansion. The OTS could also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors.

INSURANCE OF DEPOSIT ACCOUNTS

       The FDIC has adopted a risk-based insurance assessment system. The FDIC assigns an institution to one of three capital categories based on the institution's financial information, as of the reporting period ending seven months before the assessment period. The capital categories are (1) well capitalized, (2) adequately capitalized or (3) undercapitalized. An institution is also placed in one of three supervisory subcategories within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information that the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds. An institution's assessment rate depends on the capital category and supervisory category to which it is assigned with the most well capitalized, healthy institutions receiving the lowest rates.

       Deposits of the Bank are presently insured by the SAIF. Both the SAIF and the BIF are statutorily required to be recapitalized to a 1.25% of insured reserve deposits ratio. Until recently, members of the SAIF and BIF were paying average deposit insurance assessments of between 24 and 25 basis points. The BIF met the required reserve in 1995, whereas the SAIF was not expected to meet or exceed the required level until 2002 at the earliest. This situation was primarily due to the statutory requirement that SAIF members make payments on bonds issued in the late 1980s by the Financing Corporation ("FICO") to recapitalize the predecessor to the SAIF.

       In view of the BIF's achieving the 1.25% ratio, the FDIC ultimately adopted a new assessment rate schedule of from 0 to 27 basis points under which 92% of BIF members paid an annual premium of only $2,000. With respect to SAIF member institutions, the FDIC adopted a final rule retaining the previously existing assessment rate schedule applicable to SAIF member institutions of 23 to 31 basis points. As long as the premium differential continued, it may have had adverse consequences for SAIF members, including reduced earnings and an impaired ability to raise funds in the capital markets. In addition, SAIF members, such as the Bank could have been placed at a substantial competitive disadvantage to BIF members with respect to pricing of loans and deposits and the ability to achieve lower operating costs.

       On September 30, 1996, the President of the United States signed into law the Deposit Insurance Funds Act of 1996 (the "Funds Act") which, among other things, imposed a special one-time assessment on SAIF member institutions, including the Bank, to recapitalize the SAIF. As required by the Funds Act, the FDIC imposed a special assessment of 65.7 basis points on SAIF assessable deposits held as of March 31, 1995, payable November 27, 1996 (the "SAIF Special Assessment"). The SAIF Special Assessment was recognized by the Bank as an expense in the quarter ended September 30, 1996 and was generally tax deductible. The SAIF Special Assessment recorded by the Bank amounted to $2.5 million on a pre-tax basis and $1.5 million on an after-tax basis.

       The Funds Act also spread the obligations for payment of the FICO bonds across all SAIF and BIF members. Beginning on January 1, 1997, BIF deposits were assessed for a FICO payment of 1.3 basis points, while SAIF deposits pay 6.48 basis points. Full pro rata sharing of the FICO payments between BIF and SAIF members will occur on the earlier of January 1, 2000 or the date the BIF and SAIF are merged.

       As a result of the Funds Act, the FDIC voted to effectively lower SAIF assessments to 0 to 27 basis points as of January 1, 1997, a range comparable to that of BIF members. Most recently, the FDIC determined to continue the 0 to 27 basis point range for the second half of 1998. SAIF members will also continue to make the FICO payments described above. Management cannot predict the level of FDIC insurance assessments on an on-going basis, whether the federal thrift charter will be eliminated or whether the BIF and SAIF will eventually be merged.

       The Bank's assessment rate for 1997 ranged from 6.30 to 6.50 basis points and the regular premium paid for this period was $240,000.

       The FDIC is authorized to raise the assessment rates in certain circumstances. The FDIC has exercised this authority several times in the past and may raise insurance premiums in the future. If such action is taken by the FDIC, it could have an adverse effect on the earnings of the Bank.

       Under the FDI Act, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC or the OTS. The management of the Bank does not know of any practice, condition or violation that might lead to termination of deposit insurance.

FEDERAL HOME LOAN BANK SYSTEM

       The Bank is a member of the FHLB System, which consists of 12 regional FHLBs. The FHLB provides a central credit facility primarily for member institutions. The Bank, as a member of the FHLB, is required to acquire and hold shares of capital stock in the FHLB in an amount at least equal to 1% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20 of its advances (borrowings) from the FHLB, whichever is greater. The Bank was in compliance with this requirement with an investment in FHLB stock at June 30, 1998 of $3.5 million. FHLB advances must be secured by specified types of collateral and all long-term advances may only be obtained for the purpose of providing funds for residential housing finance. At June 30, 1998, the Bank had $8.0 million in FHLB advances.

       The FHLBs are required to provide funds for the resolution of insolvent thrifts and to contribute funds for affordable housing programs. These requirements could reduce the amount of dividends that the FHLBs pay to their members and could also result in the FHLBs imposing a higher rate of interest on advances to their members. For the years ended December 31, 1997, 1996 and 1995, dividends from the FHLB to the Bank amounted to approximately $247,000, $232,000 and $240,000, respectively. If dividends were reduced, the Bank's net interest income would likely also be reduced. Further, there can be no assurance that the impact of recent or future legislation on the FHLBs will not also cause a decrease in the value of the FHLB stock held by the Bank.

FEDERAL RESERVE SYSTEM

       The Federal Reserve Board regulations require savings institutions to maintain non-interest-earning reserves against their transaction accounts. The Federal Reserve Board regulations generally require that reserves be maintained against aggregate transaction accounts as follows: for accounts aggregating $47.8 million or less (subject to adjustment by the Federal Reserve Board) the reserve requirement is 3%; and for accounts greater than $47.8 million, the reserve requirement is $1.43 million plus 10% (subject to adjustment by the Federal Reserve Board between 8% and 14%) against that portion of total transaction accounts in excess of $47.8 million. The first $4.7 million of otherwise reservable balances (subject to adjustment by the Federal Reserve Board) are exempted from the reserve requirements. The Bank is in compliance with the foregoing requirements. Because required reserves must be maintained in the form of either vault cash, a non-interest-bearing account at a Federal Reserve Bank or a pass-through account as defined by the Federal Reserve Board, the effect of this reserve requirement is to reduce the Bank's interest-earning assets. FHLB System members are also authorized to borrow from the Federal Reserve discount window, but Federal Reserve Board regulations require institutions to exhaust all FHLB sources before borrowing from a Federal Reserve Bank.

HOLDING COMPANY REGULATION

       The Company will be a non-diversified unitary savings and loan holding company within the meaning of the HOLA. As such, the Company will be required to register with the OTS and will be subject to OTS regulations, examinations, supervision and reporting requirements. In addition, the OTS has enforcement authority over the Company and its non-savings institution subsidiaries.

       As a unitary savings and loan holding company, the Company generally will not be restricted under existing laws as to the types of business activities in which it may engage, provided that the Bank continues to be a QTL. See

"--Federal Savings Institution Regulation--QTL Test" for a discussion of the QTL requirements. Upon any non-supervisory acquisition by the Company of another savings association, the Company would become a multiple savings and loan holding company (if the acquired institution is held as a separate subsidiary) and would be subject to extensive limitations on the types of business activities in which it could engage. The HOLA limits the activities of a multiple savings and loan holding company and its non-insured institution subsidiaries primarily to activities authorized for bank holding companies under
Section 4(c)(8) of the Bank Holding Company Act, as amended (the "BHC Act"), subject to the prior approval of the OTS, and to other activities authorized by OTS regulation. No multiple savings and loan holding company may acquire more than 5% of the voting stock of a company engaged in impermissible activities. Proposed legislation would, subject to certain grandfathering, limit the activities of unitary savings and loan companies to those permissible for multiple savings and loan holding companies. See "Risk Factors--Financial Institution Regulation and Possible Legislation."

       The HOLA prohibits a savings and loan holding company, directly or indirectly, or through one or more subsidiaries, from acquiring more than 5% of the voting stock of another savings institution, or holding company thereof, without prior written approval of the OTS, and from acquiring or retaining, with certain exceptions, more than 5% of a non-subsidiary holding company or savings association. The HOLA also prohibits a savings and loan holding company from acquiring or retaining control of a depository institution that is not insured by the FDIC. In evaluating applications by holding companies to acquire savings institutions, the OTS must consider the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on the risk to the insurance funds, the convenience and needs of the community and competitive factors.

       The OTS is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, except: (i) interstate supervisory acquisitions by savings and loan holding companies and (ii) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

       Although savings and loan holding companies are not subject to specific capital requirements or specific restrictions on the payment of dividends or other capital distributions, HOLA does prescribe such restrictions on subsidiary savings institutions as described above. The Bank must notify the OTS 30 days before declaring any dividend to the Company. In addition, the financial impact of a holding company on its subsidiary institution is a matter that is evaluated by the OTS and the agency has authority to order cessation of activities or divestiture of subsidiaries deemed to pose a threat to the safety and soundness of the institution.

THRIFT RECHARTERING

       The Funds Act provides that the BIF and the SAIF will merge on January 1, 1999, if there are no more savings associations as of that date. Several bills have been introduced in Congress that would eliminate the federal thrift charter and the OTS. A bill originally reported by the House Banking Committee would have regained federal thrifts to become national banks or state banks within two years of enactment or they would have become national banks by operation of law. OTS would have been abolished and its functions transferred to the bank regulatory agencies. The bill as passed by the House of Representatives, however, did not provide for the elimination of the federal thrift charter or OTS, but did provide that unitary stock savings and loan holding companies existing or applied for after March 31, 1998 would not have the ability to engage in unlimited activities but would be subject to the activities restrictions applicable to multiple savings and loan holding companies. Unitary stock holding companies existing or applied for before 1998 would be grandfathered and could continue to engage in unlimited activities and could transfer the grandfather rights to acquirors of the holding company. The Bank is unable to predict whether the legislation will be enacted or, given such uncertainty, determine the extent to which the legislation, if enacted, would affect its business. The Bank is also unable to predict whether the SAIF and BIF will eventually be merged or the federal thrift charter eliminated, and what effect, if any, such legislation would have on the Bank.

FEDERAL SECURITIES LAWS

       The Company has filed with the SEC a registration statement under the Securities Act for the registration of the Common Stock to be issued pursuant to the Conversion. Upon completion of the Conversion, the Company's Common Stock will be registered with the SEC under the Exchange Act. The Company will then be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Exchange Act.

       The registration under the Securities Act of shares of the Common Stock to be issued in the Conversion does not cover the resale of such shares. Shares of the Common Stock purchased by persons who are not affiliates of the Company may be resold without registration. Shares purchased by an affiliate of the Company will be subject to the resale restrictions of Rule 144 under the Securities Act. If the Company meets the current public information requirements of Rule 144 under the Securities Act, each affiliate of the Company who complies with the other conditions of Rule 144 (including those that require the affiliate's sale to be aggregated with those of certain other persons) would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of (i) 1% of the outstanding shares of the Company or (ii) the average weekly volume of trading in such shares during the preceding four calendar weeks. Provision may be made in the future by the Company to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

                           MANAGEMENT OF THE COMPANY

       The Board of Directors' of the Company currently consists of nine members each of whom is also a director of the Bank. The Board of Directors is divided into three classes, each of which contains approximately one-third of the Board. The directors shall be elected by the stockholders of the Company for staggered three year terms, or until their successors are elected and qualified. One class of directors, consisting of Messrs. Anderson, Beck and Donahoe has a term of office expiring at the first annual meeting of stockholders, a second class, consisting of Messrs. Ashby, Harding and Rowe has a term of office expiring at the second annual meeting of stockholders and a third class, consisting of Messrs. Hicks and McKann and Ms. Newman has a term of office expiring at the third annual meeting of stockholders. Their names and biographical information are set forth under "Management of the Bank--Directors."

       The following individuals are the executive officers of the Company and hold the offices set forth below opposite their names.

      EXECUTIVE                            POSITION(S) HELD WITH COMPANY
     -----------                        -----------------------------------
      Samuel C. Harding, Jr...........  President
      Peggy J. Newman.................  Executive Vice President, Secretary and
                                        Treasurer

   The executive officers of the Company are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal at the discretion of the Board of Directors.

   Except for directors' meeting fees, since the formation of the Company, none of the executive officers, directors or other personnel has received remuneration from the Company. Information concerning the principal occupations, employment and other information concerning the directors and officers of the Company during the past five years is set forth under "Management of the Bank-- Biographical Information."

                                      MANAGEMENT OF THE BANK

     DIRECTORS AND EXECUTIVE OFFICERS

               The following table sets forth certain information regarding the Board of Directors of the Bank.

                                                                                             DIRECTOR      TERM
NAME                      AGE(1)           POSITION(S) HELD WITH THE BANK                     SINCE        EXPIRES
---                       -----            ------------------------------                    --------      --------
H. Smith McKann            84              Chairman of the Board                               1955           2001

Ronald G. Beck             62              Vice Chairman of the Board                          1988           1999

Samuel C. Harding, Jr.     56              Director and President                              1987           2000

Peggy J. Newman            57              Director, Executive Vice President, Secretary       1988           2001
                                           and Treasurer

William M. Anderson, Jr.   56              Director                                            1988           1999

O'Conor Ashby              51              Director                                            1992           2000

Ernest N. Donahoe, Jr.     61              Director                                            1982           1999

DuVal Q. Hicks, Jr.        78              Director                                            1958           2001

Charles S. Rowe            73              Director                                            1956           2000

---------------------------
(1)As of June 30, 1998.


       Each of the executive officers of the Bank will retain his or her office after the Conversion until his or her re-election at the annual meeting of the Board of Directors of the Bank, held immediately after the first annual meeting of stockholders subsequent to the Conversion, and until their successors are elected and qualified or until they are removed or replaced. Officers are subject to re-election by the Board of Directors annually.

BIOGRAPHICAL INFORMATION

DIRECTORS AND EXECUTIVE OFFICERS

       H. Smith McKann is the President and owner of General Products Company, Fredericksburg, Virginia. Mr. McKann has served as a director of the Bank since 1955 and has been Chairman since 1996.

       Ronald G. Beck is the President of Clayborne C. Beck & Sons, Inc., Fredericksburg, Virginia, which sells furniture grade lumber worldwide. Mr. Beck has served as a director of the Bank since 1988 and currently serves as Vice Chairman of the Board.

       Samuel C. Harding, Jr. serves as President of the Bank and has held that position since 1992. Mr. Harding has been with the Bank since 1972 and was elected director in 1987.

       Peggy J. Newman serves as Executive Vice President, Secretary and Treasurer of the Bank and has held these positions since 1992. Ms. Newman has been with the Bank for 33 years and was elected director in 1988.

       William M. Anderson, Jr. was elected to the Board in 1988 and is currently the President of Mary Washington College, Fredericksburg, Virginia. He has served in that position since 1982.

       O'Conor Ashby is a partner in the law firm of Willis & Ashby. He has been a partner with that firm since 1975. Mr. Ashby, who has served on the Board of the Bank since 1992 also is currently on the Board of Medicorp Services, Inc.

       Ernest N. Donahoe, Jr. Is an engineer and has been a partner with Sullivan, Donahoe & Ingalls, P.C. since 1968. Mr. Donahoe has been a Board member of the Bank since 1982.

       DuVal Q. Hicks, Jr. is a retired attorney, formerly with Hicks, Baker and Peterson. Mr. Hicks has been a director of the Bank since 1958.

       Charles S. Rowe is a retired Editor and Co-publisher of the Free Lance-Star, Fredericksburg, Virginia and a former director of the Associated Press. He has served as a director of the Bank since 1956.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS OF THE BANK AND COMPANY

       The Bank's Board of Directors meets twice per month and may have additional special meetings called in the manner specified in the Bylaws. During 1997, no current Director attended less than 75% of the aggregate of the total number of Board meetings and the total number of committee meetings of the Board of Directors on which they served.

       The Board of Directors of the Bank has established the following committees:

       The Executive Committee consists of Messrs. McKann, Beck and Harding, and Ms. Newman. The purposes of this committee are to evaluate issues of major importance to the Bank between regularly scheduled Board meetings. The Executive Committee meets as the members deem necessary and met one time in 1997.

       The Audit Committee consists of Messrs. Andersen, Ashby and Rowe. The purpose of this committee is to oversee both internal and external audit activities. The Audit Committee meets as the members deem necessary and met one time in 1997.

       The Loan Committee consists of Messrs. Beck, Donahoe and Harding. The purpose of this committee is to review and approve all loan requests of less than $500,000. The Loan Committee meets once a week.

       Additionally, the Bank has a number of other management committees including the Asset/Liability Committee, Advertising Committee, the Compensation Committee, the Investment Committee, the Pension Committee and the Proxy Committee.

       The Board of Directors of the Company has established the following committees: the Audit and Compliance Committee consisting of Messrs. Anderson, Rowe and Ashby; the Pricing Committee consisting of the entire Board of Directors; and the Compensation Committee consisting of Messrs. Beck, Hicks and Harding.

COMPENSATION OF DIRECTORS OF THE BANK AND COMPANY

       All directors of the Bank receive a fee of $1,700 for each regularly scheduled monthly meeting attended. Effective August 1, 1998, such fees were increased to $2,000 for each regularly scheduled monthly meeting attended. Messrs. Beck and Donohoe additionally receive $400 per month for Loan Committee meetings attended.

EXECUTIVE COMPENSATION

       SUMMARY COMPENSATION TABLE. The following table sets forth the cash compensation paid by the Bank as well as other compensation paid or accrued for services rendered in all capacities during the year ended December 31, 1997, to the Chief Executive Officer and the highest paid executive officer of the Bank who received salary and bonus in excess of $100,000 ("Named Executive Officers").

                                                         ANNUAL COMPENSATION(1)
                                               ------------------------------------------
                                                                           OTHER
                                                                           ANNUAL         ALL OTHER
NAME AND                                     SALARY         BONUS      COMPENSATION      COMPENSATION
PRINCIPAL POSITIONS              YEAR         ($)            ($)         ($)(2)             ($)(3)
-------------------------------  --------  -----------   ----------  ---------------    -------------
Samuel C. Harding, Jr..........  1997       $204,800       $20,000          --             $33,109
  President (principal
  executive officer)
Peggy J. Newman................  1997        199,800        20,000          --              37,884
  Executive Vice President,
  Secretary and Treasurer
  (principal financial officer)

--------------------
(1) Under Annual Compensation, the column titled "Salary" includes directors' fees for Mr. Harding and Ms. Newman.
(2) For 1997, there were no (a) perquisites over the lesser of $50,000 or 10% of the individual's total salary and bonus for the year; (b) payments of above-market preferential earnings on deferred compensation; (c) payments of earnings with respect to long-term incentive plans prior to settlement or maturation; (d) tax payment reimbursements; or (e) preferential discounts on stock. For 1997, the Bank had no restricted stock or stock related plans in existence.
(3) Includes deferred compensation of 28,612 and 33,387 for Mr. Harding and Ms. Newman, respectively under the Management Security Plan. Also includes matching contributions of 4,497 and 4,497 to the accounts of Mr. Harding and Ms. Newman, respectively, under the Bank's 401(k) Plan.

EMPLOYMENT AGREEMENTS

         Upon consummation of the Conversion, the Bank and the Company intend to enter into employment agreements (collectively, the "Employment Agreements") with Mr. Harding and Ms. Newman (individually, the "Executive"). The Employment Agreements are subject to the review and approval of the OTS and may be amended as a result of such OTS review. Review of compensation arrangements by the OTS does not indicate, and should not be construed to indicate, that the OTS has passed upon the merits of such arrangements. The Employment Agreements are intended to ensure that the Bank and the Company will be able to maintain a stable and competent management base after the Conversion. The continued success of the Bank and the Company depends to a significant degree on the skills and competence of both Mr. Harding and Ms. Newman.

         The Employment Agreements provide for a three-year term for each Executive and shall become effective upon consummation of the Conversion. The Bank Employment Agreements provide that, commencing on the first anniversary date of the agreement and continuing each anniversary date thereafter, the Board of Directors of the Bank may extend each of the agreements for an additional year so that the remaining term shall be three years unless written notice of non-renewal is given by the Board of Directors after conducting a performance evaluation of the Executive. The terms of the Company Employment Agreements shall be extended on a daily basis unless written notice of non-renewal is given by the Board of Directors of the Company. The Bank and the Company Employment Agreements provide that the Executive's base salary will be reviewed annually. The base salaries, which will be effective for such Employment Agreements for Mr. Harding and Ms. Newman will be $194,775 and $189,525, respectively. In addition to the base salary, the Employment Agreements provide for, among other things, participation in various employee benefit plans and stock-based compensation programs, as well as furnishing certain fringe benefits available to similarly situated executive personnel. The Employment Agreements provide for termination by the Bank or the Company for cause (as described in the agreements) at any time. In the event the Bank or the Company chooses to terminate the Executive's employment for reasons other than for cause, or in the event of the Executive's resignation from the Bank and the Company upon (i) the failure to re-elect the Executive to his/her current offices; (ii) a material change in the Executive's functions, duties or responsibilities; (iii) a relocation of the Executive's principal place of employment by more than 25 miles; (iv) liquidation or dissolution of the Bank or the Company; or (v) a breach of the Employment Agreements by the Bank or the Company; the Executive or, in the event of death, the Executive's beneficiary would be entitled to receive an amount generally equal to the remaining base salary and bonus payments that would have been paid to the Executive during the remaining term of the Employment Agreements. In addition, the Executive would receive a payment attributable to the contributions that would have been made on the Executive's behalf to any employee benefit plans of the Bank or the Company during the remaining term of the Employment Agreements, together with the value of certain stock-based incentives previously awarded to the Executive. The Bank and the Company would also continue and pay for the Executive's life and disability coverage for the remaining term of the Employment Agreement, as well as provide medical and hospitalization coverage until the Executive at least attains eligible Medicare age. Upon any termination of the Executive, the Executive is subject to a covenant not to compete with the Company or the Bank for one year.

         Under the agreements, if voluntary or involuntary termination follows a change in control of the Bank or the Company, the Executive or, in the event of the Executive's death, the Executive's beneficiary would be entitled to a severance payment generally equal to the greater of: (i) the payments due for the remaining terms of the agreement, including the value of certain stock-based incentives previously awarded to the Executive; or (ii) three times the average of the five preceding taxable years' annual compensation. The Bank and the Company would also continue the Executive's life, health, and disability coverage for thirty-six months (except medical and hospitalization would be provided at least until the Executive attains eligible Medicare age). Notwithstanding that both Employment Agreements provide for a severance payment in the event of a change in control, the Executive would only be entitled to receive a severance payment under one agreement. In the event of a change in control of the Bank or the Company, the total amount of payments due under the Agreements, based solely on the base salaries to be paid to Mr. Harding and Ms. Newman effective upon the consummation of the Conversion, and excluding any benefits under any employee benefit plan which may be payable, would equal approximately $_____ million.

         Payments to the Executive under the Bank Employment Agreement will be guaranteed by the Company in the event that payments or benefits are not paid by the Bank. Payment under the Company Employment Agreements would be made by the Company. All reasonable costs and legal fees paid or incurred by the Executive pursuant to any dispute or question of interpretation relating to the Employment Agreements shall be paid by the Bank or Company, respectively, if the Executive is successful on the merits pursuant to a legal judgment, arbitration or settlement. The Employment Agreements also provide that the Bank and Company shall indemnify the Executive to the fullest extent allowable under federal and Virginia law, respectively.

EMPLOYEE SEVERANCE COMPENSATION PLAN

         Upon consummation of the Conversion, the Bank's Board of Directors intends to, upon consummation of the Conversion, establish the Fredericksburg Savings Bank Employee Severance Compensation Plan (the "Severance Plan") which will provide eligible employees with severance pay benefits in the event of a change in control of the Bank or the Company. Management personnel with Employment Agreements are not eligible to participate in the Severance Plan. Generally, employees are eligible to participate in the Severance Plan if they have completed at least six months of service with the Bank. Under the Severance Plan, in the event of a change in control of the Bank or the Company, eligible employees who are terminated from or terminate their employment within one year after the change in control (for reasons specified under the Severance Plan), will be entitled to receive a severance payment. A participant, whose employment has terminated, will be entitled to a cash severance payment equal to one-twelfth of his or her current annual compensation for each year of service up to a maximum of 199% of current annual compensation. In the event the provisions of the Severance Plan were triggered, the total amount of payments that would be due thereunder, based solely upon current salary levels, would equal approximately $____ million.

INSURANCE PLANS

         All full-time employees of the Bank, upon completion of the applicable introductory period, may elect coverage for comprehensive hospitalization, including major medical, and are covered with long-term disability insurance.

BENEFITS

         401(K) PLAN. The Bank maintains the Fredericksburg Savings and Loan Association, F.A. Salary Savings Plan (the "401(k) Plan"), a tax-qualified profit sharing plan with a qualified cash or deferred arrangement under Section 401(k) of the Code. The 401(k) Plan currently provides participants with savings and retirement benefits based on employee deferrals of compensation, as well as matching and other discretionary contributions made by the Bank. Eligible employees may begin participating in the 401(k) Plan upon the completion of one-half of one "Year of Service" (as defined in the 401(k) Plan) and attainment of age 21. Participants currently may make salary reduction contributions to the 401(k) Plan up to the lesser of 20% of their compensation or the legally permissible limit ($10,000 for 1998). A participant is always 100% vested in his or her salary reduction contributions to the 401(k) Plan. Participants become vested in employer contributions to the 401(k) Plan at the rate of 33 1/3% per each completed year of service. Participants also become 100% vested in their accounts under the 401(k) Plan upon death or incurring disability (as described in the 401(k) Plan) or attainment of their "Normal Retirement Age" (as defined in the 401(k) Plan).

         Currently, participants may invest their accounts under the 401(k) Plan in and among four funds. The Bank may add or eliminate investment options available under the 401(k) Plan in the future.

         Generally, distributions from the 401(k) Plan may commence upon a participant's separation from service, death, or disability. However, participants may request hardship withdrawals from the 401(k) Plan under certain circumstances. Distributions from the 401(k) Plan are generally subject to federal and state income taxes and distributions made prior to a participant attaining age 59 1/2 are also generally subject to a federal excise tax.

         PENSION PLAN. The Bank also maintains a tax-qualified defined benefit pension plan for its employees (the "Pension Plan"). Eligible employees begin participating in the Pension Plan following the completion of one year of service (as described in the Plan) and attainment of the age 21. A participant in the Pension Plan generally becomes vested in his accrued benefit under the plan upon completing five years of service. Participants also become 100% vested in their accrual benefit under the Pension Plan upon incurring a disability (as described in the plan) and upon the attainment of their "normal retirement age" (as described in the Plan). The Pension Plan is funded solely through contributions made by the Bank.

         A participant's accrued benefit under the Pension Plan is actuarially determined based on his or her years of service with the Bank and his or her average monthly compensation (as described in the Plan), including average monthly compensation in excess of an integration to the Social Security Taxable Wage Base.

         The table below reflects the annual pension benefit payable to a participant in the Pension Plan, assuming various levels of "Average Monthly Compensation" (as defined in the Pension Plan) and years of service credited as of the participant's normal retirement age. As of January 1, 1998, Mr. Harding and Ms. Newman had 25 and 32 years of service with the Bank, respectively, for purposes of the Pension Plan.

                               YEARS OF CREDITED SERVICE
                  --------------------------------------------------
AVERAGE ANNUAL          15        20        25        30        35
EARNINGS(1)
--------------    --------------------------------------------------
      $ 50,000      $ 19,833  $ 26,444  $ 33,055  $ 33,055  $ 33,055
      $ 75,000      $ 31,271  $ 41,694  $ 52,118  $ 52,118  $ 52,118
      $100,000      $ 42,708  $ 56,944  $ 71,180  $ 71,180  $ 71,180
      $125,000      $ 54,146  $ 72,194  $ 90,243  $ 90,243  $ 90,243
      $150,000      $ 65,583  $ 87,444  $109,305  $109,305  $109,305
      $175,000      $ 77,021  $102,694  $128,368  $128,368  $128,368
      $200,000      $ 88,458  $117,944  $147,430  $147,430  $147,430
      $250,000      $111,333  $148,444  $185,555  $185,555  $185,555
      $300,000      $134,208  $178,944  $223,680  $223,680  $223,680
      $350,000      $157,083  $209,444  $261,805  $261,805  $261,805
      $400,000      $179,958  $239,944  $299,930  $299,930  $299,930

------------------------
(1) Code Section 401(a)(17) limits the amount of compensation the Bank may consider in computing benefits under the Pension Plan to $150,000, effective with respect to the Pension Plan for plan years beginning on or after January 1, 1994, as periodically adjusted ($160,000 for 1998).


         EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST. The Bank intends to establish a tax-qualified employee stock ownership plan (the "ESOP") in connection with the Conversion. Generally, eligible employees will become participants in the ESOP upon the completion of one-half of one year of service with the Bank (with credit given for service with the Bank prior to adoption of the plan) and attainment of age 21. With the consent of the Bank, an affiliate of the Bank may also adopt the ESOP for the benefit of its employees.

         The Bank expects a committee of the Board of Directors to serve as the administrative committee of the ESOP (the "ESOP Committee"). The ESOP Committee will appoint an unrelated corporate trustee for the ESOP prior to the Conversion. Among other matters, the ESOP Committee may generally instruct the trustee regarding the investment of funds contributed to the ESOP, subject to the terms of the plan document and the related trust agreement. The Bank expects the ESOP to purchase 8% of the Common Stock issued in the Conversion. As part of the Conversion, and in order to fund the ESOP's purchase of the Common Stock issued in the Conversion, the ESOP will borrow 100% of the aggregate purchase price of the Common Stock from either the Company or a third-party lender.

         The trustee of the ESOP will repay the loan principally from the Bank's annual contributions to the ESOP over an expected period of 20 years. Subject to receipt of any necessary regulatory approvals or opinions, the Bank may make contributions to the ESOP for repayment of the loan since some participants in the ESOP will be employees of the Bank or, alternatively, the Bank may reimburse the Company for contributions made by the Company with respect to employees of the Bank. The Bank expects the initial interest rate (which may be fixed or variable) for the loan to be at or near the prime rate on or about the date of Conversion.

         The trustee of the ESOP will pledge the shares of Common Stock purchased by the ESOP in connection with the Conversion as collateral for the loan and will hold the shares in a suspense account under the plan. As the trustee repays the loan, the trustee will release a portion of the shares from the suspense account and allocate them to the accounts of active participants in the ESOP based on each participant's compensation (as determined under the terms of the plan) relative to all participants' compensation for the plan year. In the event of a change in control of the Bank or the Company prior to complete repayment of the loan, the ESOP trustee, in accordance with the terms of the plan document, will sell enough shares of Common Stock held in the suspense account to repay the loan in full. Upon repayment of the loan, the ESOP trustee will then allocate all remaining shares of Common Stock held in the suspense account to the accounts of active participants based on each participant's account balance as of a specific date or based on some other method set forth in the plan document.

         Participants will become vested in contributions made to the ESOP by the Bank at the rate of 33 1/2% per year of service with the Bank (with credit given for service with the Bank prior to its adoption of the ESOP). Accordingly, participants will become fully vested in their accounts under the ESOP after completing three years of vesting service. The Bank expects that participants will also become fully vested in their accounts under the ESOP upon the attainment of their normal retirement age while an employee of the Bank, upon their death or incurring a disability, upon a change in control of the Bank or the Company, or upon termination of the plan. Benefits generally become distributable under the ESOP and potentially become subject to income tax upon death, retirement, disability or other separation from service.

         The ESOP trustee will vote all allocated shares held in the ESOP in accordance with the instructions of the plan participants. The ESOP trustee, subject to its fiduciary duties under ERISA, will vote the unallocated shares (i.e., those held in the suspense account) and allocated shares for which it receives no proper voting instructions in a manner calculated to most accurately reflect the instructions it receives from participants regarding the allocated stock. In the event no shares have been allocated under the ESOP at the time such shares are to be voted, each participant shall be deemed to have one share allocated to his or her account for voting purposes.

         SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. The Code limits the amount of compensation the Bank may consider in providing benefits under its tax-qualified retirement plans, such as the 401(k) Plan, the Pension Plan and the ESOP. The Code further limits the amount of benefit accruals and annual contributions under such plans on behalf of any employee. The Bank has previously taken action to separately provide benefits to Mr. Harding and Ms. Newman that would have accrued under the Pension Plan but for the limitation on compensation the Bank may consider under the Pension Plan less benefits that actually accrue under the Pension Plan for the benefit of Mr. Harding and Ms. Newman. Upon Conversion, the Bank also intends to provide for similar benefits with respect to the 401(k) Plan and ESOP, as well as benefits otherwise limited by other provisions of the Code or the terms of the ESOP loan.

         To provide for such benefits, the Bank intends to implement a non-qualified deferred compensation arrangement known as a "Supplemental Executive Retirement Plan" ("SERP"). The SERP will generally provide benefits to eligible individuals (designated by the Board of Directors of the Bank or its affiliates) that cannot be provided under the Pension Plan, 401(k) Plan and/or ESOP as a result of the limitations imposed by the Code, but that would have been provided under the Pension Plan, 401(k) Plan and/or ESOP but for such limitations. In addition to providing for benefits lost under tax-qualified plans as a result of limitations imposed by the Code, the SERP will also make up lost ESOP benefits to designated individuals who retire, who terminate employment in connection with a change in control, or whose participation in the ESOP ends due to termination of the ESOP in connection with a change in control (regardless of whether the individual terminates employment) prior to the complete scheduled repayment of the ESOP loan. Generally, upon the retirement of an eligible individual or upon a change in control of the Bank or the Company prior to complete repayment of the ESOP Loan, the SERP will provide the individual with a benefit equal to what the individual would have received under the ESOP had he remained employed throughout the term of the ESOP or had the ESOP not been terminated prior to the scheduled repayment of the ESOP loan less the benefits actually provided under the ESOP on behalf of such individual. An individual's benefits under the SERP will generally become payable upon the participant's retirement (in accordance with the standard retirement policies of the Bank), upon the change in control of the Bank or the Company or as determined under the applicable tax-qualified retirement plans sponsored by the Bank.

         The Bank may establish a grantor trust in connection with the SERP to satisfy the obligations of the Bank with respect to the SERP. The assets of the grantor trust would remain subject to the claims of the Bank's general creditors in the event of the Bank's insolvency until paid to the individual pursuant to the terms of the SERP.

         MANAGEMENT SECURITY PLAN. The Bank currently sponsors a non-tax qualified deferred compensation arrangement for approximately ten employees, including Mr. Harding and Ms. Newman, known as the Fredericksburg Savings and Loan Association, F.A. Management Security Plan (the "Management Security Plan"). The Management Security Plan generally provides a payment to each covered individual upon his or her death, disability, retirement, or termination of employment after five or more years of service. Benefits under the Management Security Plan are based on a flat dollar amount (specified for each individual in a separate "Benefit Agreement") multiplied by the individual's years of service with the Bank. Participants become fully vested in benefits under the Management Security Plan after the completion of five years of service with the Bank. The annual benefits for Mr. Harding and Ms. Newman are $3,685 and $4,000, respectively, multiplied by each individual's respective years of service with the Bank. As of January 1, 1998, Mr. Harding and Ms. Newman had completed 27 and 33 years of service, respectively.

         STOCK-BASED INCENTIVE PLAN. Following the Conversion, the Board of Directors of the Company intends to adopt the Stock-Based Incentive Plan which will provide for the granting of options to purchase Common Stock ("Stock Options"), Common Stock ("Stock Awards"), Limited Option Rights and Limited Stock Rights to eligible officers, employees, and directors of the Company and Bank. The Company may provide such stock based benefits under the Stock-Based Incentive Plan or may establish one or more separate plans which would provide for the benefits described herein.

         In the event the Stock-Based Incentive Plan (or any separate plan(s)) is adopted within one year after conversion, OTS regulations require such plan to be approved by a majority of the Company's stockholders at a meeting of stockholders to be held no earlier than six months after the completion of the Conversion. Under the Stock-Based Incentive Plan, the Company intends to grant Stock Options in an amount equal to 10% of the shares of Common Stock issued in the Conversion, including shares issued to the Foundation (1,311,552 shares based upon the maximum of the Estimated Price Range), and intends to grant Stock Awards in an amount equal to 4% of the shares of Common Stock issued in the Conversion, including shares issued to the Foundation (524,621 shares based upon the maximum of the Estimated Price Range). Any Common Stock awarded under the Stock-Based Incentive Plan will be awarded at no cost to the recipients. The plan may be funded through the purchase of Common Stock by a trust established in connection with the Stock-Based Incentive Plan (or any separate plan(s)) or from authorized but unissued shares. The Board intends to appoint an independent fiduciary to serve as trustee of a trust to be established in connection with the Stock-Based Incentive Plan. In the event that additional authorized but unissued shares are acquired by the Stock-Based Incentive Plan after the Conversion, the interests of existing shareholders would be diluted. See "Pro Forma Data." Assuming the market value of the Common Stock is $10.00 per share at the time stock awards are made under the Stock-Based Incentive Plan, the estimated value of the total Stock Awards available for grant under the Plan would be approximately $4.6 million, assuming shares are issued at the midpoint of the Estimated Price Range in the Conversion.

         The grants of Stock Options and Stock Awards will be designed to attract and retain qualified personnel in key positions, provide officers and key employees with a propriety interest in the Company as an incentive to contribute to the success of the Company and reward key employees for outstanding performance. All employees of the Company and its subsidiaries, including the Bank, will be eligible to participate in the Stock-Based Incentive Plan. It is expected that the committee administering the plan will determine the terms of awards granted to officers and employees. The committee will also determine whether Stock Options will be Incentive or Non-Statutory Stock Options, as defined below, the number of shares subject to each stock option and Stock Award, the exercise price of each Non-Statutory Stock Option, whether Stock Options may be exercised by delivering other shares of Common Stock, and when Stock Options become exercisable or Stock Awards vest. Only employees may receive grants of Incentive Stock Options. Therefore, under the Stock-Based Incentive Plan, directors may receive only grants of Non-Statutory Stock Options. If such plan is adopted within one year after conversion, OTS regulations provide that no individual officer or employee of the Bank may receive more than 25% of the stock options available under the Stock-Based Incentive Plan (or any separate plan for officers and employees) and non-employee directors may not receive more than 5% individually, or 30% in the aggregate, of the stock options available under the Stock-Based Incentive Plan (or any separate plan for directors). OTS regulations also provide that no individual officer or employee of the Bank may receive more than 25% of the restricted stock awards available under the Stock-Based Incentive Plan (or any separate plan for officers and employees) and non-employee directors may not receive more than 5% individually, or 30% in the aggregate, of the restricted stock awards available under the Stock-Based Incentive Plan (or any separate plan for directors).

         The Stock-Based Incentive Plan will provide for the grant of: (i) Stock Options intended to qualify as incentive Stock Options under Section 422 of the Code ("Incentive Stock Options"); (ii) Stock Options that do not so qualify ("Non-Statutory Stock Options"); and (iii) limited option rights ("Limited Option Rights"). Limited Option

Rights are exercisable only upon a change in control of the Bank or the Company. Subject to OTS regulations, upon exercise of Limited Option Rights, the recipient will be entitled to receive a lump sum cash payment equal to the difference between the exercise price of any unexercised Stock Option, whether exercisable or unexercisable at such time, and the fair market value of the shares of Common Stock subject to the Stock Option on the date of exercise of the right in lieu of purchasing the Common Stock underlying the Stock Option. It is anticipated that all Stock Options granted contemporaneously with stockholder approval of the Stock-Based Incentive Plan will qualify as Incentive Stock Options to the extent permitted under Section 422 of the Code. Unless sooner terminated, the Stock-Based Incentive Plan will be in effect for a period of ten years from the earlier of adoption by the Board of Directors or approval by the Company's Stockholders. Subject to stockholder approval, the Company intends to grant Stock Options with Limited Option Rights under the plan at an exercise price equal to at least the fair market value of the underlying Common Stock on the date of grant.

         An individual will not be deemed to have received taxable income upon the grant or exercise of any Incentive Stock Option, provided that such shares received through the exercise of such option are not disposed of by the employee for at least one year after the date the stock is received in connection with the stock option exercise and two years after the date of grant of the stock option (a "disqualifying disposition"). No compensation deduction will be available to the Company as a result of the grant or exercise of Incentive Stock Options unless there has been a disqualifying disposition. In the case of a Non-Statutory Stock Option and in the case of a disqualifying disposition of an Incentive Stock Option, an individual will realize ordinary income upon exercise of the stock option (or upon the disqualifying disposition) in an amount equal to the amount by which the exercise price exceeds the fair market value of the Common Stock purchased by exercising the stock option on the date of exercise. The amount of any ordinary income realized by an optionee upon the exercise of a Non-Statutory Stock Option or due to a disqualifying disposition of an Incentive Stock Option will be a deductible expense to the Company for tax purposes. In the case of Limited Rights, the option holder will have to include the amount paid to him or her upon exercise in his gross income for federal income tax purposes in the year in which the payment is made and the Company will be entitled to a deduction for federal income tax purposes of the amount paid.

         The Stock-Based Incentive Plan will provide for the granting of Stock Awards and Limited Stock Rights. Limited Stock Rights would be exercisable by participants upon a change in control of the Company or Bank as described in the plan. Subject to OTS regulations, upon the exercise of a Limited Stock Right, the recipient will be entitled to receive a cash payment equal to the fair market value of all unvested Stock Awards in exchange for any rights to such unvested Stock Awards. Grants of Stock Awards and Limited Stock Rights to officers and employees may be made in the form of base grants and/or performance grants (the vesting of which would be contingent upon performance goals established by the committee administering the plan). In establishing any performance goals, the committee may utilize the annual financial results of the Bank, actual performance of the Bank as compared to targeted goals such as the ratio of the Bank's net worth to total assets, the Bank's return on average assets, or such other performance standards as determined by the committee with the approval of the Board of Directors.

         When a participant becomes vested with respect to Stock Award, the participant will realize ordinary income equal to the fair market value of the Common Stock at the time of vesting (unless the participant made an election pursuant to Section 83(b) of the Code). The amount of income recognized by the participants will be a deductible expense for tax purposes for the Bank. When restricted Stock Awards become vested and shares of Common Stock are actually distributed to participants, the participants would receive amounts equal to any accrued dividends with respect thereto. Prior to vesting, recipients of Stock Awards may direct the voting of the shares awarded to them. Shares not subject to grants and shares allocated subject to the achievement of performance goals will be voted by the trustee in proportion to the directions provided with respect to shares subject to grants. Vested shares will be distributed to recipients as soon as practicable following the day on which they vest.

         The vesting periods for awards under the Stock-Based Incentive Plan will be determined by the Committee administering the Plan. If the Stock-Based Incentive Plan (or any separate plans for employees and directors) is adopted within one year after conversion, awards would become vested and exercisable subject to applicable OTS regulations, which such regulations require that any awards begin vesting no earlier than one year from the date of shareholder approval of the plan and, thereafter, vest at a rate of no more than 20% per year and may not be accelerated except in the case of death or disability. Stock Options could be exercisable for three months following the date on which the employee or director ceases to perform services for the Bank or the Company, except that in the event of death or disability, options accelerate and become fully vested and could be exercisable for up to one year thereafter or such longer period as determined by the Company. In the case of death or disability, Stock Options may be exercised for a period of 12 months. However, any Incentive Stock Options exercised more than three months following the date the employee ceases to perform services as an employee would be treated as a Non-Statutory Stock Option. In the event of retirement, if the optionee continues to perform services as a director or consultant on behalf of the Bank, the Company or an affiliate, unvested options would continue to vest in accordance with their original vesting schedule until the optionee ceases to serve as a consultant or director. In the event of death, disability or normal retirement, the Company, if requested by the optionee, or the optionee's beneficiary, could elect, in exchange for vested options, to pay the optionee, or the optionee's beneficiary in the event of death, the amount by which the fair market value of the Common Stock exceeds the exercise price of the options on the date of the employee's termination of employment.

         Subject to any applicable regulatory requirements, the Stock-Based Incentive Plan (or any separate plans for employees and directors) may be amended subsequent to the expiration of the one-year period to provide for accelerated vesting of previously granted Stock Options or Stock Awards in the event of a change in control of the Company or the Bank. A change in control would generally be considered to occur when a person or group of persons acting in concert acquires beneficial ownership of 20% or more of any class of equity security of the Company or the Bank or in the event of a tender or exchange offer, merger or other form of business combination, sale of all or substantially all of the assets of the Company or the Bank or contested election of directors which resulted in the replacement of a majority of the Board of Directors by persons not nominated by the directors in office prior to the contested election.

     TRANSACTIONS WITH CERTAIN RELATED PERSONS

         The Financial Institutions Reform, Recovery and Enforcement Act ("FIRREA") requires that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. In addition, loans made to a director or executive officer in excess of the greater of $25,000 or 5% of the Bank's capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the Board of Directors.

         Prior to FIRREA, the Bank made loans to its executive officers and Directors which were secured by their primary residences. The rates of interest charged by the Bank on such loans were the Bank's cost of funds. Pursuant to FIRREA, in 1989, the Bank discontinued its practice of making such preferential loans to its officers and Directors. However, all such pre-FIRREA preferential loans were "grandfathered" under FIRREA. Since the enactment of FIRREA, the Bank has not made any loans to its executive officers or Directors. The Bank intends to implement a policy whereby it will begin to again offer loans to executive officers and Directors. Such loans, as well as loans made to Bank employees, will be made on the same terms and conditions offered to the general public. If the Bank implements a policy of extending credit to executive officers and Directors, such policy will provide that all such loans will be made in the ordinary course of business, on substantially the same terms, including collateral, as those prevailing at the time for comparable transactions with other persons and may not involve more than the normal risk of collectibility or present other unfavorable features. As of June 30, 1998, the Bank had $572,673 of loans to executive officers or Directors all of which had balances of less than $60,000 as of June 30, 1998 or were made by the Bank in the ordinary course of business with no favorable terms and do not involve more than the normal risk of collectibility or present unfavorable features.

         The Company intends that all transactions in the future between the Company and its executive officers, directors, holders of 10% or more of the shares of any class of its common stock and affiliates thereof, will contain terms no less favorable to the Company than could have been obtained by it in arm's length negotiations with unaffiliated persons and will be approved by a majority of independent outside directors of the Company not having any interest in the transaction.

SUBSCRIPTIONS BY EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth the number of shares of Common Stock the Bank's executive officers and directors propose to purchase, assuming shares of Common Stock are issued at the minimum and maximum of the Estimated Price Range, including the effect of shares issued to the Foundation, and that sufficient shares will be available to satisfy their subscriptions. The table also sets forth the total expected beneficial ownership of Common Stock as to all directors and executive officers as a group.

                                                          AT                         AT
                                                      THE MINIMUM               THE MAXIMUM
                                                   OF THE ESTIMATED          OF THE ESTIMATED
                                                      PRICE RANGE               PRICE RANGE
                                                 ---------------------       -------------------
                                                                AS A                     AS A
                                                     NUMBER    PERCENT        NUMBER     PERCENT
                                                       OF     OF SHARES         OF      OF SHARES
NAME                                     AMOUNT      SHARES     ISSUED        SHARES     ISSUED
----                                     ------      ------   ---------       ------    ---------
H. Smith McKann.....................  $  300,000      30,000     0.31%         30,000     0.23%
Ronald G. Beck......................     300,000      30,000     0.31          30,000     0.23
Samuel C. Harding, Jr...............     300,000      30,000     0.31          30,000     0.23
Peggy J. Newman.....................     300,000      30,000     0.31          30,000     0.23
O'Conor Ashby.......................     100,000      10,000     0.10          10,000     0.08
Ernest N. Donahoe, Jr...............     100,000      10,000     0.10          10,000     0.08
DuVal Q. Hicks, Jr..................     300,000      30,000     0.31          30,000     0.23
Charles S. Rowe.....................     300,000      30,000     0.31          30,000     0.23
William M. Anderson, Jr.............      10,000       1,000     0.01           1,000     0.01
                                      ----------     -------     ----         -------     ----
All Directors and Executive Officers
    as a Group (9 persons)..........  $2,010,000     201,000     2.07%        201,000     1.55%
                                      ==========     =======     ====         =======     ====

-------------------

                                THE CONVERSION

          THE BOARD OF DIRECTORS OF THE BANK AND THE OTS HAVE APPROVED THE PLAN OF CONVERSION, SUBJECT TO APPROVAL BY THE MEMBERS OF THE BANK ENTITLED TO VOTE ON THE MATTER AND THE SATISFACTION OF CERTAIN OTHER CONDITIONS. SUCH OTS APPROVAL, HOWEVER, DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN BY SUCH AGENCY. THE OTS NEITHER APPROVED NOR DISAPPROVED THE ESTABLISHMENT OF THE FOUNDATION.

     GENERAL

          On July 14, 1998, the Bank's Board of Directors unanimously adopted the Plan, pursuant to which the Bank will be converted from a federally-chartered mutual savings and loan association to a federally-chartered capital stock savings bank. It is currently intended that all of the outstanding capital stock of the Bank will be held by the Company, which is incorporated under Virginia law. The Plan was approved by the OTS, subject to, among other things, approval of the Plan by the Bank's members. A special meeting of members has been called for this purpose to be held on ___________, 199_.

          The Company has applied for and expects to receive approval from the OTS to become a savings and loan holding company and to acquire all of the common stock of the Bank to be issued in the Conversion. The Company plans to purchase the shares of issued and outstanding capital stock of the Bank in exchange for up to 50% of the net proceeds and retain the remaining net proceeds. The Conversion will be effected only upon completion of the sale of all of the shares of Common Stock of the Company to be issued pursuant to the Plan.

          The Plan provides generally that (i) the Bank will convert from a mutual savings and loan association to a capital stock savings bank and
     (ii) the Company will offer shares of Common Stock for sale in the Subscription Offering to the Bank's Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders and Other Members. Upon completion of the Subscription Offering, the Company will offer any shares of Common Stock not subscribed for in the Subscription Offering in a Community Offering with preference given to natural persons residing in the Bank's Local Community. It is anticipated that shares not subscribed for in the Subscription and Community Offerings will be offered for sale by the Company to the general public in a Syndicated Community Offering. The Bank has the right to accept or reject, in whole or in part, any orders to purchase shares of the Common Stock received in the Community Offering or in the Syndicated Community Offering. See "--Community Offering" and "-- Syndicated Community Offering."

          The aggregate price of the shares of Common Stock to be issued in the Conversion within the Estimated Price Range, currently estimated to be between $89.8 million and $121.4 million, will be determined based upon an independent appraisal of the estimated pro forma market value of the Common Stock of the Company. All shares of Common Stock to be issued and sold in the Conversion will be sold at the same price. The independent appraisal will be affirmed or, if necessary, updated at the completion of the Subscription Offering, if all shares are subscribed for, or at the completion of the Community and/or the Syndicated Community Offerings. The appraisal has been performed by FinPro, a consulting firm experienced in the valuation and appraisal of savings institutions. See "--Stock Pricing" for additional information as to the determination of the estimated pro forma market value of the Common Stock.

          THE FOLLOWING IS A BRIEF SUMMARY OF THE MATERIAL ASPECTS OF THE CONVERSION. THE SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PROVISIONS OF THE PLAN. A COPY OF THE PLAN IS AVAILABLE FOR INSPECTION AT EACH OFFICE OF THE BANK AND AT THE SOUTHEAST REGIONAL AND WASHINGTON, D.C. OFFICES OF THE OTS.

     PURPOSES OF CONVERSION

          The Bank, as a federally-chartered mutual savings and loan association, does not have shareholders and has no authority to issue capital stock. By converting to the capital stock form of organization, the Bank will be structured in the form used by commercial banks, other business entities and a growing number of savings institutions. The Conversion will enhance the Bank's ability to access capital markets, expand its current operations, acquire other financial institutions or branch offices, provide affordable home financing opportunities to the communities it serves or diversify into other financial services to the extent allowable by applicable law and regulation.

          The holding company form of organization will provide additional flexibility to diversify the Bank's business activities through existing or newly formed subsidiaries, or through acquisitions of or mergers with both mutual and stock institutions, as well as other companies. Although there are no current arrangements, understandings or agreements regarding any such opportunities, the Company will be in a position after the Conversion, subject to regulatory limitations and the Company's financial position, to take advantage of any such opportunities that may arise.

          The potential impact of the Conversion upon the Bank's capital base is significant. At June 30, 1998, the Bank had retained earnings, determined in accordance with GAAP, of $83.5 million, or 17.7% of total assets. Assuming that the Company uses 50% of the net proceeds at the maximum of the Estimated Price Range to purchase the capital stock of the Bank, the Bank's GAAP capital will increase to $127.5 million or a ratio of GAAP capital to adjusted assets, on a pro forma basis, of 24.7% after the Conversion. The investment of the net proceeds from the sale of the Common Stock is expected to provide the Bank with additional income to increase further its capital position.

          After completion of the Conversion, the unissued common and preferred stock authorized by the Company's Articles of Incorporation will permit the Company, subject to market conditions and regulatory approval of an offering, to raise additional equity capital through further sales of securities and to issue securities in connection with possible acquisitions. At the present time, the Company has no plans with respect to additional offerings of securities, other than the issuance of additional shares upon exercise of stock options under the Stock-Based Incentive Plan or the possible issuance of authorized but unissued shares to fund the Stock-Based Incentive Plan. Following the Conversion, the Company will also be able to use stock-based incentive programs to attract and retain executive and other personnel for itself and its subsidiaries. See "Management of the Bank--Executive Compensation."

     ESTABLISHMENT OF THE CHARITABLE FOUNDATION

          GENERAL. In furtherance of the Bank's long-standing commitment to its local community, the Bank's Plan of Conversion provides for the establishment of a charitable foundation in connection with the Bank's Conversion. The Plan provides that the Bank and the Company will establish the Foundation, which will be incorporated under Delaware law as a non-stock corporation, and will fund the Foundation with Common Stock of the Company, as further described below. The Company and the Bank believe that the funding of the Foundation with Common Stock of the Company is a means of establishing a common bond between the Bank and the communities in which the Bank operates and thereby enables such communities to share in the potential growth and success of the Company and the Bank over the long term. By further enhancing the Bank's visibility and reputation in the communities in which it operates, the Bank believes that the Foundation will enhance the long-term value of the Bank's community banking franchise.

          The Foundation will be dedicated to the promotion of charitable purposes within the communities in which the Bank operates, including, but not limited to, providing grants or donations to support housing assistance, not-for-profit medical facilities, community groups and other types of organizations or projects. Establishment of the Foundation is subject to the approval of a majority of the total outstanding votes of the Bank's members eligible to be cast at the Special Meeting. The Foundation will be considered as a separate matter from approval of the Plan of Conversion. If the Bank's members approve the Plan of Conversion, but not the Foundation, the Bank intends to complete the Conversion without the establishment of the Foundation. Failure to approve the establishment of the Foundation may materially affect the pro forma market value of the Common Stock. See "Comparison of Valuation and Pro Forma Information With No Foundation." In such an event, the Bank may establish a new Estimated Price

     Range and commence a resolicitation of subscribers. In the event of a resolicitation, unless an affirmative response is received within a specified period of time, all funds will be promptly returned to investors, as described elsewhere herein. See "--Stock Pricing."


          PURPOSE OF THE FOUNDATION. The purpose of the Foundation is to provide funding to support charitable purposes within the communities in which the Bank operates. The Bank has long emphasized community lending and community development activities and currently has a "Satisfactory" CRA rating. The Foundation is being formed as a complement to the Bank's existing community activities, not as a replacement for such activities. The Bank intends to continue to emphasize community lending and community development activities following the Conversion. However, such activities are not the Bank's sole corporate purpose. The Foundation, conversely, will be completely dedicated to community activities and the promotion of charitable causes and may be able to support such activities in ways that are not presently available to the Bank. The Bank believes that the Foundation will enable the Company and the Bank to assist their local community in areas beyond community development and lending. In this regard, the Board of Directors believes the establishment of a charitable foundation is consistent with the Bank's commitment to community service. The Boards of Directors of the Bank and Company also believe that the funding of the Foundation with Common Stock of the Company is a means of enabling the communities in which the Bank operates to share in the potential growth and success of the Company long after completion of the Conversion. The Foundation accomplishes that goal by providing for continued ties between the Foundation and Bank, thereby forming a partnership with the Bank's community. The establishment of the Foundation would also enable the Company and the Bank to develop a unified charitable donation strategy and would centralize the responsibility for administration and allocation of corporate charitable funds. The Bank, however, does not expect the contribution to the Foundation to take the place of the Bank's traditional community lending and charitable activities. The Bank expects in future periods to continue making its ordinary charitable contributions within its communities. Such ordinary contributions typically range between $75,000 and $100,000 per year.

          STRUCTURE OF THE FOUNDATION. The Foundation will be incorporated under Delaware law as a non-stock corporation. Pursuant to the Foundation's bylaws, the Foundation's board of directors will be comprised of four members, all of whom must be officers of, or members of the Board of Directors of, the Company or the Bank or an affiliate or subsidiary of the Company or the Bank. A person who is a director, officer or employee of the Bank, or has the power to direct its management or policies, or otherwise owes a fiduciary duty to the Bank, and who will also serve as a director or employee of the Foundation would be subject to the requirements of OTS Conflicts of Interest Regulations. The initial board of directors of the Foundation will be comprised of Messrs. Anderson, Harding and Hicks and Ms. Newman. Such persons intend to purchase 1,000, 30,000, 30,000 and 30,000 shares of Common Stock in the Conversion, respectively. At the maximum of the Estimated Price Range, such purchases equal 0.01%, 0.23%, 0.23% and 0.23%, respectively, or 0.70% in the aggregate, of the total number of shares to be issued in the Conversion, including shares issued to the Foundation. In addition, the Foundation will reserve one board seat for an individual who is not an officer and/or director of the Company or the Bank and who is a civic or community leader within Fredericksburg, Virginia or its neighboring communities and is not an associate of any officer or director of the Company or the Bank. On an on-going basis, a Nominating Committee of the board of directors of the Foundation, will nominate individuals eligible for election to the board of directors of the Foundation. The members of the Foundation, who are comprised of its board members, will elect the directors at the annual meeting of the Foundation from those nominated by the Nominating Committee. Only persons serving as directors of the Foundation qualify as members of the Foundation with voting authority. Directors will be divided into three classes with each class appointed for three-year terms. The certificate of incorporation of the Foundation provides that the corporation is organized exclusively for charitable purposes as set forth in Section 501(c)(3) of the Code. The Foundation's certificate of incorporation further provides that no part of the net earnings of the Foundation will inure to the benefit of, or be distributable to its directors, officers or members.

          The authority for the affairs of the Foundation will be vested in the board of directors of the Foundation. The directors of the Foundation will be responsible for establishing the policies of the Foundation with respect to grants or donations by the Foundation, consistent with the stated purposes for which the Foundation was established. Although no formal policy governing Foundation grants exists at this time, the Foundation's board of directors will adopt such a policy upon establishment of the Foundation. The directors will also be responsible for directing the assets of the Foundation. Pursuant to the terms of the contribution as mandated by the OTS, all shares of Common Stock held by the Foundation must be voted in the same ratio as all other shares of the Company's Common Stock on all proposals considered by stockholders of the Company; provided, however, that the OTS will waive this voting restriction under certain circumstances if compliance with the restriction would: (i) cause a violation of the law of the State of Delaware and the OTS determines that federal law would not preempt the application of the laws of the State of Delaware to the Foundation; (ii) cause the Foundation to lose its tax-exempt status or otherwise have a material and adverse tax consequence on the Foundation; or (iii) cause the Foundation to be subject to an excise tax under Section 4941 of the Code. In order for the OTS to waive such voting restriction, the Company's or the Foundation's legal counsel must render an opinion satisfactory to OTS that compliance with the voting restriction would have the effect described in clauses (i), (ii) or (iii) above. Under those circumstances, the OTS will grant a waiver of the voting restriction upon submission of such legal opinion(s) by the Company or the Foundation. In the event that the OTS waived the voting restriction, the directors would direct the voting of the Common Stock held by the Foundation. However, a condition to the OTS approval of the Conversion provides that in the event such voting restriction is waived or becomes unenforceable, the Director of the OTS, or his designees, at that time may impose conditions on the composition of the board of directors of the Foundation or such other conditions or restrictions relating to the control of the Common Stock held by the Foundation, any of which could limit the ability of the board of directors of the Foundation to control the voting of the Common Stock held by the Foundation. There will be no agreements or understandings with directors of the Foundation regarding the exercise of control, directly or indirectly, over the management or policies of the Company or the Bank, including agreements related to voting, acquisition or disposition of the Company's stock. As directors of a nonprofit corporation, directors of the Foundation will at all times be bound by their fiduciary duty to advance the Foundation's charitable goals, to protect the assets of the Foundation and to act in a manner consistent with the charitable purpose for which the Foundation is established.

          The Company will provide office space and administrative support services to the Foundation. Initially, the Foundation is expected to have no employees. The board of directors of the Foundation will appoint such officers as may be necessary to manage the operations of the Foundation. It is anticipated that initially such officers will be selected from the board of directors of the Foundation. Any transaction between the Bank and the Foundation will comply with the affiliate transaction restrictions set forth in Sections 23A and 23B of the Federal Reserve Act, as amended.

          The Company and the Bank determined to fund the Foundation with Common Stock rather than cash because it desired to form a bond with its community in a manner that would allow the community to share in the potential growth and success of the Company and the Bank over the long term. The funding of the Foundation with stock also provides the Foundation with a potentially larger endowment than if the Company contributed cash to the Foundation since, as a shareholder, the Foundation will share in the potential growth and success of the Company. As such, the contribution of stock to the Foundation has the potential to provide a self-sustaining funding mechanism which reduces the amount of cash that the Company, if it were not making the stock contribution, would have to contribute to the Foundation in future years in order to maintain a level amount of charitable grants and donations.

          The Foundation will receive working capital from any dividends that may be paid on the Common Stock in the future and, subject to applicable federal and state laws, loans collateralized by the Common Stock or from the proceeds of the sale of any of the Common Stock in the open market from time-to-time as may be permitted to provide the Foundation with additional liquidity. As a private foundation under Section 501(c)(3) of the Code, the Foundation will be required to distribute annually in grants or donations, a minimum of 5% of the average fair market value of its net investment assets. One of the conditions imposed on the gift of Common Stock by the Company is that the amount of Common Stock that may be sold by the Foundation in any one year shall not exceed 5% of the average market value of the assets held by the Foundation, except where the board of directors of the Foundation determines that the failure to sell an amount of Common Stock greater than such amount would result in a long-term reduction of the value of the Foundation's assets or would otherwise jeopardize the Foundation's capacity to carry out its charitable purposes. While there may be greater risk associated with a one-stock portfolio in comparison to a diversified portfolio, the Company believes any such risk is mitigated by the ability of the Foundation's directors to sell more than 5% of its stock in such circumstances. Upon completion of the Conversion and the contribution of shares to the Foundation immediately following the Conversion, the Company would have 9,694,080, 11,404,800 and 13,115,520 shares issued and outstanding at the minimum, midpoint and maximum, respectively, of the Estimated Price Range. Because the Company will have an increased number of shares outstanding, the voting and ownership interests of shareholders in the Company's common stock would be diluted by 7.4%, as compared to their interests in the Company if the Foundation was not established. For additional discussion of the dilutive effect, see "Comparison of Valuation and Pro Forma Information With No Foundation" and "Pro Forma Data."

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

          COMPARISON OF VALUATION AND OTHER FACTORS ASSUMING THE FOUNDATION IS NOT ESTABLISHED AS PART OF THE CONVERSION. The Company proposes to capitalize the Foundation with Common Stock in an amount up to 8% of the total amount of Common Stock sold in connection with the Conversion. At the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, the contribution to the Foundation would equal 718,080, 844,800, 971,520 and 1,117,248 shares, respectively, which would have a market value of $7.2 million, $8.4 million, $9.7 million and $11.2 million, respectively, based on the Purchase Price of $10.00 per share. Such contribution, once made, will not be recoverable by the Company or the Bank. As a result of the establishment of the Foundation, the Estimated Price Range, as estimated by FinPro, has decreased and the amount of stock available for sale in the Offerings has also correspondingly decreased. The amount of the decrease is 1,394,000, 1,640,000, 1,886,000 and 2,168,900 shares, or $13.9 million, $16.4 million, $18.9 million and $21.7 million, at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively. See "Pro Forma Data" and "Comparison of Valuation and Pro Forma Data Information with No Foundation."

          TAX CONSIDERATIONS. The Company and the Bank have been advised by their independent accountants that an organization created for the above purposes will qualify as a 501(c)(3) exempt organization under the Code and will be classified as a private foundation rather than a public charity. A private foundation typically receives its support from one person or one corporation whereas a public charity receives its support from the public. The Foundation will submit a request to the IRS to be recognized as an exempt organization after approval of the Foundation by the Bank's members at the Special Meeting being held to consider the Conversion. As long as the Foundation files its application for tax-exempt status within 15 months from the date of its organization and provided the IRS approves the application, the effective date of the Foundation's status as a Section 501(c)(3) organization will be the date of its organization.

          A legal opinion of the OTS which addresses the establishment of charitable foundations by savings associations opines that as a general rule funds contributed to a charitable foundation should not exceed the deductible limitations set forth in the Code and if an association's contributions exceed the deductible limit, such action must be justified by the board of directors. Under the Code, the Company may deduct up to 10% of its taxable income in any one year and any contributions made by the Company in excess of the deductible amount will be deductible for federal tax purposes over each of the five succeeding taxable years. The Company and the Bank believe that the Conversion presents a unique opportunity to establish and fund a charitable foundation given the substantial amount of additional capital being raised in the Conversion. In making such a determination, the Company and the Bank considered the dilutive impact of the Foundation on the amount of Common Stock available to be offered for sale in the Conversion. See "Comparison of Valuation and Pro Forma Information with No Foundation." Based on such consideration, the Company and Bank believe that the contribution to the Foundation in excess of the 10% annual limitation is justified given the Bank's capital position and its earnings, the substantial additional capital being raised in the Conversion and the potential benefits of the Foundation to the Bank's community. In this regard, assuming the sale of the Common Stock at the midpoint of the Estimated Price Range, the Company would have pro forma consolidated capital of $176.6 million, or 31.2%, of consolidated assets and the Bank's pro forma tangible, core and risk-based capital ratios would be 23.5%, 23.5% and 40.96%, respectively. See "Regulatory Capital Compliance," "Capitalization" and "Comparison of Valuation and Pro Forma Information with No Foundation." Thus, the amount of the contribution will not adversely impact the financial condition of the Company and the Bank. The Company and the Bank therefore believe that the amount of the charitable contribution is reasonable given the Company's and the Bank's pro forma capital positions. As such, the Company and the Bank believe that the contribution does not raise safety and soundness concerns.

          The Company and the Bank have received an opinion of their independent accountants that the Company's contribution of its own stock to the Foundation will not constitute an act of self-dealing and that the Company will be entitled to a deduction in the amount of the fair market value of the stock at the time of the contribution, subject to a limitation based on 10% of the Company's annual taxable income. The Company, however, would be able to carry forward any unused portion of the deduction for five years following the year in which the contribution is made for federal tax purposes. Thus, while the Company expects to receive a charitable contribution deduction of approximately $850,000 in 1998, the Company is permitted under the Code to carry over the excess contribution over a five-year period for federal income tax purposes. Assuming the close of the Offerings at the midpoint of the Estimated Price Range, the Company estimates that substantially all of the deduction should be deductible over the six-year period. However, no assurances can be made that the Company will have sufficient pre-tax income over the five year period following the year in which the contribution is made to fully utilize the carryover related to the excess contribution. Neither the Company nor the Bank expect to make any further contributions to the Foundation within the first five years following the initial contribution. After that time, the Company and the Bank may consider future contributions to the Foundation. Any such decisions would be based on an assessment of, among other factors, the financial condition of the Company and the Bank at that time, the interests of shareholders and depositors of the Company and the Bank and the financial condition and operations of the Foundation.

          Although the Company and the Bank have received an opinion of their independent accountants that the Company is entitled to a deduction for the charitable contribution, there can be no assurances that the IRS will recognize the Foundation as a Section 501(c)(3) exempt organization or that the deduction will be permitted. In such event, the Company's contribution to the Foundation would be expensed without tax benefit, resulting in a reduction in earnings in the year in which the IRS makes such a determination. See "Risk Factors--Establishment of the Charitable Foundation." In cases of willful, flagrant or repeated acts or failures to act which result in violations of the IRS rules governing private foundations, a private foundation's status as a private foundation may be involuntarily terminated by the IRS. In such event, the managers of a private foundation could be liable for excise taxes based on such violations and the private foundation could be liable for a termination tax under the Code. The Foundation's certificate of incorporation provides that it shall have a perpetual existence. In the event, however, the Foundation were subsequently dissolved as a result of a loss of its tax exempt status, the Foundation would be required under the Code and its certificate of incorporation to distribute any assets remaining in the Foundation at that time for one or more exempt purposes within the meaning of Section 501(c)(3) of the Code, or to distribute such assets to the federal government, or to a state or local government, for a public purpose.

          As a private foundation, earnings and gains, if any, from the sale of Common Stock or other assets are exempt from federal and state corporate taxation. However, investment income, such as interest, dividends and capital gains, will be subject to a federal excise tax of 2.0%. The Foundation will be required to make an annual filing with the IRS within four and one-half months after the close of the Foundation's fiscal year to maintain its tax-exempt status. The Foundation will be required to publish a notice that the annual information return will be available for public inspection for a period of 180 days after the date of such public notice. The information return for a private foundation must include, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the Foundation's managers and a concise statement of the purpose of each grant.

          REGULATORY CONDITIONS IMPOSED ON THE FOUNDATION. Establishment of the Foundation is subject to the following conditions imposed by the OTS: (i) the Foundation will be subject to examination by the OTS, at the Foundation's own expense; (ii) the Foundation must comply with supervisory directives imposed by the OTS; (iii) the Foundation will provide annual reports to the OTS describing grants made and grant recipients; (iv) the Foundation will operate in accordance with written policies adopted by the board of directors, including a conflict of interest policy; (v) the Foundation will not engage in self-dealing and will comply with all laws necessary to maintain its tax-exempt status; (vi) any purchases of common stock by the Foundation following the Conversion will be subject to OTS regulations on stock repurchases; and (vii) any shares of Common Stock of the Company held by the Foundation must be voted in the same ratio as all other shares of the Company's Common Stock on all proposals considered by stockholders of the Company; provided, however, that the OTS will waive this voting restriction under certain circumstances if compliance with the voting restriction would: (a) cause a violation of the law of the State of Delaware and the OTS determines the federal law does not preempt the application of the laws of the State of Delaware to the Foundation; (b) cause the Foundation to lose its tax-exempt status or otherwise have a material and adverse tax consequence on the Foundation; or (c) cause the Foundation to be subject to an excise tax under Section 4941 of the Code. In order for the OTS to waive such voting restriction, the Company's or the Foundation's legal counsel must render an opinion satisfactory to OTS that compliance with the voting restriction would have the effect described in clauses (a), (b) or (c) above. Under those circumstances, the OTS will grant a waiver of the voting restriction upon submission of such opinion(s) by the Company or the Foundation. There can be no assurances that either a legal or tax opinion addressing these issues will be rendered, or if rendered, that the OTS will grant an unconditional waiver of the voting restriction. In this regard, a condition to the OTS approval of the Conversion provides that in the event such voting restriction is waived or becomes unenforceable, the Director of the OTS, or his designees, at that time may impose conditions on the composition of the board of directors of the Foundation or such other conditions or restrictions relating to the control of the Common Stock held by the Foundation, any of which could limit the ability of the board of directors of the Foundation to control the voting of Common Stock held by the Foundation. In no event will the voting restriction survive the sale of shares of the Common Stock held by the Foundation.

          In addition, establishment of the Foundation is subject to the approval of a majority of the total outstanding votes of the Bank's members eligible to be cast at the special meeting being held to consider the Conversion. The Foundation will be considered as a separate matter from approval of the Plan of Conversion. If the Bank's members approve the Plan of Conversion, but not the Foundation, the Bank intends to complete the Conversion without the establishment of the Foundation. Failure to approve the Foundation may materially increase the pro forma market value of the Common Stock being offered for sale in the Offerings since the Valuation Range, as set forth herein, takes into account the dilutive impact of the issuance of shares to the Foundation. See "Comparison of Valuation and Pro Forma Information With No Foundation."

     EFFECTS OF CONVERSION

          GENERAL. Each depositor in a mutual savings institution has both a deposit account in the institution and a pro rata ownership interest in the net worth of the institution based upon the balance in his or her account, which interest may only be realized in the event of a liquidation of the institution or in the event the institution declares a capital distribution to depositors, subject to applicable regulations of the OTS. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from such deposit account. Any depositor who opens a deposit account obtains a pro rata ownership interest in the net worth of the institution without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his account receives a portion or all of the balance in the account but nothing for his ownership interest in the net worth of the institution, which is lost to the extent that the balance in the account is reduced.

          Consequently, mutual savings institution depositors normally have no way to realize the value of their ownership interest, which has realizable value only in the unlikely event that the mutual savings institution is liquidated or in the event the institution declares a capital distribution to depositors, subject to applicable regulations of the OTS. In such event, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves after other claims, including claims of depositors to the amounts of their deposits, are paid.

          When a mutual savings institution converts to stock form, permanent nonwithdrawable capital stock is created to represent the ownership of the institution's net worth. THE COMMON STOCK IS SEPARATE AND APART FROM DEPOSIT ACCOUNTS AND CANNOT BE AND IS NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY. Certificates are issued to evidence ownership of the capital stock. The stock certificates are transferable and, therefore, the stock may be sold or traded if a purchaser is available with no effect on any account the seller may hold in the institution.

          CONTINUITY. While the Conversion is being accomplished, the normal business of the Bank of accepting deposits and making loans will continue without interruption. The Bank will continue to be subject to regulation by the OTS and the FDIC. After the Conversion, the Bank will continue to provide services for depositors and borrowers under current policies by its present management and staff.

          The Directors serving the Bank at the time of Conversion will serve initially as Directors of the Bank after the Conversion. The Directors of the Company will consist initially of individuals currently serving on the Board of Directors of the Bank. All officers of the Bank at the time of Conversion will retain their positions immediately after Conversion.

          EFFECT ON DEPOSIT ACCOUNTS. Under the Plan, each depositor in the Bank at the time of Conversion will automatically continue as a depositor after the Conversion and each such deposit account will remain the same with respect to deposit balance, interest rate and other terms. Each such account will be insured by the FDIC to the same extent as before the Conversion (i.e., up to $100,000 per depositor). Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

          EFFECT ON LOANS. No loan outstanding from the Bank will be affected by the Conversion and the amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the Conversion.

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          EFFECT ON VOTING RIGHTS OF MEMBERS. At present, all depositors and certain borrowers of the Bank are members of, and have voting rights in, the Bank as to all matters requiring membership action. Upon Conversion, depositors and borrowers will cease to be members and will no longer be entitled to vote at meetings of the Bank. Upon Conversion, all voting rights in the Bank will be vested in the Company as the sole stockholder of the Bank. Exclusive voting rights with respect to the Company will be vested in the holders of Common Stock. Depositors and borrowers of the Bank will not have voting rights after the Conversion except to the extent that they become stockholders of the Company through the purchase of Common Stock.

          TAX EFFECTS. The Bank has received an opinion from Muldoon, Murphy & Faucette with regard to federal income taxation and an opinion from Cherry Bekaert & Holland with regard to Virginia taxation which provide that the adoption and implementation of the Plan of Conversion set forth herein will not be taxable for federal or Virginia tax purposes to the Bank, its Eligible Account Holders, or its Supplemental Eligible Account Holders or the Company, except as discussed below. See "--Tax Aspects."

          EFFECT ON LIQUIDATION RIGHTS. If a mutual savings institution were to liquidate, all claims of creditors (including those of depositors, to the extent of deposit balances) would be paid first. Thereafter, if there were any assets remaining, depositors would be entitled to such remaining assets, pro rata, based upon the deposit balances in their deposit accounts immediately prior to liquidation. In the unlikely event that the Bank were to liquidate after Conversion, all claims of creditors (including those of depositors, to the extent of their deposit balances) would also be paid first, followed by distribution of the "liquidation account" to certain depositors (see "--Liquidation Rights"), with any assets remaining thereafter distributed to the Company as the holder of the Bank's capital stock. Pursuant to the rules and regulations of the OTS, a post-Conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution.

     STOCK PRICING

          The Plan of Conversion requires that the aggregate purchase price of the Common Stock must be based on the appraised pro forma market value of the Common Stock, as determined on the basis of an independent valuation. The Bank and the Company have retained FinPro to make such valuation. For its services in making such appraisal, FinPro will receive a fee of $31,000, plus reasonable expenses. The Bank and the Company have agreed to indemnify FinPro and its employees and affiliates against certain losses (including any losses in connection with claims under the federal securities laws) arising out of its services as appraiser, except where FinPro liability results from its negligence or willful misconduct.

          An appraisal has been made by FinPro in reliance upon the information contained in this Prospectus, including the Financial Statements. FinPro also considered the following factors, among others: the present and projected operating results and financial condition of the Company and the Bank and the economic and demographic conditions in the Bank's existing marketing area; certain historical, financial and other information relating to the Bank; a comparative evaluation of the operating and financial statistics of the Bank with those of other similarly situated publicly-traded savings banks and savings institutions located in the Bank's primary market area; the aggregate size of the offering of the Common Stock; the impact of the Conversion on the Bank's net worth and earnings potential; the proposed dividend policy of the Company and the Bank; and the trading market for securities of comparable institutions and general conditions in the market for such securities.

          On the basis of the foregoing, FinPro has advised the Company and the Bank that, in its opinion, dated September 9, 1998, the estimated pro forma market value of the Common Stock being sold in connection with the Conversion ranged from a minimum of $89.8 million to a maximum of $121.4 million with a midpoint of $105.6 million. Based upon the Valuation Range and the Purchase Price of $10.00 per share for the Common Stock established by the Board of Directors, the Board of Directors has established the Estimated Price Range of $89.8 million to $121.4 million, with a midpoint of $105.6 million, based on the issuance of 8,976,000 to 12,144,000 shares of Common Stock. The Board of Directors of the Company and the Bank have reviewed the appraisal of FinPro and in determining the reasonableness and adequacy of such appraisal consistent with OTS regulations and policies, have reviewed the methodology and reasonableness of the assumptions utilized by FinPro in the preparation of such

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

     appraisal. The Estimated Price Range may be amended with the approval of the OTS (if required), if necessitated by subsequent developments in the financial condition of the Company or the Bank or market conditions generally.

          SUCH APPRAISAL, HOWEVER, IS NOT INTENDED, AND MUST NOT BE CONSTRUED, AS A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF PURCHASING COMMON STOCK IN THE OFFERINGS. FINPRO DID NOT INDEPENDENTLY VERIFY THE FINANCIAL STATEMENTS AND OTHER INFORMATION PROVIDED BY THE BANK, NOR DID FINPRO VALUE INDEPENDENTLY THE ASSETS OR LIABILITIES OF THE BANK. THE APPRAISAL CONSIDERS THE BANK AS A GOING CONCERN AND SHOULD NOT BE CONSIDERED AS AN INDICATION OF THE LIQUIDATION VALUE OF THE BANK. MOREOVER, BECAUSE SUCH APPRAISAL IS NECESSARILY BASED UPON ESTIMATES AND PROJECTIONS OF A NUMBER OF MATTERS, ALL OF WHICH ARE SUBJECT TO CHANGE FROM TIME-TO-TIME, NO ASSURANCE CAN BE GIVEN THAT PERSONS PURCHASING COMMON STOCK IN THE CONVERSION WILL THEREAFTER BE ABLE TO SELL COMMON STOCK AT PRICES AT OR ABOVE THE PURCHASE PRICE OR IN THE RANGE OF THE FOREGOING VALUATION OF THE PRO FORMA MARKET VALUE THEREOF. SEE "RISK FACTORS--ABSENCE OF MARKET FOR COMMON STOCK."

          Prior to the completion of the Conversion, the maximum of the Estimated Price Range may be increased up to 15% and the number of shares of Common Stock to be issued in the Conversion may be increased to 13,965,600 shares due to regulatory considerations, changes in the market and general financial and economic conditions, without the resolicitation of subscribers. See "--Limitations on Common Stock Purchases" as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the Estimated Price Range to fill unfilled orders in the Subscription Offering.

          No sale of shares of Common Stock may be consummated unless, prior to such consummation, FinPro confirms to the Bank and the OTS that, to the best of its knowledge, nothing of a material nature has occurred which, taking into account all relevant factors, would cause FinPro to conclude that the value of the Common Stock at the price so determined is incompatible with its estimate of the pro forma market value of the Common Stock at the conclusion of the Conversion.

          If the pro forma market value of the Common Stock is either more than 15% above the maximum of the Estimated Price Range or less than the minimum of the Estimated Price Range, the Bank and the Company, after consulting with the OTS, may terminate the Plan and return all funds promptly with interest at the Bank's passbook rate of interest on payments made by check, bank draft or money order, extend or hold a new Subscription and/or Community Offering, establish a new Estimated Price Range, commence a resolicitation of subscribers or take such other actions as permitted by the OTS in order to complete the Conversion. In the event that a resolicitation is commenced, unless an affirmative response is received within a reasonable period of time, all funds will be promptly returned to investors as described above. A resolicitation, if any, following the conclusion of the Subscription Offering would not exceed 45 days unless further extended by the OTS for periods of up to 90 days not to extend beyond ________, 2000.

          If the minimum number of shares of Common Stock are not sold through the Subscription Offering or Community Offering, then the Bank and the Company expect to offer the remaining shares in a Syndicated Community Offering which would occur as soon as practicable following the close of the Community Offering. All shares of Common Stock will be sold at the same price per share in the Syndicated Community Offering as in the Subscription and Community Offerings. See "--Syndicated Community Offering."

          No sale of shares of Common Stock may be consummated unless, prior to such consummation, FinPro confirms to the Bank, the Company and the OTS that, to the best of its knowledge, nothing of a material nature has occurred which, taking into account all relevant factors, including those which would be involved in a cancellation of the Syndicated Community Offering, would cause FinPro to conclude that the aggregate value of the Common Stock at the Purchase Price is incompatible with its estimate of the pro forma market value of the Common Stock of the Company at the time of the Syndicated Community Offering. Any change which would result in an aggregate purchase price which is below or more than 15% above the Estimated Price Range would be subject to OTS approval. If such confirmation is not received, the Bank may extend the Conversion, extend, reopen or commence new Subscription Offering, Community Offering or Syndicated Community Offering, establish a new Estimated Price Range and commence a resolicitation of all subscribers with the approval of the OTS or take such other actions as permitted by the OTS in order to complete the Conversion, or terminate the Plan and cancel the Subscription and Community Offerings and/or the Syndicated Community Offering. In the event market or financial conditions change so as to cause the aggregate purchase price of the shares to be below the minimum of the Estimated Price Range or more than 15% above the maximum of such range and the Company and the Bank determine to continue the Conversion, subscribers will be resolicited (i.e., be permitted to continue their orders, in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded with interest at the Bank's passbook rate of interest, or be permitted to decrease or cancel their subscriptions). Any change in the Estimated Price Range must be approved by the OTS. A resolicitation, if any, following the conclusion of the Subscription Offering would not exceed 45 days, or if following the Syndicated Community Offering, 90 days, unless further extended by the OTS for periods up to 90 days not to extend beyond ____________. If such resolicitation is not effected, the Bank will return all funds promptly with interest at the Bank's passbook rate of interest on payments made by check, bank draft or money order.

          Copies of the appraisal report of FinPro, including any amendments thereto and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the main office of the Bank and the other locations specified under "Additional Information."

     NUMBER OF SHARES TO BE ISSUED

          Depending upon market or financial conditions following the commencement of the Subscription Offering, the total number of shares to be issued in the Conversion may be increased or decreased without a resolicitation of subscribers, provided that the product of the total number of shares times the price per share is not below the minimum of the Estimated Price Range or more than 15% above the maximum of the Estimated Price Range. Based on a fixed purchase price of $10.00 per share and FinPro's estimate of the pro forma market value of the Common Stock ranging from a minimum of $89.8 million to a maximum, as increased by 15%, of $139.7 million, the number of shares of Common Stock expected to be issued in the Conversion is between a minimum of 8,976,000 shares and a maximum, as adjusted by 15%, of 13,965,600 shares. The actual number of shares issued between this range will depend on a number of factors and shall be determined by the Bank and Company subject to OTS approval, if necessary.

          In the event market or financial conditions change so as to cause the aggregate purchase price of the shares to be below the minimum of the Estimated Price Range or more than 15% above the maximum of the Estimated Price Range, if the Plan is not terminated by the Company and the Bank after consultation with the OTS, purchasers will be resolicited (i.e., permitted to continue their orders, in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded, or be permitted to modify or rescind their subscriptions). Any change in the Estimated Price Range must be approved by the OTS. If the number of shares issued in the Conversion is increased due to an increase of up to 15% in the Estimated Price Range to reflect changes in market or financial condition, persons who subscribed for the maximum number of shares will not be given the opportunity to subscribe for an adjusted maximum number of shares, except for the ESOP which will be able to subscribe for such adjusted amount. See "--Limitations on Common Stock Purchases."

          In the event the members of the Bank approve the establishment of the Foundation, the number of shares to be issued and outstanding following the Conversion will be increased by a number of shares up to 8% of the Common Stock sold in the Conversion to fund the Foundation. Assuming the sale of shares in the Offerings at the maximum of the Estimated Price Range, the Company will issue 971,520 shares of its Common Stock from authorized but unissued shares to the Foundation immediately following the completion of the Conversion. In that event, the Company will have total shares of Common Stock outstanding of 13,115,520 shares. Of that amount, the Foundation will own 7.4%. Funding the Foundation with authorized but unissued shares will have the effect of diluting the ownership and voting interests of persons purchasing shares in the Conversion by 7.4% since a greater number of shares will be outstanding upon completion of the Conversion than would be if the Foundation were not established. See "Pro Forma Data."

          An increase in the number of shares to be issued in the Conversion as a result of an increase in the estimated pro forma market value would decrease both a subscriber's ownership interest and the Company's pro forma net earnings and stockholders' equity on a per share basis while increasing pro forma net earnings and stockholders' equity on an aggregate basis. A decrease in the number of shares to be issued in the Conversion would increase both a subscriber's ownership interest and the Company's pro forma net earnings and stockholders' equity on a per share basis while decreasing pro forma net earnings and stockholder's equity on an aggregate basis. For a presentation of the effects of such changes, see "Pro Forma Data."

     SUBSCRIPTION OFFERING AND SUBSCRIPTION RIGHTS

          In accordance with the Plan of Conversion, rights to subscribe for the purchase of Common Stock have been granted under the Plan of Conversion to the following persons in the following order of descending priority: (1) holders of deposit accounts including all withdrawable deposits in the Bank, including non-interest bearing demand deposits in the Bank with a balance of $50 or more as of June 30, 1997 ("Eligible Account Holders");
     (2) the ESOP; (3) holders of deposit accounts with a balance of $50 or more as of __________, 199_ ("Supplemental Eligible Account Holders"); and (4) members of the Bank, consisting of depositors of the Bank as of _____________, 199_, the Voting Record Date, and borrowers with loans outstanding as of September 2, 1986, which continue to be outstanding as of the Voting Record Date other than Eligible Account Holders and Supplemental Eligible Account Holders ("Other Members"). All subscriptions received will be subject to the availability of Common Stock after satisfaction of all subscriptions of all persons having prior rights in the Subscription Offering and to the maximum and minimum purchase limitations set forth in the Plan of Conversion and as described below under "--Limitations on Common Stock Purchases."



          PRIORITY 1: ELIGIBLE ACCOUNT HOLDERS. Each Eligible Account Holder will receive, without payment therefor, first priority, nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of the amount permitted to be purchased in the Community Offering (currently $300,000 of Common Stock), one-tenth of one percent (.10%) of the total offering of shares of Common Stock or fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the Eligible Account Holder's Qualifying Deposit (defined by the Plan as any deposit account in the Bank with a balance of $50 or more as of June 30, 1997) and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders ($________), in each case on the Eligibility Record Date, subject to the overall purchase limitation and exclusive of an increase in the shares issued pursuant to an increase in the Estimated Price Range of up to 15%. See "--Limitations on Common Stock Purchases."

          In the event that Eligible Account Holders exercise subscription rights for a number of shares of Conversion Stock in excess of the total number of such shares eligible for subscription, the shares of Conversion Stock shall be allocated among the subscribing Eligible Account Holders so as to permit each subscribing Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of Conversion Stock equal to the lesser of 100 shares or the number of shares subscribed for by the Eligible Account Holder. Any shares remaining after that allocation will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the amount of the Qualifying Deposit of each Eligible Account Holder whose subscription remains unsatisfied bears to the total amount of the Qualifying Deposits of all Eligible Account Holders whose subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied.

          To ensure proper allocation of stock, each Eligible Account Holder must list on his subscription order form all accounts in which he has an ownership interest. Failure to list an account could result in less shares being allocated than if all accounts had been disclosed. The subscription rights of Eligible Account Holders who are also Directors or Officers of the Bank or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the 12 months preceding June 30, 1997.

          PRIORITY 2: EMPLOYEE STOCK OWNERSHIP PLAN. To the extent that there are sufficient shares remaining after satisfaction of the subscriptions by Eligible Account Holders, the ESOP will receive, without payment therefor, second priority, nontransferable subscription rights to purchase, in the aggregate, up to 10% of Common Stock issued in the Conversion, including shares issued to the Foundation, and any increase in the number of shares of Common Stock to be issued in the Conversion after the date hereof as a result of an increase of up to 15% in the maximum of the Estimated Price Range. The ESOP intends to purchase 8% of the shares to be issued in the Conversion, including shares issued to the Foundation, or 775,526 shares and 1,049,242 shares, based on the issuance of 9,694,080 shares and 13,115,520 shares, respectively. Subscriptions by the ESOP will not be aggregated with shares of Common Stock purchased directly by or which are otherwise attributable to any other participants in the Subscription and Community Offerings, including subscriptions of any of the Bank's directors, officers, employees or associates thereof. See "Management of the Bank--Benefits--Employee Stock Ownership Plan and Trust."

          PRIORITY 3: SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS. Each Supplemental Eligible Account Holder will receive, without payment therefor, third priority, nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of the amount permitted to be purchased in the Community Offering (currently $300,000 of Common Stock), one-tenth of one percent (.10%) of the total offering of shares of Common Stock or fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the Supplemental Eligible Account Holder's Qualifying Deposit and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders, in each case on the Supplemental Eligibility Record Date, subject to the overall purchase limitation and exclusive of an increase in the shares issued pursuant to an increase in the Estimated Price Range of up to 15%. See "--Limitations on Common Stock Purchases."

          In the event that Supplemental Eligible Account Holders exercise subscription rights for a number of shares of Conversion Stock in excess of the total number of such shares eligible for subscription, the shares of Conversion Stock shall be allocated among the subscribing Supplemental Eligible Account Holders so as to permit each subscribing Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of Conversion Stock equal to the lesser of 100 shares or the number of shares subscribed for by the Supplemental Eligible Account Holder. Any shares remaining after that allocation will be allocated among the subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the amount of the Qualifying Deposit of each Supplemental Eligible Account Holder whose subscription remains unsatisfied bears to the total amount of the Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Supplemental Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied.

          To ensure proper allocation of stock, each Supplemental Eligible Account Holder must list on his subscription order form all accounts in which he has an ownership interest. Failure to list an account could result in less shares being allocated than if all accounts had been disclosed. The subscription rights received by Eligible Account Holders will be applied in partial satisfaction to the subscription rights to be received as a Supplemental Eligible Account Holder.

          PRIORITY 4: OTHER MEMBERS. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by the Eligible Account Holders, the ESOP and the Supplemental Eligible Account Holders, each Other Member will receive, without payment therefor, fourth priority nontransferable subscription rights to subscribe for Common Stock in the Subscription Offering up to the greater of the amount permitted to be purchased in the Community Offering (currently $300,000 of Common Stock), or one-tenth of one percent (.10%) of the total offering of shares of Common Stock, subject to the overall purchase limitation and exclusive of an increase in shares issued pursuant to an increase in the Estimated Price Range of up to 15%.

          In the event that Other Members subscribe for a number of shares of Conversion Stock which, when added to the shares of Conversion Stock subscribed for by the Eligible Account Holders, the Employee Plans and the Supplemental Eligible Account Holders is in excess of the total number of shares of Conversion Stock being issued, the subscriptions of such Other Members will be allocated among the subscribing Other Members so as to permit each subscribing Other Member, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of Conversion Stock equal to the lesser of 100 shares or the number of shares subscribed for by the Other Member. Any shares remaining after that allocation will be allocated among the subscribing Other Members whose subscriptions remain unsatisfied pro rata in the same proportion that the number of votes of a subscribing Other Member on the Voting Record Date bears to the total votes on the Voting Record Date of all subscribing Other Members whose subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more remaining Other Members, the excess shall be reallocated (one or more times as necessary) among those remaining Other Members whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied.

          EXPIRATION DATE FOR THE SUBSCRIPTION OFFERING. The Subscription Offering will expire on ___________, 199_, at __________, Eastern time, unless extended for up to 45 days by the Bank or such additional periods with the approval of the OTS. Subscription rights which have not been exercised prior to the Expiration Date will become void.

          The Bank will not execute orders until all shares of Common Stock have been subscribed for or otherwise sold. If all shares have not been subscribed for or sold within 45 days after the Expiration Date, unless such period is extended with the consent of the OTS, all funds delivered to the Bank pursuant to the Subscription Offering will be returned promptly to the subscribers with interest and all withdrawal authorizations will be canceled. If an extension beyond the 45 day period following the Expiration Date is granted, the Bank will notify subscribers of the extension of time and of any rights of subscribers to modify or rescind their subscriptions and have their funds returned promptly with interest and of the time period within which subscribers must affirmatively notify the Bank of their intention to confirm, modify, or rescind their subscription. If an affirmative response to any resolicitation is not received by the Company from a subscriber, such order will be rescinded and all subscription funds will be promptly returned with interest. Such extensions may not go beyond
     _______________.

     COMMUNITY OFFERING

          To the extent that shares remain available for purchase after satisfaction of all subscriptions of the Eligible Account Holders, the ESOP, the Supplemental Eligible Account Holders and Other Members, the Bank has determined to offer shares pursuant to the Plan to certain members of the general public. The Community Offering, if conducted, may begin concurrently with, during or promptly after the Subscription Offering. In the event a community offering is held, a preference will be given to natural persons residing in the City of Fredericksburg and Stafford and Spotsylvania Counties, subject to the right of the Company to accept or reject any such orders, in whole or in part, in their sole discretion. Persons purchasing stock in the Community Offering, together with associates of and persons acting in concert with such persons, may purchase up to $300,000 of Common Stock subject to the maximum purchase limitation and exclusive of shares issued pursuant to an increase in the Estimated Price Range by up to 15%. See "--Limitations on Common Stock Purchases." This amount may be increased to up to a maximum of 5% or decreased to less than $170,000 at the sole discretion of the Company and the Bank. THE OPPORTUNITY TO SUBSCRIBE FOR SHARES OF COMMON STOCK IN THE COMMUNITY OFFERING CATEGORY IS SUBJECT TO THE RIGHT OF THE BANK AND THE COMPANY, IN ITS SOLE DISCRETION, TO ACCEPT OR REJECT ANY SUCH ORDERS IN WHOLE OR IN PART EITHER AT THE TIME OF RECEIPT OF AN ORDER OR AS SOON AS PRACTICABLE FOLLOWING THE EXPIRATION DATE.

          Subject to the foregoing, if the amount of stock remaining is insufficient to fill the orders of Preferred Subscribers after completion of the Subscription Offering and Community Offering, such stock will be allocated first to each Preferred Subscriber whose order is accepted by the Bank, in an amount equal to the lesser of 100 shares or the number of shares subscribed for by each such Preferred Subscriber, if possible. Thereafter, unallocated shares will be allocated among the Preferred Subscribers whose order remains unsatisfied on a 100 shares per order basis until all such orders have been filled or the remaining shares have been allocated. If there are any shares remaining, shares will be allocated to other persons of the general public who purchase in the Community Offering applying the same allocation described above for Preferred Subscribers.

     PERSONS IN NONQUALIFIED STATES OR FOREIGN COUNTRIES

          The Company and the Bank will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the Plan reside. However, the Plan provides that the Bank and the Company are not required to offer stock in the Subscription Offering to any person who resides in a foreign country or resides in a state of the United States with respect to which both of the following apply:

     (i) a small number of persons otherwise eligible to subscribe for shares of Common Stock reside in such state; and (ii) the Company or the Bank determines that compliance with the securities laws of such state would be impracticable for reasons of cost or otherwise, including but not limited to a request that the Company and the Bank or their officers, directors or trustees register as a broker, dealer, salesman or selling agent, under the securities laws of such state, or a request to register or otherwise qualify the subscription rights or Common Stock for sale or submit any filing with respect thereto in such state. Where the number of persons eligible to subscribe for shares in one state is small, the Bank and the Company will base their decision as to whether or not to offer the Common Stock in such state on a number of factors, including the size of accounts held by account holders in the state, the cost of registering or qualifying the shares or the need to register the Company, its officers, directors or employees as brokers, dealers, salesmen or selling agents.

     MARKETING AND UNDERWRITING ARRANGEMENTS

          The Bank and the Company have engaged Trident as a consultant and financial advisor in connection with the offering of the Common Stock and Trident has agreed to use its best efforts to solicit subscriptions and purchase orders for shares of Common Stock in the Offerings. Based upon negotiations between the Bank and the Company concerning the fee structure, Trident will receive a fixed fee of $525,000. In the event that a selected dealers agreement is entered into in connection with a Syndicated Community Offering, the Bank will pay a fee (to be negotiated at such time under such agreement) to such selected dealers, any sponsoring dealers fees and a management fee to Trident of ___% for shares sold by a National Association of Securities Dealers, Inc. member firms pursuant to a selected dealers agreement; provided, however, that any fees payable to Trident for Common Stock sold by them pursuant to such a selected dealers agreement shall not exceed ____% of the Purchase Price and provided further, however, that the aggregate fees payable to Trident and the selected dealers will not exceed 7% of the aggregate Purchase Price of the Common Stock sold by selected dealers. Fees to Trident and to any other broker-dealer may be deemed to be underwriting fees and Trident and such broker-dealers may be deemed to be underwriters. Trident will also be reimbursed for its reasonable out-of-pocket expenses incurred in its capacity as consultant and financial advisor, as well as conversion agent, including legal fees, in an amount not to exceed $55,000. Notwithstanding the foregoing, in the event the Offerings are not consummated or Trident ceases, under certain circumstances after the subscription solicitation activities are commenced, to provide assistance to the Company, Trident will be reimbursed for its reasonable out-of-pocket expenses as described above. The Company and the Bank have agreed to indemnify Trident for reasonable costs and expenses in connection with certain claims or liabilities, including certain liabilities under the Securities Act. Trident has received advances towards its fees totaling $10,000. See "Pro Forma Data" for the assumptions used to arrive at these estimates.

          _____________ will perform proxy solicitation services, conversion agent services and records management services for the Bank in the Conversion and will receive a fee for these services of $_______.

          Directors and executive officers of the Company and Bank may participate in the solicitation of offers to purchase Common Stock. Questions of prospective purchasers will be directed to executive officers or registered representatives. Other employees of the Bank may participate in the Offering in ministerial capacities or provide clerical work in effecting a sales transaction. Such other employees have been instructed not to solicit offers to purchase Common Stock or provide advice regarding the purchase of Common Stock. The Company will rely on Rule 3a4-1 under the Exchange Act and sales of Common Stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of Common Stock. No officer, director or employee of the Company or the Bank will be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the Common Stock.

     PROCEDURE FOR PURCHASING SHARES IN SUBSCRIPTION OFFERING

          To ensure that each purchaser receives a prospectus at least 48 hours before the Expiration Date in accordance with Rule 15c2-8 of the Exchange Act, no prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the stock order form and certification form will confirm receipt or delivery in accordance with Rule 15c2-8. Stock order and certification forms will only be distributed with a prospectus.

          To purchase shares in the Offerings, an executed stock order form and certification form with the required payment for each share subscribed for, or with appropriate authorization for withdrawal from the Bank's deposit account (which may be given by completing the appropriate blanks in the stock order form), must be received by the Bank at any of its offices by _________, Eastern Time, on ___________, 1998, with respect to the Subscription Offering, or by the date set for the termination of the Community Offering, which date shall be within 45 days after the close of the Subscription Offering, or ___________, 1998, unless extended by the Bank and the Company with the approval of the OTS, if necessary. Stock order forms which are not received by such time or are executed defectively or are received without full payment (or appropriate withdrawal instructions) are not required to be accepted. Certificates representing shares of Common Stock purchased in the Subscription Offering must be registered in the name of Eligible Account Holder or Supplemental Eligible Account Holder, as the case may be. Joint stock registration will be allowed only if the qualifying deposit account is so registered. In addition, the Bank and Company are not obligated to accept orders submitted on photocopied or facsimilied stock order forms and will not accept stock order forms unaccompanied by an executed certification form. Notwithstanding the foregoing, the Company shall have the right, in its sole discretion, to permit institutional investors to submit irrevocable orders together with a legally binding commitment for payment and to thereafter pay for the shares of Common Stock for which they subscribe in the Community Offering at any time prior to 48 hours before the completion of the Conversion. The Company and the Bank have the right to waive or permit the correction of incomplete or improperly executed forms, but do not represent that they will do so. Once received, an executed stock order form may not be modified, amended or rescinded without the consent of the Bank unless the Conversion has not been completed within 45 days after the end of the Subscription Offering, unless such period has been extended.

          In order to ensure that Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are properly identified as to their stock purchase priorities, depositors as of the Eligibility Record Date (June 30, 1997) and/or the Supplemental Eligibility Record Date (____________, 199_) and/or the Voting Record Date (____________, 199_)
     must list all accounts on the stock order form giving all names in each account and the account number.

          Payment for subscriptions may be made (i) in cash if delivered in person at any branch office of the Bank, (ii) by check, bank draft or money order, or (iii) by authorization of withdrawal from deposit accounts maintained with the Bank. Orders for Common Stock submitted by subscribers in the Subscription Offering which aggregate $50,000 or more must be paid by official bank or certified check, a check issued by a NASD-registered broker-dealer or by withdrawal authorization from a deposit account of the Bank. No wire transfers will be accepted. Interest will be paid on payments made by cash, check, bank draft or money order at the Bank's passbook rate of interest from the date payment is received until the completion or termination of the Conversion. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the Conversion, but a hold will be placed on such funds, thereby making them unavailable to the depositor until completion or termination of the Conversion.

          If a subscriber authorizes the Bank to withdraw the amount of the purchase price from his deposit account, the Bank will do so as of the effective date of the Conversion. The Bank will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time that the funds actually are transferred under the authorization, the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at the Bank's passbook rate.

          If the ESOP subscribes for shares during the Subscription Offering, the ESOP will not be required to pay for the shares subscribed for at the time it subscribes, but rather, may pay for such shares of Common Stock subscribed for at the Purchase Price upon consummation of the Subscription Offering, if all shares are sold, or upon consummation of the Community Offering or Syndicated Community Offering if shares remain to be sold in such offerings; provided, that there is in force from the time of its subscription until such time, a loan commitment from an unrelated financial institution or the Company to lend to the ESOP, at such time, the aggregate Purchase Price of the shares for which it subscribed.

          Owners of self-directed Individual Retirement Accounts ("IRAs") and Qualified Plans may use the assets of such IRAs and Qualified Plans to purchase shares of Common Stock in the Offerings, provided that such IRAs are not maintained at the Bank. Persons with IRAs and Qualified Plans maintained at the Bank must have their accounts transferred to an unaffiliated institution or broker to purchase shares of Common Stock in the Offerings. In addition, the provisions of ERISA and IRS regulations require that officers, directors and ten percent shareholders who use self-directed IRA funds and Qualified Plans to purchase shares of Common Stock in the Offerings, make such purchases for the exclusive benefit of the IRAs and Qualified Plans.

          Certificates representing shares of Common Stock purchased will be mailed to purchasers at the address specified in properly completed stock order forms, as soon as practicable following consummation of the sale of all shares of Common Stock. Any certificates returned as undeliverable will be disposed of in accordance with applicable law. Shares sold prior to the receipt of a stock certificate are the responsibility of the purchaser.

     RESTRICTIONS ON TRANSFER OF SUBSCRIPTION RIGHTS AND SHARES

          Prior to the completion of the Conversion, the OTS conversion regulations prohibit any person with subscription rights, including the Eligible Account Holders, the ESOP, the Supplemental Eligible Account Holders and Other Members of the Bank, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan or the shares of Common Stock to be issued upon their exercise. Such rights may be exercised only by the person to whom they are granted and only for his account. Each person exercising such subscription rights will be required to certify that he is purchasing shares solely for his own account and that he has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of Common Stock prior to the completion of the Conversion. For a discussion on post-Conversion restrictions of directors and executive officers of the Bank, see "--Certain Restrictions on Purchase or Transfer of Shares After Conversion."

          THE BANK AND THE COMPANY WILL PURSUE ANY AND ALL LEGAL AND EQUITABLE REMEDIES (INCLUDING FORFEITURE) IN THE EVENT THEY BECOME AWARE OF THE TRANSFER OF SUBSCRIPTION RIGHTS AND WILL NOT HONOR ORDERS KNOWN BY THEM TO INVOLVE THE TRANSFER OF SUCH RIGHTS.

     SYNDICATED COMMUNITY OFFERING

          As a final step in the Conversion, the Plan provides that, if feasible, all shares of Common Stock not purchased in the Subscription and Community Offerings, if any, will be offered for sale to the general public in a Syndicated Community Offering through a syndicate of registered broker-dealers to be formed and managed by Trident acting as agent of the Company to assist the Company and the Bank in the sale of the Common Stock. The Company and the Bank have the right to reject orders in whole or in part in their sole discretion in the Syndicated Community Offering. Neither Trident nor any registered broker-dealer shall have any obligation to take or purchase any shares of the Common Stock in the Syndicated Community Offering, however, Trident has agreed to use its best efforts in the sale of shares in the Syndicated Community Offering.

          The price at which Common Stock is sold in the Syndicated Community Offering will be determined as described above under "--Stock Pricing." Subject to overall purchase limitations, no person, together with any associate or group of persons acting in concert, will be permitted to subscribe in the Syndicated Community Offering for more than $300,000 of the Common Stock; provided, however, that shares of Common Stock purchased in the Community Offering by any persons, together with associates of or persons acting in concert with such persons, will be aggregated with purchases in the Syndicated Community Offering and be subject to an overall maximum purchase limitation of 1.0% of the shares offered, exclusive of an increase in shares issued pursuant to an increase in the Estimated Price Range by up to 15%.

          Payments made in the form of a check, bank draft, money order or in cash will earn interest at the Bank's passbook rate of interest from the date such payment is actually received by the Bank until completion or termination of the Conversion.

          In addition to the foregoing, if a syndicate of broker-dealers ("selected dealers") is formed to assist in the Syndicated Community Offering, a purchaser may pay for his shares with funds held by or deposited with a selected dealer. If an order form is executed and forwarded to the selected dealer or if the selected dealer is authorized to execute the order form on behalf of a purchaser, the selected dealer is required to forward the order form and funds to the Bank for deposit in a segregated account on or before noon of the business day following receipt of the order form or execution of the order form by the selected dealer. Alternatively, selected dealers may solicit indications of interest from their customers to place orders for shares. Such selected dealers shall subsequently contact their customers who indicated an interest and seek their confirmation as to their intent to purchase. Those indicating an intent to purchase shall execute order forms and forward them to their selected dealer or authorize the selected dealer to execute such forms. The selected dealer will acknowledge receipt of the order to its customer in writing on the following business day and will debit such customer's account on the third business day after the customer has confirmed his intent to purchase (the "debit date") and on or before noon of the next business day following the debit date will send order forms and funds to the Bank for deposit in a segregated account. Although purchasers' funds are not required to be in their accounts with selected dealers until the debit date in the event that such alternative procedure is employed once a confirmation of an intent to purchase has been received by the selected dealer, the purchaser has no right to rescind his order.

          Certificates representing shares of Common Stock purchased, together with any refund due, will be mailed to purchasers at the address specified in the order form, as soon as practicable following consummation of the sale of the Common Stock. Any certificates returned as undeliverable will be disposed of in accordance with applicable law.

          The Syndicated Community Offering will terminate no more than 45 days following the Expiration Date, unless extended by the Company with the approval of the OTS. Such extensions may not be beyond _____________. See "--Stock Pricing" above for a discussion of rights of subscribers, if any, in the event an extension is granted.

     LIMITATIONS ON COMMON STOCK PURCHASES

          The Plan includes the following limitations on the number of shares of Common Stock which may be purchased during the Conversion:

          (1)  No less than 25 shares;

          (2) Each Eligible Account Holder may subscribe for and purchase in the Subscription Offering up to the greater of the amount permitted to be purchased in the Community Offering, currently $300,000 of Common Stock, one-tenth of one percent (.10%) of the total offering of shares of Common Stock or fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the Qualifying Deposit of the Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders in each case on the Eligibility Record Date subject to the overall maximum purchase limitation in (8) below;

          (3) The ESOP is permitted to purchase in the aggregate up to 10% of the shares of Common Stock issued in the Conversion, including shares issued to the Foundation, including shares issued in the event of an increase in the Estimated Price Range of 15% and intends to purchase 8% of the shares of Common Stock issued in the Conversion, including shares issued to the Foundation;

          (4) Each Supplemental Eligible Account Holder may subscribe for and purchase in the Subscription Offering up to the greater of the amount permitted to be purchased in the Community Offering, currently $300,000 of Common Stock, one-tenth of one percent (.10%) of the total offering of shares of Common Stock or fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible

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               Account Holders in such case on the Supplemental Eligibility
               Record Date subject to the overall maximum purchase limitation in
               (8) below;

          (5) Each Other Member may subscribe for and purchase in the Subscription Offering up to the greater of the amount permitted to be purchased in the Community Offering, currently $300,000 of Common Stock, or one-tenth of one percent (.10%) of the total offering of shares of Common Stock subject to the overall maximum purchase limitation in (8) below;

          (6) Persons purchasing shares of Common Stock in the Community Offering, together with associates of groups of persons acting in concert with such persons, may purchase in the Community Offering up to $300,000 of Common Stock subject to the overall maximum purchase limitation in (8) below;

          (7) Persons purchasing shares of Common Stock in the Syndicated Community Offering, together with associates of or persons acting in concert with such persons, may purchase in the Syndicated Community Offering up to $300,000 of Common Stock subject to the overall maximum purchase limitation in (8) below, provided further that shares of Common Stock purchased in the Community Offering by any persons, together with associates of and persons acting in concert with such persons, will be aggregated with purchases in the Syndicated Community Offering in applying the $300,000 purchase limitation;

          (8) Eligible Account Holders, Supplemental Eligible Account Holders and Other Members may purchase stock in the Community Offering and Syndicated Community Offering subject to the purchase limitations described in (6) and (7) above, provided that, except for the ESOP, the overall maximum number of shares of Common Stock subscribed for or purchased in all categories of the Conversion by any person, together with associates of or groups of persons acting in concert with such persons, shall not exceed 1.0% of the shares of Common Stock offered in the Conversion and exclusive of an increase in the total number of shares issued due to an increase in the Estimated Price Range of up to 15%; and

          (9) No more than 25% of the total number of shares offered for sale in the Conversion may be purchased by directors and officers of the Bank and their associates in the aggregate, excluding purchases by the ESOP.

          Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the members of the Bank, both the individual amount permitted to be subscribed for and the overall maximum purchase limitation may be increased to up to a maximum of 5% at the sole discretion of the Company and the Bank. If such amount is increased, subscribers for the maximum amount will be, and certain other large subscribers in the sole discretion of the Bank may be, given the opportunity to increase their subscriptions up to the then applicable limit. In addition, the Boards of Directors of the Company and the Bank may, in their sole discretion, increase the maximum purchase limitation referred to above up to 9.99%, provided that orders for shares exceeding 5% of the shares being offering in the Subscription Offering shall not exceed, in the aggregate, 10% of the shares being offered in the Subscription Offering. Requests to purchase additional shares of Common Stock under this provision will be determined by the Boards of Directors and, if approved, allocated on a pro rata basis giving priority in accordance with the priority rights set forth herein.

          The overall maximum purchase limitation may not be reduced to less than 1.0% but the individual amount permitted to be subscribed for may be reduced by the Bank to less than 0.10%, subject to paragraphs (2), (4) and
     (5) above without the further approval of members or resolicitation of subscribers. An individual Eligible Account Holder, Supplemental Eligible Account Holder or Other Member may not purchase individually in the Subscription Offering the overall maximum purchase limit of 1.0% of the shares offered, but may make such purchase, together with associates of and persons acting in concert with such person, by also purchasing in other available categories of the Conversion, subject to availability of shares and the overall maximum purchase limit for purchases in the Conversion.

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

          In the event of an increase in the total number of shares offered in the Conversion due to an increase in the Estimated Price Range of up to 15% (the "Adjusted Maximum"), the additional shares will be allocated in the following order of priority in accordance with the Plan: (i) to fill the ESOP's subscription of 8% of the amount of Common Stock issued in the Conversion at the Adjusted Maximum number of shares, including shares issued to the Foundation;
(ii) in the event that there is an oversubscription by Eligible Account Holders, to fill unsatisfied subscriptions of Eligible Account Holders, exclusive of the Adjusted Maximum; (iii) in the event that there is an oversubscription by Supplemental Eligible Account Holders, to fill unsatisfied subscriptions of Supplemental Eligible Account Holders, exclusive of the Adjusted Maximum; (iv) in the event that there is an oversubscription by Other Members, to fill unsatisfied subscriptions of Other Members exclusive of the Adjusted Maximum; and (v) to fill unsatisfied subscriptions in the Community Offering to the extent possible, exclusive of the Adjusted Maximum, with preference to institutional investors then a preference to Preferred Subscribers.

          The term "associate" of a person is defined to mean: (i) any corporation or organization (other than the Bank or a majority-owned subsidiary of the Bank) of which such person is an officer, partner or directly or indirectly a 10% stockholder; (ii) any trust or other estate in which such person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; provided, however, such term shall not include any employee stock benefit plan of the Bank in which such person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who either has the same home as such person or who is a director or officer of the Bank. Directors are not treated as associates of each other solely because of their Board membership. For a further discussion of limitations on purchases of a converting institution's stock at the time of Conversion and subsequent to Conversion, see "Management of the Bank--Subscriptions by Executive Officers and Directors," "--Certain Restrictions on Purchase or Transfer of Shares After Conversion" and "Restrictions on Acquisition of the Company and the Bank."

          The term "Acting in Concert" means: (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise; or (iii) a person or company which acts in concert with another person or company ("other party") shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.

LIQUIDATION RIGHTS

          In the unlikely event of a complete liquidation of the Bank in its present mutual form, each depositor would receive his pro rata share of any assets of the Bank remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). Each depositor's pro rata share of such remaining assets would be in the same proportion as the value of his deposit account was to the total value of all deposit accounts in the Bank at the time of liquidation. After the Conversion, each depositor, in the event of a complete liquidation, would have a claim as a creditor of the same general priority as the claims of all other general creditors of the Bank. However, except as described below, his claim would be solely in the amount of the balance in his deposit account plus accrued interest. He would not have an interest in the value or assets of the Bank above that amount.

          The Plan provides for the establishment, upon the completion of the Conversion, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the surplus and reserves of the Bank as of the date of its latest balance sheet contained in the final prospectus used in connection with the Conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder, if he were to continue to maintain his deposit account at the Bank, would be entitled, on a complete liquidation of the Bank after the Conversion, to an interest in the liquidation account prior to any payment to the stockholders of the Bank. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in such liquidation account for each deposit account, including regular accounts, transaction accounts such as NOW accounts, money market deposit accounts and certificates of deposit, with a balance of $50 or more held in the Bank on June 30, 1997 and __________, 199_, respectively. Each Eligible Account

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

Holder and Supplemental Eligible Account Holder will have a pro rata interest in the total liquidation account based on the proportion that the balance of his Qualifying Deposits on the Eligibility Record Date or Supplemental Eligibility Record Date, respectively, bore to the total amount of all Qualifying Deposits of all Eligible Account Holders and Supplemental Eligible Account Holders in the Bank. For deposit accounts in existence at both dates separate subaccounts shall be determined on the basis of the Qualifying Deposits in such deposit accounts on such respective record dates.

          If, however, on any annual closing date subsequent to the Eligibility Record Date or Supplemental Eligibility Record Date, the amount of the Qualifying Deposit of an Eligible Account Holder or Supplemental Eligible Account Holder is less than the amount of the Qualifying Deposit of such Eligible Account Holder or Supplemental Eligible Account Holder as of the Eligibility Record Date or Supplemental Eligibility Record Date, respectively, or less than the amount of the Qualifying Deposits as of the previous annual closing date, then the interest in the liquidation account relating to such Qualifying Deposit would be reduced from time-to-time by the proportion of any such reduction and such interest will cease to exist if such Qualifying Deposit accounts are closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related Qualifying Deposit. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to the Company as the sole stockholder of the Bank.

TAX ASPECTS

          Consummation of the Conversion is expressly conditioned upon the receipt by the Bank of either a favorable ruling from the IRS or an opinion of counsel with respect to federal income taxation and an opinion of an independent accountant with respect to Virginia taxation, to the effect that the Conversion will not be a taxable transaction to the Company, the Bank, Eligible Account Holders, or Supplemental Eligible Account Holders except as noted below. The federal and Virginia tax consequences will remain unchanged in the event that a holding company form of organization is not utilized.

          No private ruling will be received from the IRS with respect to the proposed Conversion. Instead, the Bank has received an opinion of its counsel, Muldoon, Murphy & Faucette, to the effect that for federal income tax purposes, among other matters: (i) the Bank's change in form from mutual to stock ownership will constitute a reorganization under section 368(a)(1)(F) of the Code and neither the Bank nor the Company will recognize any gain or loss as a result of the Conversion; (ii) no gain or loss will be recognized to the Bank or the Company upon the purchase of the Bank's capital stock by the Company or to the Company upon the purchase of its Common Stock in the Conversion; (iii) no gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders upon the issuance to them of Deposit Accounts in the Bank in its stock form plus their interests in the liquidation account in exchange for their deposit accounts in the Bank; (iv) the tax basis of the depositors' accounts in the Bank immediately after the Conversion will be the same as the basis of their deposit accounts immediately prior to the Conversion;
(v) the tax basis of each Eligible Account Holder's and Supplemental Eligible Account Holder's interest in the liquidation account will be zero; (vi) no gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders upon the distribution to them of nontransferable subscription rights to purchase shares of the Common Stock, provided that the amount to be paid for the Common Stock is equal to the fair market value of such stock; and
(vii) the tax basis to the stockholders of the Common Stock of the Company purchased in the Conversion will be the amount paid therefor and the holding period for the shares of Common Stock purchased by such persons will begin on the date on which their subscription rights are exercised. Cherry, Bekaert & Holland, L.L.P. has opined that the Conversion will not be a taxable transaction to the Company, the Bank, Eligible Account Holders or Supplemental Eligible Account Holders for Virginia income and/or franchise tax purposes. Certain portions of both the federal and the state and local tax opinions are based upon the assumption that the subscription rights issued in connection with the Conversion will have no economic value at the time of distribution or at the time the subscriptions are exercised.

          Unlike private rulings, an opinion of counsel or an opinion of an independent accountant is not binding on the IRS or DOT and the IRS or DOT could disagree with conclusions reached therein. In the event of such disagreement, there can be no assurance that the IRS or DOT would not prevail in a judicial or administrative proceeding.

          FinPro has issued an opinion stating that, pursuant to its valuation, FinPro is of the opinion that the subscription rights do not have any value, based on the fact that such rights are acquired by the recipients without cost, are nontransferable and of short duration and afford the recipients the right only to purchase the Common Stock at a price equal to its estimated fair market value, which will be the same price as the Purchase Price for the shares of Common Stock sold in the Community Offering. Such valuation is not binding on the IRS or DOT. If the subscription rights granted to Eligible Account Holders or Supplemental Eligible Account Holders are deemed to have an ascertainable value, receipt of such rights could be taxable to those Eligible Account Holders or Supplemental Eligible Account Holders who receive and/or exercise the subscription rights in an amount equal to such value and the Bank could recognize gain on such distribution. Eligible Account Holders and Supplemental Eligible Account Holders are encouraged to consult with their own tax advisor as to the tax consequences in the event that such subscription rights are deemed to have an ascertainable value.

INTERPRETATION AND AMENDMENT OF THE PLAN OF CONVERSION

          To the extent permitted by law, all interpretations of the Plan by the Bank will be final. The Plan provides that the Bank's Board of Directors shall have the discretion to interpret and apply the provisions of the Plan to particular circumstances and that such interpretation or application shall be final. This includes any and all interpretations, applications and determinations made by the Board of Directors on the basis of such information and assistance as was then reasonably available for such purpose.

          The Plan provides that, if deemed necessary or desirable by the Board of Directors, the Plan may be substantively amended at any time prior to solicitation of proxies from members to vote on the Plan by a two-thirds vote of the Bank's Board of Directors. After submission of the proxy materials to the members, the Plan may be amended by a two-thirds vote of the Board of Directors at any time prior to the Special Meeting with the concurrence of the OTS. The Plan may be amended at any time after the approval of members with the approval of the OTS and no further approval of the members will be necessary unless otherwise required by the OTS. By adoption of the Plan, the Bank's members will be deemed to have authorized amendment of the Plan under the circumstances described above.

          The establishment of the Foundation will be considered as a separate matter from approval of the Plan of Conversion. If the Bank's members approve the Plan of Conversion, but not the creation of the Foundation, the Bank intends to complete the Conversion without the Foundation. Failure to approve the establishment of the Foundation may materially increase the pro forma market value of the Common Stock since the Valuation Range, as set forth herein, takes into account the dilutive impact of the issuance of shares to the Foundation. In such an event, the Bank may establish a new Estimated Price Range and commence a resolicitation of subscribers. In the event of a resolicitation, unless an affirmative response is received within a specified period of time, all funds will be promptly returned to investors, as described elsewhere herein. See "-- Stock Pricing."

CERTAIN RESTRICTIONS ON PURCHASE OR TRANSFER OF SHARES AFTER CONVERSION

          All shares of Common Stock purchased in connection with the Conversion by a director or an executive officer of the Bank will be subject to a restriction that the shares not be sold for a period of one year following the Conversion, except in the event of the death of such director or executive officer. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer and instructions will be issued to the effect that any transfer within such time period of any certificate or record ownership of such shares other than as provided above is a violation of the restriction. Any shares of Common Stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to such restricted stock will be subject to the same restrictions. The directors and executive officers of the Bank will also be subject to the insider trading rules promulgated pursuant to the Exchange Act and any other applicable requirements of the federal securities laws.

          Purchases of outstanding shares of Common Stock of the Company by directors, executive officers (or any person who was an executive officer or director of the Bank after adoption of the Plan of Conversion) and their associates during the three-year period following Conversion may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the OTS. This restriction does not apply, however, to

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

negotiated transactions involving more than 1.0% of the Company's outstanding Common Stock or to the purchase of stock pursuant to any stock option plan to be established after the Conversion.

          Unless approved by the OTS, the Company, pursuant to OTS regulations, will be prohibited from repurchasing any shares of the Common Stock for three years except: (i) for an offer to all stockholders on a pro rata basis; or (ii) for the repurchase of qualifying shares of a director. Notwithstanding the foregoing, beginning one year following completion of the Conversion the Company may repurchase its Common Stock so long as: (i) the repurchases within the following two years are part of an open-market program not involving greater than 5% of its outstanding capital stock during a twelve-month period; (ii) the repurchases do not cause the Company to become undercapitalized; and (iii) the Company provides to the Regional Director of the OTS no later than 10 days prior to the commencement of a repurchase program written notice containing a full description of the program to be undertaken and such program is not disapproved by the Regional Director. In addition, under current OTS policies, repurchases may be allowed in the first year following Conversion and in amounts greater than 5% in the second and third years following Conversion, provided there are valid and compelling business reasons for such repurchases and the OTS does not object to such repurchases.

                  RESTRICTIONS ON ACQUISITION OF THE COMPANY
                                 AND THE BANK

GENERAL

          The Bank's Plan of Conversion provides for the Conversion of the Bank from the mutual to the stock form of organization and, in connection therewith, a new Federal Stock Charter and Bylaws to be adopted by members of the Bank. The Plan also provides for the concurrent formation of a holding company, which form of organization may or may not be utilized at the option of the Board of Directors of the Bank. See "The Conversion--General." In the event that the holding company form of organization is utilized, as described below, certain provisions in the Company's Articles of Incorporation and Bylaws and in its management remuneration entered into in connection with the Conversion, together with provisions of Virginia corporate law, may have anti-takeover effects. In the event that the holding company form of organization is not utilized, the Bank's Stock Charter and Bylaws and management remuneration entered into in connection with the Conversion may have anti-takeover effects as described below. In addition, regulatory restrictions may make it difficult for persons or companies to acquire control of either the Company or the Bank.

RESTRICTIONS IN THE COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS

          A number of provisions of the Company's Articles of Incorporation and Bylaws deal with matters of corporate governance and certain rights of stockholders. The following discussion is a general summary of the material provisions of the Company's Articles of Incorporation and Bylaws and certain other statutory and regulatory provisions relating to stock ownership and transfers, the Board of Directors and business combinations, which might be deemed to have a potential "anti-takeover" effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the Board of Directors but which individual Company stockholders may deem to be in their best interests or in which shareholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current Board of Directors or management of the Company more difficult. The following description of certain of the provisions of the Articles of Incorporation and Bylaws of the Company is necessarily general and reference should be made in each case to such Articles of Incorporation and Bylaws, which are incorporated herein by reference. See "Additional Information" as to how to obtain a copy of these documents.

          LIMITATION ON VOTING RIGHTS. The Articles of Incorporation of the Company provides that in no event shall any record owner of any outstanding Common Stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of Common Stock (the "Limit") be entitled or permitted to any vote in respect of the shares held in excess of the Limit. Beneficial ownership is determined pursuant to Rule 13d-3 of the General Rules and Regulations promulgated pursuant to the Exchange Act and includes shares beneficially owned by such person or any of his affiliates (as defined in the Articles of Incorporation), shares which such person or his affiliates have the right to acquire upon the exercise of conversion rights or options and shares as to which such person and his affiliates have or share investment or voting power, but shall not include shares beneficially owned by the ESOP or directors, officers and employees of the Bank or Company or shares that are subject to a revocable proxy and that are not otherwise beneficially owned, or deemed by the Company to be beneficially owned, by such person and his affiliates. The Articles of Incorporation of the Company further provides that this provision limiting voting rights may only be amended upon the vote of 80% of the outstanding shares of voting stock (after giving effect to the limitation on voting rights).

          BOARD OF DIRECTORS. The Board of Directors of the Company is divided into three classes, each of which shall contain approximately one-third of the whole number of members of the Board. Each class shall serve a staggered term, with approximately one-third of the total number of directors being elected each year. The Company's Articles of Incorporation and Bylaws provide that the size of the Board shall be determined by a majority of the directors. The Articles of Incorporation and the Bylaws provide that any vacancy occurring in the Board, including a vacancy created by an increase in the number of directors or resulting from death, resignation, retirement, disqualification, removal from office or other cause, shall be filled for the remainder of the unexpired term exclusively by a majority vote of the directors then in office. The classified Board is intended to provide for continuity of the Board of Directors and to make it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the Board of Directors without the consent of the incumbent Board of Directors of the Company. The Articles of Incorporation of the Company provides that a director may be removed from the Board of Directors prior to the expiration of his term only for cause, upon the vote of 80% of the outstanding shares of voting stock.

          In the absence of these provisions, the vote of the holders of a majority of the shares could remove the entire Board, with or without cause, and replace it with persons of such holders' choice.

          CUMULATIVE VOTING, SPECIAL MEETINGS AND ACTION BY WRITTEN CONSENT. The Articles of Incorporation does not provide for cumulative voting for any purpose. Moreover, special meetings of stockholders of the Company may be called only by the Board of Directors of the Company. The Articles of Incorporation also provides that any action required or permitted to be taken by the stockholders of the Company may be taken only at an annual or special meeting and prohibits stockholder action by written consent in lieu of a meeting.

          AUTHORIZED SHARES. The Articles of Incorporation authorizes the issuance of 75,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. The shares of Common Stock and Preferred Stock were authorized in an amount greater than that to be issued in the Conversion to provide the Company's Board of Directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and employee stock options. However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of the Company. The Board of Directors also has sole authority to determine the terms of any one or more series of Preferred Stock, including voting rights, conversion rates and liquidation preferences. As a result of the ability to fix voting rights for a series of Preferred Stock, the Board has the power, to the extent consistent with its fiduciary duty, to issue a series of Preferred Stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control and thereby assist management to retain its position. The Company's Board of Directors currently has no plans for the issuance of additional shares, other than the issuance of shares in the Conversion, including shares contributed to the Foundation, and the issuance of additional shares pursuant to the terms of the Stock-Based Incentive Plan and upon exercise of stock options to be issued pursuant to the terms of the Stock-Based Incentive Plan or Master Stock-Based Benefit Plan, which are to be established and presented to stockholders at the first annual meeting after the Conversion.

          STOCKHOLDER VOTE REQUIRED TO APPROVE BUSINESS COMBINATIONS WITH PRINCIPAL STOCKHOLDERS. The Articles of Incorporation requires the approval of the holders of at least 80% of the Company's outstanding shares of voting stock to approve certain "Business Combinations," as defined therein, and related transactions. Under Virginia law, absent this provision, Business Combinations, including mergers, consolidations and sales of all or substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of only two-thirds of the votes entitled to be cast. Under the Articles of Incorporation, at least 80% approval of shareholders is required in connection with any transaction involving an Interested Stockholder (as defined below) except (i) in cases where the proposed transaction has been approved in advance by a majority of those members of the Company's Board of Directors who are unaffiliated with the Interested Stockholder and were directors prior to the time when the Interested Stockholder became an Interested Stockholder or (ii) if the proposed transaction meets certain conditions set forth therein which are designed to afford the shareholders a fair price in consideration for their shares in which case, if a stockholder vote is required, approval of only a majority of the outstanding shares of voting stock would be sufficient. The term "Interested Stockholder" is defined to include any individual, a group acting in concert, corporation, partnership or other entity (other than the Company or its subsidiaries) which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of voting stock of the Company. This provision of the Articles of Incorporation applies to any "Business Combination," which is defined to include (i) any merger or consolidation of the Company or any of its subsidiaries with or into any Interested Stockholder or Affiliate (as defined in the Articles of Incorporation) of an Interested Stockholder; (ii) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition to or with any Interested Stockholder or Affiliate of 25% or more of the assets of the Company or combined assets of the Company and its subsidiary; (iii) the issuance or transfer to any Interested Stockholder or its Affiliate by the Company (or any subsidiary) of any securities of the Company in exchange for any assets, cash or securities the value of which equals or exceeds 25% of the fair market value of the Common Stock of the Company; (iv) the adoption of any plan for the liquidation or dissolution of the Company proposed by or on behalf of any Interested Stockholder or Affiliate thereof; and (v) any reclassification of securities, recapitalization, merger or consolidation of the Company which has the effect of increasing the proportionate share of Common Stock or any class of equity or convertible securities of the Company owned directly or indirectly by an Interested Stockholder or Affiliate thereof. The directors and executive officers of the Bank are purchasing in the aggregate approximately 1.55% of the shares of the Common Stock at the maximum of the Estimated Price Range. In addition, the ESOP intends to purchase 8% of the Common Stock issued in connection with the Conversion including shares issued to the Foundation. Additionally, if at a meeting of stockholders following the Conversion stockholder approval of the proposed Stock-Based Incentive Plan is received, the Company expects to acquire 4% of the Common Stock issued in connection with the Conversion, including shares issued to the Foundation, on behalf of the Stock-Based Incentive Plan and expects to issue an amount equal to 10% of the Common Stock issued in connection with the Conversion, including shares issued to the Foundation, under the Stock-Based Incentive Plan or Master Stock-Based Benefit Plan to directors, officers and employees. As a result, assuming the Stock-Based Incentive Plan is approved by Stockholders, directors, officers and employees have the potential to control the voting of approximately ____% of the Company's Common Stock, thereby enabling them to prevent the approval of the transactions requiring the approval of at least 80% of the Company's outstanding shares of voting stock described hereinabove.

          EVALUATION OF OFFERS. The Articles of Incorporation of the Company further provides that the Board of Directors of the Company, when evaluating any offer of another "Person" (as defined therein) to (i) make a tender or exchange offer for any equity security of the Company, (ii) merge or consolidate the Company with another corporation or entity, or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of the Company, may, in connection with the exercise of its judgment in determining what is in the best interest of the Company, the Bank and the stockholders of the Company, give due consideration to all relevant factors, including, without limitation, the social and economic effects of acceptance of such offer on the Company's customers and the Bank's present and future account holders, borrowers and employees; on the communities in which the Company and the Bank operate or are located; and on the ability of the Company to fulfill its corporate objectives as a savings and loan holding company and on the ability of the Bank to fulfill the objectives of a federally-chartered stock savings and loan association under applicable statutes and regulations. By having these standards in the Articles of Incorporation of the Company, the Board of Directors may be in a stronger position to oppose such a transaction if the Board concludes that the transaction would not be in the best interest of the Company, even if the price offered is significantly greater than the then market price of any equity security of the Company.

          AMENDMENT OF ARTICLES OF INCORPORATION AND BYLAWS. Amendments to the Company's Articles of Incorporation must be approved by a majority vote of its Board of Directors and also by a majority of the outstanding shares of its voting stock; provided, however, that an affirmative vote of at least 80% of the outstanding voting stock entitled to vote (after giving effect to the provision limiting voting rights) is required to amend or repeal certain provisions of the Articles of Incorporation, including the provision limiting voting rights, the provisions relating to approval of certain business combinations, calling special meetings, the number and classification of directors, director and officer indemnification by the Company and amendment of the Company's Bylaws and Articles of Incorporation. The Company's Bylaws may be amended by its Board of Directors, or by a vote of 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders.

          CERTAIN BYLAW PROVISIONS. The Bylaws of the Company also require a stockholder who intends to nominate a candidate for election to the Board of Directors, or to raise new business at a stockholder meeting to give at least 90 days advance notice to the Secretary of the Company. The notice provision requires a stockholder who desires to raise new business to provide certain information to the Company concerning the nature of the new business, the stockholder and the stockholder's interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide the Company with certain information concerning the nominee and the proposing stockholder.

ANTI-TAKEOVER EFFECTS OF THE COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS AND MANAGEMENT REMUNERATION ADOPTED IN CONVERSION

          The provisions described above are intended to reduce the Company's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by members of its Board of Directors. The provisions of the Employment Agreements, Employee Severance Compensation Plan, Stock-Based Incentive Plan, Stock-Based Incentive Plan to be established may also discourage takeover attempts by increasing the costs to be incurred by the Bank and the Company in the event of a takeover. See "Management of the Bank-- Employment Agreements" and "--Benefits--Stock-Based Incentive Plan."

          The Company's Board of Directors believes that the provisions of the Articles of Incorporation, Bylaws and management remuneration plans to be established are in the best interest of the Company and its stockholders. An unsolicited non-negotiated proposal can seriously disrupt the business and management of a corporation and cause it great expense. Accordingly, the Board of Directors believes it is in the best interests of the Company and its stockholders to encourage potential acquirors to negotiate directly with management and that these provisions will encourage such negotiations and discourage non-negotiated takeover attempts. It is also the Board of Directors' view that these provisions should not discourage persons from proposing a merger or other transaction at a price that reflects the true value of the Company and that otherwise is in the best interest of all stockholders.

VIRGINIA CORPORATE LAW

          The Commonwealth of Virginia has a statute designed to provide Virginia corporations with additional protection against hostile takeovers. The takeover statute, which is codified in Article 14 of the Virginia Stock Corporation Act ("Article 14"), is intended to discourage certain takeover practices by impeding the ability of a hostile acquiror to engage in certain transactions with the target company.

          In general, Article 14 provides that a "Person" (as defined therein) who owns 10% or more of the outstanding voting stock of a Virginia corporation (an "Interested Shareholder") may not consummate a merger or other affiliated transaction with such corporation at any time during the three-year period following the date such "Person" became an Interested Shareholder. The term "affiliated transaction" is defined broadly to cover a wide range of corporate transactions including mergers, share exchanges, dispositions of corporate assets with an aggregate fair market value in excess of 5% of the corporation's net worth, disposition of voting shares of the corporation with an aggregate fair market value in excess of 5% of the aggregate fair market value of all outstanding voting stock of the corporation, and any reclassification of securities, including a reverse stock split, recapitalization or merger of the corporation with its subsidiaries which increases the percentage of voting shares owned beneficially by an Interested Shareholder by more than 5%.

          The statute exempts the following transactions from the requirements of Article 14: (i) any affiliated transaction that is approved by a majority of the disinterested directors (as defined therein) and by two-thirds of the voting shares other than those shares beneficially owned by the Interested Shareholder; or (ii) any affiliated transaction with an Interested Shareholder whose acquisition of shares making such person an Interested Shareholder receive prior approval of a majority of the corporation's disinterested directors (as defined therein). A corporation may exempt itself from the requirements of the statute by adopting an amendment to its Articles of Incorporation or Bylaws electing not to be governed by Article 14. At the present time, the Board of Directors does not intend to propose any such amendment.

          In addition, Virginia Stock Corporation Act, Article 14.1 ("Article 14.1") limits the voting rights of shares acquired in "Control Share Acquisitions" by providing that shares acquired in a transaction that would cause the acquiring person's voting strength to meet or exceed any of three thresholds (one-fifth, one-third or a majority of voting shares) have no voting rights unless granted by a majority vote of shares not owned by the acquiring person or any officer or employee-director of the Virginia corporation. A Virginia corporation may exempt itself from the requirements of the statute by adopting an amendment to its Articles of Incorporation or Bylaws electing not to be governed by Article 14.1. At the present time, the Board of Directors does not intend to propose any such amendment.

RESTRICTIONS IN THE BANK'S NEW CHARTER AND BYLAWS

          Although the Board of Directors of the Bank is not aware of any effort that might be made to obtain control of the Bank after the Conversion, the Board of Directors believes that it is appropriate to adopt certain provisions permitted by federal regulations to protect the interests of the converted Bank and its stockholders from any hostile takeover. Such provisions may, indirectly, inhibit a change in control of the Company, as the Bank's sole stockholder. See "Risk Factors--Certain Anti-Takeover Provisions Which May Discourage Takeover Attempts."

          The Bank's Federal Stock Charter will contain a provision whereby the acquisition of or offer to acquire beneficial ownership of more than 10% of the issued and outstanding shares of any class of equity securities of the Bank by any person (i.e., any individual, corporation, group acting in concert, trust, partnership, joint stock company or similar organization), either directly or through an affiliate thereof, will be prohibited for a period of five years following the date of completion of the Conversion. Any stock in excess of 10% acquired in violation of the Federal Stock Charter provision will not be counted as outstanding for voting purposes. This limitation shall not apply to any transaction in which the Bank forms a holding company without a change in the respective beneficial ownership interests of its stockholders other than pursuant to the exercise of any dissenter or appraisal rights. In the event that holders of revocable proxies for more than 10% of the shares of the Common Stock of the Company seek, among other things, to elect one-third or more of the Company's Board of Directors, to cause the Company's stockholders to approve the acquisition or corporate reorganization of the Company or to exert a continuing influence on a material aspect of the business operations of the Company, which actions could indirectly result in a change in control of the Bank, the Board of Directors of the Bank will be able to assert this provision of the Bank's Federal Stock Charter against such holders. Although the Board of Directors of the Bank is not currently able to determine when and if it would assert this provision of the Bank's Federal Stock Charter, the Board of Directors, in exercising its fiduciary duty, may assert this provision if it were deemed to be in the best interests of the Bank, the Company and its stockholders. It is unclear, however, whether this provision, if asserted, would be successful against such persons in a proxy contest which could result in a change in control of the Bank indirectly through a change in control of the Company. Finally, for five years, stockholders will not be permitted to call a special meeting of stockholders relating to a change of control of the Bank or a charter amendment or to cumulate their votes in the election of directors. Furthermore, the staggered terms of the Board of Directors could have an anti-takeover effect by making it more difficult for a majority of shares to force an immediate change in the Board of Directors since only one-third of the Board is elected each year. The purpose of these provisions is to assure stability and continuity of management of the Bank in the years immediately following the Conversion.

          Although the Bank has no arrangements, understandings or plans at the present time, except as described in "Description of Capital Stock of the Company--Preferred Stock," for the issuance or use of the shares of undesignated Preferred Stock proposed to be authorized, the Board of Directors believes that the availability of such shares will provide the Bank with increased flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs which may arise. In the event of a proposed merger, tender offer or other attempt to gain control of the Bank of which management does not approve, it might be possible for the Board of Directors to authorize the issuance of one or more series of Preferred Stock with rights and preferences which could impede the completion of such a transaction. An effect of the possible issuance of such Preferred Stock, therefore, may be to deter a future takeover attempt. The Board of Directors does not intend to issue any Preferred Stock except on terms which the Board deems to be in the best interest of the Bank and its then existing stockholders.

REGULATORY RESTRICTIONS

          The Plan of Conversion prohibits any person, prior to the completion or understanding to transfer, to the account of another, legal or beneficial ownership of the subscription rights issued under the Plan or the Common Stock to be issued upon their exercise. The Plan also prohibits any person, prior to the completion of the Conversion, from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or Common Stock.

          For three years following the Conversion, OTS regulations prohibit any person from acquiring or making an offer to acquire more than 10% of the stock of any converted savings institution, except for: (i) offers that, if consummated, would not result in the acquisition by such person during the preceding 12-month period of more than 1% of such stock; (ii) offers for up to 25% in the aggregate by the ESOP or other tax qualified plans of the Bank or the Company; or (iii) offers which are not opposed by the Board of Directors of the Bank and which receive the prior approval of the OTS. Such prohibition is also applicable to the acquisition of the stock of the Company. Such acquisition may be disapproved by the OTS if it is found, among other things, that the proposed acquisition (a) would frustrate the purposes of the provisions of the regulations regarding conversions; (b) would be manipulative or deceptive; (c) would subvert the fairness of the conversion; (d) would be likely to result in injury to the savings institution; (e) would not be consistent with economical home financing; (f) would otherwise violate law or regulation; or (g) would not contribute to the prudent deployment of the savings institution's conversion proceeds. In the event that any person, directly or indirectly, violates this regulation, the securities beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to a vote of stockholders. The definition of beneficial ownership for this regulation extends to persons holding revocable or irrevocable proxies for the Company's stock under circumstances that give rise to a conclusive or rebuttable determination of control under the OTS regulations. Persons holding revocable or irrevocable proxies may be deemed to be beneficial owners of such securities under OTS regulations and therefore prohibited from voting all or the portion of such proxies in excess of the 10% aggregate beneficial ownership limit. Such regulatory restrictions may prevent or inhibit proxy contests for control of the Company or the Bank which have not received prior regulatory approval.

          In addition, the Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings and loan holding company unless the OTS has been given 60 days' prior written notice and has not objected to the transaction. The HOLA provides that no company may acquire "control of a savings and loan holding company without the prior approval of the OTS." Any company that acquires such control becomes a "savings and loan holding company" subject to registration, examination, and regulation by the OTS. Pursuant to federal regulations, "control" of a savings and loan holding company is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of the company or irrevocable proxies representing more than 25% of any class of voting stock of the company or the ability to control the election of a majority of the directors. The regulations also establish a rebuttable presumption of "control" upon the acquisition of more than 10% of any class of voting stock, or of more than 25% of any class of stock, of a savings and loan holding company, where certain enumerated "control factors" are also present in the acquisition. The OTS may prohibit an acquisition by a person of "control" if (i) it would result in a monopoly or substantially lessen competition, (ii) the financial condition of the acquiring person might jeopardize the financial stability of the institution, or (iii) the competence, experience, or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person or (iv) the proposed acquisition would have an adverse effect on the deposit insurance funds. Applications by a company to acquire "control" of a savings and loan holding company are evaluated by OTS based upon factors such as the financial and managerial resources and future prospects of the acquirer and the institution involved, competitive factors and the convenience and needs of the community involved. The foregoing restrictions do not apply to the acquisition of the Company's capital stock by one or more tax-qualified employee stock benefit plans, provided that the plan or plans do not have beneficial ownership in the aggregate of more than 25% of any class of equity security of the Company.

                  DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

GENERAL

          The Company is authorized to issue 75,000,000 shares of Common Stock having a par value of $.01 per share and 5,000,000 shares of preferred stock having a par value of $.01 per share (the "Preferred Stock"). Based on the sale of Common Stock in connection with the Conversion and issuance of authorized but unissued Common Stock in an amount up to 8% of the Common Stock issued in the Conversion to the Foundation, the Company currently expects to issue up to 13,115,520 shares of Common Stock (or 15,082,848 in the event of an increase of 15% in the Estimated Price Range) and no shares of Preferred Stock in the Conversion. Except as discussed above in "Restriction on Acquisition of the Company and the Bank," each share of the Company's Common Stock will have the same relative rights as, and will be identical in all respects with, each other share of Common Stock. Upon payment of the Purchase Price for the Common Stock, in accordance with the Plan, all such stock will be duly authorized, fully paid and non-assessable.

          THE COMMON STOCK OF THE COMPANY WILL REPRESENT NON-WITHDRAWABLE CAPITAL, WILL NOT BE AN ACCOUNT OF AN INSURABLE TYPE AND WILL NOT BE INSURED BY THE FDIC.

COMMON STOCK

          DIVIDENDS. The Company can pay dividends out of statutory surplus or from certain net profits if, as and when declared by its Board of Directors. The payment of dividends by the Company is subject to limitations which are imposed by law and applicable regulation. See "Dividend Policy" and "Regulation." The holders of Common Stock of the Company will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors of the Company out of funds legally available therefor. If the Company issues Preferred Stock, the holders thereof may have a priority over the holders of the Common Stock with respect to dividends.

          VOTING RIGHTS. Upon Conversion, the holders of Common Stock of the Company will possess exclusive voting rights in the Company. They will elect the Company's Board of Directors and act on such other matters as are required to be presented to them under Virginia law or the Company's Articles of Incorporation or as are otherwise presented to them by the Board of Directors. Except as discussed in "Restrictions on Acquisition of the Company and the Bank," each holder of Common Stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If the Company issues Preferred Stock, holders of the Preferred Stock may also possess voting rights. Certain matters require an 80% shareholder vote. See "Restrictions on Acquisition of the Company and the Bank."

          As a federal mutual savings and loan association, corporate powers and control of the Bank are vested in its Board of Directors, who elect the officers of the Bank and who fill any vacancies on the Board of Directors as it exists upon Conversion. Subsequent to Conversion, voting rights will be vested exclusively in the owners of the shares of capital stock of the Bank, which will be the Company, and voted at the direction of the Company's Board of Directors. Consequently, the holders of the Common Stock will not have direct control of the Bank.

          LIQUIDATION. In the event of any liquidation, dissolution or winding up of the Bank, the Company, as holder of the Bank's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of the Bank (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders (see "The Conversion--Liquidation Rights"), all assets of the Bank available for distribution. In the event of liquidation, dissolution or winding up of the Company, the holders of its Common Stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of the Company available for distribution. If Preferred Stock is issued, the holders thereof may have a priority over the holders of the Common Stock in the event of liquidation or dissolution.

          PREEMPTIVE RIGHTS. Holders of the Common Stock of the Company will not be entitled to preemptive rights with respect to any shares which may be issued. The Common Stock is not subject to redemption.

PREFERRED STOCK

          None of the shares of the Company's authorized Preferred Stock will be issued in the Conversion. Such stock may be issued with such preferences and designations as the Board of Directors may from time-to-time determine. The Board of Directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the Common Stock and may assist management in impeding an unfriendly takeover or attempted change in control.

                   DESCRIPTION OF CAPITAL STOCK OF THE BANK

GENERAL

          The Federal Stock Charter of the Bank, to be effective upon the Conversion, authorizes the issuance of capital stock consisting of 18,000,000 shares of common stock, par value $1.00 per share, and 2,000,000 shares of preferred stock, par value $1.00 per share, which preferred stock may be issued in series and classes having such rights, preferences, privileges and restrictions as the Board of Directors may determine. Each share of common stock of the Bank will have the same relative rights as, and will be identical in all respects with, each other share of common stock. After the Conversion, the Board of Directors will be authorized to approve the issuance of common stock up to the amount authorized by the Federal Stock Charter without the approval of the Bank's stockholders. Assuming that the holding company form of organization is utilized, all of the issued and outstanding common stock of the Bank will be held by the Company as the Bank's sole stockholder. THE CAPITAL STOCK OF THE BANK WILL REPRESENT NON-WITHDRAWABLE CAPITAL, WILL NOT BE AN ACCOUNT OF AN INSURABLE TYPE AND WILL NOT BE INSURED BY THE FDIC.

COMMON STOCK

          DIVIDENDS. The holders of the Bank's common stock will be entitled to receive and to share equally in such dividends as may be declared by the Board of Directors of the Bank out of funds legally available therefor. See "Dividend Policy" for certain restrictions on the payment of dividends and "Federal and State Taxation--Federal Taxation" for a discussion of the consequences of the payment of cash dividends from income appropriated to bad debt reserves.

          VOTING RIGHTS. Immediately after the Conversion, the holders of the Bank's common stock will possess exclusive voting rights in the Bank. Each holder of shares of common stock will be entitled to one vote for each share held, subject to the right of shareholders to cumulate their votes for the election of directors. During the five-year period after the effective date of the Conversion, cumulation of votes will not be permitted. See "Restrictions on Acquisition of the Company and the Bank--Anti-Takeover Effects of the Company's Articles of Incorporation and Bylaws and Management Remuneration Adopted in Conversion."

          LIQUIDATION. In the event of any liquidation, dissolution, or winding up of the Bank, the holders of common stock will be entitled to receive, after payment of all debts and liabilities of the Bank (including all deposit accounts and accrued interest thereon) and distribution of the balance in the special liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders, all assets of the Bank available for distribution in cash or in kind. If preferred stock is issued subsequent to the Conversion, the holders thereof may also have priority over the holders of common stock in the event of liquidation or dissolution.

          PREEMPTIVE RIGHTS; REDEMPTION. Holders of the common stock of the will not be entitled to preemptive rights with respect to any shares of the Bank which may be issued. The common stock will not be subject to redemption. Upon receipt by the Bank of the full specified purchase price therefor, the common stock will be fully paid and non-assessable.

                         TRANSFER AGENT AND REGISTRAR

          The transfer agent and registrar for the Common Stock is
___________________________.

                                    EXPERTS


          The financial statements of the Bank and its subsidiary as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997, have been included in this Prospectus, in reliance upon the report of Cherry Bekaert & Holland, L.L.P., independent certified public accountants, appearing elsewhere herein, and given on the authority of said firm as experts in accounting and auditing.

          FinPro has consented to the publication herein of the summary of its report to the Bank and Company setting forth its opinion as to the estimated pro forma market value of the Common Stock upon Conversion and its valuation with respect to subscription rights.

                            LEGAL AND TAX OPINIONS


          The legality of the Common Stock and the federal income tax consequences of the Conversion will be passed upon for the Bank and the Company by Muldoon, Murphy & Faucette, Washington, D.C., special counsel to the Bank and the Company. The Commonwealth of Virginia tax consequences of the Conversion and certain matters related to the Foundation will be passed upon for the Bank and the Company by Cherry Bekaert & Holland, L.L.P.

                            ADDITIONAL INFORMATION

          The Company has filed with the SEC a registration statement under the Securities Act with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all the information set forth in the registration statement. Such information can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of such material can be obtained from the SEC at prescribed rates. In addition, the SEC maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC including the Company. This Prospectus contains a description of the material terms and features of all material contracts, reports or exhibits to the Registration Statement required to be described. The statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete; each such statement is qualified by reference to such contract or document.

          The Bank has filed an application for conversion with the OTS with respect to the Conversion. Pursuant to the rules and regulations of the OTS, this Prospectus omits certain information contained in that application. The application may be examined at the principal office of the OTS, 1700 G Street, N.W., Washington, D.C. 20552 and at the Office of the Regional Director of the OTS located at 1475 Peachtree Street, NE, Atlanta, Georgia 30309.

          In connection with the Conversion, the Company will register its Common Stock with the SEC under Section 12(g) of the Exchange Act and, upon such registration, the Company and the holders of its stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Exchange Act. Under the Plan, the Company has undertaken that it will not terminate such registration for a period of at least three years following the Conversion. In the event that the Bank amends the Plan to eliminate the concurrent formation of the Company as part of the Conversion, the Bank will register its stock with the OTS under Section 12(g) of the Exchange Act and, upon such registration, the Bank and the holders of its stock will become subject to the same obligations and restrictions.

          A copy of the Articles of Incorporation and the Bylaws of the Company and the Federal Stock Charter and Bylaws of the Bank and the proposed Articles of Incorporation and Bylaws of the Foundation are available without charge from the Bank.

                        FREDERICKSBURG SAVINGS AND LOAN
                               ASSOCIATION, F.A.


                                   Contents

                                                                          Page

Report of Independent Auditors                                              F-l

Balance Sheets                                                              F-2

Statements of Income                                                         34

Statements of Comprehensive Income                                          F-3

Statements of Changes in Equity Capital                                     F-4

Statements of Cash Flows                                                F-5-F-6

Notes to Financial Statements                                          F-7-F-27



            Certain schedules required by OTS regulations and by Regulation S-X are not included because they are not applicable or the required information has been disclosed elsewhere.

            Financial statements related to Virginia Capital Bancshares, Inc. are not included as it has not begun operations.

                        REPORT OF INDEPENDENT AUDITORS



The Board of Directors and Members
Fredericksburg Savings and Loan
 Association, F.A.
Fredericksburg, Virginia


We have audited the accompanying balance sheets of Fredericksburg Savings and Loan Association, F.A. as of December 31, 1997 and 1996, and the related statements of income, comprehensive income, changes in equity capital, and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Association's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Fredericksburg Savings and Loan Association, F.A. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

/s/ Cherry, Bekaert & Holland, L.L.P.

Cherry, Bekaert & Holland, L.L.P.
Richmond, Virginia
January 29, 1998, except to Note 16,
for which the date is August 14, 1998

FREDERICKSBURG SAVINGS AND LOAN                                              F-2
ASSOCIATION, F.A.

BALANCE SHEETS
(DOLLARS IN THOUSANDS)

ASSETS


                                                                                     December 31,
                                                                      June 30,   ----------------------
                                                                       1998         1997        1996
                                                                    -----------  ----------  ----------
                                                                    (Unaudited)
Cash and cash equivalents (includes interest-bearing deposits of
 $8,248 at June 30, 1998; $10,634 in 1997; $15,177 in 1996)         $     9,031  $   11,287  $   15,937
Investment securities
 Held-to-maturity (fair value $1,226 at June 30, 1998; $1,335 in
  1997; $1,545 in 1996)                                                   1,190       1,291       1,502
 Available-for-sale (cost $30,470 at June 30, 1998; $30,865 in
  1997; $32,261 in 1996)                                                 30,928      31,151      31,979
Federal Home Loan Bank stock, restricted, at cost                         3,539       3,448       3,232
Loans receivable, net                                                   415,986     413,032     405,145
Accrued interest receivable
 Loans                                                                    2,206       2,054       1,858
 Investment securities                                                      508         543         588
Foreclosed real estate for sale, net                                      1,883       1,959       1,611
Property and equipment
 Land                                                                     1,115       1,115       1,120
 Office properties and equipment, at cost, less accumulated
  depreciation ($4,119 at June 30, 1998; $3,999 in 1997;
  $4,593 in 1996)                                                         2,398       2,393       2,504
Other assets                                                                183         269         813
Deferred tax asset                                                        3,313       3,378       3,628
                                                                    -----------  ----------  ----------
   TOTAL ASSETS                                                     $   472,280  $  471,920  $  469,917
                                                                    ===========  ==========  ==========
LIABILITIES AND RETAINED EARNINGS
LIABILITIES
 Deposits                                                           $   373,719  $  377,114  $  375,652
 Advances from Federal Home Loan Bank                                     8,000       8,000      15,000
 Retirement obligations                                                   5,593       5,480       4,934
 Advances from borrowers for taxes and insurance                          1,234         936         844
 Accrued expenses and other liabilities                                     234         317         191
                                                                    -----------  ----------  ----------
    TOTAL LIABILITIES                                                   388,780     391,847     396,621
                                                                    -----------  ----------  ----------
COMMITMENTS AND CONTINGENCIES
RETAINED EARNINGS, SUBSTANTIALLY RESTRICTED                              83,216      79,896      73,471
UNREALIZED GAINS (LOSSES) ON SECURITIES AVAILABLE-FOR-SALE,
 NET OF TAX                                                                 284         177        (175)
                                                                    -----------  ----------  ----------
   TOTAL EQUITY CAPITAL                                                  83,500      80,073      73,296
                                                                    -----------  ----------  ----------
   TOTAL LIABILITIES AND EQUITY CAPITAL                             $   472,280  $  471,920  $  469,917
                                                                    ===========  ==========  ==========

See notes to financial statements.

FREDERICKSBURG SAVINGS AND LOAN                                              F-3
ASSOCIATION, F.A.

STATEMENTS OF COMPREHENSIVE INCOME
(DOLLARS IN THOUSANDS)

                                                 Six Months Ended
                                                      June 30,         Year Ended December 31,
                                                 -----------------   --------------------------
                                                  1998      1997       1997      1996     1995
                                                 -------   -------   -------   -------  -------
                                                     (Unaudited)

Net income                                       $ 3,320   $ 3,259   $ 6,425   $ 4,581  $ 6,658
                                                 -------   -------   -------   -------  -------

Other comprehensive income-net of tax:
    Unrealized gains (losses) on securities
        available for sale                            55      (199)      285       150     (192)
    Less: reclassification adjustment for
        gains (losses) included in net income        (52)      (19)      (67)      138      (19)
                                                 -------   -------   -------   -------  -------

          Total other comprehensive income           107      (180)      352        12     (173)
                                                 -------   -------   -------   -------  -------

Comprehensive income                             $ 3,427   $ 3,079   $ 6,777   $ 4,593  $ 6,485
                                                 =======   =======   =======   =======  =======

See notes to financial statements.

FREDERICKSBURG SAVINGS AND LOAN                                              F-4
ASSOCIATION, F.A.

STATEMENTS OF CHANGES IN EQUITY CAPITAL
(DOLLARS IN THOUSANDS)

                                                                             Unrealized
                                                                            Holding Gains
                                                                             (Losses) or
                                                                Retained    Available for
                                                                Earnings   Sale Securities    Total
                                                                --------  ----------------  ---------
Balances at December 31, 1994                                   $ 62,232  $            (14) $  62,218

 Net income                                                        6,658                 -      6,658
 Changes in net unrealized gains/(losses) on securities held
  available for sale, net of reclassification adjustment               -              (173)      (173)
                                                                --------  ----------------  ---------

Balances at December 31, 1995                                     68,890              (187)    68,703

 Net income                                                        4,581                 -      4,581
 Changes in net unrealized gains/(losses) on securities held
  available for sale, net of reclassification adjustment               -                12         12
                                                                --------  ----------------  ---------

Balances at December 31, 1996                                     73,471              (175)    73,296

 Net income                                                        6,425                 -      6,425
 Changes in net unrealized gains/(losses) on securities held
  available for sale, net of reclassification adjustment               -               352        352
                                                                --------  ----------------  ---------

Balances at December 31, 1997                                     79,896               177     80,073

 Net income (unaudited)                                            3,320                 -      3,320
 Changes in net unrealized gains/(losses) on securities
  held available for sale, net of reclassification
  adjustment (unaudited)                                               -               107        107
                                                                --------  ----------------  ---------

Balances at June 30, 1998 (unaudited)                           $ 83,216  $            284  $  83,500
                                                                ========  ================  =========


See notes to financial statements.

FREDERICKSBURG SAVINGS AND LOAN                                              F-5
ASSOCIATION, F.A.

STATEMENTS OF CASH FLOWS
(DOLLARS IN THOUSANDS)

                                                                       Six Months Ended           Year Ended
                                                                           June 30,               December 31,
                                                                      -----------------    -------------------------
                                                                       1998       1997      1997      1996      1995
                                                                      ------     ------    ------    ------   -------
                                                                         (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income                                                          $ 3,320    $ 3,259   $ 6,425  $  4,581  $  6,658
 Adjustments to reconcile net income to
  net cash provided by operating activities
   Depreciation                                                          172        181       371       377       385
   Provision for loan losses                                            (269)      (241)     (375)     (325)     (412)
   Increase (decrease) in provision for
    loss on real estate owned                                             54        (10)       87       (21)       18
   Discount on mortgage-backed securities                                (32)       (29)      (70)      (79)      (99)
   Premium/discount on investment securities                               9        (10)        4       (29)       40
   Loan fees deferred, net                                               110        226       266       192        90
   (Increase) decrease in deferred income taxes                            8        (14)       34      (537)     (332)
   Loss on sale of property and equipment                                 29          5        16         7         5
   (Gain) loss on sale of real estate owned                                2        (66)       (5)       34        87
   (Increase) decrease in accrued interest
    receivable                                                          (117)      (244)     (150)      358      (276)
   (Increase) decrease in other assets                                    84        549       543      (590)      (67)
   Increase (decrease) in advances by borrowers
    for taxes and insurance                                              298        143        92       (35)      136
   Increase in retirement obligations                                    113         80       547       657       541
   Increase (decrease) in other liabilities                              (85)       163       125      (333)      269
                                                                      ------     ------    ------    ------   -------
      NET CASH PROVIDED BY OPERATING
       ACTIVITIES                                                      3,696      3,992     7,910     4,257     7,043
                                                                      ------     ------    ------    ------   -------

CASH FLOWS FROM INVESTING ACTIVITIES
 Proceeds from maturities of securities
  held-to-maturity                                                         -          -         -         -    15,450
 Proceeds from sale of securities available-for-sale                       -          -         -    25,673         -
 Proceeds from redemption of securities
  available for sale                                                   4,000      2,829     6,812         -         -
 Purchases FHLB stock                                                    (91)      (215)     (215)     (158)        -
 Proceeds from redemption of FHLB stock                                    -          -         -         -     1,015
 Purchase of securities held-to-maturity                                   -          -         -         -   (12,593)
 Purchase of securities
  available-for-sale                                                  (3,595)    (2,621)   (5,420)   (8,347)      (73)
 Principal payments on mortgage-backed
  securities held to maturity                                            130        131       281       456       329
 Loan originations and principal payments, net                        (4,214)    (7,640)  (11,422)  (17,487)  (21,421)
 Capital expenditures                                                   (181)      (127)     (271)     (241)     (464)
 Proceeds from sale of real estate owned                               1,392      1,781     3,214     3,528     1,313
                                                                      ------     ------    ------    ------   -------
      NET CASH PROVIDED BY (USED IN)
       INVESTING ACTIVITIES                                           (2,559)    (5,862)   (7,021)    3,424   (16,444)
                                                                      ------     ------    ------    ------   -------

                                  (continued)

FREDERICKSBURG SAVINGS AND LOAN                                              F-6
ASSOCIATION, F.A.

STATEMENTS OF CASH FLOWS
(DOLLARS IN THOUSANDS)

                                                           Six Months Ended            Year Ended
                                                              June 30,                 December 31,
                                                        -------------------   -------------------------------
                                                          1998       1997       1997       1996        1995
                                                        --------   --------   --------   --------   ---------
                                                             (Unaudited)
CASH FLOWS FROM FINANCING ACTIVITIES
 Net decrease in savings accounts                       $ (4,370)  $ (1,001)  $ (4,894)  $ (7,706)  $ (11,253)
 Net increase (decrease) in advance from
  Federal Home Loan Bank                                       -     (5,000)    (7,000)     7,000           -
 Net increase (decrease) in certificates of deposit          977      2,998      6,355     (3,018)     21,546
                                                        --------   --------   --------   --------   ---------
    NET CASH PROVIDED BY (USED IN)
     FINANCING ACTIVITIES                                 (3,393)    (3,003)    (5,539)    (3,724)     10,293
                                                        --------   --------   --------   --------   ---------
NET INCREASE (DECREASE) IN CASH
 AND CASH EQUIVALENTS                                     (2,256)    (4,873)    (4,650)     3,957         892
                                                        --------   --------   --------   --------   ---------
CASH AND CASH EQUIVALENTS
 AT BEGINNING OF PERIOD                                   11,287     15,937     15,937     11,980      11,088
                                                        --------   --------   --------   --------   ---------
CASH AND CASH EQUIVALENTS
 AT END OF PERIOD                                       $  9,031   $ 11,064   $ 11,287   $ 15,937    $ 11,980
                                                        ========   ========   ========   ========    ========
SUPPLEMENTAL DISCLOSURE OF
 CASH FLOW INFORMATION
  Cash paid during the period for interest              $  9,620   $  9,569   $ 19,419   $ 19,534    $ 18,978
                                                        ========   ========   ========   ========    ========

  Cash paid during the period for income taxes          $  2,165   $  1,674   $  3,591   $  3,623    $  4,166
                                                        ========   ========   ========   ========    ========

SUPPLEMENTAL SCHEDULE OF NON-CASH
 INVESTING ACTIVITIES
  Loans transferred to real estate owned                $  1,326   $  1,779   $  3,209   $  3,512    $  1,400
                                                        ========   ========   ========   ========    ========

 Investment securities transferred to
  available-for-sale, at fair value                     $      -   $      -   $      -   $      -    $ 49,257
                                                        ========   ========   ========   ========    ========

 Change in unrealized gain (loss) in value
  of  securities available-for-sale,
  net of tax effect                                     $    107   $   (180)  $    352   $     12    $   (173)
                                                        ========   ========   ========   ========    ========


See notes to financial statements.

FREDERICKSBURG SAVINGS AND LOAN                                              F-7
ASSOCIATION, F.A.

NOTES TO FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS)


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Fredericksburg Savings & Loan Association, F.A., "the Bank", are in accordance with generally accepted accounting principles and conform to the general practices within the savings institutions industry. The more significant of the principles used in preparing the financial statements are briefly described below. Financial statements and disclosures as of June 30, 1998 and for the six months ended June 30, 1998 and 1997 are unaudited and, in the opinion of management of the Bank, include all adjustments, consisting of normal recurring adjustments, for a fair presentation of interim financial position and operating results.

NATURE OF OPERATIONS

The Bank is a mutual savings and loan association with the primary business of granting residential, commercial real estate and installment loans. As a federally chartered savings institution, the Bank is subject to the regulation of the Office of Thrift Supervision as well as the Federal Deposit Insurance Corporation. The area served by the Bank is Fredericksburg, Virginia and the surrounding counties. Services are provided at four business locations.

RECLASSIFICATION OF FINANCIAL STATEMENT PRESENTATION

Certain of the prior year amounts have been reclassified or restated to conform to the current presentation. Such reclassifications and restatements are immaterial to the financial statements.

ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH EQUIVALENTS

For purposes of reporting cash flows, the Bank considers all highly liquid debt instruments with original maturities when purchased of three months or less to be cash equivalents.

INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES

The Bank classifies its investment securities and its mortgage-backed securities in one of three categories: held-to-maturity, available-for-sale, and trading.

Securities held-to-maturity are purchased with the intent and ability to hold to their maturity or call date. They are carried and reported at amortized cost. The amortization of premium and accretion of discount are recognized as adjustments to interest income. Securities available-for-sale are those needed to meet liquidity needs, assist in portfolio restructuring, or minimize interest rate market risk. They are carried at their fair value, with unrealized gains and losses reported as a separate component of capital. Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities. The Bank as a matter of policy does not trade securities and, therefore, does not have trading securities. Gains or losses on disposition of securities are computed on the specific identification of the cost of each security.

                                  (continued)

                                                                             F-8
FREDERICKSBURG SAVINGS AND LOAN
ASSOCIATION, F.A.

NOTES TO FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS)


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

LOANS RECEIVABLE AND ALLOWANCE FOR LOSSES

Loans receivable are stated at the amount of unpaid principal, net of participation or whole-loan interests owned by others, less the allowance for loan losses, undisbursed loans in process, and net deferred loan origination fees and discounts. The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic determination of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

Impaired loans are measured based on the present value of expected cash flows discounted at the loan's effective interest rate, or as a practical expedient at the loan's observable market price or fair value of the collateral if the loan is collateral dependent. Any change in fair value is reported as bad debt expense in the same manner in which impairment initially was recognized or as a reduction in the amount of bad debt expense that otherwise would be reported.

Uncollectible interest on loans is charged off, or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments is restored, in which case the loan is returned to accrual status.

LOAN SALES

The Bank periodically generates additional funds for lending by selling whole and/or participating interests in real estate loans. Gains or losses on such sales are recognized at the time of sale and are determined by the difference between the net sales proceeds and the unpaid principal balance of the loans sold adjusted for any yield differential, servicing fees and servicing cost applicable to future years. At each of the balance sheet dates presented in the financial statements, the Bank was not holding any loans for sale.

LOAN ORIGINATION FEES AND RELATED COSTS

Fees charged on the origination of real estate loans and certain direct loan origination costs are deferred and the net amount amortized as an adjustment of the related loan's yield over the contractual life of the loan. Unamortized fees on loans sold are recognized as adjustments to the basis of those loans in the year of sale.

FORECLOSED REAL ESTATE

Real estate acquired in settlement of loans is classified as held for sale and initially recorded at the lower of cost or fair value less estimated selling costs at the date of foreclosure. Costs relating to development and improvement of property are capitalized, whereas costs relating to the holding of property are expensed. The portion of interest costs relating to the development of real estate is capitalized.

Valuations are periodically performed by management, and an allowance for losses is established by a charge to operations if the carrying value of a property exceeds its fair value less estimated costs to sell.

                                  (continued)

                                                                             F-9
FREDERICKSBURG SAVINGS AND LOAN
ASSOCIATION, F.A.

NOTES TO FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS)


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PROPERTY AND DEPRECIATION

The various classes of property and equipment are stated at cost less accumulated depreciation computed principally by the straight-line method. The costs of major improvements are capitalized, while the costs of maintenance and repairs, which do not improve or extend the life of the respective properties, are expensed currently. The cost and accumulated depreciation on property are eliminated from the accounts upon disposal, and any resulting gain or loss is included in the determination of net income.

                                                     Estimated
                                                    Useful Lives
                                                    ------------
                                                       (Years)
            Land                                          -
            Buildings                                   5 - 39
            Furniture, fixtures and equipment           5 -  7

INCOME TAXES

The Bank accounts for certain income and expense items differently for financial reporting purposes than for purposes of computing income taxes currently payable. Provisions for deferred taxes are made in recognition of such timing differences.

The Bank has qualified under the provisions of the Internal Revenue Code which permit it to deduct from taxable income an annual addition to the reserve for bad debts based on the experience method. The tax bad debt reserve is includible in taxable income of later years only if the bad debt reserves are used subsequently for purposes other than to absorb bad debt losses. The cumulative bad debt reserve, upon which no taxes have been paid, amounted to $9,700 at June 30, 1998 and December 31, 1997.

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

NEW ACCOUNTING PRONOUNCEMENTS

The Statement of Financial Accounting Standards No. 131 - Disclosure about Segments of an Enterprise and Related Information

In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". SFAS No. 131 establishes standards for reporting by public companies about operating segments of their business. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. This Statement is effective for periods beginning after December 15, 1997. At this time, management does anticipate that the adoption of this Statement will significantly impact the Bank's financial reporting.

                                  (continued)

                                                                            F-10
FREDERICKSBURG SAVINGS AND LOAN
ASSOCIATION, F.A.

NOTES TO FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS)


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONCLUDED)

The Statement of Financial Accounting Standards No. 132 -Employers' Disclosures about Pensions and Other Postretirement Benefits -an amendment of FASB Statements N. 87, 88, and 106

In February 1998, the FASB issued SFAS No. 132 "Employers' Disclosures about Pensions and Other Postretirement Benefits - an amendment of FASB Statements
No. 87, 88, and 106". SFAS No. 132 standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair value plan assets that will facilitate financial analysis, and eliminates certain disclosures that are no longer useful as when Statements No. 87, 88, and 106 were originally issued. SFAS 132 does not change the measurement recognition of the plans. This statement is effective for the periods beginning after December 15, 1997. At this time, management does anticipate that the adoption of this Statement will significantly impact the Bank's financial reporting.

The Statement of Financial Accounting Standards No. 133 - Accounting for Derivative Instruments and Hedging Activities

This Statement standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, by requiring that an entity recognize those items as assets or liabilities in the statement of financial position and measure them at fair value. The bank is evaluating the potential impact of adopting SFAS No. 133. Management does not expect the adoption of SFAS No. 133 to have a material adverse impact on financial condition or results of operation. The statement is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. Management does not expect to early adopt this Statement as permitted by the Statement. At the initial application of this Statement, the Bank may elect to transfer any security classified by the Bank as held-to-maturity to the available-for-sale or trading classification. In addition, the Bank may elect to transfer any security classified as available-for-sale to the trading classification. Presently, management does not expect to elect these options.

FREDERICKSBURG SAVINGS AND LOAN
ASSOCIATION, F.A.

NOTES TO FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS)


NOTE 2 - INVESTMENT SECURITIES

The amortized cost and estimated fair values of mortgage-backed securities and investment securities are as follows as of June 30, 1998, and December 31, 1997 and 1996:

                                                   Gross        Gross    Estimated
                                     Amortized   Unrealized  Unrealized    Fair
                                        Cost       Gain        Loss        Value
                                     ----------  ----------  ----------  ---------
SECURITIES HELD-TO-MATURITY
 June 30, 1998 (unaudited)
   Mortgage Backed Securities
     FNMA pass-through securities    $      768  $        -  $        -   $    768
     GNMA certificates                      422          36                    458
                                     ----------  ----------   ---------   --------
                                     $    1,190  $       36  $        -   $  1,226
                                     ==========  ==========  ==========   ========
 December 31, 1997
   Mortgage Backed Securities
     FNMA pass-through securities    $      838  $        -  $        -   $    838
     GNMA certificates                      453          44                    497
                                     ----------  ----------   ---------   --------
                                     $    1,291  $       44  $        -   $  1,335
                                     ==========  ==========  ==========   ========
 December 31, 1996
   Mortgage Backed Securities
     FNMA pass-through securities     $   1,008  $        -  $        -   $  1,008
     GNMA certificates                      494          43                    537
                                      ---------  ----------  ----------   --------
                                      $   1,502  $       43  $        -   $  1,545
                                      =========  ==========  ==========   ========

FNMA pass-through securities are valued at net carrying value for fair value purposes. Mortgage backed securities are not deemed to have a single maturity date and no maturity grouping information has been presented.


                                                         Gross      Gross      Estimated
                                          Amortized   Unrealized  Unrealized     Fair
                                            Cost         Gain        Loss        Value
                                          ----------  ----------  ----------  ----------
SECURITIES AVAILABLE-FOR-SALE
 June 30, 1998 (unaudited)
  U.S. Treasury and agency obligations    $   16,814   $      73  $       12  $   16,875
  Corporate securities                         4,856          62          12       4,906
  State and local municipal bonds              1,290          34          23       1,301
  Equity securities                            3,717         948           -       4,665
  Mutual fund                                  1,293           -          25       1,268
  Dual Index Consolidated Bonds                2,500           -         587       1,913
                                          ----------  ----------  ----------  ----------

                                          $   30,470  $    1,117  $      659  $   30,928
                                          ==========  ==========  ==========  ==========

                                  (continued)

FREDERICKSBURG SAVINGS AND LOAN
ASSOCIATION, F.A.

NOTES TO FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS)


NOTE 2 - INVESTMENT SECURITIES (CONTINUED)


                                                         Gross      Gross      Estimated
                                          Amortized   Unrealized  Unrealized     Fair
                                          Cost           Gain        Loss        Value
                                          ----------  ----------  ----------  ----------
SECURITIES AVAILABLE-FOR-SALE (CONCLUDED)
 December 31, 1997
  U.S. Treasury and agency obligations    $   19,812  $       82  $       58  $   19,836
  Corporate securities                         3,345          70           2       3,413
  State and local municipal bonds                350          21           -         371
  Equity securities                            3,596         770          23       4,343
  Mutual fund                                  1,262           -          20       1,242
  Dual Index Consolidated Bonds                2,500           -         554       1,946
                                          ----------  ----------  ----------  ----------
                                          $   30,865  $      943  $      657  $   31,151
                                          ==========  ==========  ==========  ==========

 December 31, 1996
  U.S. Treasury and agency obligations    $   20,823  $       84  $      104  $   20,803
  Corporate securities                         3,995          99           -       4,094
  State and local municipal bonds                350          23           -         373
  Equity securities                            3,394         260          44       3,610
  Mutual fund                                  1,199           -          24       1,175
  Dual Index Consolidated Bonds                2,500           -         576       1,924
                                          ----------  ----------  ----------  ----------
                                          $   32,261  $      466  $      748  $   31,979
                                          ==========  ==========  ==========  ==========

The mutual fund investments are in funds that invest primarily in obligations of the U.S. Government or its agencies.

The amortized cost and estimated fair value of investment securities at June 30, 1998 and December 31, 1997 by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                              June 30, 1998      December 31, 1997
                                          --------------------  --------------------
                                              (Unaudited)
                                                     Estimated             Estimated
                                          Amortized    Fair     Amortized    Fair
                                          Cost         Value       Cost      Value
                                          ---------  ---------  ---------  ---------
SECURITIES HELD-TO-MATURITY
Due after five years through ten years    $     768  $     768  $     838  $     838
Due after ten years                             422        458        453        497
                                          ---------  ---------  ---------  ---------
                                          $   1,190  $   1,226    $ 1,291  $   1,335
                                          =========  =========  =========  =========

SECURITIES AVAILABLE-FOR-SALE
Mutual Fund                               $   1,293  $   1,268  $   1,262  $   1,242
Due in one year or less                      14,231     12,717     14,593     15,351
Due after one year through five years        11,596     14,172     11,651     11,778
Due after five years through ten years        2,991      2,401      2,997      2,409
Due after ten years                             359        370        362        371
                                          ---------  ---------  ---------  ---------
                                          $  30,470  $  30,928    $30,865  $  31,151
                                          =========  =========  =========  =========

                                  (continued)

FREDERICKSBURG SAVINGS AND LOAN
ASSOCIATION, F.A.

NOTES TO FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS)


NOTE 2 - INVESTMENT SECURITIES (CONCLUDED)

During 1993, the Bank acquired Dual Indexed Consolidated Bonds ("DICBs") issued by the Federal Home Loan Bank ("FHLB"). DICBs' coupon rates are determined by the difference between the designated Constant Maturity Treasury ("CMT") and the designated London Interbank Borrowing Rate ("LIBOR"). Interest rates on DICBs are subject to reset annually at specified dates. This reset may result in an interest rate less than those payable on conventional fixed rate debt securities issued at the same time. These investments were acquired as part of the interest rate risk management of the Bank.

The Secondary market for DICBs is affected by factors other than the credit worthiness of the issuer. Such factors include other interest rates, volatility of the two indices utilized, time remaining to maturity and the amount of the outstanding bonds. Management of the Bank utilizes a third-party investment advisory company to estimate the market value of the DICB's by comparison to bid and asked prices of similar instruments. As these market values are based on similar instruments, and are estimates, the actual value the Bank would receive in a sale transaction is dependent upon the market for these instruments at the time of disposition.

DICBs are classified by the Bank as available for sale and are recorded at fair value with unrealized gains and losses included in Retained Earnings Substantially Restricted. The DICBs were acquired at their face amount. The consensus reached by the Emerging Issues Task Force ("EITF") Issue number 96-12 requires interest income recognition for these instruments based upon the retrospective interest method. The Bank recognizes interest income based on the actual interest payments received. The difference between the retrospective interest method and the method utilized is immaterial.

Disclosed below are the characteristics of each issue of DICBs, the indices utilized and period-end coupon rates and market value. The Bank's exposure to credit risk, on these instruments, is limited to the amount paid for each DICB, if the FHLB fails to perform.

                                                                                 June 30, 1998
                                                                              -------------------
                                                                                  (Unaudited)
                                 Face               Indexing                              Market
 Issuer       Maturity          Amount               Formula                    Coupon    Value
--------     ----------        --------      ----------------------------     ---------  --------
 FHLB        08/17/05          $  1,000      (10 yr CMT+3.00%)-6 mo LIBOR         2.93%  $    766

 FHLB        08/26/05             1,000      (10 yr CMT+3.00%)-6 mo LIBOR         3.03        772

 FHLB        11/18/05               500      (10 yr CMT+2.75%)-6 mo LIBOR         2.68        375
                               --------                                                  --------

                               $  2,500                                                  $  1,913
                               ========                                                  ========


                                                                                           December 31,
                                                                              ----------------------------------------
                                                                                     1997                 1996
                                                                              -------------------  -------------------
                                 Face               Indexing                    Market               Market
 Issuer       Maturity          Amount               Formula                    Coupon    Value      Coupon    Value
--------     ----------        --------      ----------------------------     ---------  --------  ---------  --------
 FHLB         08/17/05         $  1,000      (10 yr CMT+3.00%)-6 mo LIBOR       3.408%   $   786     3.853%   $   765

 FHLB         08/26/05            1,000      (10 yr CMT+3.00%)-6 mo LIBOR       3.472        788     3.940        771

 FHLB         11/18/05              500      (10 yr CMT+2.75%)-6  mo LIBOR      2.764        372     3.499        369
                               --------                                                    -----              -------


                               $  2,500                                                  $ 1,946              $ 1,905
                               ========                                                  =======              =======


FREDERICKSBURG SAVINGS AND LOAN
ASSOCIATION, F.A.

NOTES TO FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS)

NOTE 3 - LOANS RECEIVABLE

Loans receivable consisted of the following:

                                                                                 December 31,
                                                           June 30,     ---------------------------
                                                            1998            1997            1996
                                                       -----------      -----------     -----------
                                                       (Unaudited)

 Real estate mortgage loans
   One to four family                                   $  367,041       $  358,561      $  345,799
   Multi-family                                              3,396            3,455           3,453
   Non-residential real estate                              35,316           40,951          44,528
   Land and land development                                 2,321            3,091           4,136
                                                       -----------      -----------     -----------
        Total real estate mortgage loans                   408,074          406,058         397,916
 Less: Amounts owned by holders
      of participating interests, net                       (3,319)          (4,217)         (5,450)
                                                       -----------      -----------     -----------

        Net real estate mortgage loans                     404,755          401,841         392,466
                                                       -----------      -----------     -----------

 Real estate construction and development loans             19,960           16,046          21,285
 Less:  Undisbursed loan funds                              (8,743)          (4,978)         (8,064)
                                                       -----------      -----------     -----------

        Net real estate construction loans                  11,217           11,068          13,221
                                                       -----------      -----------     -----------
 Other loans
  Consumer and other installment loans                       9,192            8,913           8,046
                                                       -----------      -----------     -----------

        Total other loans                                    9,192            8,913           8,046
                                                       -----------      -----------     -----------

                                                           425,164          421,822         413,733

 Less:  Deferred loan fees                                  (3,539)          (3,312)         (3,045)
        Allowance for loan losses                           (5,639)          (5,478)         (5,543)
                                                       -----------      -----------     -----------

        Net loans receivable                            $  415,986       $  413,032      $  405,145
                                                       ===========      ===========     ===========

Amounts owned by holders of participating interests are not included in the balance sheets. The unpaid principal balances of these loans are summarized as follows:

                                                                                 December 31,
                                                           June 30,     ---------------------------
                                                            1998            1997            1996
                                                        -----------     -----------     -----------
                                                       (Unaudited)
FNMA, net of discount                                   $    1,512       $    2,222      $    2,638
FHLMC                                                          750              872           1,130
Other                                                        1,057            1,123           1,682
                                                       -----------      -----------     -----------
                                                        $    3,319       $    4,217      $    5,450
                                                       ===========      ===========     ===========

                                  (continued)

                                                                            F-15
FREDERICKSBURG SAVINGS AND LOAN
ASSOCIATION, F.A.

NOTES TO FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS)


NOTE 3 - LOANS RECEIVABLE (CONCLUDED)

Custodial escrow balances maintained in connection with the foregoing loan servicing were $294 and $364 at June 30, 1998 and 1997, and $215, $130 and $284
at December 31, 1997, 1996 and 1995, respectively.

Activity in the allowance for loan losses is summarized as follows:

                                        June 30,             December 31,
                                    ---------------    -------------------------
                                      1998    1997      1997      1996     1995
                                    ------   ------    ------    ------   ------
                                      (Unaudited)
Balance, beginning of period        $5,478   $5,543   $ 5,543   $ 5,480   $5,537
 Provision charged to operations       269      241       375       325      412
 Loans charged off                    (108)    (187)     (440)     (263)    (489)
 Recoveries                              -        -         -         1       20
                                    ------   ------    ------    ------   ------
Balance, end of period              $5,639   $5,597    $5,478    $5,543   $5,480
                                    ======   ======    ======    ======   ======

Impairment of loans having recorded investments of $8,476 at June 30, 1998, $9,801 at December 31, 1997, $11,880 at December 31, 1996, and $10,756 at
December 31, 1995 have been recognized in conformity with FASB No. 114, as amended by FASB No. 118. The average recorded investment in impaired loans during 1998, 1997, 1996, and 1995 was $8,860, $10,466, $13,257, and $12,205,
respectively. The total allowance for loan losses related to these loans was $659 on June 30, 1998, $669 and $729 on December 31, 1997 and 1996, and $807 on
December 31, 1995, respectively. Interest income foregone associated with these loans was $114 and $323 for the six months ended June 30, 1998 and 1997, $193 for December 31, 1997 and $438 for December 31, 1996, and $198 for
December 31, 1995.

Loans having carrying values of $1,326, $3,209 , $3,512, and $2,471 were transferred to foreclosed real estate in 1998, 1997, 1996, and 1995, respectively.

The Bank is not committed to lend additional funds to debtors whose loans have been modified.

Unspecified residential loans of approximately $208,000 at June 30, 1998 and December 31, 1997, and approximately $199,000 at December 31, 1996 have been pledged to the Federal Home Loan Bank under a floating blanket lien as collateral for advances from that bank. See Note 6.

NOTE 4 - FORECLOSED REAL ESTATE FOR SALE

Foreclosed real estate consisted of the following:

                                                     December 31,
                                     June 30,       --------------
                                       1998          1997    1996
                                    ----------      ------  ------
                                    (Unaudited)
Foreclosed real estate                  $2,063      $2,085  $1,650
  Less allowance for losses               (180)       (126)    (39)
                                        ------      ------  ------
                                        $1,883      $1,959  $1,611
                                        ======      ======  ======

                                  (continued)

FREDERICKSBURG SAVINGS AND LOAN
ASSOCIATION, F.A.

NOTES TO FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS)

NOTE 4 - FORECLOSED REAL ESTATE FOR SALE (CONCLUDED)

A summary of the foreclosed real estate operations is as follows:

                                         June 30,                        December 31,
                                  ------------------           ------------------------------
                                    1998       1997             1997       1996        1995
                                  -------    -------           -------    -------     -------
                                      (Unaudited)
Foreclosed real estate
   Foreclosed real estate
   sales                          $ 1,392    $ 1,781           $ 3,214    $ 3,528     $ 1,313
   Cost of sales                    1,326      1,779             3,209      3,512       1,400
   Increase (decrease) in
   reserve                             54        (11)               87        (21)         18
   Selling and other expenses          37         34                81        167          79
                                  -------    -------           -------    -------     -------
        Net loss                  $   (25)   $   (21)          $  (163)   $  (130)    $  (184)
                                  =======    =======           =======    =======     =======

Activity in the allowance for losses for real estate owned is summarized as follows:

                                         June 30,                        December 31,
                                  ------------------           ------------------------------
                                    1998       1997             1997       1996        1995
                                  -------    -------           -------    -------     -------
                                      (Unaudited)
Balance, beginning of
period                            $   126    $    39           $    39    $    60     $    42
Provision for losses                   95          3               167        112         112
Charge-offs                           (41)       (13)              (80)      (143)        (94)
                                  -------    -------           -------    -------     -------
Balance, end of period            $   180    $    29           $   126    $    39     $    60
                                  =======    =======           =======    =======     =======

NOTE 5 - DEPOSITS

Deposits summarized by interest rates were as follows:

                                     June 30,                      December 31,
                              -------------------   ----------------------------------------
                                        1998                 1997                1996
                              -------------------   ------------------   -------------------
                                    (Unaudited)
                                Amount    Percent     Amount    Percent   Amount     Percent
                              ---------   -------   ---------   ------   --------    -------
Passbook accounts
 (weighted average rate
   of 3.25% and 3.24%)        $  37,818   10.10%    $  38,708    10.26%  $ 39,659     10.56%
Non-interest bearing
 deposits                         2,481     0.70        3,266     0.87      2,451      0.65
Money market accounts
 (weighted  average rate
   of 3.25% and 3.26%)           43,141    11.50       45,839    12.16     50,596     13.47
                              ---------   ------    ---------   ------   --------    ------
                                 83,440    22.30       87,813    23.29     92,706     24.68
                              ---------   ------    ---------   ------   --------    ------
Certificates:
   Up to 4.00%                        -        -            -        -         18      0.01
4.01% to 5.00%                   19,299     5.16       17,303     4.58     42,404     11.28
5.01% to 6.00%                  243,579    65.18      233,582    61.94    183,490     48.85
6.01% to 7.00%                   24,239     6.49       32,589     8.64     51,217     13.63
7.01% to 8.00%                    3,162     0.87        5,827     1.55      5,817      1.55
                              ---------   ------    ---------   ------   --------    ------
                                290,279    77.70      289,301    76.71    282,946     75.32
                              ---------   ------    ---------   ------   --------    ------
  Total deposits              $ 373,719   100.00%   $ 377,114   100.00%  $375,652    100.00%
                              =========   ======    =========   ======   ========    ======

                                  (continued)

FREDERICKSBURG SAVINGS AND LOAN
ASSOCIATION, F.A.

NOTES TO FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS)

NOTE 5 - DEPOSITS (CONCLUDED)

The aggregate amount of short-term jumbo certificates of deposit with a minimum denomination of $100 was approximately $45,346 at June 30, 1998, and $21,270 and $39,805 at December 31, 1997 and 1996, respectively. Deposits in excess of $100 are not federally insured.

The scheduled maturities of certificates of deposit are as follows:


                                            June 30, 1998    December 31,1997
                                            -------------    ----------------
                                             (Unaudited)
      One Year or Less                        $ 196,666          $ 192,592
      Over One Through Two Years                 48,743             56,227
      Over Two Through Three Years               23,760             25,827
      Over Three Through Four Years               8,988              3,645
      Over Four Through Five Years               12,122             11,011
                                              ---------          ---------
                                              $ 290,279          $ 289,302
                                              =========          =========

Interest expense on deposits is summarized as follows:

                                   June 30,                December 31,
                               ---------------     --------------------------
                                1998     1997        1997      1996     1995
                               ------   ------     -------   -------   -------
                                   (Unaudited)
Passbook savings               $  614   $  614     $ 1,237   $ 1,336   $ 1,408
Money market                      726      822       1,619     1,692     1,921
NOW                                 4        3           6         7         7
Certificates of deposit         8,031    7,823      15,954    16,041    15,096
                                -----   ------     -------   -------   -------
                               $9,375   $9,262     $18,816   $19,076   $18,432
                               ======   ======     =======   =======   =======

NOTE 6 - ADVANCES FROM FEDERAL HOME LOAN BANK

The advances to the Bank consist of the following:

                                             June 30,            December 31,
                              Interest      -----------      --------------------
 Maturity Date                  Rate           1998            1997        1996
 -------------                --------      -----------      -------      -------
                                            (Unaudited)
 January 6, 1997                6.53%          $    -         $    -      $ 5,000
 November 24, 1997              5.66%               -              -        2,000
 November 22, 1999              6.09%           3,000          3,000        3,000
 November 28, 2001              6.25%           5,000          5,000        5,000
                                               ------        -------      -------
                                               $8,000         $8,000      $15,000
                                               ======         ======      =======


The Bank had approved borrowing capacity at the FHLB for $45 million as of June 30, 1998, December 31, 1997 and 1996. The unused portion of this facility aggregated $37 million at June 30, 1998 and December 31, 1997 and $30 million at December 31, 1996.

FREDERICKSBURG SAVINGS AND LOAN
ASSOCIATION, F.A.

NOTES TO FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS)

NOTE 7 - RETIREMENT OBLIGATIONS

Following is a description of each of the Bank's retirement plans. Total retirement plan obligations of the Bank for all of the Plans was $5.6 million, $5.5 million and $4.9 million at June 30, 1998, December 31, 1997 and December 31, 1996, respectively.

PENSION PLAN

The Bank has a qualified, noncontributory defined benefit plan covering substantially all of its full-time employees. The benefits are based upon the employee's average compensation during the last five years of employment. To qualify initially, employees must have worked 1,000 hours in a twelve month period. An employee becomes fully vested upon completion of 5 years of qualifying service. The amounts of retirement plan expense recognized in the Bank's statements of income for this plan totaled $169, and $108 for the six months ended June 30, 1998 and 1997, respectively, $226 for 1997, $136 for 1996, and $426 for 1995. The Bank contributes to the plan the maximum allowable amount in accordance with ERISA funding standards.

The Plan's assets are invested in managed stock and bond investment accounts held by the Plan trustee and in certificates of deposit of $2,447 at June 30, 1998, $2,137 in 1997 and $2,055 in 1996 with the Bank.

The discount rate and rate of future compensation levels used in determining the actuarial present value of the projected benefit obligation were 7.5% and 5.5%, respectively, and the expected long-term rates of return on assets used in the computations was 7.00% at June 30, 1998, and 7.75% for 1997 and 1996.

The following sets forth the plan's funded status and amounts recognized in the Bank's financial statements as of the actuarial dates of June 30, 1998, December 31, 1997 and 1996.


                                                                   December 31,
                                               June 30,    ----------------------------
                                                 1998          1997            1996
                                             -----------   ------------    ------------
                                             (Unaudited)
Accumulated benefit obligation,
 fully vested                                $     2,709   $       2,509   $      2,627
                                             ===========   =============   ============
Projected benefit obligation                 $     4,361   $       4,061   $      4,094
Market value of plan assets                        4,902           4,761          4,712
                                             -----------   -------------   ------------
Excess of projected benefit obligation
 over market value of plan assets                    541             700            618
Unrecognized net transition amount                   627             668            752
Unrecognized prior service cost                     (210)           (219)          (237)
Unrecognized net (gain) loss                      (1,192)         (1,573)        (1,781)
                                             -----------   -------------   ------------
Accrued pension liability (included in
 retirement obligations)                     $      (234)  $        (424)  $       (648)
                                             ===========   =============   ============

The components of net pension expense are as follows:

                                                 June 30,                            December 31,
                                        ---------------------------   ------------------------------------------
                                           1998            1997           1997           1996           1995
                                        -----------   -------------   -----------   -------------   ------------
                                               (Unaudited)
Service cost - benefits earned
 during the period                      $       113   $         106   $       212   $         201   $        209
Interest cost on projected benefit
 obligation                                     137             138           277             313            268
Expected return on plan assets                 (181)           (170)         (341)           (306)          (516)
Net amortization and deferral                     -              (6)          (12)             28            301
                                        -----------   -------------   -----------   -------------   ------------
Net pension expense                     $        69   $          68   $       136   $         236   $        261
                                        ===========   =============   ===========   =============   ============

                                  (continued)

                                                                            F-19
FREDERICKSBURG SAVINGS AND LOAN
ASSOCIATION, F.A.

NOTES TO FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS)

NOTE 7 - RETIREMENT OBLIGATIONS (CONCLUDED)

MANAGEMENT SECURITY PLAN

The Bank established a non-qualified deferred compensation plan in 1986 for certain management personnel, known as the Fredericksburg Savings and Loan Association, F.A. Management Security Plan. This plan is structured to provide benefits upon retirement based on years of service to the Bank. Participants are to receive benefits for life and are eligible for retirement at age 55. If the participant passes away before the age of 80, the benefits shall continue to be paid to the named beneficiary until such time the participant would have reached such age. Deferred compensation expense amounted to $216 for the six months ended June 30, 1998 and 1997, respectively, and $432, $297, and $426 for the years ended December 31, 1997, 1996, and 1995, respectively. At June 30, 1998, December 31, 1997 and 1996, the balance of their management security trust plan was approximately $5,958, $4,342 and $3,376, respectively, which is included in investment securities classified as available-for-sale. The use of these funds is restricted to fulfilling the deferred compensation obligation, subject to the claims of creditors in a bankruptcy proceeding. The Bank has recorded the assets and liabilities for the non-qualified deferred compensation plan as gross amounts in the balance sheet.

SUPPLEMENTAL RETIREMENT AGREEMENT

During 1996, the Bank entered into a non-funded supplemental retirement agreement with its former chairman of the board. Deferred compensation expense related to this agreement amounted to $56 for the six months ended June 30, 1998 and 1997, $112 for 1997, and $0 for 1996.

401(K) PLAN

The Bank maintains the Fredericksburg Savings and Loan Association, F.A. Salary Savings Plan (the "401(k) Plan"), a tax-qualified profit sharing plan with a qualified cash or deferred arrangement under Section 401(k) of the Code. Eligible employees may begin participating in the 401(k) Plan upon the completion of one-half of one "Year of Service" and attainment of age 21. Participants may make contributions to the plan during the year, with certain limitations placed on such contributions. The Bank is required to contribute to the plan an amount equal to one-half the basic contribution made by a participant to a maximum of 6% per participant. Expenses of the plan totaled $31 and $25 for the six months ended June 30, 1998 and 1997, $58 for the year ended December 31, 1997, $67 for the year ended December 31, 1996, and $62 for the year ended December 31, 1995.

NOTE 8 - RELATED PARTY TRANSACTIONS

The Bank has made loans to various officers and directors, collateralized by the personal residences of the borrowers or their deposits in the Bank. Loans outstanding to officers and directors totaled $2,136 at June 30, 1998, $2,302 at December 31, 1997 and $2,350 at December 31, 1996. New loans to officers and directors for the first six months in 1998 were approximately $331 and $225 in 1997.

Loans to executive officers and directors are generally made on the same terms and conditions as for other loans. The Bank does not expect to incur any losses with respect to these loans.

                                             December 31,
                                June 30,   ----------------
                                  1998     1997  1996  1995
                                --------   ----  ----  ----
                               (Unaudited)
Beginning balance                   $493   $543  $690  $612
Additions                            214      -     -   157
Repayments                          (134)   (50) (147)  (79)
                                    ----   ----  ----  ----
Ending balance                      $573   $493  $543  $690
                                    ====   ====  ====  ====

FREDERICKSBURG SAVINGS AND LOAN
ASSOCIATION, F.A.

NOTES TO FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS)

NOTE 9 - REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting, and other factors.

Qualitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of June 30, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

As of June 30, 1998, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for corrective action. To be categorized as well capitalized, the Bank must maintain minimum total core capital, tangible capital, and risk-based capital leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

The Bank's actual capital amounts and ratios are also presented in the table.

                                                                          Well
                                                                    Capitalized Under
                                                   For Capital      Prompt Corrective
                                   Actual       Adequacy Purposes   Action Provisions
                             ----------------   -----------------   -----------------
                              Amount    Ratio     Amount    Ratio    Amount     Ratio
                             -------    -----   --------    -----   -------     -----
As of June 30, 1998
   Core Capital
   (To total assets)         $79,903    17.05    $18,748     4.00   $23,610      5.00
  Tangible Capital
   (To total assets)          79,903    17.05      7,084     1.50    14,166      3.00
  Risk-Based Capital
   (To risk weighted assets)  83,446    28.52     22,414     8.00    28,186     10.00
As of December 31, 1997
   Core Capital
   (To total assets)          26,518    16.34     14,109     3.00    23,515      5.00
 Tangible Capital
   (To total assets)          76,518    16.34      7,054     1.50    14,109      3.00
 Risk-Based Capital
   (To risk weighted assets)  80,056    26.92     22,878     8.00    28,597     10.00
As of December 31, 1996
   Core Capital
   (To total assets)          71,843    14.97     14,049     3.00    23,414      5.00
 Tangible Capital
   (To total assets)          71,843    14.97      7,024     1.50    14,049      3.00
 Risk-Based Capital
   (To risk weighted assets)  75,280    25.70     21,905     8.00    27,381     10.00

                                  (continued)

                                                                            F-21
FREDERICKSBURG SAVINGS AND LOAN
ASSOCIATION, F.A.

NOTES TO FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS)

NOTE 9 - REGULATORY MATTERS (CONCLUDED)

The following is equity capital determined in accordance with GAAP reconciled to core capital, tangible capital and risk-based capital at June 30, 1998 and December 31, 1997:

                                                 June 30, 1998 (Unaudited)             December 31, 1997
                                            --------------------------------   -------------------------------
                                              Core      Tangible  Risk-Based    Core     Tangible   Risk-Based
                                            Capital      Capital    Capital    Capital    Capital    Capital
                                            -------     --------  ----------   -------   --------   ----------
GAAP equity capital                         $83,500      $83,500     $83,500   $80,073    $80,073      $80,073
Deferred tax asset                           (3,313)      (3,313)     (3,313)   (3,378)    (3,378)      (3,378)
Unrealized losses (gains)
 on available-for-sale securities              (284)        (284)       (284)     (177)      (177)        (177)
Allowances for loan and
 lease losses                                     -            -       3,543         -          -        3,538
                                            -------      -------     -------   -------    -------      -------
                                            $79,903      $79,903     $83,446   $76,518    $76,518      $80,056
                                            =======      =======     =======   =======    =======      =======

NOTE 10 - OFF BALANCE SHEET RISKS


Financial instruments with off-balance sheet risk include commitments to extend credit made in the normal course of business. These commitments to extend credit are not shown in the accompanying financial statements. The Bank uses the same credit policies in making commitments, evaluates each customers' credit worthiness on a case-by-case basis and requires collateral to support financial instruments with credit risk. Collateral held varies, but generally includes real estate, primarily single-family homes, and in some cases, income-producing commercial properties. At June 30, 1998, the Bank had commitments to originate loans of approximately $23,896 and approximately $10,563 at December 31, 1997. Of these commitments, $23,341 and $10,307 were fixed rate loan commitments at June 30, 1998 and December 31, 1997 respectively. The fixed rate loan commitments were at interest rates ranging from 6.25% to 9.75% for both periods.


Standby letters of credit are conditional commitments issued by the Bank. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. At June 30, 1998, the Bank was conditionally committed under standby letters of credit aggregating approximately $836 and at December 31, 1997 approximately $1,077. The Bank does not expect to fund any of the letters of credit.

The amount of unfunded lines of credit for home equity loans was approximately $3,020 at June 30, 1998 and $3,005 at December 31, 1997.

In the ordinary course of business, the Bank has various outstanding commitments and contingent liabilities that are not reflected in the accompanying financial statements. In addition, the Bank is a defendant in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the financial condition of the Bank.

NOTE 11 - MARKET CONCENTRATION

The Bank has a diversified loan portfolio consisting of commercial and residential real estate and installment loans. Substantially all of the Bank's customers are residents or operate business ventures in its market area consisting of the Fredericksburg Standard Metropolitan Statistical Area (SMSA). Therefore, a substantial portion of its debtors' ability to honor their contracts is influenced by the economic conditions in this market area.

                                                                            F-22
FREDERICKSBURG SAVINGS AND LOAN
ASSOCIATION, F.A.

NOTES TO FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS)

NOTE 12 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of financial instruments.

CASH AND CASH EQUIVALENTS

Fair value of cash and cash equivalents is assumed to be book value.

INVESTMENT SECURITIES

For U.S. Treasury and Agency securities, fair values are based on market prices or dealer quotes. For other investment securities, fair value equals quoted market price if available.

MORTGAGE-BACKED SECURITIES

Fair value of mortgage securities is assumed to be net book value for FNMA pass-through securities and quoted market prices for GNMA certificates.

LOANS

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, residential mortgage and consumer. Each loan category is further segmented into fixed and adjustable rate interest terms and by performing and non-performing categories.

The fair value of performing loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan.

DEPOSITS

Fair value of passbook and money market accounts is defined as the amounts payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated based on the rates currently offered for deposits of similar maturities

ADVANCES

Fair value of advances outstanding is estimated based on the rates currently available for advances of similar maturities.

COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT

The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit-worthiness of the counter parties. All commitments to extend credit and standby letters of credit are issued on a short-term or floating rate basis. The fair value of these instruments is not material.

                                  (continued)

FREDERICKSBURG SAVINGS AND LOAN
ASSOCIATION, F.A.

NOTES TO FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS)

NOTE 12 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (CONCLUDED)

The estimated fair values of the Bank's financial instruments are as follows:


                                                                  December 31,
                                      June 30,       ----------------------------------------
                                       1998                 1997                1996
                               --------------------  -------------------  -------------------
                                   (Unaudited)
                               Carrying   Est. Fair  Carrying  Est. Fair  Carrying  Est. Fair
                                 Value      Value      Value     Value      Value     Value
                               ---------  ---------  --------  ---------  --------  ---------
Financial assets
 Cash                          $   9,031  $  9,031  $  11,287  $ 11,287  $  15,937  $15,937
 Investment securities            30,470    30,928     30,865    31,151     32,261   31,979
 Mortgage-backed securities        1,190     1,226      1,291     1,335      1,502    1,545
 Loans                           415,986   421,646    413,032   416,508    405,145  405,540

Financial liabilities
 Deposits                        373,719   372,237    377,114   376,181    375,652  374,753
 Advances                          8,000     7,965      8,000     7,995     15,000   15,060

NOTE 13 - INCOME TAXES

Deferred income taxes result from timing differences in the recognition of income and expense for income tax and financial reporting purposes. The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at June 30, 1998 and December 31, 1997 and 1996 are summarized below:

                                                    June 30,                December 31,
                                                  ------------      ------------------------------------
                                                     1998               1997                1996
                                                  ------------      --------------      ----------------
                                                   (Unaudited)
Deferred tax assets
   Allowance for loan losses                      $      2,270      $         2,116    $           2,108
   Deferred compensation                                 2,125                2,082                1,875
   Other                                                    31                   31                  361
                                                    ----------        -------------      ---------------
           Total gross deferred tax assets               4,426                4,229                4,344
                                                    ----------        -------------      ---------------

Deferred tax liabilities
   FHLB stock dividends                                    480                  480                  480
   Depreciation                                            250                  250                  236
   Other                                                   383                  121                    -
                                                    ----------         ------------      ---------------
          Total gross deferred tax liabilities           1,113                  851                  716
                                                    ----------         ------------      ---------------
          Net deferred tax asset                  $      3,313       $        3,378    $           3,628
                                                    ==========         ============      ===============


                                  (continued)

FREDERICKSBURG SAVINGS AND LOAN
ASSOCIATION, F.A.

NOTES TO FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS)

NOTE 13 - INCOME TAXES (CONCLUDED)

The following is a reconciliation of the differences between the statutory Federal income tax rate and the effective income tax rate for the six months ended June 30, 1998 and the years ended December 31, 1997 and 1996.

                                                                June 30,              December 31,
                                                                --------        ----------------------------
                                                                  1998           1997       1996       1995
                                                                --------        ------     ------     ------
                                                              (Unaudited)

Tax at expected rates                                             34.0%           34.0 %     34.0 %     34.0 %
Increases (decreases) in taxes resulting from
 Tax exempt interest income                                       (2.2)           (2.0)      (2.8)      (2.0)
 State income tax, net of federal tax benefit                      3.7             3.5        3.5        3.9
 Other                                                             4.5             2.6        4.8        2.0
                                                                ------          ------     ------     ------

                                                                  40.0%           38.1 %     39.5 %     37.9 %
                                                                ======          ======     ======     ======

The provision for income taxes consisted of the following:

                                                June 30,                                   December 31,
                                      -----------------------------   --------------------------------------------------------
                                          1998            1997             1997               1996                 1995
                                      ------------   --------------   ---------------    ----------------    -----------------
                                              (Unaudited)
Current tax expense
 U.S. Federal                         $      2,143   $       2,375    $        3,437     $        2,568      $           4,093
 State                                         137             152               553                375                    415
                                      ------------   -------------    --------------     --------------      -----------------
  Total current                              2,280           2,527             3,990              2,943                  4,508
                                      ------------   -------------    --------------     --------------      -----------------

Deferred tax expense
 U.S. Federal                                  (61)           (354)              (36)              (509)                  (412)
  State                                         (4)            (23)               (2)               (33)                   (26)
                                      ------------   -------------    --------------     --------------      -----------------
  Total deferred                               (65)           (377)              (38)              (542)                  (438)
                                      ------------   -------------    --------------     --------------      -----------------
  Total expense                       $      2,215    $      2,150    $        3,952     $        2,401      $           4,070
                                      ============    ============    ==============     ==============      =================


NOTE 14 - COMPREHENSIVE INCOME

Effective January 1, 1998, the Bank adopted SFAS No. 130, "Reporting Comprehensive Income". Statement No. 130 required the reporting of comprehensive income in addition to net income from operations. Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income.

The Bank holds securities as "Available for Sale" and will sell securities, or have securities redeemed, which give rise to comprehensive income.



                                  (continued)

FREDERICKSBURG SAVINGS AND LOAN
ASSOCIATION, F.A.

NOTES TO FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS)


NOTE 14 - COMPREHENSIVE INCOME (CONCLUDED)

The components of comprehensive income are detailed below, indicating the tax effect to each item.

                                                                                                    Tax               Net of
                                                                            Before                 Expense              Tax
                                                                             Tax                  (Benefit)            Amount
                                                                          -------------       -------------       -------------
For the period ended:

1995
   Unrealized holding gains (losses) arising during the period             $      (310)          $      (118)      $      (192)
   Less: reclassification adjustment for gains (losses) realized
      in net income                                                                (31)                  (12)              (19)
                                                                           -----------           -----------       -----------
          Net unrealized gains (losses)                                           (279)                 (106)             (173)
                                                                           -----------           -----------       -----------

Other comprehensive income                                                 $      (279)          $      (106)      $      (173)
                                                                           ===========           ===========       ===========

1996
   Unrealized holding gains (losses) arising during the period             $       242           $        92       $       150
   Less: reclassification adjustment for gains (losses) realized
      in net income                                                                223                    85               138
                                                                           -----------           -----------       -----------
          Net unrealized gains (losses)                                             19                     7                12
                                                                           -----------           -----------       -----------

Other comprehensive income                                                 $        19           $         7       $        12
                                                                           ===========           ===========       ===========

1997
   Unrealized holding gains (losses) arising during period                 $       460           $       175       $       285
   Less: reclassification adjustment for gains (losses) realized
      in net income                                                                108                    41                67
                                                                           -----------           -----------       -----------
          Net unrealized gains (losses)                                            568                   216               352
                                                                           -----------           -----------       -----------

Other comprehensive income                                                 $       568           $       216       $       352
                                                                           ===========           ===========       ===========

June 30, 1997 (unaudited)
   Unrealized holding gains (losses) arising during period (unaudited)     $      (321)          $      (122)      $      (199)
   Less: reclassification adjustment for gains (losses) realized
      in net income (unaudited)                                                    (31)                  (12)              (19)
                                                                           -----------           -----------       -----------
          Net unrealized gains (losses) (unaudited)                               (290)                 (110)             (180)
                                                                           -----------           -----------       -----------

Other comprehensive income (unaudited)                                     $      (290)          $      (110)      $      (180)
                                                                           ===========           ===========       ===========

June 30, 1998 (unaudited)
   Unrealized holding gains (losses) arising during period (unaudited)     $        89           $        34       $         55
   Less: reclassification adjustment for gains (losses) realized
      in net income (unaudited)                                                    (84)                  (32)               (52)
                                                                           -----------           -----------        -----------
          Net unrealized gains (losses) (unaudited)                                173                    66                107
                                                                           -----------           -----------        -----------

Other comprehensive income (unaudited)                                     $       173           $        66        $       107
                                                                           ===========           ===========        ===========


                                                                            F-26
FREDERICKSBURG SAVINGS AND LOAN
ASSOCIATION, F.A.

NOTES TO FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS)

NOTE 15 - SUBSEQUENT EVENTS

On January 12, 1998, agreement was reached with an individual borrower to accept deeds in lieu of foreclosure on sixteen properties collateralizing mortgage loans. The outstanding principal balance of these loans aggregated approximately $627 as of December 31, 1997. During the month of January 1998, management obtained appraisals on the above referenced properties. These appraisals indicated that sufficient loan to value of the underlying properties existed to not require an addition to the allowance for losses.

On January 13, 1998, the Board of Directors granted approval to borrow an additional $10,000 from the Federal Home Loan Bank at a 10 year term. Such advances would be collateralized by certain qualifying real estate mortgage loans under a blanket floating lien.

NOTE 16 - PLAN OF CONVERSION

On July 14, 1998, the Board of Directors of the Bank adopted the Plan of Conversion (the "Plan") pursuant to which the Bank will convert from a federally chartered mutual savings bank to a federally chartered stock savings bank. All of the outstanding common stock of the Bank will be acquired in exchange for a portion of the net conversion proceeds (the "Conversion") by a holding company formed expressly for such purpose (the "Company"). All of the stock to be issued in the Conversion is being offered to eligible account holders as of June 30, 1997.

The Bank plans to establish an ESOP for the benefit of eligible employees, to become effective upon the Conversion. The ESOP intends to purchase up to 8% of the Common Stock issued in the Conversion utilizing proceeds of a loan from the Company or a third party lender. The loan will be repaid over a period of 20 years and the collateral for the loan will be the common stock purchased by the ESOP.

Pursuant to the Plan, the Company intends to establish a Charitable Foundation ("Foundation") in connection with the Conversion. The Plan provides that the Bank and the Company will create the Foundation and donate an amount of the Company's common stock equal to 8% of the common stock to be sold in the Conversion. The Foundation will be dedicated to charitable purposes within the communities in which the Bank operates and to complement the Bank's existing community activities. Establishment of the Foundation is subject to the approval of the Bank's members at the special meeting being held to vote upon the Conversion.

The Foundation will submit a request to the Internal Revenue Service to be recognized as a tax-exempt organization and would likely be classified as a private foundation. A contribution of common stock to the Foundation by the Company would be tax deductible, under Federal regulations, subject to a limitation based on 10 percent of the Company's taxable income. The Company, however, would be able to carry forward any unused portion of the deduction for five years following the contribution. Upon funding the Foundation, the Company will recognize an expense in the full amount of the contribution, offset in part by the corresponding benefit for the tax deduction, during the quarter in which the contribution is made.

The Bank may provide support services to the Foundation including, but not limited to, employee time, office space and accounting support. The Bank expects to provide these services without compensation, however, expenses incurred on behalf of the Foundation are not expected to be significant to the operations of the Bank.

At the time of Conversion, the Bank will establish a liquidation account in an amount equal to its equity as reflected in the latest balance sheet used in the final conversion prospectus. The liquidation account will be maintained for the benefit of eligible account holders and supplemental eligible account holders who continue to maintain their accounts at the Bank after the Conversion. The liquidation account will be reduced annually to the extent that eligible account holders and supplemental eligible account holders have reduced their qualifying deposits as of each anniversary date. Subsequent increases will not restore an eligible account holder's or supplemental account holder's interest in the liquidation account. In the event of a complete liquidation of the Bank, each eligible account holder and supplemental eligible account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held.

                                  (continued)

                                                                            F-27
FREDERICKSBURG SAVINGS AND LOAN
ASSOCIATION, F.A.

NOTES TO FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS)

NOTE 16 - PLAN OF CONVERSION (CONCLUDED)

The costs associated with Conversion will be deferred and will be deducted from
the proceeds upon the sale and issuance of stock.   In the event the Conversion
is not consummated, costs incurred will be charged to expense. At June 30, 1998, there were no deferred conversion costs.

After the conversion, the Bank may not declare or pay dividends on its stock if such declaration and payment would violate statutory or regulatory requirements.

NOTE 17 - OTHER NONINTEREST EXPENSE

                                             June 30,        December 31,
                                          -------------  ----------------------
                                           1998    1997    1997    1996   1995
                                          ------  -----  ------  ------  ------
                                           (Unaudited)
Professional fees                         $  327  $ 118  $  603  $  115  $  216
Data processing                              177    169     303     259     124
Printing and supplies                         80     63     153      90     110
Directors fees                                92     85     174     189     185
Charitable contributions                      73     57      95      92      96
Advertising                                   47     63     115     167     160
Other non-interest expense                   271    322     611     654     558
                                          ------  -----  ------  ------  ------
                                          $1,067  $ 877  $2,054  $1,566  $1,449
                                          ======  =====  ======  ======  ======

                        ______________________________

     NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY VIRGINIA CAPITAL BANCSHARES, INC., THE BANK OR TRIDENT SECURITIES, INC. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO VIRGINIA CAPITAL CHANGE IN THE AFFAIRS OF VIRGINIA CAPITAL BANCSHARES, INC. OR THE BANCSHARES, INC. BANK SINCE ANY OF THE DATES AS OF WHICH INFORMATION IS FURNISHED HEREIN OR SINCE THE DATE HEREOF.

                        ______________________________

                               TABLE OF CONTENTS

                                                                               Page
                                                                               ----
Summary............................................................................
Selected Financial and
    Other Data of the Bank.........................................................
Recent Developments................................................................
Risk Factors.......................................................................
Virginia Capital Bancshares, Inc...................................................
Fredericksburg Savings.............................................................
Regulatory Capital Compliance......................................................
Use of Proceeds....................................................................
Dividend Policy....................................................................
Market for the Common Stock........................................................
Capitalization.....................................................................
Pro Forma Data.....................................................................
Comparison of Valuation and Pro Forma Information With
   No Foundation...................................................................
Fredericksburg Savings
    Statements of Income...........................................................
Management's Discussion and Analysis of Financial
    Condition and Results of Operations............................................
Business of the Bank...............................................................
Federal and State Taxation.........................................................
Regulation.........................................................................
Management of the Company..........................................................
Management of the Bank.............................................................
The Conversion.....................................................................
Restrictions on Acquisition of the Company
    and the Bank...................................................................
Description of Capital Stock of the Company........................................
Description of Capital Stock of the Bank...........................................
Transfer Agent and Registrar.......................................................
Experts............................................................................
Legal and Tax Opinions.............................................................
Additional Information.............................................................
Index of Financial Statements......................................................

                        ______________________________

     UNTIL __________, 1998 OR 25 DAYS AFTER COMMENCEMENT OF THE SYNDICATED COMMUNITY OFFERING, IF ANY, WHICHEVER IS LATER, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                        ______________________________


                        ______________________________

                            Up to 13,965,600 Shares


                               VIRGINIA CAPITAL
                               BANCSHARES, INC.



                         (Proposed Holding Company for
                         Fredericksburg Savings Bank)


                                 COMMON STOCK

                                ______________


                                  PROSPECTUS
                                ______________




                              _____________, 199_




                           TRIDENT SECURITIES, INC.

                        ______________________________

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  SEC filing fee.....................................................  $   44,495
  OTS filing fee.....................................................      14,400
  NASD filing fee....................................................      15,583
  Nasdaq listing fee.................................................      90,500
  Printing, postage and mailing......................................     500,000
  Legal fees and expenses (including underwriter's counsel fees).....     400,000
  Accounting fees and expenses.......................................     150,000
  Appraisers' fees and expenses (including business plan)............      31,000
  Marketing fees and selling commissions and Underwriter's expenses..     580,000
  Conversion agent fees..............................................      50,000
  Transfer agent fees and expenses...................................      15,000
  Certificate printing...............................................       5,000
  Telephone, temporary help and other equipment......................      50,000
  Blue Sky fees and expenses.........................................      10,000
  Miscellaneous......................................................      44,022
                                                                       ----------
  TOTAL..............................................................  $2,000,000
                                                                       ==========

______________________
(1) Unless otherwise noted, based upon the registration and issuance of 15,082,848 shares at $10.00 per share.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

In accordance with the Virginia Stock Corporation Act (being Chapter 9 of Title
13.1 of the Virginia Code), Articles 10 and 11 of the registrant's Articles of Incorporation provide as follows:

     TENTH:
     -----

     A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Virginia Stock Corporation Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

     B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition

(hereinafter an "advancement of expenses"); provided, however, that, if the Virginia Stock Corporation Act requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

     C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In
(i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Virginia Stock Corporation Act. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Virginia Stock Corporation Act, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

     D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Articles of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

     E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Virginia Stock Corporation Act.

     F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

     ELEVENTH: A Director of this Corporation shall not be personally liable to
     --------
the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability: (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 13.1-692 of the Virginia Stock

Corporation Act; or (iv) for any transaction from which the Director derived an improper personal benefit. If the Virginia Stock Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Virginia Stock Corporation Act, as so amended.

     Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES

None.

 ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

 The exhibits and financial statement schedules filed as a part of this registration statement are as follows:

 (a)  List of Exhibits (filed herewith unless otherwise noted)


 1.1 Engagement Letter between Fredericksburg Savings and Loan Association, F.A. and Trident Securities, Inc.*

 1.2 Draft Form of Agency Agreement between Fredericksburg Savings and Loan Association, F.A. and Trident Securities, Inc.

 2.1 Plan of Conversion (including the Federal Stock Charter and Stock Bylaws of Fredericksburg Savings Bank*

 3.1  Articles of Incorporation of Virginia Capital Bancshares, Inc.*

 3.2  Bylaws of Virginia Capital Bancshares, Inc.*

 3.3 Federal Stock Charter and Stock Bylaws of Fredericksburg Savings Bank (See Exhibit 2.1 hereto)*

 4.1  Draft Stock Certificate of Virginia Capital Bancshares, Inc.*

 5.1  Opinion of Muldoon, Murphy & Faucette re: legality

 8.1  Opinion of Muldoon, Murphy & Faucette re:  Federal Tax Matters

 8.2  Opinion of Cherry Bekaert & Holland re:  State Tax Matters

10.1  Form of Fredericksburg Savings Bank Employee Stock Ownership
      Trust Agreement*

10.2  Draft ESOP Loan Commitment Letter and ESOP Loan Documents*

10.3 Form of Proposed Employment Agreement between Fredericksburg Savings Bank and certain executive officers*

10.4 Form of Proposed Employment Agreement between Virginia Capital Bancshares, Inc. and certain executive officers*

10.5 Form of Proposed Fredericksburg Savings Bank Employee Severance Compensation Plan*

10.6  Form of Fredericksburg Savings Bank Supplemental Executive Retirement
      Plan*
23.1  Consent of Cherry Bekaert & Holland

23.2  Consent of Muldoon, Murphy & Faucette*

23.3  Consent and Subscription Rights Opinion of FinPro, Inc.*

24.1  Powers of Attorney*

27.1  Financial Data Schedule*
99.1  Appraisal Report of FinPro, Inc. (P)

99.2  Draft of Fredericksburg Savings Charitable Foundation Gift
      Instrument*

______________________

*Previously filed

(P) Previously filed pursuant to Rule 202 of Regulation S-T.

(b)  Financial Statement Schedules

All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

ITEM 17.  UNDERTAKINGS.

          The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

CONFORMED
                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fredericksburg, Commonwealth of Virginia, on October 27, 1998.

VIRGINIA CAPITAL BANCSHARES, INC.


By:  /s/ Samuel C. Harding, Jr.
     --------------------------------
     Samuel C. Harding, Jr.
     President and Director


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


             Name                                Title                                           Date
             ----                                -----                                           ----
/s/ Samuel C. Harding, Jr.              President and Director                           October 27, 1998
-------------------------------         (principal executive officer)
Samuel C. Harding, Jr.


/s/ Peggy J. Newman                     Executive Vice President, Treasurer,             October 27, 1998
-------------------------------         Secretary and Director
Peggy J. Newman                         (principal accounting and financial officer)



          *                             Chairman of the Board
-------------------------------
H. Smith McKann


          *                             Vice Chairman of the Board
-------------------------------
Ronald G. Beck


          *                             Director
-------------------------------
William M. Anderson, Jr.


          *                             Director
-------------------------------
O'Conor Ashby


          *                             Director
-------------------------------
Ernest N. Donahoe, Jr.


          *                             Director
-------------------------------
DuVal Q. Hicks, Jr.


          *                             Director
-------------------------------
Charles S. Rowe

_____________________
*Pursuant to a Power of Attorney dated September 11, 1998 and filed as Exhibit
24.1 to the Registration Statement on Form S-1 of Virginia Capital Bancshares, Inc. on September 11, 1998.

             Name                                Title                                           Date
             ----                                -----                                           ----

/s/ Samuel C. Harding, Jr.              President and Director                           October 27, 1998
-------------------------------
Samuel C. Harding, Jr.

                               TABLE OF CONTENTS


LIST OF EXHIBITS (FILED HEREWITH UNLESS OTHERWISE NOTED)

 1.1 Engagement Letter between Fredericksburg Savings and Loan Association, F.A. and Trident Securities, Inc.*

 1.2 Draft Form of Agency Agreement between Fredericksburg Savings and Loan Association, F.A. and Trident Securities, Inc.

 2.1 Plan of Conversion (including the Federal Stock Charter and Stock Bylaws of Fredericksburg Savings Bank*

 3.1  Articles of Incorporation of Virginia Capital Bancshares, Inc.*

 3.2  Bylaws of Virginia Capital Bancshares, Inc.*

 3.3 Federal Stock Charter and Stock Bylaws of Fredericksburg Savings Bank (See Exhibit 2.1 hereto)*

 4.1  Draft Stock Certificate of Virginia Capital Bancshares, Inc.*

 5.1  Opinion of Muldoon, Murphy & Faucette re: legality

 8.1  Opinion of Muldoon, Murphy & Faucette re:  Federal Tax Matters

 8.2  Opinion of Cherry Bekaert & Holland re:  State Tax Matters

10.1  Form of Fredericksburg Savings Bank Employee Stock Ownership
      Trust Agreement*

10.2  Draft ESOP Loan Commitment Letter and ESOP Loan Documents*

10.3 Form of Proposed Employment Agreement between Fredericksburg Savings Bank and certain executive officers*

10.4 Form of Proposed Employment Agreement between Virginia Capital Bancshares, Inc. and certain executive officers*

10.5 Form of Proposed Fredericksburg Savings Bank Employee Severance Compensation Plan*

10.6  Form of Fredericksburg Savings Bank Supplemental Executive Retirement
      Plan*
23.1  Consent of Cherry Bekaert & Holland

23.2  Consent of Muldoon, Murphy & Faucette*

23.3  Consent and Subscription Rights Opinion of FinPro, Inc.*

24.1  Powers of Attorney*

27.1  Financial Data Schedule*
99.1  Appraisal Report of FinPro, Inc. (P)

99.2  Draft of Fredericksburg Savings Charitable Foundation Gift
      Instrument*

______________________

*Previously filed

(P) Previously filed pursuant to Rule 202 of Regulation S-T.